  As filed with the Securities and Exchange Commission on January 7, 2000
                                                      Registration No. 333-87371

                                              Registration No. 333-87371-01

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 4
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                     PETRO STOPPING CENTERS HOLDINGS, L.P.
          (Exact name of each registrant as specified in its charter)
         Delaware                    5500                    74-2922482
 (State of Incorporation      (Primary standard           (I.R.S. employer
     or organization)     industrial classification    identification number)
                                 code number)

                      PETRO HOLDINGS FINANCIAL CORPORATION
         Delaware                    9999                    74-2922355
 (State of Incorporation      (Primary standard           (I.R.S. employer
     or organization)     industrial classification    identification number)
                                 code number)

                               6080 Surety Drive
                              El Paso, Texas 79905
                                 (915) 779-4711
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                               J.A. CARDWELL, SR.
                                   President
                     Petro Stopping Centers Holdings, L.P.
                               6080 Surety Drive
                              El Paso, Texas 79905
                                 (915) 779-4711
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                With a copy to:

                             RICHARD M. RUSSO, ESQ.
                          Gibson, Dunn & Crutcher LLP
                             1801 California Street
                             Denver, Colorado 80202
                                 (303) 298-5700

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. These securities may not be sold until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 7, 2000

                     Petro Stopping Centers Holdings, L.P.

                      Petro Holdings Financial Corporation
[LOGO OF PETRO STOPPING CENTERS]


          Offer to Exchange $113.4 Million Aggregate Principal Amount
            at Stated Maturity of 15% Senior Discount Notes Due 2008
                for 15% Series B Senior Discount Notes Due 2008

  The old notes were issued on July 23, 1999, and, as of the date of this prospectus, $113.4 million in principal amount at stated maturity is outstanding. The old notes that were sold for cash were issued at a discount to their principal amount at stated maturity of approximately 63%. This means that for a note with a $1,000 principal amount at stated maturity, we received approximately $366. The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will not contain any legends restricting their transfer. The old notes and new notes are sometimes collectively referred to as the "notes."

Terms of the Exchange:

 . Expiration date of 5:00 p.m., New York City time, on February 15, 2000, unless extended.

 . Tenders may be withdrawn at any time prior to the expiration date.

 . We will exchange new notes for all validly tendered old notes that are not withdrawn.

 . Exchanges of notes will not be taxable exchanges for U.S. federal income tax purposes.

 . We will not receive any proceeds from the exchange offer.

 . If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

Terms of the Notes:

 . Interest will not accrue or be payable on the notes prior to August 1, 2004.

 . Interest on the notes will accrue at the rate of 15% per annum from August 1, 2004 and will be payable semi-annually on each February 1 and August 1, commencing February 1, 2005.

  See "Risk Factors" beginning on page 12 of this prospectus for a discussion of risks associated with owning notes.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes to be distributed in the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is  . , 2000

                      WHERE YOU CAN FIND MORE INFORMATION

   Petro Stopping Centers Holdings, L.P. and Petro Holdings Financial Corporation have jointly filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the new notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus contains summaries of the material terms and provisions of certain documents and in each instance we refer you to the copy of such document filed as an exhibit to the registration statement.

   Upon the effectiveness of the registration statement, of which this prospectus forms a part, Petro Stopping Centers Holdings, L.P. and Petro Holdings Financial Corporation will file annual, quarterly and other reports and information with the Commission as required by the Securities Exchange Act of 1934.

   The registration statement and the periodic reports and other information filed by Petro Stopping Centers Holdings, L.P. and Petro Holdings Financial Corporation with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Such information may also be accessed electronically by means of the Commission's homepage on the Internet at http://www.sec.gov., which contains reports, proxy and information statements and other information regarding registrants, including Petro Stopping Centers Holdings, L.P. and Petro Holdings Financial Corporation, that file electronically with the Commission.

   Pursuant to the indenture governing the notes, Petro Stopping Centers Holdings, L.P. and Petro Holdings Financial Corporation have agreed, whether or not required by the Exchange Act, to provide the trustee and holders of the notes with annual, quarterly and other reports at the times and containing in all material respects the information specified in Sections 13 and 15(d) of the Exchange Act and to file these reports with the Commission.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider with respect to exchanging old notes for new notes. You should read the entire prospectus carefully, especially the "Risk Factors" starting on page 12.

                               The Exchange Offer

Securities to be              On July 23, 1999, Petro Stopping Centers
Exchanged...................  Holdings, L.P. and Petro Holdings Financial
                              Corporation issued $113.4 million aggregate principal amount at stated maturity of old notes in transactions exempt from the registration requirements of the Securities Act of 1933. The terms of the new notes and the old notes are substantially identical in all material respects, except that the new notes will be registered under the Securities Act and therefore will not have the transfer restrictions or the registration rights that are applicable to the old notes.

The Exchange Offer..........  We are offering to exchange $1,000 principal amount at stated maturity of new notes for each $1,000 principal amount at stated maturity of old notes. As of the date hereof, $113.4 million aggregate principal amount at stated maturity of old notes is outstanding.

Expiration Date.............
                              The exchange offer will expire at 5:00 p.m., New York City time, on February 15, 2000, or any later date and time to which it is extended.

Withdrawal Rights...........  The tender of the old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as soon as practicable after the expiration or termination of the exchange offer.

Interest on the New Notes
and Old Notes...............
                              Interest on the new notes will accrue at the rate of 15% per annum from August 1, 2004. No additional interest will accrue or be paid on old notes tendered and accepted for exchange.

Conditions of the Exchange    The exchange offer is not conditioned upon any
Offer.......................  minimum principal amount of old notes being tendered for exchange. The only condition to the exchange offer is the declaration by the Commission of the effectiveness of the registration statement of which this prospectus constitutes a part.

Procedures for Tendering
Old Notes...................
                              Each holder of the old notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal and follow the instructions contained in this prospectus and in the letter of transmittal itself. Each holder must then mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address listed in this prospectus. By executing or agreeing to be bound by the letter of transmittal, each holder will represent to us that, among other things:
                                 . the new notes are being obtained in the ordinary course of business of the person receiving the new notes, whether or not the person is the registered holder of the old notes;

                                 . the holder is not engaging in and does not intend to engage in a distribution of the new notes;

                                 . the holder does not have an arrangement or understanding with any person to participate in the distribution of the new notes; and

                                 .  the holder is not an "affiliate," as
                                    defined under Rule 405 promulgated under the Securities Act, of us.

Guaranteed Delivery           If your old notes are not immediately available
Procedures..................  to you or if you cannot deliver your old notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration of the exchange offer, you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. See "The Exchange Offer Guaranteed
                              Delivery Procedures."

Acceptance of Old Notes and
Delivery of New Notes.......
                              We will accept for exchange any and all old notes which are properly tendered, and not withdrawn, in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The new notes will be delivered promptly following the expiration of the exchange offer.

Exchange Agent..............  State Street Bank and Trust Company is serving as exchange agent.

Federal Income Tax            The exchange of old notes for new notes will not
Consequences................  be a taxable event for federal income tax purposes. See "U.S. Federal Income Tax
                              Considerations."

Resales of the New Notes....  Based on existing interpretations by the staff of the Commission given in no-action letters issued to third parties, we believe that new notes issued to a holder in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the new notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the new notes. These interpretations by the staff of the Commission do not apply to broker-dealers who purchased the old notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act or affiliates of ours within the meaning of Rule 405 under the Securities Act. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus when any resale of the new notes takes place. See "The Exchange Offer-- Resales of the New Notes" and "Plan of Distribution."

Effect of Not Tendering Old
Notes for Exchange..........
                              Old notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to have transfer restrictions. We will have no further obligation to provide for the registration of the old notes under the Securities Act.

Fees and Expenses...........  All expenses incident to our consummation of the exchange offer will be borne by us.

                            Description of the Notes

   Except as otherwise indicated, the following description relates both to the old notes and the new notes. The new notes will evidence the same indebtedness as the old notes and will be entitled to the benefits of the same indenture. The form and terms of the new notes are the same as the form and terms of the old notes, except that the new notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer.

Notes Offered...............  $113.4 million principal amount at stated
                              maturity of 15%
                              Series B Senior Discount Notes due 2008.

                                 $82.7 million in principal amount at stated maturity of old notes were issued with warrants and sold for cash to investors. The old notes sold for cash were issued at a discount to their principal amount at stated maturity of 63.4%. This means that for an old note sold for cash with a $1,000 principal amount at stated maturity, we received approximately $366.

                                 $30.7 million in principal amount at stated maturity of old notes were issued without warrants as partial consideration for the purchase of partnership interests in one of our affiliates. No cash was received upon the issuance of the old notes issued without warrants, which were deemed to be issued for purposes of the indenture at approximately $484. Under generally accepted accounting principles, we are required to record these notes on our financial statements at approximately $366, which is the same amount at which the old notes sold for cash are recorded.

                              Interest will not accrue or be payable on the notes prior to August 1, 2004. Prior to August 1, 2004, the value of a note for purposes of redemption under the indenture will increase or "accrete" from $483.64, the initial accreted value assigned to all the old notes under the indenture, at a rate of 15% per annum. The initial accreted value of $483.64 was assigned because it is the value from which accretion at the rate of 15% will result in an accreted value of $1,000 on August 1, 2004, the date from which cash interest will begin to accrue on the notes. See "Optional Redemption" in this "Description of Notes" section of the Summary.

Issuers.....................  The notes will be the obligations of Holdings and
                              Petro Holdings Financial Corporation. Petro
                              Holdings Financial Corporation is a wholly-owned subsidiary of Holdings formed to facilitate the offering of the old notes.

Maturity Date...............  August 1, 2008.

Interest....................  Interest on the notes will not accrue or be payable prior to August 1, 2004. From August 1, 2004, interest on the notes will accrue on the principal amount at maturity at a rate of 15% per annum, and will be payable semiannually on each February 1 and August 1, commencing February 1, 2005. For U.S. federal income tax purposes, you will be required to include original issue discount on a note in gross income for each taxable year in which you hold the note even though cash interest on the note does not begin to accrue until August 1, 2004, and you will receive no cash interest payments until February 1, 2005. See "Material Federal Income Tax Consequences--The Notes--Original Issue
                              Discount."

Optional Redemption.........  We may redeem:

                                 . some or all of the notes at any time prior to August 1, 2004, at the accreted value of the notes plus a make-whole premium described in the section "Description of the Notes-Optional Redemption";

                                 .  some or all of the notes beginning on
                                    August 1, 2004, at the redemption prices described in the section "Description of the Notes--Optional Redemption"; or

                                 . not less than all of the notes originally issued at any time prior to August 1, 2002 at a price of 115.0% of their accreted value with money we raise in a public equity offering of either issuer or a successor entity.

                              Here, and throughout this prospectus, the term "accreted value" means, at any time before August 1, 2004, an amount per note that is equal to the sum of (a) $483.64 plus (b) an additional amount equal to 15% per annum from July 23, 1999 through and until August 1, 2004. After August 1, 2004, accreted value per note will equal $1,000.

Ranking.....................  The notes are senior unsecured obligations of ours and rank senior in right of payment to any of our subordinated indebtedness. However, the notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of all of Holdings' subsidiaries, including our principal operating subsidiary, Petro Stopping Centers, L.P., and its subsidiaries. In addition, the notes will be subordinated to all secured indebtedness of Holdings.

                              The indenture permits Holdings and its
                              subsidiaries to incur liens to secure
                              indebtedness of up to $170 million. At September 30, 1999, our subsidiaries had approximately $234.8 million of total liabilities, including approximately $181.4 million of indebtedness. This indebtedness consists primarily of $40.0 million outstanding under the senior credit facility, plus unsecured indebtedness of $6.2 million under the 12 1/2% notes, and $134.3 million under the 10 1/2% notes. In addition, we had $85.0 million of additional borrowing availability under our new senior credit facility, which consists of a $40.0 million term loan B and an $85.0 million revolving credit facility.

                              Loans under our new senior credit facility are secured by substantially all of the assets of Petro Stopping Centers, L.P., which we call the Operating Partnership, and its material subsidiaries and the pledge by Holdings of all of the partnership interests it holds in the Operating Partnership.

                              The indenture restricts our incurrence of additional debt. Our ability to finance our operations and, if necessary, to borrow funds to pay amounts due under the notes, will depend on our ability to meet these restrictions. See "Description of Other Indebtedness--New Senior Credit Facility" and "Description of the Notes."

Mandatory Offer to            If we sell assets or experience a change of
Purchase....................  control, as described in the indenture, we must offer to purchase the notes at the prices described in "Description of the Notes." If we sell our assets and do not use the money we receive as required by the indenture, we must make an offer to purchase each note for 100% of its accreted value if on or before August 1, 2004 or for $1,000 if after August 1, 2004. In the case of a change of control, we must make an offer to purchase each note for 101% of its accreted value if on or before August 1, 2004 or for $1,010 if after August 1, 2004.

Covenants...................  The indenture contains covenants for your benefit. Such covenants, among other things, restrict our ability and the ability of our material subsidiaries to:

                                 .  incur additional debt;

                                 .  pay dividends and make distributions;

                                 .  repurchase securities;

                                 .  make investments;

                                 .  create liens;

                                 .  issue or sell capital interests of
                                    subsidiaries;

                                 .  transfer or sell assets;

                                 .  enter into transactions with affiliates;

                                 .  enter into sale and leaseback
                                    transactions; or

                                 .  merge or consolidate.

   However, these restrictions have a number of important qualifications and exceptions. For more details, see "Description of the Notes--Covenants."

                                  Risk Factors

   We believe that the principal risks associated with your investment are those relating to:

    . Our substantial indebtedness and resulting significant debt service obligations which may:

      --limit our ability to expand;

      --make us more vulnerable to downturns in our business; and

      --restrict the Operating Partnership's ability to pay Holdings the cash it needs to meet its obligations on the notes.

    . Holdings status as a holding partnership. This means that all our operating assets and the revenues they generate are held in subsidiaries and that the creditors of these subsidiaries will have first claim on these assets and revenues before the claims of the holders of notes.

    . Our significant dependence on diesel fuel sales (66.5% of revenues in 1998), which are subject to fluctuations in availability and cost.

    . Our ability to successfully accelerate the building and acquisition of new Petro Stopping Centers.

   You should read the "Risk Factors" section of this prospectus, beginning on page 12 as well as the other cautionary statements throughout this prospectus for a more detailed discussion about risks associated with the old notes and the new notes, including various events that could negatively affect our business.

                             Petro Stopping Centers

   We are a nationwide operator of full service truck stops and have a network of 29 company-operated and 22 franchised locations in 29 states. Petro Stopping Centers are one-stop, multi-service facilities. Open 24 hours a day, seven days a week, they offer a broad range of products and services intended to address all of the personal and professional needs of truck drivers. We were founded in 1975 and have built our reputation by providing the "quality difference" --
 what we believe to be a high level of customer service and what we believe are perceived to be quality products delivered in a consistently clean and friendly environment. Our primary customers are commercial trucking fleets and professional truck drivers that comprise the long-haul sector of the trucking industry. We are a privately owned company, controlled by affiliates of J.A. Cardwell, Sr. and James A. Cardwell, Jr., Mobil Long Haul, Inc., an affiliate of Mobil Corporation, and Volvo Petro Holdings, L.L.C., an affiliate of Volvo Trucks of North America, Inc.

   Holdings is a holding partnership that has no significant assets other than its partnership interests in the Operating Partnership. Substantially all of our operations are conducted through the Operating Partnership. Petro Holdings Financial Corporation is a subsidiary of Holdings and was formed for the sole-purpose of serving as a co-issuer of the old notes. Petro Holdings Financial Corporation has never been nor will it be engaged in any business, and it has no employees.

   In July 1999, we consummated a series of transactions, which we refer to as the "Recapitalization." The Recapitalization includes, among other things:

 .    the formation of Holdings, and all of the former owners in the Operating
   Partnership, other than Chartwell Investments, Inc. and Kirschner Investments, becoming owners in Holdings;

 .    the purchase by Holdings of the interests in the Operating Partnership held by Chartwell and Kirschner;

 .    the Operating Partnership entering into a new senior credit facility; and

 .    the sale by Holdings of the old notes and the exchangeable warrants of
   Petro Warrant Holdings Corporation, a corporation that conducts no business other than to issue the warrants and hold a common limited partnership interest in Holdings, currently equal to 10.0% of Holdings' common limited partnership interests.

   The following table presents the common partnership ownership interests in the Operating Partnership prior to the Recapitalization and in Holdings after giving effect to the Recapitalization.

                                                       Post-Recapitalization
                                                      ------------------------
                                 Pre-Recapitalization Primary Fully diluted(a)
                                 -------------------- ------- ----------------
Chartwell
  General partnership interest..          1.0%             0%          0%
  Limited partnership interest..         49.8              0           0
Cardwells and their affiliates
  General partnership interest..          1.2            1.1         1.1
  Limited partnership interest..         38.7           50.5        48.5
Volvo Trucks....................          0.0           28.7        27.6
Mobil...........................          7.3            9.7        13.2
Petro Warrant Holdings
 Corporation (b)................          0.0           10.0         9.6
Kirschner.......................          2.0            0.0         0.0
                                        -----          -----       -----
  Total.........................        100.0%         100.0%      100.0%
                                        =====          =====       =====

--------
(a) Assumes conversion of the convertible preferred partnership interests owned by Mobil, but not the exercise of management-held options. In addition to the convertible preferred partnership interests, nonconvertible preferred partnership interests are owned by Mobil ($12.0 million) and the Cardwells and their affiliates ($7.6 million) that are entitled to cumulative preferred returns at the rate of 9.5% and 8%, respectively, and at December 31, 1998 had aggregate accrued unpaid preferred returns of $3.6 million. See Note 10 of Notes to Consolidated Financial Statements.

(b) The warrants that were issued with the old notes and sold for cash are exchangeable for all the common stock of Petro Warrant Holdings Corporation. Although an affiliate of J.A. Cardwell, Sr. is the nominal holder of the only outstanding share of common stock of Petro Warrant Holdings Corporation until the exchange takes place, J.A. Cardwell, Sr. disclaims any beneficial interest in the limited partnership interests held by Petro Warrant Holdings Corporation because of the limitations on the economic and voting rights of the holder of that share prior to the exchange of the warrants. See footnote (5) to the table contained in "Security Ownership of Certain Beneficial Owners and Management."

   The following diagram illustrates the corporate structure of Holdings, including its significant affiliates and subsidiaries.
                                    [CHART]
   Our principal executive offices are located at 6080 Surety Drive, El Paso, Texas 79905, and our phone number is (915) 779-4711.

                               Business Strategy

   The key components of our business strategy include the following initiatives:

   . Preserve and Enhance Our High Quality Reputation. We believe our competitive success is largely attributable to our reputation for providing the "quality difference" -- what we believe to be a high level of customer service and what we believe are perceived to be quality products delivered in a consistently clean and friendly environment.

   . Capitalize on Alliances with Mobil and Volvo Trucks. We believe our strategic alliances with Mobil and Volvo Trucks will strengthen our competitive position by providing us with what we believe are widely known, high quality brand name products, resulting in increased traffic and opportunities to promote integrated products and services to the trucking industry.

   . Fleet Marketing Opportunities. In an effort to maximize fuel volumes and available discounts and rebates, many trucking fleets are narrowing their lists of approved truck stop chains with whom their truckers are authorized to do business. We believe that our strategic alliance with Volvo Trucks will enhance our ability to meet the need of trucking fleets to keep their trucks on the road by providing a national network of preventative maintenance, warranty and repair work services and addressing their related data capture needs.

   . Expansion of Nationwide Network. We believe that the expansion of our nationwide network will strengthen our appeal to, and as a result, increase our volume of business with, trucking fleets.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following table sets forth certain summary historical consolidated financial data of Holdings. The summary income statement data for the years ended December 30, 1994 and December 29, 1995 and the summary balance sheet data as of December 30, 1994, December 29, 1995, and December 31, 1996, have been derived and calculated from Holdings' financial statements not included herein. The summary income statement data for the years ended December 31, 1996, 1997, and 1998 and the summary balance sheet data as of December 31, 1997 and 1998, have been derived and calculated from Holdings' audited financial statements, included herein. The summary income statement data for the nine months ended September 30, 1998 and 1999, and the summary balance sheet data as of September 30, 1999 have been derived and calculated from Holdings' unaudited financial statements, included herein. The summary balance sheet data as of September 30, 1998 has been derived and calculated from Holdings' unaudited financial statements not included herein. The unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) which Holdings considers necessary for a fair presentation of Holdings' financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1998 and 1999, are not necessarily indicative of the results that may be expected for a full year. The Summary Historical Consolidated Financial Data should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," and Holdings' consolidated financial statements, including the footnotes thereto, contained elsewhere herein.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                                                   Nine Months
                               Year Ended   Year Ended   Year Ended   Year Ended   Year Ended  Ended September 30,
                              December 30, December 29, December 31, December 31, December 31, -------------------
                                  1994         1995         1996         1997         1998       1998       1999
                              ------------ ------------ ------------ ------------ ------------ ---------  ---------
                                                             (dollars in thousands)
Income Statement Data:
 Net revenues:
  Fuel (including motor fuel
   taxes)....................   $350,570     $385,181     $478,312     $513,571     $464,025   $ 353,572  $ 357,154
  Nonfuel....................    137,323      147,834      158,745      172,158      189,391     141,805    148,607
                                --------     --------     --------     --------     --------   ---------  ---------
   Total net revenues........    487,893      533,015      637,057      685,729      653,416     495,377    505,761
 Costs and expenses
  Cost of sales
    Fuel (including motor
     fuel taxes).............    317,945      352,207      443,967      476,033      422,945     322,922    328,427
    Nonfuel..................     55,491       59,686       67,464       70,548       76,451      57,374     59,817
  Operating expenses.........     64,968       73,052       81,522       85,560       93,012      69,136     73,630
  General and
   administrative............     11,448       12,053       13,925       17,035       19,335      14,378     14,423
  Employee severance, benefit
   and placement expenses....        --           --         2,534          --           --          --         --
  Depreciation and
   amortization..............      8,851       11,144       12,204       14,315       15,749      11,413     10,401
  (Gain) loss on disposition
   of assets.................        --           --           --           --           --           13       (849)
                                --------     --------     --------     --------     --------   ---------  ---------
   Total costs and expenses..    458,703      508,142      621,616      663,491      627,492     475,236    485,849
                                --------     --------     --------     --------     --------   ---------  ---------
 Operating income............     29,190       24,873       15,441       22,238       25,924     20, 141     19,912
 Recapitalization costs......        --           --         2,938          --           --          --       1,450
 Equity in loss of
  affiliate..................        --           --           --           --           --          --         451
 Interest expense, net.......     18,711       21,098       21,263       20,292       20,042      15,046     16,798
                                --------     --------     --------     --------     --------   ---------  ---------
  Income (loss) before
   extraordinary item,
   minority interest in
   earnings (loss) of
   consolidated subsidiaries,
   and cumulative effect of a
   change in accounting
   principle.................     10,479        3,775       (8,760)       1,946        5,882       5,095      1,213
  Extraordinary item(a)......      5,250          --           --        12,745          --          --       2,016
  Cumulative effect of a
   change in accounting
   principle(b)(c)...........        --           --           --         1,579        3,250         --         --
  Minority interest in
   earnings (loss) of
   consolidated
   subsidiaries..............      2,307        1,729       (3,969)      (6,642)       1,286       2,637      1,438
                                --------     --------     --------     --------     --------   ---------  ---------
  Net income (loss)(d)(e)....   $  2,922     $  2,046     $ (4,791)    $ (5,736)    $  1,346       2,458  $  (2,241)
                                ========     ========     ========     ========     ========   =========  =========
Balance Sheet Data:
(at end of period)
 Total assets ...............   $206,148     $221,699     $209,100     $235,953     $223,490   $ 235,101  $ 298,718
 Working capital.............     (8,922)      (9,607)     (13,863)       3,850       (3,060)      4,031      1,950
 Minority interest in
  consolidated subsidiaries..     38,131       39,685       35,716       21,051       21,290      22,894        --
 Mandatorily redeemable
  preferred partnership
  interests..................        --           --           --        21,202       23,172      22,674     29,858
 Contingently redeemable
  warrants...................        --           --           --           --           --          --       9,700
 Partners' capital
  (deficit)..................    (30,253)     (27,760)     (32,551)     (44,319)     (44,721)    (42,541)   (18,664)
Other Financial Data:
 Net cash provided by
  operating activities.......   $ 13,084     $ 12,766     $ 14,668     $ 30,328     $ 11,333   $  10,627  $  17,208
 Net cash used in investing
  activities.................    (18,915)     (21,130)      (5,337)     (15,779)     (19,659)    (11,936)   (81,776)
 Net cash provided by (used
  in) financing activities...      2,441       10,229      (11,837)       7,065       (3,287)     (2,344)    67,174
 Capital expenditures(f).....      8,428       19,508        5,523       15,870       20,309      13,018     22,123
 Ratio of earnings to fixed
  charges or deficiency (g)..      1.54x        1.17x     $ (8,760)       1.08x        1.26x       1.31x      1.07x
 Number of truck stops:
 (at end of period)
  Company-operated...........         24           26           26           28           28          28         29
  Franchised.................         13           15           16           18           21          21         22
  Independently operated.....          1          --           --           --           --          --         --
                                --------     --------     --------     --------     --------   ---------  ---------
   Total ....................         38           41           42           46           49          49         51
                                ========     ========     ========     ========     ========   =========  =========

--------
(a) Extraordinary item reflects the write-off of deferred debt issuance associated with retired debt.
(b) Cumulative effect of a change in accounting principle in 1997 reflects expensing of costs related to process reengineering activities as required by Emerging Issues Task Force Issue No. 97-13.
(c) Cumulative effect of a change in accounting principle in 1998 reflects expensing of organization and start up costs as required by AICPA Statement of Position 98-5.
(d) No provision for income taxes is reflected in the financial statements as Holdings is a partnership for which taxable income and tax deductions are passed through to the individual partners.
(e) Holdings considers EBITDA to be meaningful to investors in understanding its operating performance because Holdings has no publicly traded equity securities, it is capitalized largely with long-term debt (creating a significant amount of interest expense), and it operates as a partnership (it does not have a provision for income taxes). EBITDA represents operating income plus depreciation and amortization. EBITDA data, which is not a measure of financial performance under generally accepted accounting principles, is presented because such data is used by certain investors to determine a company's ability to meet historical debt service requirements. Such data should not be considered as an alternative to net income as an indicator of Holdings' operating performance or as an alternative to cash flows as a measure of liquidity. EBITDA results were $38.0 million in 1994, $36.0 million in 1995, $32.1 million in 1996, $36.6 million in 1997 and $41.7 million in 1998 and $31.6 million and $30.3 million for the interim periods in 1998 and 1999, respectively. EBITDA results for fiscal 1996 exclude certain one-time charges related to our 1997 recapitalization and the change in management and operations. Included in the one-time charges were $2.5 million related to severance and hiring costs; $1.4 million in obsolete inventory reserves, included in cost of sales; and $0.5 million in insurance related costs.
(f) Capital expenditures primarily represent the cost of new Petro Stopping Centers and maintenance of existing Petro Stopping Centers. Holdings had no capital expenditures related to new Petro Stopping Centers in 1994. Capital expenditures related to new Petro Stopping Centers were $13.8 million in 1995, $1.9 million in 1996, $7.3 million in 1997 and $6.1 million in 1998, and were $11.2 million for the first nine months of 1999.
(g) On a pro forma basis, after giving effect to the Recapitalization, the deficiency of earnings to fixed charges would have been $4.2 million in 1998 and $4.4 million in the 1999 interim period.

                                  RISK FACTORS

   You should consider carefully the risks we discuss in this section, together with all of the other information in this prospectus, before you decide to exchange your old notes for new notes.

Risks Relating to the Exchange of the Notes

  Old Notes that are not Exchanged Will be More Difficult to Transfer than New Notes

   Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to have restrictions on the transfer of their old notes. Accordingly, the liquidity of the market for a holder's old notes will be adversely affected upon the completion of the exchange offer if a holder does not exchange its old notes. See "The Exchange Offer."

Risks Relating to Our Indebtedness

  Our Indebtedness Results in Significant Debt Service Obligations that May Limit Our Ability to Expand and to Respond to Changing Market Conditions

   We have incurred substantial debt, and, as a result, we have significant debt service obligations. At September 30, 1999, our total indebtedness was $224.4 million. At September 30, 1999, we also had $85.0 million of additional borrowing availability under our new senior credit facility. In addition, our new senior credit facility and the indenture allow us to incur additional indebtedness. Our indebtedness poses important consequences to you, including risks that:

  . because we estimate we will use approximately $21.8 million to pay principal and interest on our debt in 1999 and approximately $21.9 million in 2000, we will have less funds available for expansion, construction of new facilities, working capital, capital expenditures and other general corporate purposes;

  . we may be unable to obtain additional financing on satisfactory terms or to otherwise fund working capital, capital expenditures, acquisitions, and other general corporate requirements;

  . our borrowings under our new senior credit facility will bear interest at variable rates, which would create higher debt service requirements if market interest rates increase;

  . our degree of leverage may hinder our ability to adjust rapidly to changing market conditions and could make us more vulnerable to downturns in the economy generally or in our industry;

  . our failure to comply with the financial and other covenants applicable to our debt could result in an event of default, which, if not cured or waived, could have a material adverse effect on us.

   If we cannot generate sufficient cash flow from operations to meet our debt service obligations, we may be forced to reduce or delay construction of new facilities and other capital expenditures, sell assets, restructure or refinance our debt, or seek additional equity capital. We cannot assure you that these remedies would be available or satisfactory. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Liquidity and Capital Resources," "Description of Other Indebtedness--New Senior Credit Facility," and "Description of the Notes."

  Holdings' Only Significant Assets are its Partnership Interests in the Operating Partnership and Your Claim on the Assets of the Operating Partnership are Junior to the Claims of the Creditors of the Operating Partnership

   Since Holdings is a holding partnership and conducts its business through subsidiaries, the notes are effectively subordinated to all existing and future claims of creditors of Holdings' subsidiaries because the creditors of the subsidiaries have the first right of claim against the assets of those subsidiaries. At September 30, 1999, our subsidiaries had approximately $234.8 million of total liabilities, including approximately $181.4 million of indebtedness. In addition, the indenture permits our subsidiaries to incur additional indebtedness. Your rights as holders of the notes to receive any payments from the sale or disposition of the assets of any of our subsidiaries upon any subsidiary's liquidation will be limited by the prior claims of the subsidiary's creditors. Because of these other payment priorities, there may not be sufficient assets remaining to pay amounts due on any or all of your notes. See "Description of the Notes" and "Description of Other Indebtedness."

   Holdings' only significant assets are the partnership interests in the Operating Partnership. However, all of those interests are pledged as collateral under the new senior credit facility. Therefore, if we are unable to pay amounts when due on the notes, you will not be able to use those partnership interests to satisfy your claims against us unless (1) you obtain a judgment against us and (2) all amounts owing under the new senior credit facility, the 10 1/2% Senior Notes Due 2007, the 12 1/2% Senior Notes Due 2002 and claims of all other creditors of the Operating Partnership have been fully satisfied.

  Upon an Event of Default Under the New Senior Credit Facility, Our Assets Would be Controlled by Creditors Other Than You

   Upon any event of default as defined under the new senior credit facility, the lenders under the new senior credit facility could declare all the amounts that we and the Operating Partnership owe under the new senior credit facility to be immediately due and payable. Such action by the lenders under the new senior credit facility would be an event of default under our 10 1/2% notes, our 12 1/2% notes and the notes, entitling their holders to declare the principal and any accrued interest or accreted value, as the case may be to be immediately due and payable. In addition, as secured creditors, the lenders under the new senior credit facility would control the disposition and sale of the partnership interests in the Operating Partnership after an event of default under the new senior credit facility and would not be legally required to consider your interests as unsecured creditors with respect to any disposition or sale. There can be no assurance that our assets, after the satisfaction of claims of our secured creditors, would be sufficient to satisfy any amounts we owe you as holders of the notes.

  Most of the Indebtedness of the Operating Partnership Will be Payable Before the Notes Become Payable And a Failure to Repay that Indebtedness or to Successfully Refinance it Would Significantly Reduce Holdings' Ability to Repay the Notes

   The 10 1/2% notes, the 12 1/2% notes and all amounts owing under the new senior credit facility will mature prior to the maturity of the notes. There can be no assurance that if the Operating Partnership is required to refinance its 10 1/2% notes, the 12 1/2% notes or any amounts under the new senior credit facility, it will be able to do so under acceptable terms, if at all. The Operating Partnership's failure to successfully refinance any of these obligations or to otherwise repay them would significantly impair Holdings' ability to repay the notes.

  The Covenants in Our Debt Instruments May Limit Our Ability to Finance Our Future Growth and Could Create Defaults Under Those Agreements

   Our new senior credit facility, the indenture, the indenture for our 12 1/2% notes and the indenture for our 10 1/2% notes each contain a number of significant covenants. These covenants limit or restrict our ability to:

  .  incur additional debt;

  .  pay dividends and make distributions;

  .  repurchase securities;

  .  make investments;

  .  create liens;

  .  issue or sell capital interests of subsidiaries;

  .  transfer or sell assets;

  .  enter into transactions with affiliates;

  .  enter into sale and lease back transactions; or

  .  merge or consolidate.

   These limitations and restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our best interests. In addition, our new senior credit facility also requires us to satisfy various financial ratios. If we breach any of the covenants in the new senior credit facility or the indenture, or if we are unable to comply with the required financial ratios, we may be in default under the new senior credit facility and the indenture. If we default under the new senior credit facility, the lenders can declare all borrowings outstanding, including accrued interest and other fees, due and payable. If we use all of our available cash to repay borrowings under the new senior credit facility, we may not be able to make payments on the notes. See "Description of Other Indebtedness" and "Description of the Notes."

   The Old Notes were and the New Notes will be Issued at an Original Issue Discount Which Means You Will Have a Potential Income Tax Liability Before You Receive Cash Payments on Your Notes

       Original Issue Discount

   The old notes were and the new notes will be issued at an original issue discount. Original issue discount is the amount by which each note's stated redemption price at maturity for income tax purposes, which is the total amount of principal and interest Holdings is obligated to repay on each note, exceeds each note's issue price, which is the total amount borrowed by Holdings in exchange for the note. Each note will have $1,233.64 of original issue discount. See "U.S. Federal Income Tax Consequences--The Notes--Original Issue Discount" for a more detailed discussion.

       Income Tax Consequences

   Since the notes will be issued with original issue discount, the federal income tax laws require you to include in your gross income for each taxable year or portion thereof that you hold a note a portion of the $1,233.64 of total original issue discount that exists with respect to a note, even though no cash payments will be made on the notes until February 1, 2005. Accordingly, you will have gross income and thus a potential income tax liability each taxable year or portion thereof that you hold a note, even though you will not receive any scheduled cash payments on a note until February 1, 2005. See "U.
S. Federal Income Tax Considerations--The Notes--Original Issue Discount" for a more detailed discussion.

       Repayment Consequences

   If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code, your claim, as a holder of notes, for the principal amount we owe you may be limited to the initial issue price plus that portion of the original issue discount that is not considered "unmatured interest" under the U.S. Bankruptcy Code. Any original issue discount that was not amortized under the bankruptcy filing would constitute "unmatured interest."

  Holdings Will be Controlled by the Holders of its Equity Securities Whose Interests May Conflict with Your Interests

   The Cardwells and their affiliates, Mobil and Volvo Trucks together control Holdings. See "Description of the Holdings Partnership Agreement." Consequently, under the Holdings partnership agreement, they have the power to appoint all of the members of Holdings' Board of Directors that will control the direction and future operations of Holdings. Circumstances could arise in which the interests of our equity holders conflict with interests of the holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity investors might conflict with those of the holders of the notes. In addition, the equity investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though the transactions might involve risks to the holders of the notes.

  A Change in the Control of Our Ownership Could Require Repayment of Our Indebtedness, Which We Could be Unable to Fund

   Changes in our ownership would result in an event of default under the new senior credit facility. In the event we have not repaid all amounts outstanding under the new senior credit facility, the lenders could accelerate the debt under the new senior credit facility, which would in turn constitute an event of default under the indenture for the 10 1/2% notes and the indenture for the 12 1/2% notes and allow those notes to be accelerated. In any event, changes in our ownership would require the Operating Partnership to make an offer to repurchase all of the outstanding 10 1/2% notes or the 12 1/2% notes at a price in cash equal to 101% of the principal amount of notes plus accrued and unpaid interest. We cannot assure you that we will have sufficient funds at the time of any change in our ownership to repay debt under the new senior credit facility and to redeem the 10 1/2% notes or the 12 1/2% notes.

   Any failure to pay when due amounts outstanding under the new senior credit facility, the 12 1/2% notes or the 10 1/2% notes would allow the acceleration of the maturity of the notes. In addition, changes in our ownership will require us to make an offer to repurchase all of the outstanding notes at a purchase price in cash equal to (1) 101% of the accreted value if the notes are purchased on or prior to August 1, 2004, or (2) 101% of the principal amount at stated maturity together with accrued interest, if any, if the notes are purchased after August 1, 2004. See "Description of the Notes--Change of Control." We cannot assure you that sufficient funds will be available at the time of any change in our ownership to redeem the notes.

   The source of funds for any repurchase of debt will be our available cash, cash from other sources, including borrowings, sales of assets or additional private or public offerings of debt or equity securities, or cash from operations of the Operating Partnership. However, the terms of the new senior credit facility, the 10 1/2% notes and the notes may, depending upon our financial condition, restrict additional borrowings and asset sales, and the terms of the new senior credit facility and the 10 1/2% notes may restrict, depending on our financial condition, the Operating Partnership from distributing funds to Holdings. Additional detailed information on these restrictions is set out under the headings "Description of Other Indebtedness" and "Description of the Notes". Moreover, even if they were not restricted, we cannot assure you that sources of additional funds would be available on favorable terms.

   Inability of Holdings' General Partner to Satisfy the Obligations of
Holdings

   Petro, Inc. is the general partner of Holdings. Although a general partner is legally responsible for the obligations of a partnership, Petro, Inc. does not have sufficient financial resources to satisfy the obligations of Holdings. Although holders of the notes will have a legal right to seek recovery from Petro, Inc. if Holdings is unable to satisfy its obligations under the notes, it is unlikely that Petro, Inc. will be able to satisfy those obligations.

  Issuance of the Notes May Be Subject to Fraudulent Conveyance Laws, Which Could Result in the Noteholders Not Receiving the Full Amount of the Principal and Interest Due Under the Notes

   Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if we, at the time we incurred the debt evidenced by the notes:
  (1) incurred the indebtedness with the intent to hinder, delay or defraud creditors; or
  (2) received less than reasonably equivalent value or fair consideration for incurring the indebtedness, and

    .  were insolvent at the time of incurrence;

    .  were rendered insolvent by reason of the incurrence;

    . were engaged or were about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

    . intended to incur, or believed that we would incur, debts beyond our ability to pay the debts as they matured;

then, in each case, a court of competent jurisdiction could (1) void, in whole or in part, the notes, and direct the repayment of any amounts paid thereunder to our creditors, (2) subordinate the notes to our obligations to our existing and future creditors, or (3) take other actions detrimental to the noteholders. Any of these actions could result in the noteholders not receiving the full amount of principal and interest due under the notes.

   The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in each case. Generally, however, we would be considered insolvent if the sum of our debts, including some measure of contingent liabilities, were greater than all of our assets at fair valuation or if the present fair saleable value of our assets were less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and matured.

   There can be no assurance as to what standard a court would apply to determine whether we were "insolvent" as of the date the notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can there be any assurance that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

   Although prior to the Recapitalization we had $180.2 million of indebtedness and a deficit in partners' capital of $44.3 million, when the old notes were issued we believe that the indebtedness represented by the old notes was incurred for proper purposes and in good faith and that we (1) were solvent and will continue to be solvent after issuance of the notes, (2) have sufficient capital for carrying on our business and (3) will be able to pay our debts as they mature. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources." In addition, we do not believe that the indebtedness represented by the old notes was incurred with the intent to hinder, delay or defraud creditors.

Risks Relating to Our Business

 We are Dependent on a Healthy Trucking Industry and Diesel Fuel Market for a Significant Portion of Our Revenue

   During the year ended December 31, 1998, diesel fuel accounted for approximately 66.5% of our revenues and 24.5% of our gross margins. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." The volume of diesel fuel sold by us and the profit margins associated with these sales are affected by numerous factors outside of our control, including:

  .  the condition of the long-haul trucking industry;

  .  the supply and demand for diesel fuel; and

  .  the pricing policies of competitors.

   A change in any of these factors could have a material adverse effect on our profitability. For more information, see "--The Diesel Fuel Market Can be Volatile and Higher Prices Have Negatively Impacted Profit Margins" and "--Our Profitability is Dependent on the Strength of the Trucking Industry."

 The Diesel Fuel Market Can be Volatile and Higher Prices Have Negatively Impacted Profit Margins

   The cost of the diesel fuel we purchase, the price at which we resell diesel fuel at our Petro Stopping Centers, and the resulting profit margins we realize, are determined largely by supply and competitive conditions. Thus, our gross margins on diesel fuel can fluctuate substantially in relatively short periods of time. A material and sustained decline in gross margin on diesel fuel sales would adversely affect our profitability. See "--Price Competition in the Diesel Fuel Market can be Intense and May Adversely Affect Our Profitability."

   In 1997, we entered into an agreement with Mobil to supply all of the diesel fuel sold at all company-operated and 12 franchise-operated Petro Stopping Centers. The price we pay Mobil for diesel fuel is based upon a formula determined by site, established on an annual basis. The formula allows us to buy diesel through Mobil from third parties, if Mobil does not have adequate supply or its prices are not competitive. To the extent that Mobil is unable to meet our fuel needs from its own supply sources, we retain the right to seek third-party sources of diesel supply, for which we may have to pay a price different than the formula based pricing set forth in the Mobil fuel supply agreement.

   Numerous factors outside of our control may increase diesel fuel costs. For example, we experienced rapid increases in diesel fuel costs during the latter part of 1990, due to a combination of the effects of Iraq's invasion of Kuwait and recessionary conditions in the United States. Similarly, during the first quarter of 1999 fires at three California oil refineries and OPEC-imposed reductions in oil production resulted in a rapid increase in diesel fuel costs. During periods of very rapid increases we may not be able to keep pace at the retail level with these rising costs because of competitive market conditions, and therefore our fuel margins could be adversely affected. In addition, sharp increases in diesel fuel retail prices at truck stops have historically led to temporary declines in diesel fuel sales volumes.

   An Interruption of Our Diesel Fuel Supply is Possible, Beyond Our Control, and Would Have a Disruptive Effect on Our Business.

   Unforeseeable interruptions in world fuel markets may cause shortages in, or total curtailment of, fuel supplies world-wide. Any such shortages or curtailment would likely limit the amount of diesel fuel available for our purchase. If we suffered a material decrease in our supply of diesel fuel for an extended time period, it would have a material adverse effect on the results of our operations by limiting our revenues and negatively impacting our margins.

 A Decreased Supply or Demand for Diesel Fuel Would also Affect Sales of Our Non-Fuel Items.

   Any significant and sustained reductions in fuel supplies and/or sustained volatility in fuel prices could result in reductions in the demand for our diesel fuel which could have a material adverse effect on the profitability of our operations due to a decrease in our customer traffic and a resulting negative impact on the revenues and profitability of other site operations, including our restaurant operations and our travel stores.

 If We are Not Able to Implement Our Growth Strategy, We May Not Have Sufficient Liquidity to Repay the Notes


   An important component of our business strategy is accelerating the growth of our network by building new locations, acquiring existing truck stops and building or acquiring stand-alone Petro:Lubes. We currently estimate that a typical Petro Stopping Center will take approximately nine to twelve months to build from the commencement of construction and will cost between $10 million and $11 million, including land acquisition costs. The construction costs will depend on, among other factors, site preparation costs, paving and landscaping required by local regulations and local construction industry costs. Acquiring existing truck stops and conforming them to our specifications will also require significant funds. Our current projected capital expenditures related to network growth for the years ending December 31, 1999 and 2000 are approximately $19.5 million and $46.5 million, respectively. This projected level of expenditures is a significant increase from our historical levels of capital expenditures related to new Petro Stopping Centers, which were $13.8 million in 1995, $1.9 million in 1996, $7.3 million in 1997 and $6.1 million in 1998, and were $11.2 million for the first nine months of 1999. We plan to fund these capital outlays through additional bank financing under the new senior credit facility, internally generated cash and additional financing. These estimates are based on current conditions, and our actual costs will be influenced by weather, market prices for land, labor and construction materials, and legal and regulatory requirements. If our construction costs exceed these estimates, expanding our network will require additional expenditures of funds. There can be no assurance that any funds will be available or that the expenditure of funds will not adversely impact our liquidity. In addition, our ability to add new sites is hindered by the limited availability of suitable locations along or near interstate highways and, even if suitable sites are available, we may not be able to acquire, lease or franchise them on economically reasonable terms. We cannot assure you that we will be able to implement our growth strategy successfully, which might have adverse effects on our future earnings and, consequently, on our ability to repay the notes when they become due.

 We May Have Difficulty Meeting our Debt Obligations if We Are Unable to Finance our Expansion Program

   Our current projected capital expenditures related to network growth for the years ending December 31, 1999 and 2000 are approximately $19.5 million and $46.5 million, respectively. We plan to fund these capital outlays through additional bank financing under the new senior credit facility, internally generated cash and additional financing. However, there can be no assurance that any debt or equity financing would be available on acceptable terms when, and if, suitable strategic opportunities arise or that we would be able to enter into necessary debt or equity arrangements due to restrictions placed upon our activities under the new senior credit facility, the 10 1/2% notes and the notes. If we are unable to generate the necessary funds, we may be unable to finance our planned expansion program. In addition, to the extent that we finance our expansion through borrowing, our ability to meet our debt obligations and our liquidity will be affected. See "--Our Indebtedness Results in Significant Debt Service Obligations that May Limit Our Ability to Expand and to Respond to Changing Market Conditions" and "--The Covenants in Our Debt Instruments May Limit Our Ability to Finance Our Future Growth and Could Create Defaults Under Those Agreements."

 Price Competition in the Diesel Fuel Market can be Intense and May Adversely Affect our Profitability

   The truck stop industry is highly competitive and fragmented. We believe long-haul trucks can obtain diesel fuel from approximately 2,000 truck stops, plus other sources, including their own fueling terminals, limited service fueling facilities and some large service stations. Moreover, long-haul truck fleets often have their truck maintenance performed at dedicated fleet garages. We believe that, while we compete with all truck stops, our principal competitors are increasingly other large, multi-service truck stop chains. Our competitors could gain market share if they adopt pricing strategies or marketing policies that we are unwilling to meet or if they provide products or services that we do not offer. In addition, since our principal competitors have substantially greater financial and marketing resources than we do, they may be able to offer products and services and expand their markets with greater financial flexibility than we have. A loss in our market share could have an adverse effect on our profitability. Some of our competitors offer diesel fuel at discount prices, which has occasionally caused severe price competition in some of our markets. This price competition is often exacerbated by the demands of fleet purchasers who frequently demand lower prices on fuel purchases and in some cases choose to do business in a particular market only with lower cost fuel providers. See "Business-- Competition."

 Our Profitability is Dependent on the Strength of the Trucking Industry

   Our business is dependent upon the trucking industry in general and upon the long-haul truck segment in particular. In turn, the trucking industry is dependent on:

 . economic factors, such as the level of domestic economic activity and interest rates;

 .  operating factors, such as fuel prices and fuel taxes; and

 . regulation factors, such as permitted daily driving time, fuel composition, taxes and tolls.

   We have no control over these factors, which could contribute to a decline in truck travel. The long-haul trucking business is also a relatively mature industry. Any sustained decline in operations by the long-haul trucking industry would adversely affect our financial performance. In addition, available data indicate that diesel consumption by the trucking industry has grown more slowly than trucking ton-miles, as technological improvements in truck engines have increased their fuel efficiency. This trend is expected to continue.

   We derive approximately 65% of our revenues as a result of realtionships with fleet accounts, under which we provide diesel fuel, products and services to fleet vehicles and their drivers. Travel center and truck stop chains compete aggresively for fleet account business and any significant reduction in fleet accounts or sales to those accounts would adversely affect us. No assurance can be given as to the continuation of the current level of fleet business.

 We are Subject to Extensive Environmental Regulations Related to Our Underground Storage Tanks, Which Could Require Expenditures Which Would Increase Our Expenses and Reduce Our Ability to be Profitable

   As part of our business, we store and dispense a significant amount of petroleum products. One of these activities is storing petroleum products in undergorund storage tanks. During 1998, we completed upgrading the fuel lines and tanks at all but one of our existing facilities to comply with federal and state law. At the one remaining facility, we have upgraded to meet federal standards and have worked with state authorities to develop an upgrade program to comply with state law. We believe this program has brought this site into compliance with state law. Our expenditures for environmental matters were $180,000 in 1996, $154,000 in 1997, and $385,000 in 1998. Our 1999
environmental expenditures, which will be for upgrades, are currently projected to be approximately $1.0 million. See Note 2 to our Consolidated Financial Statements for the year ended December 31, 1998 for a discussion of our accounting policies relating to environmental matters. If additional regulatory requirements are imposed on us in the future, additional expenditures may be required, which would increase our expenses and reduce our ability to be profitable.

 We May be Liable for Environmental Cleanup Costs for Toxic Substances and Hazardous Wastes

   Our ownership or use of the properties and the operation of our business exposes us to liability under various federal, state, and local environmental laws, ordinances and regulations relating to cleanup and removal of hazardous substances, which may include petroleum and petroleum products, on, under, or in such properties. Some environmental laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. Persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of these substances at the disposal or treatment site, regardless of whether the site is owned or operated by this person.

   During 1998, we utilized approximately 405 million gallons of diesel fuel, gasoline, oils and lubricants in our business. When handling such a volume of potentially environmentally sensitive materials, the possibility increases that substantial remediation expenditures may be required either because of an accident or in order to comply with existing regulations.

   We, along with 55 other companies, are currently party to such a proceeding with the U.S. Environmental Protection Agency, in which they have named us as a potentially responsible party regarding the clean-up of a waste oil storage and recycling plant located in Patterson, Stanislaus County, California. We and approximately twenty of the other 55 companies identified by the EPA are working together towards a resolution and plan of action for completion of the removal activities required by the EPA. If a plan of action cannot be agreed upon or if the EPA or State of California impose remediation requirements beyond the scope presently contemplated based upon our current understanding with the EPA, our liability could exceed our current expectations. See Note 15 to our Consolidated Financial Statements for the year ended December 31, 1998 and "Business--Governmental Regulation--Environmental Regulation."

 The Loss of a Significant Number of Our Francisees Would Negatively Impact our Ability to Market Ourselves as Nationawide Chain

   Of our 51 Petro Stopping Centers, 22 are operated under franchise agreements with franchisees, with 4 franchisees operating multiple locations. During 1996, our franchisees expressed dissatisfaction with the terms of their franchise agreements and their relationship with us. In 1997, new management began work with the franchisees to address their concerns and to modify the then existing franchise agreements. Although we believe that the relationship with our franchisees has improved significantly since 1996, there can be no assurance that improved relations will continue. If a significant number of our franchisees were to leave our network, it would negatively impact our ability to market ourselves as a national chain.

   In the spring of 1999 we completed the revised form of our franchise agreement with significant input from various current Petro Stopping Center franchisees. Each of our franchisees is being given the option of entering into the revised franchise agreement or remaining subject to the terms of their currently existing agreements until those agreements expire, at which time the franchisee will be expected to enter into the new franchise agreement.

   The initial ten year term provided for in six of our oldest franchise agreements, two of which are with entities affiliated with the Cardwells, has elapsed. Under the terms of these agreements, unless written notice of termination is received from the franchisee twelve months prior to the tenth anniversary date of the opening of the franchise location, the franchise is automatically renewed for five additional years. No notices of termination were received from the affected franchisees. By agreement with the affected franchisees, execution of a renewal franchise agreement was delayed pending completion of the revised franchise agreement. The revised franchise agreement has now been given to these franchisees for execution and each franchisee has been given the choice to either enter into the new agreement or remain as franchisees under the terms of their existing agreement.

 We May Incur Significant Costs to Make Our Systems "Year 2000" Ready

   We are aware of the complexity and the significance of the "Year 2000" issue. The Year 2000 issue is a result of computer programs being written using two digits, rather than four, to define the applicable year. Any of our systems that utilize date-sensitive software may recognize a date using "00" as the year 1900 rather than as the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

   Although we have day-to-day operational contingency plans, management has updated these plans for possible Year 2000 specific operational requirements. There can be no assurance that either we or our trading partners will not experience Year 2000 readiness difficulties which could have a material adverse effect on our business. The costs and expenses associated with such failure are not presently estimable. We believe our worst case scenario related to Year 2000 issues is scattered interruptions of power and other services which we believe would not interfere with our business in a material manner. However, network-wide power outages at our locations for extended periods of time could significantly interrupt the provision of services to our customers and have a material adverse effect on our business operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Impact of the Year 2000 Issue."

 Increases in Minimum Wage Requirements Will Increase Our Expenses and Reduce Our Ability to Operate Profitably

   The federal minimum hourly wage rate was increased from $4.75 in October 1996 to its current rate of $5.15. In addition, states can institute minimum wage requirements in excess of the federal limits. We believe we are particularly sensitive to increases in the minimum wage due to high percentage of our employees who are paid at minimum wage levels. Further increases in the minimum wage could result in labor cost increases, which we may be unable to pass on to our customers through increased prices and thus reduce our ability to be profitable.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements, including statements about our business strategy, our expected financial position and operating results, and our financing plans and similar matters. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

  . General economic and business conditions, both nationally and in our markets.

  .  Our expansion opportunities.

  . Our expectations and estimates concerning future financial performance, financing plans and the impact of competition.

  . Anticipated trends in our business, including those described in "Management's Discussion and Analysis of Results of Operations and Financial Condition."

  .  Existing and future regulations affecting our business.

  .  Other risk factors discussed in "Risk Factors."

   In addition, in those and other portions of this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

   In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

                               THE EXCHANGE OFFER

Purpose and Effect

   On July 23, 1999, we sold $113.4 million principal amount at stated maturity of old notes in transactions exempt from the registration requirements of the Securities Act. When we sold the old notes, we entered into a registration rights agreement, and we agreed, for the benefit of the holders of the old notes and at our expense, to:

    . file on or prior to the 75th calendar day following July 23, 1999 this registration statement with the Commission;

    . use our best efforts to cause this registration statement to be declared effective under the Securities Act on or prior to the 150th calendar day following July 23, 1999; and

    . use our best efforts to consummate the exchange offer on or prior to the 30th business day following the date this registration statement is declared effective.

   If we fail to meet the time frames described in the preceding paragraph, we will have to pay additional interest on the old notes. Additional interest for the first 90-day period immediately following the occurrence of our failure to meet any of the above time frames is equal to $0.05 per week per $1,000 accreted value of the old notes. For every 90-day period following the first 90-day period that we failed to meet any of the above time frames, the additional interest to be paid on the old notes for each subsequent 90-day period will increase by $0.05 per week per $1,000 accreted value of the old notes; however, the maximum additional interest amount cannot exceed $0.30 per week per $1,000 accreted value of the old notes.

   We will keep the exchange offer open for not less than 20 business days after the date we mail notice of the exchange offer to you. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

   The form and terms of the new notes are substantially the same as the form and terms of the old notes except that the new notes have been registered under the Securities Act and will not bear legends restricting their transfer and, will not have registration rights, as discussed below. The new notes will evidence the same debt as the old notes and will be issued under, and entitled to the benefits of, the indenture under to which the old notes were issued.

Consequences of Failure to Exchange Old Notes

   Following the expiration of the exchange offer, holders of old notes not tendered, or not properly tendered, will not have any further registration rights, and will continue to be bound by the existing restrictions on the transfer of the old notes. Accordingly, the liquidity of the market for a holder's old notes will be adversely affected upon expiration of the exchange offer if a holder elects to not participate in the exchange offer.

Terms of the Exchange Offer

   We offer, upon the terms and conditions described herein and in the accompanying letter of transmittal, to exchange $1,000 in principal amount at stated maturity of the new notes for each $1,000 in principal amount at stated maturity of the outstanding old notes. We will accept for exchange any and all old notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is governed by the terms and provisions of the registration rights agreement. See "--Conditions of the Exchange Offer."

   Old notes may be tendered only in multiples of $1,000. Subject to the foregoing, holders of old notes may tender less than the aggregate principal amount represented by the old notes held by them, provided that they appropriately indicate this fact on the letter of transmittal accompanying the tendered old notes.

   As of the date of this prospectus, $113.4 million in aggregate principal amount at stated maturity of old notes is outstanding. Only a holder of old notes or a holder's legal representative or attorney-in-fact may participate in the exchange offer. There will be no fixed record date for determining holders of old notes entitled to participate in the exchange offer.

   We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes and for the purposes of receiving the new notes from us.

   If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events described herein or otherwise, certificates for any unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

Expiration Date; Extensions; Amendments

   The expiration date of the exchange offer shall be February 15, 2000 at 5:00 p.m., New York City time, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion, to:

    .  delay accepting any old notes;

    .  extend the exchange offer;

    . if any of the conditions discussed below under "--Conditions of the Exchange Offer" shall not have been satisfied, terminate the exchange offer, by giving oral or written notice of a delay, extension or termination to the exchange agent; and

    .  amend the terms of the exchange offer in any manner.

   If the exchange offer is amended in a manner which we determine to constitute a material change, we will promptly disclose the amendments by means of a prospectus supplement that will be distributed to the registered holders of the old notes.

Conditions of the Exchange Offer

   The exchange offer is not conditioned upon any minimum principal amount of the old notes being tendered for exchange. However, the exchange offer is conditioned upon the declaration by the Commission of the effectiveness of the registration statement of which this prospectus constitutes a part.

Accrued Interest

   Interest on the new notes will accrue at the rate of 15% per annum from August 1, 2004. No additional interest will accrue or be paid on old notes tendered and accepted for exchange. See "Description of the Notes--Principal, Maturity and Interest."

Procedures for Tendering Old Notes

   The tender of a holder's old notes as described below and our acceptance by us will constitute a binding agreement between the tendering holder and us upon the terms and the conditions described in this prospectus and in the accompanying letter of transmittal. Except as described below, a holder who wishes to tender old notes for exchange must transmit the old notes, together with a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed on the back cover page of this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holder. If delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

   Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

    . by a registered holder of the old notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal or

    .  by an Eligible Institution (as defined immediately below).

In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, the guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of the Exchange Act (collectively, "Eligible Institutions"). If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must either:

    . be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or

    . be accompanied by a bond power, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution.

The term "registered holder" as used herein with respect to the old notes means any person in whose name the old notes are registered on the books of the registrar.

   All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered and to reject any old notes, our acceptance of which might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes either before or after the expiration date of the exchange offer. Our interpretation of the terms and conditions of the exchange offer shall be final and binding on all parties. Unless waived, any defects or irregularities arising from tenders of old notes for exchange must be cured within a period of time as we shall determine. We will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange but shall not incur any liability for failure to give notification. Tenders of the old notes will not be deemed to have been made until any irregularities have been cured or waived.

   If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us, in our sole discretion, of that person's authority to so act must be submitted.

   Any beneficial owner of the old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes in the exchange offer should contact the registered holder promptly and instruct that registered holder to tender on that beneficial owner's behalf. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in the beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

   By tendering, each registered holder will represent to us that, among other things:

    . the new notes to be acquired by the holder and each beneficial owner of the old notes are being acquired by the holder and each beneficial owner in the ordinary course of business of the holder and each beneficial owner;

    . the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes;

    . the holder and each beneficial owner acknowledge and agree that any person participating in the exchange offer for the purpose of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the position of the staff of the Commission given in no-action letters that are discussed herein under "--Resales of New Notes;"

    . that if the holder is a broker-dealer that acquired old notes as a result of market-making or other trading activities, it will deliver a prospectus when any resale of new notes acquired in the exchange offer occurs;

    . the holder and each beneficial owner understand that a secondary resale transaction described in the third bullet point above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission; and
    . neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of us except as otherwise disclosed to us in writing.

Guaranteed Delivery Procedures

   Holders who wish to tender their old notes and whose old notes are not immediately available or who cannot deliver their old notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date of the exchange offer may tender their old notes according to the guaranteed delivery procedures discussed in the letter of transmittal. Pursuant to those procedures:

    . the tender must be made by or through an Eligible Institution and a notice of guaranteed delivery must be signed by the holder;

    . on or prior to the expiration date of the exchange offer, the exchange agent must have received from the holder and the Eligible Institution a properly completed and duly executed notice of guaranteed delivery. The notice of guaranteed delivery states the name and address of the holder, the certificate number or numbers of the tendered old notes, and the principal amount of tendered old notes, stating that the tender is being made thereby and guaranteeing that, within four business days after the date of delivery of the notice of guaranteed delivery, the tendered old notes, a duly executed letter of transmittal and any other required documents will be deposited by the Eligible Institution with the exchange agent; and

    . the properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer or confirmation of a book-entry transfer of the old notes into the exchange agent's account at the DTC must be received by the exchange agent within four business days after the expiration date of the exchange offer.

Any holder who wishes to tender old notes by following the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to the old notes prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Upon satisfaction or waiver of the conditions to the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The new notes will be delivered promptly after acceptance of the old notes. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered old notes, when, as, and if we have given oral or written notice to the exchange agent.

   In all cases, issuances of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents or of confirmation of a book-entry transfer of the old notes into the exchange agent's account at the DTC; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason, we will return any unaccepted old notes without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Withdrawal Rights

   Tenders of the old notes may be withdrawn by delivery of a written notice to the exchange agent, at its address listed on the back cover page of this prospectus, at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

  . specify the name of the person having deposited the old notes to be withdrawn;

  . identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes, as applicable;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the indenture; and

  . specify the name in which the old notes are to be re-registered, if different from the depositor of the old notes.

Any questions as to the validity, form and eligibility of notices will be determined by us, in our sole discretion. The old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are withdrawn will be returned to the holder without cost to the holder as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described under "The Exchange Offer-- Procedures for Tendering Old Notes" at any time on or prior to the expiration date of the exchange offer.

The Exchange Agent; Assistance

   State Street Bank and Trust Company is the exchange agent. All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

                        By Registered or Certified Mail:

                      State Street Bank and Trust Company
                           Corporate Trust Department
                                  P.O. Box 778
                             Boston, MA 02102-0778
                            Attn.: Jacklyn Thompson

                                 By Facsimile:

                      State Street Bank and Trust Company
                                 (617) 662-1465
                          Attention: Jacklyn Thompson
                      Confirm by Telephone: (617) 662-1685

                             By Overnight Courier:

                      State Street Bank and Trust Company
                             2 Avenue de Lafayette
                      Fifth Floor, Corporate Trust Window
                             Boston, MA 02111-1724
                            Attn.: Jacklyn Thompson

                                    By Hand:

                      State Street Bank and Trust Company
                             2 Avenue de Lafayette
                      Fifth Floor, Corporate Trust Window
                             Boston, MA 02111-1724
                            Attn.: Jacklyn Thompson

Fees and Expenses

   All expenses incident to our consummation of the exchange offer and compliance with the registration rights agreement will be borne by us, including, without limitation:

    . all registration and filing fees, which include, without limitation, fees and expenses of compliance with state securities or "blue sky" laws;

    . printing expenses, which include, without limitation, expenses of printing certificates for the new notes in a form eligible for deposit with the DTC and of printing prospectuses;

    .  messenger, telephone and delivery expenses;

    .  fees and disbursements of our counsel;

    .  fees and disbursements of our accountants;

    .  rating agency fees; and

    . our internal expenses, which include, without limitation, all salaries and expenses of our officers and other employees performing legal or accounting duties.

   We have not retained any dealer-manager for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

   We will pay all transfer taxes, if any, applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange of old notes, then the amount of any transfer taxes will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to any tendering holder.

Accounting Treatment

   The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by us for accounting purposes. The expenses we incur to consummate the exchange offer will be amortized over the term of the new notes.

Federal Income Tax Consequences

   The following discussion summarizing federal income tax consequences of the exchange offer is the opinion of Gibson, Dunn, & Crutcher LLP, our counsel, as to material federal income tax consequences expected to result from the exchange offer. An opinion of counsel is not binding on the IRS or the courts, and there can be no assurances that the IRS will not take, and that a court would not sustain, a position contrary to that described below. The summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations, judicial authority and administrative pronouncements. The tax consequences described below could be modified by future changes in the relevant law, which could have retroactive effect.

   Exchanges of old notes for new notes will be treated as a modification of the old notes that does not constitute a material change in their terms, and we intend to treat the exchanges in that manner. Under that approach, a new note is treated as a continuation of the corresponding old note. An exchanging holder's holding period for a new note would include the holder's holding period for the old note. Such holder would not recognize any gain or loss, and the holder's basis in the new note would be the same as the holder's basis in the old note. The exchange offer will result in no federal income tax consequences to a non-exchanging holder.

Resales of the New Notes

   Based on an interpretation by the staff of the Commission given in no-action letters issued to third parties, we believe that the new notes issued to a holder in exchange for old notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the new notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the new notes. This interpretation of the staff of the Commission does not apply to holders who are broker-dealers who purchased old notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act or affiliates of us within the meaning of Rule 405 under the Securities Act.

   We have not requested or obtained an interpretive letter from the Commission staff with respect to this exchange offer, and neither we nor the holders are entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in those letters. However, the exchange offer is being conducted in a manner intended to be consistent with the facts and conditions represented in those letters. If any holder acquires new notes in the exchange offer for the purpose of distributing or participating in a distribution of the new notes, that, holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Financial Corporation (available April 13, 1989), or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act unless an exemption from registration is otherwise available.

   Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus when any resale of the new notes occurs. See "Plan of Distribution."

   Sales of new notes acquired in the exchange offer by holders who are "affiliates" of us within the meaning of the Securities Act will have limitations on resale under Rule 144 of the Securities Act. Such persons will only be entitled to sell new notes in compliance with the volume limitations described in Rule 144, and sales of new notes by affiliates will have to meet Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding us. The foregoing is a summary only of Rule 144 as it may apply to affiliates of us. Any affiliate must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their notes.

   The new notes will be freely transferable, except as otherwise described in this section.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange of new notes for old notes. When the old notes and the related warrants were originally sold for cash, Holdings received gross proceeds of approximately $40 million, which were utilized in the Recapitalization. The following table outlines the uses of the funds employed in the Recapitalization and their sources (dollars in millions):

   Sources of Cash:
     New senior credit facility...................................... $ 40.0
     Sale of old notes ($30.3 million) and warrants ($9.7 million)...   40.0
     Old notes issued to Chartwell...................................   11.2(a)
     Volvo Trucks investment.........................................   30.0
     Mobil investment................................................    5.0
                                                                      ------
       Total sources................................................. $126.2
                                                                      ======
   Uses of Cash:
     Purchase of Chartwell partnership interests..................... $ 66.2(b)
     Purchase of Kirschner partnership interests.....................    2.8
     Repay old senior credit facility, including accured interest....   38.1
     Working capital.................................................   10.8
     Recapitalization expenses.......................................    8.3
                                                                      ------
       Total uses.................................................... $126.2
                                                                      ======

--------
(a) No cash proceeds were received from the issuance of these notes to Chartwell. They were issued as part of the consideration paid to Chartwell to repurchase Chartwell's partnership interest in the Operating Partnership.

(b) Consisted of $55.0 million in cash and $14.8 million of old notes, less an additional discount of $3.6 million to reflect a market rate of interest equal to the interest rate on the old notes that were sold for cash.

                                 CAPITALIZATION

   The following table sets forth our capitalization before and after the Recapitalization. The Recapitalization reflects the consummation of and the application of the net proceeds from

 . the investment in Holdings of new equity capital by Volvo Trucks and additional equity capital by Mobil;

 . the purchase by Holdings of the interests in the Operating Partnership held by Chartwell and Kirschner;

 . the Operating Partnership entering into the new senior credit facility and immediately borrowing $40 million to repay the old senior credit facility; and

 .  the sale by Holdings of the old notes and the exchangeable warrants of Petro
   Warrant Holdings Corporation.

                                                        Before      After
                                                       ---------  ---------
                                                           (dollars in
                                                           thousands)
Cash and cash equivalents............................. $  19,401  $  30,293
                                                       =========  =========
Long-term debt (including current portion):
  Senior credit facility.............................. $  38,056  $  40,000
  12 1/2% notes.......................................     6,190      6,190
  10 1/2% notes.......................................   135,000    134,325 (a)
  Capital lease obligation............................     1,003      1,003
  15% Senior Discount Notes Due 2008..................       --      41,548 (b)
                                                       ---------  ---------
  Total long-term debt................................   180,249    223,066
Other:
  Minority interest in consolidated subsidiaries......    21,844        --  (c)
  Mandatorily redeemable preferred partnership
   interests..........................................    24,207     29,207 (d)
  Contingently redeemable warrants....................       --       9,700 (b)
Partners' deficit.....................................   (44,349)   (17,643)(e)
                                                       ---------  ---------
      Total capitalization............................ $ 181,951  $ 244,330
                                                       =========  =========

--------
(a) The decrease in the 10 1/2% notes is due to the consent solicitation fee paid to the holders of those notes in connection with the Recapitalization. Pursuant to EITF 96-19 "Debtors Accounting for a Modification or Exchange of Debt Instruments," the fee is treated as a discount and will be amortized to interest expense over the remaining term of the 10 1/2% notes.
(b) Reflects the gross proceeds of approximately $40.0 million from the sale of the old notes ($30.3 million) and warrants exchangeable into all of the common stock of Petro Warrant Holdings Corporation ($9.7 million) and approximately $11.2 million from the old notes issued to Chartwell and the segregation of the fair value of the warrants of approximately $9.7 million to contingently redeemable warrants. Holdings has a contingent obligation to purchase the warrants issued by Petro Warrant Holdings Corporation. The contingent obligation is outside the control of Holdings, and, therefore, the warrants are classified outside partners' capital (deficit).
(c) The decrease is due to the purchase by Holdings of Chartwell's and Kirschner's interests in the Operating Partnership.
(d) The increase in the preferred partnership interests is due to the additional $5.0 million investment by Mobil.
(e) Reflects the $30.0 million equity investment by Volvo Trucks in the common partnership interests of Holdings offset by $1.3 million in transaction costs that must be expensed currently and the $2.0 million write-off of deferred debt issuance costs related to the prior senior credit facility. Included in partners' deficit before and after the Recapitalization are the negative capital accounts ($0.6 million) of the remaining 0.5% of the Operating Partnership interests held by the Cardwells. Pursuant to ARB 51 "Consolidated Financial Statements," debit balances of minority interests arising from losses applicable to the minority interests should be charged to the majority interests.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The following pro forma consolidated statements of income of Holdings for the year ended December 31, 1998 and for the nine months ended September 30, 1999 have been prepared to reflect

 . the investment in Holdings of new equity capital by Volvo Trucks and additional equity capital by Mobil;

 . the purchase by Holdings of the interests in the Operating Partnership held by Chartwell and Kirschner;

 .  the Operating Partnership entering into the new senior credit facility; and

 .  the sale by Holdings of the old notes and the exchangeable warrants of Petro
   Warrant Holdings Corporation.

   Please see "Use of Proceeds" for the sources and uses of the proceeds and see "Certain Relationships and Related Transactions--Recapitalization Agreement" for a description of the terms of the above described transactions.

   The pro forma consolidated statements of income have been prepared as if such transactions occurred as of January 1, 1998. The Pro Forma Consolidated Financial Statements include the historical consolidated financial statements of Holdings and reflect the transactions described above. The Pro Forma Consolidated Financial Statements are not necessarily indicative of the results of operations of Holdings had the transactions therein actually been consummated on the dates assumed and are not necessarily indicative of the results of operations for any future period. The pro forma adjustments, as described in the notes to the statements of income, are based on available information and upon certain assumptions that management believes are reasonable. The Pro Forma Consolidated Financial Statements should be read in conjunction with "Summary Historical and Pro Forma Consolidated Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Holdings' consolidated financial statements, including the footnotes, contained elsewhere herein.

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                                    Year Ended                      Nine Months Ended
                                 December 31, 1998                 September 30, 1999
                          ---------------------------------  ---------------------------------
                                      Pro Forma      Pro                 Pro Forma      Pro
                          Historical Adjustments    Forma    Historical Adjustments    Forma
                          ---------- -----------   --------  ---------- -----------   --------
                                              (dollars in thousands)
Net revenues:
 Fuel (including motor
  fuel taxes)...........   $464,025        --      $464,025   $357,154        --      $357,154
 Nonfuel................    189,391        --       189,391    148,607        --       148,607
                           --------    -------     --------   --------    -------     --------
  Total net revenues....    653,416        --       653,416    505,761        --       505,761
Costs and expenses
 Cost of sales
  Fuel (including motor
   fuel taxes)..........    422,945        --       422,945    328,427        --       328,427
  Nonfuel...............     76,451        --        76,451     59,817        --        59,817
 Operating expenses.....     93,012        --        93,012     73,630        --        73,630
 General and
  administrative........     19,335       (900)(a)   18,435     14,423       (502)(a)   13,921
 Depreciation and
  amortization..........     15,749      2,394 (b)   18,143     10,401      1,335 (b)   11,736
 (Gain) loss on
  disposition of
  assets................        --         --           --        (849)       --          (849)
                           --------    -------     --------   --------    -------     --------
  Total costs and
   expenses.............    627,492      1,494      628,986    485,849        833      486,682
                           --------    -------     --------   --------    -------     --------
Operating income........     25,924     (1,494)      24,430     19,912       (833)      19,079
Recapitalization costs..        --         --           --       1,450     (1,450)(c)      --
Equity in loss of
 affiliate..............        --         --           --         451        --           451
Interest expense, net...     20,042      8,625 (d)   28,656     16,798      4,810 (d)   21,603
                                           755 (e)                            421 (e)
                                          (448)(f)                           (248)(f)
                                            75 (g)                             42 (g)
                                         3,300 (h)                          1,840 (h)
                                        (3,693)(i)                 --      (2,060)(i)      --
                           --------    -------     --------   --------    -------     --------
Income (loss) from
 continuing operations
 before minority
 interest...............      5,882    (10,108)      (4,226)     1,213     (5,638)      (4,425)
Minority interest in
 earnings (loss) of
 consolidated
 subsidiaries...........      1,286     (1,286)(j)      --       1,438     (1,438)(j)      --
                           --------    -------     --------   --------    -------     --------
Income (loss) from
 continuing operations..   $  4,596    $(8,822)    $ (4,226)  $   (225)   $(4,200)    $ (4,425)
                           ========    =======     ========   ========    =======     ========
Ratio of earnings to
 fixed charges or
 deficiency.............      1.26x                $ (4,226)     1.07x                $ (4,425)

              Notes to Pro Forma Consolidated Statements of Income

(a) Reflects the elimination of management fee expense paid to Chartwell and Mobil. After the Recapitalization, none of the partners will receive a management fee. We do not expect to hire any additional employees or retain any outside services to compensate for the termination of these management agreements.
(b) Reflects the depreciation of $575,000 for 1998, and $321,000 for the interim period prior to July 23, 1999, of 1999, on the stepped-up portion of buildings, furniture, and equipment over their estimated useful lives of 30 years for buildings, 8 years for equipment, and 8 years for furniture and fixtures and amortization of $1,819,000 for 1998, and $1,014,000 for the interim period prior to July 23, 1999, of goodwill over 20 years related to the acquisition of both Chartwell's and Kirschner's interest in the Operating Partnership. In accordance with the purchase method of accounting, Holdings allocated the excess of the purchase price over net book value first to identifiable tangible and intangible assets (only to the extent of the interests acquired) with the remaining excess then allocated to goodwill.
(c) Reflects the elimination of nonrecurring recapitalization costs directly attributable to the transaction.
(d) Reflects the adjustment to interest expense related to the old notes which were issued at a face value of $113,400,000 and a discounted value of $41,548,000. The discount of $62,152,000 related to the 5 year non-interest paying term of the old notes is amortized under the interest method at 18.2% per year. Additionally, the $9,700,000 discount related to the Warrants issued with the $82,707,000 face value old notes is amortized over the full term of those notes using the interest method resulting in an effective rate of 18.2% per year.
(e) Reflects the amortization to interest expense of the deferred debt issuance costs of $3,500,000 attributable to the old notes and $2,200,000 attributable to the new senior credit facility incurred in conjunction with the Recapitalization. Deferred debt issuance costs are amortized over 9 years for the old notes and 7 years for the new senior credit facility under the interest method.
(f) Reflects the adjustment to eliminate the historical amortization of deferred debt issuance costs related to the prior senior credit facility in place before the new senior credit facility.
(g) Reflects the amortization of the discount associated with the $675,000 consent solicitation fee on the 10 1/2% notes paid in connection with the Recapitalization. This fee is being amortized over the remainder of the 9 year term of the 10 1/2% notes.
(h) Reflects the interest expense related to borrowings under the new senior credit facility. Interest expense on the new senior credit facility is based on the September 30, 1999 Eurodollar rate of 5.28% plus the applicable spread (3.0%). An interest rate change of 1/8% will have a $50,000 effect on income.
(i) Reflects the adjustment to eliminate the historical interest expense related to borrowings under the prior senior credit facility in place before the new senior credit facility.
(j) Reflects the elimination of the Chartwell and Kirschner minority interests in the Operating Partnership's net income for 1998 ($1,235,000 related to Chartwell's 50.8% interest and $51,000 related to Kirschner's 2.0% interest) and for the interim period prior to July 23, 1999 ($1,384,000 related to Chartwell and $54,000 related to Kirschner). Historical and pro forma minority interest in the net income of the Operating Partnership owned by Petro, Inc. (0.25% sole general partner interest) and an affiliate of the Cardwell's (0.25%) is allocated to the majority interest pursuant to ARB 51.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following table sets forth certain selected historical consolidated financial data of Holdings. The selected income statement data for the years ended December 30, 1994 and December 29, 1995 and the selected balance sheet data as of December 30, 1994, December 29, 1995, and December 31, 1996, have been derived and calculated from Holdings' financial statements not included herein. The selected income statement data for the years ended December 31, 1996, 1997, and 1998 and the selected balance sheet data as of December 31, 1997 and 1998, have been derived and calculated from Holdings' audited financial statements included elsewhere herein. The selected income statement data for the nine months ended September 30, 1998 and 1999, and the selected balance sheet data as of September 30, 1998 have been derived and calculated from Holdings' unaudited financial statements included elsewhere herein. The selected balance sheet data as of September 30, 1998 have been derived and calculated from Holdings' unaudited financial statements not included herein. The unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) which Holdings considers necessary for a fair presentation of Holdings' financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1998 and 1999, are not necessarily indicative of the results that may be expected for a full year. The Selected Historical Consolidated Financial Data should be read in conjunction with "Summary Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Holdings' consolidated financial statements, including the footnotes contained elsewhere herein.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                                                   Nine Months
                               Year Ended   Year Ended   Year Ended   Year Ended   Year Ended  Ended September 30,
                              December 30, December 29, December 31, December 31, December 31, --------------------
                                  1994         1995         1996         1997         1998       1998       1999
                              ------------ ------------ ------------ ------------ ------------ ---------  ---------
                                                             (dollars in thousands)
Income Statement Data:
Net revenues:
 Fuel (including motor fuel
  taxes)....................    $350,570     $385,181     $478,312     $513,571     $464,025   $ 353,572  $ 357,154
 Nonfuel....................     137,323      147,834      158,745      172,158      189,391     141,805    148,607
                                --------     --------     --------     --------     --------   ---------  ---------
   Total net revenues.......     487,893      533,015      637,057      685,729      653,416     495,377    505,761
Costs and expenses
 Cost of sales
   Fuel (including motor
    fuel taxes).............     317,945      352,207      443,967      476,033      422,945     322,922    328,427
   Nonfuel..................      55,491       59,686       67,464       70,548       76,451      57,374     59,817
 Operating expenses.........      64,968       73,052       81,522       85,560       93,012      69,136     73,630
 General and
  administrative............      11,448       12,053       13,925       17,035       19,335      14,378     14,423
 Employee severance, benefit
  and placement expenses....         --           --         2,534          --           --          --         --
 Depreciation and
  amortization..............       8,851       11,144       12,204       14,315       15,749      11,413     10,401
 (Gain) loss on disposition
  of assets.................         --           --           --           --           --           13       (849)
                                --------     --------     --------     --------     --------   ---------  ---------
   Total costs and
    expenses................     458,703      508,142      621,616      663,491      627,492     475,236    485,849
                                --------     --------     --------     --------     --------   ---------  ---------
Operating income............      29,190       24,873       15,441       22,238       25,924      20,141     19,912
Recapitalization costs......         --           --         2,938          --           --          --       1,450
Equity in loss of
 affiliate..................         --           --           --           --           --          --         451
Interest expense, net.......      18,711       21,098       21,263       20,292       20,042      15,046     16,798
                                --------     --------     --------     --------     --------   ---------  ---------
 Income (loss) before
  extraordinary item,
  minority interest in
  earnings (loss) of
  consolidated subsidiaries,
  and cumulative effect of a
  change in accounting
  principle.................      10,479        3,775      (8,760)        1,946        5,882       5,095      1,213
 Extraordinary item(a)......       5,250          --           --        12,745          --          --       2,016
 Cumulative effect of a
  change in accounting
  principle(b)(c)...........         --           --           --         1,579        3,250         --         --
 Minority interest in
  earnings (loss) of
  consolidated subsidiaries..      2,307        1,729       (3,969)      (6,642)       1,286       2,637      1,438
                                --------     --------     --------     --------     --------   ---------  ---------
 Net income (loss)(d)(e)....    $  2,922     $  2,046     $ (4,791)    $ (5,736)    $  1,346   $   2,458  $  (2,241)
                                ========     ========     ========     ========     ========   =========  =========
Balance Sheet Data:
(at end of period)
 Working capital............    $ (8,922)    $ (9,607)    $(13,863)    $  3,850     $ (3,060)  $   4,031  $   1,950
 Total assets...............     206,148      221,699      209,100      235,953      223,490     235,101    298,718
 Total debt.................     161,459      168,392      166,727      183,190      181,328     180,846    224,396
 Minority interest in
  consolidated
  subsidiaries..............      38,131       39,685       35,716       21,051       21,290      22,894        --
 Mandatorily redeemable
  preferred partnership
  interests.................         --           --           --        21,202       23,172      22,674     29,858
 Contingently redeemable
  warrants..................         --           --           --           --           --          --       9.700
 Partners' capital
  (deficit).................     (30,253)     (27,760)     (32,551)     (44,319)     (44,721)    (42,541)   (18,664)
Other Financial Data:
 Net cash provided by
  operating activities......    $ 13,084     $ 12,766     $ 14,668     $ 30,328     $ 11,333   $  10,627  $  17,208
 Net cash used in investing
  activities................     (18,915)     (21,130)      (5,337)     (15,779)     (19,659)    (11,936)   (81,776)
 Net cash provided by (used
  in) financing activities..       2,441       10,229      (11,837)       7,065       (3,287)     (2,344)    67,174
 Capital expenditures(f)....       8,428       19,508        5,523       15,870       20,309      13,018     22,123
 Ratio of earnings to fixed
  charges or deficiency(g)..        1.54x        1.17x    $ (8,760)        1.08x        1.26x       1.31x      1.07x

            Notes to Selected Historical Consolidated Financial Data

(a) Extraordinary item reflects write-off of deferred debt issuance costs associated with retired debt.
(b) Cumulative effect of a change in accounting principle in 1997 reflects expensing of costs related to process reengineering activities as required by Emerging Issues Task Force Issue No. 97-13.
(c) Cumulative effect of a change in accounting principle in 1998 reflects expensing of organization and start-up costs as required by AICPA Statement of Position 98-5.
(d) No provision for income taxes is reflected in the financial statements as Holdings is a partnership for which taxable income and tax deductions are passed through to the individual partners.
(e) Holdings considers EBITDA to be meaningful to investors in understanding its operating performance because Holdings has no publicly traded equity securities, Holdings is capitalized largely with long-term debt (creating a significant amount of interest expense), and Holdings operates as a partnership (it does not have a provision for income taxes). EBITDA represents operating income plus depreciation and amortization. EBITDA data, which is not a measure of financial performance under generally accepted accounting principles, is presented because such data is used by certain investors to determine a company's ability to meet historical debt service requirements. Such data should not be considered as an alternative to net income as an indicator of Holdings' operating performance or as an alternative to cash flows as a measure of liquidity. EBITDA results were $38.0 million, $36.0 million, $32.1 million, $36.6 million and $41.7 million for 1994, 1995, 1996, 1997 and 1998, respectively and $31.6 million and $30.3 million for the interim periods in 1998 and 1999, respectively. EBITDA results for fiscal 1996 exclude certain one-time charges related to the 1997 recapitalization and the change in management and operations. Included in the one-time charges were $2.5 million related to severance and hiring costs; $1.4 million in obsolete inventory reserves, included in cost of sales; and $0.5 million in insurance related costs.
(f) Capital expenditures primarily represent the cost of new Petro Stopping Centers and maintenance of existing Petro Stopping Centers. Holdings had no capital expenditures related to new Petro Stopping Centers in 1994. Capital expenditures related to new Petro Stopping Centers were $13.8 million, $1.9 million, $7.3 million and $6.1 million in 1995, 1996, 1997 and 1998, respectively, and were $11.2 million for the first nine months of 1999.
(g) On a pro forma basis, after giving effect to the Recapitalization, the deficiency of earnings to fixed charges would have been $4.2 million in 1998 and $4.4 million for the 1999 interim period.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

Reporting Format

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", which we adopted in 1998. SFAS No. 131 requires us to identify and report information regarding operating segments of our business. The two reportable operating segments identified are our company-operated truck stops and our franchise truck stops operations.

   We operate large, multi-service truck stops in the United States. Our facilities, which are known as Petro Stopping Centers, offer a broad range of products, services and amenities, including diesel fuel, gasoline, home-style restaurants, truck preventive maintenance centers and retail merchandise stores to the highway motorist. We have aggregated our corporate truck stop operations into one reportable operating segment based on the distribution of products and services under one common site facility, classified as a multi-service truck stop.

   In addition to corporate operations, we are a franchisor to 22 Petro Stopping Center locations. We collect royalties and fees in exchange for the use of our name and for services provided to the franchisees. During the nine months ended September 30, 1998 the revenues generated from our franchise operations were $3,383,000 and during the nine months ended September 30, 1999, the revenues were $3,743,000. During 1996 the revenues were $3,397,000; during 1997, they were $3,954,000; and during 1998, they were $4,497,000. The increases in our franchise revenues are due to the addition of seven new franchise locations since January 1996. These revenues are included in non-fuel revenues reported on the accompanying consolidated statements of operations. We do not allocate any expenses or assets in measuring this segment's profit and loss.

   We derive our revenues from:

 .  the sale of diesel and gasoline fuels;

 . non-fuel items, including the sale of merchandise and offering of services including truck tire sales and preventative maintenance, weighing scales, showers, laundry, video games, franchise royalties and other operations; and

 .  restaurant operations which include Iron Skillet and fast-food operations.

   The following table sets forth our total revenues by major source:

                       SUMMARY OF OUR SOURCES OF REVENUE

                                                                         Nine Months Ended September
                                   Year ended December 31,                           30,
                         ----------------------------------------------  -----------------------------
                              1996            1997            1998           1998            1999
                         --------------  --------------  --------------  -------------  --------------
                                                  (dollars in thousands)
Fuel.................... $478,312  75.1% $513,571  74.9% $464,025  71.0% $353,572 71.4% $357,154  70.6%
Non-Fuel................  111,410  17.5%  122,609  17.9%  136,145  20.8%  101,699 20.5%  107,247  21.2%
Restaurant..............   47,335   7.4%   49,549   7.2%   53,246   8.2%   40,106  8.1%   41,360   8.2%
                         -------- -----  -------- -----  -------- -----  -------- ----  -------- -----
Total Net Revenue....... $637,057 100.0% $685,729 100.0% $653,416 100.0% $495,377 100%  $505,761 100.0%
                         ======== =====  ======== =====  ======== =====  ======== ====  ======== =====  ===

   Our fuel revenues and cost of sales include federal and state motor fuel taxes. Such taxes were $175.9 million for the year ended December 31, 1996, $192.7 million for the year ended December 31, 1997, and $203.3 million for the year ended December 31, 1998. Such taxes were $155.1 million for the nine-month period ended September 30, 1998 and $152.6 million for the nine-month period ended September 30, 1999.

   No provision for income taxes is reflected in the financial statements because we are a partnership for which taxable income and tax deductions are passed through to the individual partners.

 Holdings Formation

   Holdings was formed in July 1999 as a holding partnership and conducts substantially all of its operations through the Operating Partnership. As a result of the Recapitalization (described below), the partners of Holdings are as follows:

       General Partner
        Petro, Inc.

       Limited Partners
        Various individuals and entities affiliated with the Cardwells Mobil Long Haul, Inc., an affiliate of Mobil Oil Corporation Volvo Petro Holdings, L.L.C., an affiliate of Volvo Trucks North
     America, Inc.
        Petro Warrant Holdings Corporation

   Petro, Inc. and various individuals and entities affiliated with Petro, Inc. are controlled by the president of Holdings, J.A. Cardwell, Sr. Petro, Inc. is a retailer of truck and passenger car tires and holds other investments that include limited and general partner interests in Holdings and the Operating Partnership and mandatorily redeemable preferred partnership interests in Holdings.

 Recapitalization

   On July 23, 1999, the Operating Partnership, its partners and Volvo Trucks consummated a series of transactions pursuant to which:

  . Holdings was formed, and all of the present owners in the Operating Partnership other than Chartwell, and Kirschner, a company franchisee, exchanged their interests in the Operating Partnership for identical interests in Holdings and became owners of Holdings;

  . Petro Holdings Financial Corporation was formed for the purpose of serving as co-issuer of the notes;

  . Petro Holdings Financial Corporation, the Operating Partnership and its subsidiary, Petro Financial Corporation, became subsidiaries of Holdings;

  . Petro Warrant Holdings Corporation was formed for the purpose of owning a common limited partnership interest in Holdings and issuing the warrants that are exchangeable into all of the common stock of Petro Warrant Holdings Corporation;

  . Volvo Trucks invested $30.0 million to acquire common limited partnership interests in Holdings;

  . Mobil invested an additional $5.0 million in Class B convertible preferred partnership interests of Holdings;

  . Holdings purchased the common interest in the Operating Partnership owned by affiliates of Chartwell for aggregate consideration of approximately $69.8 million, which consisted of a $55.0 million cash payment and approximately $14.8 million in accreted value of old notes, without warrants; and

  . Holdings purchased the 2% common interests in the Operating Partnership owned by Kirschner for cash consideration of $2.8 million.

  . Holdings and Petro Holdings Financial Corporation sold for cash $82,707,000 in principal amount at stated maturity of old notes together with warrants to purchase all the common stock of Petro Warrant Holdings Corporation.

   The foregoing is referred to as the "Recapitalization." The acquisition of the Chartwell and Kirschner interest was accounted for under the purchase method, which resulted in adjustments to the recorded value of land of $2.2 million, buildings of $5.8 million, equipment of $1.5 million, and furniture and fixtures of $1.5 million, and the recording of goodwill in the amount of $36.4 million that is being amortized over a period of 20 years.

   As part of the Recapitalization, Holdings issued 82,707 units each consisting of $1,000 principal amount at stated maturity of old notes and one warrant. The warrants are exchangeable into all of the common stock of Petro Warrant Holdings Corporation. As consideration for the old notes and warrants, Holdings received cash proceeds of $40.0 million, of which $30.3 million was allocated to the old notes and $9.7 million was allocated to the warrants. Holdings had acquired the warrants from Petro Warrant Holdings Corporation for $9.7 million. Petro Warrant Holdings Corporation, in turn, invested the $9.7 million to acquire a 10.0% common limited partnership interest in Holdings. The amount allocated to the warrants is based on Petro Warrants Holdings Corporation's 10.0% interest in Holdings and on Holdings' common equity value, net of an estimate of Recapitalization costs not borne by Petro Warrant Holdings Corporation, established in conjunction with the admission of Volvo Trucks and the purchase of Chartwell's and Kirschner's interests in the Operating Partnership. Upon an exchange event, such as a change in control, IPO, or bankruptcy of Holdings, the warrants will be exchanged, for no additional consideration, for 100% of the common stock of Petro Warrant Holdings Corporation, whose sole asset is currently approximately 10.0% of the common limited partnership interests in Holdings. Prior to August 1, 2002, Holdings has the right to repurchase the warrants at a price per warrant initially equal to $134.87 and increasing to $155.87 on August 1, 2000 and $178.37 on August 1, 2001. If the warrants have not been exchanged by August 1, 2004, we will be obligated to repurchase the warrants at fair market value. As a result of the contingent repurchase obligation, the warrants have been recorded outside partners' deficit as contingently redeemable warrants in the unaudited condensed consolidated balance sheets located elsewhere in this registration statement. Future changes (determined each balance sheet date in a manner consistent with the determination of market price of partnership interests described in Note 12 in the audited consolidated financial statements of Holdings included elsewhere in the registration statement), if any, in the value of the warrants will be charged directly to partners' capital (deficit).

   As a result of the Recapitalization, Holdings is the owner of approximately 99.5% of the common partnership interests of the Operating Partnership, and the minority interest is owned by affiliates of the Cardwells. The common partnership interests of Holdings are owned by:

     Cardwells and their affiliates:
       General partnership interest.......................................  1.1%
       Limited partnership interest....................................... 50.5%
     Volvo Trucks......................................................... 28.7%
     Mobil................................................................  9.7%
     Petro Warrant Holdings Corporation................................... 10.0%

   The mandatorily redeemable preferred partnership interests of Holdings are owned by Mobil ($17.0 million) and the Cardwells and their affiliates ($7.6 million).

   The formation of Holdings has been reflected in our consolidated financial statements in a manner similar to a pooling-of-interests. Accordingly, our consolidated financial statements reflect the historical amounts and results of operations of Holdings' consolidated subsidiaries as if the exchange referred to above had occurred on the first day of the first period presented.

   The Operating Partnership also amended its senior collateralized credit facility as part of the Recapitalization. The new senior credit facility consists of an $85.0 million revolving credit facility and a $40.0 million Term Loan B. The proceeds of the new Term Loan B were used to repay amounts due under the Term A and B Loans and the expansion facility of the previous senior credit facility of approximately $38.3 million. The new senior credit facility is collateralized by substantially all of the Operating Partnership's assets and contains covenants as described in "Descriptions of Other Indebtedness".

   As further discussed above, Holdings funded a portion of its purchase of Chartwell's and Kirschner's interests in the Operating Partnership with debt. Holdings currently has no operations of its own and is, therefore, dependent upon the earnings and cash flows of the Operating Partnership to satisfy its obligations under the notes.

 1997 Recapitalization

   On January 30, 1997, the Operating Partnership consummated a transaction entered into in October 1996, under which:

  . Chartwell invested $20.7 million and Mobil invested $15.0 million, to directly acquire the 40% common partnership interests of the Operating Partnership owned by the Fremont Partners for approximately $25.6 million and invest approximately $10.1 million in the Operating Partnership;

  . The Cardwells and their affiliates maintained their capital investment in the Operating Partnership; and

  . Kirschner, one of our franchises, invested $1.0 million in the Operating Partnership in exchange for a 2% common partnership interest.

   Following the investment by Mobil, Chartwell and Kirschner, the common partnership interests of the Operating Partnership were owned by:

     Chartwell............................................................ 50.8%
     Cardwells and their affiliates....................................... 39.9%
     Mobil................................................................  7.3%
     Kirschner............................................................  2.0%

   The preferred partnership interests were owned by Mobil ($12.0 million) and the Cardwells and their affiliates ($7.6 million). Chartwell and the Cardwells and their affiliates owned both general and limited partnership interests and Mobil and Kirschner owned only limited partnership interests. Mobil Oil Company and the Operating Partnership also entered into supply and marketing agreements.

   As part of the 1997 recapitalization, the Operating Partnership issued the 10 1/2% notes and repurchased approximately 94% of the existing 12 1/2% notes and approximately 100% the related outstanding debt warrants. In connection with the issuance of the 10 1/2% notes, the Operating Partnership capitalized approximately $14.5 million of debt issuance costs and wrote off, as an extraordinary item, $12.7 million of debt restructuring costs. These costs included the write-off of deferred financing costs relating to the replacement of the old credit agreement, the retirement of Term A & B loans, the repurchase of the 12.5% notes, and the related debt warrants.

   At December 31, 1996, the Operating Partnership had incurred and accrued for $2.5 million of one-time severance and hiring costs attributable to the removal and replacement prior to December 31, 1996 of the Operating Partnership's pre-1997 recapitalization management. In connection with the 1997 recapitalization, the new partners required that old management be replaced, and the Operating Partnership incurred costs and expenses with regard to their termination as well as costs associated with their replacement with new management. The termination costs, which were incurred during 1996, approximated $1.2 million, were paid in January 1997, and related to four executive officers and other members of management. The remaining costs were primarily related to the hiring of new management, which occurred in 1996 and were expensed accordingly.

   Additionally, during 1996 the Operating Partnership recognized $2.9 million of legal, accounting and other professional fees, which were incurred during 1996 in connection with the 1997 recapitalization.

   The Operating Partnership also amended its senior collateralized credit facility. The new credit agreement consisted of a $25.0 million revolving credit facility, a $14.0 million Term Loan A, a $30.0 million Term Loan B and a $40.0 million expansion facility.

   The 1997 recapitalization has been reflected in our consolidated financial statements using recapitalization accounting, which results in the carryforward of historical book values of assets and liabilities.

Results of Operations

 Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

   Overview. Our net revenues of $505.8 million increased 2.1% in the first nine months of 1999 from $495.4 million in the first nine months of 1998. The increase was primarily due to an increase of 5.5% or $5.5 million and 3.1% or $1.3 million in total non-fuel and restaurant sales, respectively, from the prior year. Operating expenses increased 6.5% or $4.5 million from the prior year due mainly to employee-related costs and system project costs. General and administrative expenses increased only slightly to approximately $14.42 million compared to $14.38 million in the prior year. Our operating income decreased 1.1% or $229,000 from the prior year.

   Fuel. Revenues increased 1.0% to $357.1 million compared to $353.6 million in 1998. Fuel revenues increased primarily due to a 3.4% increase in the average retail-selling price per gallon stemming from higher fuel costs compared to prior year. The increase in fuel prices was offset by a 2.3% or 8.3 million gallon decrease in fuel volume. Management believes the decreased volume is due primarily to state tax changes negatively effecting volumes at two locations, increased competition at two other locations and the cancellation of our old customer loyalty program during the fourth quarter of 1998. Additionally, during the period, eleven of our locations' diesel fuel islands were at limited capacity due to the installation of new fuel dispenser equipment. Gross margin on fuel was $28.7 million for the nine months ended September 30, 1999, compared to $30.7 million for the prior year period due mainly to the decrease in volume and rising fuel costs, since we are not always able to immediately pass these higher costs on to our customers.

   Non-Fuel. Revenues increased 5.5% overall to $107.2 million from $101.7 million in the prior year. The increase in non-fuel revenues is primarily due to a 6.8% or $1.5 million increase in oil, new and used tire and repair part sales and a 5.5% or $1.8 million increase in sales at our retail stores. Gross margins increased 6.5% to $59.1 million from $55.5 million for the nine months ended September 30, 1999 compared to the prior year. We believe the improved margins reflect the result of our continued focus on improving profitability in those areas by increasing efficiency through greater procedural controls and improved retailing.

   Restaurant. Revenues of $41.4 million were 3.1% over prior year's revenues of $40.1 million. We believe revenues were enhanced by the implementation of new menus and featured meal specials, resulting in the average ticket price increasing by 3.5% or approximately $.23 per customer ticket. Gross margins in the restaurants improved by 2.7% or $777,000 due to increased revenues resulting from the implementation of the menu changes.

   Costs and Expenses. Total costs and expenses increased 2.2% or $10.6 million compared to prior year. Cost of sales increased 2.1% or $7.9 million from the prior year, primarily due to higher fuel costs in the current year. Operating expenses increased $4.5 million, or 6.5%, to $73.6 million. The increase is mainly due to a $2.8 million increase in employee-related costs and a $1.1 million increase in system project costs. General and administrative expenses increased $45,000, or 0.3%, compared to $14.4 million during the same period in the prior year. These costs and expenses were offset by a net gain of $849,000 on the disposition of location scale equipment as part of our strategy to focus on our core business.

   Recapitalization Costs. Our income was impacted by approximately $1,450,000 of expenses incurred in connection with the formation of Holdings, which were primarily legal and accounting fees.

   Equity in Loss of Affiliate. We recognized a $451,000 loss primarily from startup costs related to our investment in the Wheeler Ridge facility in Southern California, which opened in June 1999.

   Interest Expense, net. Interest expense, net increased $1,752,000 to $16,798,000 in the first nine months of 1999 primarily due to the issuance of the old notes on July 23, 1999.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Overview. Our net revenues decreased 4.7% from $685.7 million to $653.4 million for the year ended December 31, 1998. The decrease was due primarily to a 9.6% or $49.5 million decrease in fuel revenues from the prior year as a result of a 14.0% decline in the average retail-selling price per fuel gallon from the prior year which was partially offset by a 4.3% or 19.6 million gallon increase in fuel volumes. The decrease in fuel revenues was partially offset by an 11.0% or a $13.5 million increase in non-fuel sales and a 7.5% or a $3.7 million increase in restaurant sales from the prior year. Operating expenses increased 8.7% to $93.0 million from $85.6 million in the prior year due mainly to employee related costs and the full year effects of the addition of two new company-operated locations in 1997. General and administrative expenses increased 13.5% to approximately $19.3 million from $17.0 million for the same period in the prior year. This increase was principally due to employee related expenses from the expanding operations and system costs.

   Fuel. Revenues decreased 9.6% to $464.0 million in 1998 from $513.6 million in 1997. Fuel revenues decreased primarily due to a 14.0% decline in average retail selling price per gallon compared to 1997. The decrease in fuel prices was offset by a 4.3% or 19.6 million gallon increase in fuel volumes, which management believes, together with improved pricing strategies, increased fuel margin dollars by 9.4% or $3.5 million compared to the prior year. On a comparable unit basis, fuel volumes increased 0.8% or 3.6 million gallons in 1998 compared to prior year and fuel margin dollars increased 5.8% or $2.2 million in 1998 compared to prior year. A Petro Stopping Center is considered a "comparable unit" as to a particular period in the current year if it was open during the same period of the prior year.

   Non-Fuel. Revenues increased 11.0% to $136.1 million in 1998 from $122.6 million in 1997. On a comparable unit basis, sales increased 8.0% or $9.9 million over the prior year. The increase in non-fuel revenues is primarily due to a 21.5% increase in tire and repair part sales and a 9.3% increase in sales at our retail stores and the full year effects of the addition of two new company-operated locations in 1997. Gross margins increased 12.3% or $8.2 million to $74.7 million in 1998 from $66.5 million in 1997.

   Restaurant. Revenues increased 7.5% to $53.2 million in 1998 from $49.5 million in 1997. On a comparable unit basis, revenues increased 2.5% or $1.2 million compared to the prior year. Revenue increases were primarily due to the full year effects of the two new locations added in 1997. Management believes revenues were enhanced by the implementation of new menus and featured menu specials. Gross margin in the restaurants improved by 8.9% or $3.1 million overall and 4.0% or $1.4 million on a comparable unit basis, due to continued management focus on costs and implementation of menu changes, resulting in the average ticket price increasing by 1.5%.

   Costs and Expenses. Total costs and expenses decreased 5.4% to $627.5 million in 1998 from $663.5 million in 1997. On a comparable unit basis, total costs and expenses decreased 8.6% or $57.3 million in 1998 compared to the prior year. Costs of sales decreased $47.2 million or 8.6% from the prior year primarily due to lower fuel costs experienced during the current year. Operating expenses increased $7.5 million or 8.7% to $93.0 million in 1998. The increase is mainly due to an 8.1% increase related to employee costs, including the full year effect of our two new company-operated locations added in 1997. During 1998 we also increased our provision for self-insurance claims by approximately $1.0 million principally due to a change in estimate related to specific claims as well as the full year effect of having two new company-operated locations which were opened in August and September of 1997. In addition, the allowance for doubtful accounts was increased principally to reserve for a specific customer who filed for bankruptcy protection. This specific reserve approximated $180,000. General and administrative expenses increased 13.5% to approximately $19.3 million from $17.0 million in 1997. This increase was principally due to a $1.8 million or 18.5% increase in employee related expenses from our expanding operations and system costs totaling $726,000.

   Interest Expense, net. Interest expense, net decreased 1.2% to $20.0 million in 1998 compared to 1997. This decrease was due primarily to lower debt levels as a result of principal payments and a 0.25% per annum decrease in interest rates on term loans A and B under the senior credit facility in place before the new senior credit facility beginning March 31, 1998.

   Extraordinary item. Extraordinary item in 1997 reflects a charge to earnings of $12.7 million for the write-off of debt restructuring costs relating to the 1997 recapitalization.

   Cumulative effect of a change in accounting principle. Cumulative effect of a change in accounting principle in 1998 reflects the write-off of $3.3 million of previously capitalizable costs. These costs, mainly incurred in prior years, were related to start-up and organization costs, and as required by the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-5, were expensed upon adoption during the fourth quarter of 1998. Cumulative effect of a change in accounting principle in 1997 also reflects the write-off of $1.6 million of costs previously allowed to be capitalized. These costs are related to process reengineering activities and, as required by Emerging Issues Task Force (EITF) Issue No. 97-13, were written off during the fourth quarter of 1997.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Overview. Our net revenues increased $48.7 million or 7.6% to $685.7 million for the year ended December 31, 1997. Revenues from comparable units contributed 80.8% or $39.3 million of the increase. The increase was due principally to a 10.1% or 41.3 million increase in fuel gallons and an increase of 10.1% or $11.2 million in non-fuel sales and an increase of 4.7% or $2.2 million in restaurant sales from the prior year. The increases in revenues were offset by product costs associated with higher levels of revenue and higher general and administrative and operating expenses over the prior year. General and administrative expenses increased 22.3% to approximately $17.0 million from $13.9 million for the same period in the prior year. This increase was principally due to an increase in employee expenses, transition costs for new programs, and professional and travel related expenses in the current year.

   Fuel. Revenues increased 7.4% to $513.6 million in 1997 from $478.3 million in 1996. Fuel revenues increased due to a 10.1% increase in fuel volumes from
407.7 million gallons in 1996 to 449.0 million gallons in 1997. On a comparable unit basis, fuel volumes increased 8.7% or 35.5 million gallons. Fuel costs were up in the first quarter, but declined in the latter quarters. On a per gallon basis, margins remained relatively flat compared to fuel margins in the prior year.

   Non-Fuel. Revenues increased 10.1% to $122.6 million in 1997 from $111.4 million in 1996. On a comparable unit basis, sales increased 8.8% or $9.8 million. Gross margins increased 14.7% to $66.5 million in 1997 from $58.0 million in 1996. This increase was due to improved cost management and lower margins in 1996 due to establishment of $1.4 million in obsolete inventory reserves.

   Restaurant. Revenues increased 4.7% to $49.5 million in 1997 from $47.3 million in 1996. On a comparable unit basis, revenues increased 2.0% or $0.9 million. Management implemented menu changes designed to enhance revenues at our Iron Skillet Restaurants in the first quarter, which contributed to the increased sales. Gross margin in the restaurants improved by approximately 5.5% or $1.8 million in total and approximately 2.9% or $1.0 million on a comparable unit basis. The improvement was due in part to management's focus on costs and implementation of menu changes, resulting in the average ticket price increasing by 6.7%.

   Costs and Expenses. Total costs and expenses increased 6.7% to $663.5 million in 1997 from $621.6 million in 1996. Included in 1996 expenses are approximately $2.5 million of severance, benefit and placement expenses, attributable to the termination of and replacement of our pre-1997 recapitalization management. The termination costs, which were incurred during 1996, approximated $1.2 million, were paid in January 1997, and related to four executive officers and other members of management. The remaining $1.3 million of the total were primarily costs related to the hiring of new management, which occurred in 1996 and were expensed accordingly. These were one-time costs and we do not believe that the replacement of these members of management has had any significant impact in terms of compensation or benefit costs, on our future results of operations. An additional one-time charge of approximately $1.4 million, included in 1996 cost of sales, related to an increase in the obsolete inventory reserve. The need for the increased reserve resulted directly from the implementation of a new inventory information system, which provided the ability to specifically identify individual inventory item movement and better estimate the reserve for slow moving and obsolete items. On a comparable unit basis, total costs and expenses increased 5.3% or $33.2 million in 1997. Costs of sales increased $35.2 million or 6.9% in 1997 from 1996. The increase was due to fuel costs increasing by 7.2% or $32.1 million and non-fuel product costs increasing by 4.6% or $3.1 million. Operating expenses increased $4.0 million or 5.0% to $85.6 million in 1997. The increase was primarily due to employee related expenses. General and administrative expenses increased 22.3% to approximately $17.0 million from $13.9 million in the prior year. This increase was principally due to increases in employee expenses totaling $1.3 million, transition costs for new programs totaling $600,000, and professional and travel related expenses in the current year totaling $1.1 million.

   Recapitalization costs. During 1996 we recognized $2.9 million of legal, accounting and other professional fees which were incurred in connection with the 1997 recapitalization.

   Interest Expense, net. Interest expense, net decreased $971,000 or 4.6% to $20.3 million in 1997 compared to 1996 due to lower interest rates combined with $917,000 of higher interest income from short-term investments.

   Extraordinary item. Extraordinary item reflects a charge to earnings of $12.7 million for the write-off of debt restructuring costs relating to the 1997 recapitalization. Specifically, this charge includes the write-off of deferred financing costs relating to the replacement of the old credit agreement, the retirement of term notes A & B, the repurchase of the 12 1/2% notes, and the retirement of the debt warrants.

   Cumulative effect of a change in accounting principle. Cumulative effect of a change in accounting principle reflects the write-off of $1.6 million of costs, previously allowed to be capitalized. These costs are related to process reengineering activities and, as required by Emerging Issues Task Force
(EITF) Issue No. 97- 13, were written off during the fourth quarter of 1997.

Liquidity and Capital Resources

   In recent years, our principal sources of liquidity have been:

  . The proceeds from the issuance of our debt securities, which raised gross proceeds of $135.0 million in 1997 (10 1/2% notes) and $40.0 million in 1999 (the old notes of $30.3 million and warrants of $9.7 million);

  . Borrowings under the new senior credit facility, which provides for aggregate borrowings up to $125.0 million;

  . Sales of common and preferred partnership interests in the Operating Partnership which raised $11.1 million in 1997 and $35.0 million in 1999;

  . And cash flows from operations, which provided $14.7 million in 1996, $30.3 million in 1997, $11.3 million in 1998 and $17.2 million in the first nine months of 1999. The large increase for 1997 was primarily due to the 1997 recapitalization, in which we redeemed approximately 94% of the outstanding 12 1/2% notes and issued our 10 1/2% notes on which initial interest payments of approximately $14.2 million per year, were not due until February 1, 1998 in addition to normal fluctuations in the timing of payments to Mobil Long Haul for fuel purchases.

   Our cash flow used in investing activities was $5.3 million in 1996, $15.8 million in 1997, $19.7 million in 1998 and $81.8 million for the nine month period ending September 30, 1999. This increase is due primarily to additional investment in property and equipment of $5.5 million in 1996, $15.9 million in 1997, $20.3 million in 1998 and $22.1 million for the nine month period ending September 30, 1999. The interim 1999 period also included $57.8 million related to the purchase of the common interests in the Operating Partnership owned by Kirschner and affiliates of Chartwell. Cash flow (used in) or provided by financing activities was ($11.8) million in 1996, $7.1 million in 1997, ($3.3) million in 1998 and $67.2 million for the nine months ending September 30, 1999. These fluctuations are almost entirely due to our borrowings and repayments in the ordinary course of business with the exception of 1997 and 1999, which are related to the 1997 Recapitalization and the July 23, 1999 Recapitalization transaction, respectively.

   We had negative working capital of $3.1 million at December 31, 1998 and positive working capital of $2.0 million at September 30, 1999. Although negative working capital is normal in the truckstop industry. We had positive working capital at September 30, 1999 due to excess cash generated from the Recapitalization. Diesel fuel inventory turns every two to three days, while payment is generally required in 12-15 days. Approximately 74% of our sales are cash (or the equivalent in the case of credit card sales or sales paid for by check on a daily basis by third-party billing companies).

   The new senior credit facility consists of an $85.0 million revolving credit facility and a $40.0 million term loan B. As part of the recapitalization transaction consummated on July 23, 1999, we used the proceeds from the term loan B to repay principal amounts due under the previous senior credit facility of $38.1 million plus accrued interest.

   At September 30, 1999, we had standby letters of credit issued for approximately $2.5 million resulting in availability of approximately $82.5 million on the revolving credit facility of the new senior credit facility. As of September 30, 1999, there were no borrowings on the revolving credit facility.

   Principal payments on the term loan B are due quarterly, beginning September 30, 2000. The first sixteen quarterly payments due are $250,000 each. For details of credit terms, rates, and maturity dates please refer to "Description of Other Indebtedness--New Senior Credit Facility."

   Accrual of dividends on mandatorily redeemable preferred partnership interests amounted to $1.7 million (including $0.7 million from minority partners in consolidated subsidiaries) for the nine months ended September 30, 1999. The dividends are only payable in cash if permitted by our then existing debt instruments. The indenture, the notes and the new senior credit facility restrict payment of dividends on mandatorily redeemable preferred partnership interests.

   We are self-insured, paying our own employment practices, general liability, workers' compensation, and group health benefit claims, up to stop-loss amounts ranging from $50,000 to $250,000 on a per-occurrence basis. During the nine months ended September 30, 1999, we paid $6,261,000 on claims related to these self-insurance programs. Provisions for these self-insurance programs are made for both estimated losses on known claims and claims incurred but not reported, based on claims history. During the nine months ended September 30, 1999, the aggregated provisions amounted to approximately $6,278,000. At September 30, 1999, the aggregated accrual amounted to approximately $4,644,000 which we believe, is adequate to cover both reported and incurred but not reported claims.

   Capital expenditures through the first nine months totaled $13.0 million for 1998 and $22.1 million for 1999. Included in capital expenditures for both 1998 and 1999 were funds spent on new and existing facilities, in addition to information systems projects.

   In addition to amounts expended during the first nine months of 1999, we currently expect to invest approximately $16.0 million during the remainder of 1999 and $55.0 million during the year ended 2000 on capital expenditures. We currently plan to construct six new truck stops, through year 2000, with a cost of approximately $10.0 million to $11.0 million per site including land acquisition costs. Approximately $10.0 million will be spent on regular maintenance capital and volume building projects. These capital outlays will be funded through additional bank financing under the new senior credit facility and internally generated cash.

   Management believes that internally generated funds, together with amounts available under the new senior credit facility, will be sufficient to satisfy its cash requirements for operations through 1999 and the foreseeable future thereafter. We also expect that current and future expansion and acquisitions will be financed from funds generated from operations, the new senior credit facility and to the extent necessary, additional financing.

Impact of the Year 2000 Issue

   We are aware of the complexity and the significance of the "Year 2000" issue. The Year 2000 issue is a result of computer programs being written using two digits, rather than four, to define the applicable year. Any of our systems that utilize date-sensitive software may recognize a date using "00" as the year 1900 rather than as the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

   Our sales, accounts receivable, inventory management, accounts payable, general ledger, payroll and electronic data interchange systems comprise our critical IT systems. We have assessed our Year 2000 readiness with regard to critical IT systems and have replaced, upgraded and tested our computer systems and applications. The financial reporting application will be upgraded in November. At that point, all critical IT systems will be Year 2000 ready.

   We continue to assess and communicate with the software vendors, hardware vendors, banks, utilities, fuel suppliers, merchandise suppliers, customers, partners, franchisees, service contract suppliers, and insurance companies with whom we do significant business to determine the extent to which we are vulnerable to those third parties' failure to remedy their own Year 2000 issues. We have received responses from approximately 84% of our suppliers, partners, franchisees and vendors surveyed of which approximately 98% have indicated that they will be compliant by the end of 1999. We have received responses from approximately 75% of our major customers of which approximately 98% have indicated that they will be compliant by the end of 1999. Included in the responses were communications from 100% of our financial and insurance service providers and approximately 78% of our utility providers, all of which have indicated that they will be Year 2000 ready by the end of 1999. We have assumed non-responsive third parties will be non-compliant for the purpose of risk assesment. We do not believe there has been or will be a significant disruption of our business due to our Year 2000 remediation efforts.

   Telecommunication and office automation systems that facilitate operations of our locations and corporate headquarters, comprise our primary non-IT systems. We have assessed the Year 2000 readiness of 100% of our non-IT systems and have completed compliance testing to bring them into readiness.

   We are using a mixture of internal and external resources to address Year 2000 issues. The total costs of achieving Year 2000 readiness is estimated to be approximately $9.0 million, which includes the costs of software upgrades and replacements we are currently making. We incurred $6.2 million in costs attributable to projects that address the Year 2000 issue through the third quarter of 1999 and expect to incur $2.8 million in such costs in the remainder of fiscal year 1999. We expect that future expenses incurred will continue to be financed from internally generated funds.

   Although we have day-to-day operational contingency plans, management has updated these plans for possible Year 2000 specific operational requirements. We formed a committee to handle business interruption scenarios with respect to Year 2000. We have established contingency plans for situations relating to Year 2000 issues that may arise in our dealings with key third parties and our IT and non-IT systems. Our contingency planning has taken into account various operational functions within the company including, but not limited to, fuel dispensing, credit acceptance and receivable tracking, sales tracking, accounts payable processing, tendering and tender reconciliation and updating our financial records. With respect to each operational function, a plan has been created to address normal operations, emergency responses, alternate procedures and restoration procedures. The various contingency plans have been documented and copies of the plans retained both at the corporate office and in our field locations. In addition a cross-functional management team has been established to respond to any year 2000 event and will be accessible to all locations. We believe our worst case scenario related to Year 2000 issues is scattered interruptions of power and other services which we believe would not interfere with our business in a material manner. However, network-wide power outages at our locations for extended periods of time could significantly interrupt the provision of services to our customers and have a material adverse effect on our business operations.

Environmental

   Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Accrued liabilities are exclusive of claims against third parties and are not discounted.

   Contingencies under environmental laws and regulations may require us to take action to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by us or other parties. We have accrued liabilities for environmental remediation activities consistent with the policy set forth in Note 2 to our Consolidated Financial Statements. At December 31, 1997, this accrual amounted to approximately $187,000, and as of December 31, 1998, this accrual amounted to approximately $274,000. At September 30, 1999 this accrual amounted to approximately $161,000. In management's opinion, these accruals were appropriate based on existing facts and circumstances. We accrue for environmental remediation expenses based upon initial estimates obtained from contractors engaged to perform the remediation work as required by local, state and federal authorities. It is often difficult to predict the extent and the cost of environmental remediation until work has commenced and the full scope of the contamination determined. Accruals are periodically evaluated and updated as information regarding the nature of the clean up work is obtained. In the event that future remediation expenditures are in excess of amounts accrued, we do not anticipate that they will have a material adverse effect on our consolidated financial position or results of operations of Holdings. Actual results, however, could differ from estimated amounts and those differences could be material. At September 30, 1999, we have recognized approximately $161,000 in the consolidated balance sheet related to recoveries of remediation costs from third parties.

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gain and loss to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 was originally effective for fiscal years beginning after June 15, 1999, but has been postponed by Statement of Financial Accounting Standard No. 137, "An Amendment of SFAS No. 133", for one year with a mandatory effective date for fiscal years beginning after June 15, 2000. Additionally, SFAS 133 has been modified regarding recognition in the balance sheet of an embedded derivative that is required to be separated from the host contract. At the date of initial application of SFAS 133, an entity may choose either to recognize these embedded derivatives or to select either January 1, 1998 or January 1, 1999, as a transition date for embedded derivatives. A company may also implement the statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1999 and thereafter). A company may also implement the statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1999 and thereafter). SFAS No. 133 cannot be applied retroactively. Management has not yet quantified the impact of adopting SFAS No. 133 on our financial statements and has not determined the timing of, or method of, adoption. However, the implementation of SFAS No. 133 could increase volatility in earnings.

                                    BUSINESS

Petro Stopping Centers

   Petro Stopping Centers generally are built on fifteen to thirty acres situated at a convenient location with easy interstate highway access. They can accommodate 200 to 300 trucks and 100 to 175 cars or recreational vehicles in spacious, well-lit and fenced parking lots, which are designed to provide good traffic flow, reduce accidents, and enhance security for the drivers, their trucks and freight. Within the Petro Stopping Center network, we offer standardized and consistent products and services to accommodate the varied needs of professional truck drivers and other motorists. These include separate gas and diesel fueling islands, our home-style "Iron Skillet" restaurants, truck preventative maintenance and repair services, and travel and convenience stores offering an array of merchandise selected to cater to professional truck drivers' needs during long periods away from home. Additionally, we provide amenities such as telephone, fax, photocopying, computer, other communication services and postal services. Petro Stopping Centers also offer certified truck weighing scales, truck washes, laundry facilities, private showers, game, television and movie rooms, barbershops, and at some sites, medical services.

   The following table sets forth our total revenues by major source:

                                          SUMMARY OF HOLDINGS' SOURCES OF REVENUE
                                                                          Nine Months Ended September
                                   Year Ended December 31,                            30,
                         ----------------------------------------------  ------------------------------
                              1996            1997            1998            1998            1999
                         --------------  --------------  --------------  --------------  --------------
                                                   (dollars in thousands)
Fuel.................... $478,312  75.1% $513,571  74.9% $464,025  71.0% $353,572  71.4% $357,154  70.6%
Non-Fuel................  111,410  17.5%  122,609  17.9%  136,145  20.8%  101,699  20.5%  107,247  21.2%
Restaurant..............   47,335   7.4%   49,549   7.2%   53,246   8.2%   40,106   8.1%   41,360   8.2%
                         -------- -----  -------- -----  -------- -----  -------- -----  -------- -----
Total Net Revenue....... $637,057 100.0% $685,729 100.0% $653,416 100.0% $495,377 100.0% $505,761 100.0%
                         ======== =====  ======== =====  ======== =====  ======== =====  ======== =====

   Of our 29 company-operated Petro Stopping Centers, 26 are full-size locations and three are Petro:2 Centers. All of the company-operated Petro Stopping Centers are owned by us except for the Wheeler Ridge, California facility which is jointly-owned with Tejon Development Corporation. Of our 22 franchised facilities, seventeen are full-service locations and five are Petro:2 Centers. Petro:2 Centers provide the same basic fuel and non-fuel services as full-sized Petro Stopping Centers, but on a smaller scale and with fewer amenities.

 Fuel

   Each Petro Stopping Center has a diesel fuel island, which is a self-service facility for professional drivers and typically consists of eight to sixteen fueling lanes. The fuel dispensers are computer driven, high speed units. Each fueling lane permits simultaneous fueling of each of a truck's two tanks. Pursuant to our strategic alliance with Mobil, we sell Mobil branded diesel fuel at all of the company-operated diesel fuel islands. All diesel fuel islands and dispensers we operate carry signage with both the "Petro" and "Mobil" brand names.

   In addition to the diesel fuel island for professional drivers, gasoline and automobile diesel fuel are sold from a separate auto fuel island at 28 of our 29 company-operated locations. The auto fuel islands are accessed by separate "auto-only" entrances, which help to separate auto and truck traffic at the facility. The typical auto fuel island is equipped with four to six fuel dispensers for convenient and efficient fueling.

 Non-fuel

   In 1983 we opened our first Petro:Lube facility to provide "while-you-wait" preventive maintenance service for trucks. Since that time, Petro:Lubes have been introduced at all but one of our company-operated Petro Stopping Centers. In addition to Petro Stopping Center locations, we opened a stand-alone Petro:Lube in 1996. Petro:Lube facilities offer oil, filter and lubrication services, new, used and retread tires, as well as tire and other minor repairs. We believe we were the first truck stop chain to offer these types of services to truckers on an express basis.

   Each Petro:Lube sells a number of what we believe to be high-quality brands such as: Mobil Delvac, and Chevron Delo heavy duty motor oils and Kelly, Bridgestone, Michelin and Firestone tires. Petro:Lubes primarily feature Mobil's Delvac brand lubricants as part of our marketing strategy with Mobil. See "Certain Relationships and Related Transactions." Each Petro:Lube honors manufacturers' warranties as well as our warranties for work performed at any Petro:Lube throughout the country. Petro:Lube services are primarily utilized by owner/operators and small fleets, but we believe that larger fleets are increasingly looking to outsource their maintenance needs.

   To attract the business of drivers seeking a quick refueling stop, each diesel fuel island includes a "mini-mart" offering an array of deli take-out food, snack foods, beverages, toiletries and a basic selection of trucker accessories and supplies. In addition, other services (including certified scales, check cashing, permit services, faxing and copying) are available at the fuel islands. These facilities enable the driver seeking a quick refueling stop to purchase consumables and services while refueling.

   Each Petro Stopping Center also includes a "Travel Store," located in the main facility away from the fueling islands. Travel Stores feature merchandise specifically selected to cater to a professional truck driver's shopping needs during the long periods typically spent away from home. Merchandise categories include food items, clothing, electronics such as televisions, mobile satellite dishes, VCR's and CB radios as well as toiletries, gifts and truck accessories such as cables, fuses, reflectors and antennae. A Travel Store typically carries approximately 7,500 SKUs and averages 1,900 square feet of selling space.

   To meet the personal and business needs of commercial drivers and other motorists, we provide numerous additional services at the main facility of our Petro Stopping Centers. At the typical Petro Stopping Center, customers have access to telephone, internet, money wire services, fax and other communications services at our facilities, overnight express drop boxes and ATMs. In addition, customers may receive their paychecks and cash advances. At most locations, professional drivers have convenient on-site access to a certified truck weighing scale and a truck wash operated by a third-party that leases part of a Petro Stopping Center to provide this service. For a driver's comfort and relaxation, Petro Stopping Centers provide laundry facilities, game rooms, television viewing rooms and, at approximately eight Petro Stopping Centers, movie rooms. We also lease retail space at our Petro Stopping Centers to independent merchants.

   Each full-size Petro Stopping Center features twelve to eighteen private shower facilities. The showers are fully tiled for easy maintenance and are professionally cleaned after each use. Each shower room is equipped with a lock to provide privacy and security.

   Since June 1993, the Petro Stopping Centers located in Hammond and Shreveport, Louisiana, have featured video poker operations. The primary customers for these activities are local area residents. The video poker operations at each of these sites feature 50 machines and are conducted in a stand-alone building, separated from other facilities. A third-party operator manages the video poker operations and incurs all material related expenses while paying a portion of each machine's "winnings" to us. During 1996, the State of Louisiana enacted a statute requiring the cessation of video poker operations unless the parish in which the operations were conducted voted to allow the continued operations of video poker machines. On November 5, 1996, the parish in which the Shreveport facility is located voted to continue to allow video poker operations, while the parish in which the Hammond facility is located voted to disallow video poker operations. Therefore, we were required to phase out video poker operations at the Hammond facility at the end of June 1999.

 Restaurants

   Each full-size Petro Stopping Center includes our trademarked "Iron Skillet" restaurant. This home-style, sit down restaurant typically seats approximately 180 customers, and features counter and wait service, a soup and salad bar and three "All-You-Can-Eat" buffets per day. The Iron Skillet prides itself on "home cooked" items prepared fresh at each location. Recipes developed at our test kitchen in El Paso are accessible from each location by computer.

   Iron Skillet restaurants are open 24 hours per day, 365 days per year and have "drivers only" sections, which are preferred by drivers who like to socialize and exchange information with other drivers at our restaurants. Public telephones are generally available throughout the dining area for customer convenience.

   We have introduced nationally branded fast food concepts at nine of our locations. We currently operate, under franchise agreements, one Wendy's, three Baskin-Robbins, two Blimpie Subs & Salads and six Pizza Hut Express units and plan to selectively expand our fast food program during the next several years. In addition, we have introduced our own branded deli program in some Petro Stopping Centers known as "The Filling Station." At September 30, 1999, we had ten locations that offered Filling Stations and plan to expand the concept in the future.

Competition

   The U.S. truck stop industry is large and highly fragmented. Management believes that there are approximately 2,000 truck stops located on interstate highways, approximately 23% of which are operated by four national truck stop chains, of which we are one. The other three chains are TravelCenters of America, Inc., (approximately 160 locations), Flying J Inc. (approximately 120 locations) and Pilot Corporation (approximately 120 locations). We believe that, while we compete with all truck stops, our principal competitors are increasingly these nationwide, multi-service truck stop chains. We also believe that some of these chains have substantially greater financial and marketing resources than we do.

   While we price our diesel fuel competitively, we believe our larger sites with more amenities offer a competitive advantage. A number of other large, multi-service truck stop chains build somewhat smaller and less expensive facilities, emphasizing low-priced diesel fuel and fast food restaurants. Many of the other truck stop chains employ discount pricing of diesel fuel to compete. At the same time, increased competition and consolidation among trucking companies in recent years have increased truck fleet owners' focus on reducing their operating costs. This trend has put increased pressure on diesel fuel margins for us and our competitors. In addition, from time to time, we face intense price competition in some of our markets. Given that approximately two out of every three stops made by a trucker is for a reason other than the purchase of fuel, we believe that the variety of non-fuel services and products we offer will continue to attract professional truck driver business and provide us a competitive advantage in spite of continued fuel pricing competition.

Fuel and Lubricant Suppliers

   As part of the Recapitalization, we terminated our existing fuel and lubricant supply agreements and entered into new ten-year supply agreements with Mobil Oil Corporation under which Mobil Oil Corporation will supply the company-operated Petro Stopping Centers' diesel fuel requirements as well as gasoline requirements in those markets in which Mobil branded gasoline is available for sale. Under the lubricant supply agreement, we are allowed to purchase such quantities of lubricants as we require at the prices set forth in the agreement. The diesel fuel sold at all of our company-operated and some of our franchise operated Petro Stopping Centers is branded Mobil Diesel, and all of our company-operated Petro:Lubes feature Mobil Delvac lubricants. Under the new fuel supply agreement and the agreement for the resale of oils and greases with Mobil Oil Corporation, both dated July 23, 1999, we agreed to purchase Mobil branded lubricant products and Mobil branded diesel fuel for sale and distribution under Mobil's trademarks at our company-operated and 12 of our franchise operated truck stops and Mobil branded gasoline for sites as selected by Mobil, as limited however, by existing contractual obligations to purchase gasoline from other suppliers. The Mobil Supply Agreements require that we purchase from Mobil-specified distribution terminals, a minimum number of gallons of diesel fuel on an annual basis, depending on product availability and reductions by Mobil Oil Corporation under described circumstances. For 1999, our annual volume commitment is 172.3 million gallons of Mobil diesel under the fuel supply agreement and 1.2 million gallons of Mobil lubricants under the lubricant supply agreement. This constitutes approximately 42% of our current diesel fuel requirements and approximately 52% of our lubricant requirements. If we do not purchase any diesel fuel from Mobil Oil Corporation under our Mobil Supply Agreements, our maximum penalty in any year would be $0.0035 per gallon multiplied by the annual volume commitment as provided for in the Mobil Supply Agreements plus additional amounts for each new Petro Stopping Center we open and which Mobil Oil Corporation agrees to supply. As a result of the Mobil Supply Agreements and to comply with the laws governing the branding of diesel fuel, if Mobil Oil Corporation is unable to supply 100% of our diesel fuel demand due to limited product availability, Mobil Diesel Supply Corporation, a wholly-owned subsidiary of Mobil Oil Corporation, purchases additional diesel fuel from third-party suppliers and then sells it to us. Under the terms of the Mobil Supply Agreements, we negotiate with third parties regarding price and other terms, and then designate them to Mobil Diesel Supply Corporation. Third party suppliers are approved by Mobil if the fuel to be supplied by the third party meets all federal, state and local diesel requirements. Our fuel purchase arrangement with Mobil Diesel Supply Corporation enables us to meet our diesel fuel needs and to comply with branding laws, which require Mobil to first take possession of the fuel before it can be branded as Mobil diesel.

   The Mobil Supply Agreements allow us to continue to negotiate for the purchase of diesel fuel with third-party suppliers approved by Mobil Diesel Supply Corporation. If we are able to obtain a lower diesel fuel price from a third-party supplier in a particular market area, we may request that Mobil meet the lower price or allow a portion of our diesel fuel requirements to be supplied from the Mobil Diesel Supply Corporation-approved third-party supplier, in which case Mobil Diesel Supply Corporation would purchase the diesel fuel from the supplier and resell the product to us. Any change in supply source, other than a change resulting from Mobil's inability to supply, does not affect our requirement to purchase the annual minimum number of gallons from Mobil-specified distribution terminals fixed by the Mobil Supply Agreements. The Mobil Supply Agreements also place a monthly limit on the maximum number of gallons of diesel fuel and gasoline that we may lift from Mobil-specified distribution terminals. Prices to be charged for fuel sold to us under the Mobil Supply Agreements are based on referenced prices minus discounts and plus delivery costs. See "Certain Relationships and Related Transactions." Upon the expiration of the ten year initial term, the Mobil Supply Agreements are renewable for another five year term at the option of Mobil; however, we have the ability to terminate the agreements at the end of the ten year term at a price based on a formula discussed in the Mobil Supply Agreements.

   We purchase diesel fuel for each of our company-operated Petro Stopping Centers on a daily basis. Each location typically maintains a one to three day inventory of fuel. During 1998, we purchased 100% of our diesel fuel through Mobil Diesel Supply Corporation, approximately 64.4% of which was third-party fuel purchased through this arrangement. The approximate aggregate amount paid under the Mobil Supply Agreements from July 23, 1999 through November 29, 1999 is $186.0 million.

Trademarks and Service Marks

   We are the owner in the United States of various registered trademarks and service marks, including "Petro Stopping Centers," "Petro:Lube," "Iron Skillet" and "Petro:2." We grant franchisees the non-exclusive right to use these proprietary marks at franchised locations. We regard our trademarks and service marks as valuable assets and believe that they have significant value in the marketing of our products and services. We also have several applications to register trademarks and service marks currently pending in the United States Patent and Trademark Office.

Governmental Regulation

 Environmental Regulation

   We conduct our operations under extensive federal and state laws, regulations and requirements relating to environmental matters. We use underground and above ground storage tanks to store petroleum products and waste oils. Statutory and regulatory requirements for storage tank systems include requirements for tank construction, integrity testing, leak detection and monitoring, overfill and spill control, and mandate corrective action in case of a release from a storage tank into the environment. We also face regulation relating to vapor recovery and discharges into the water. During 1998, we continued the installation of cathodic protection and overfill equipment and devices in our older storage tanks, as required by federal and state law, and all work was completed in December 1998, except in the Corning, California location, where completion of the state-required upgrades is ongoing under an agreement between the State of California and the Operating Partnership. The Corning, California work was completed during the third quarter of 1999, and we expended approximately $1 million during 1999 to complete this work. Some site remediation will be required in Corning, California as a result of completion of the 1998 upgrade work. Upon completion of the work at the Corning site, management believes that all of our storage tanks will be in compliance in all material respects with applicable environmental laws, regulations and requirements. Our expenditures for environmental matters were $180,000 in 1996, $154,000 in 1997 and $385,000 in 1998. See Note 2 to our Consolidated Financial Statements for the year ended December 31, 1998 for a discussion of our accounting policies relating to environmental matters.

  Our ownership of the properties and the operation of our business, may subject us to liability under various federal, state, and local environmental laws, ordinances and regulations relating to cleanup and removal of hazardous substances (which may include petroleum and petroleum products) on, under or in our property. Some laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. Persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of these substances at the disposal or treatment site, regardless of whether the site is owned or operated by that person.

  We are currently party to one proceeding with the EPA regarding a waste oil storage and recycling plant located in Patterson, Stanislaus County, California. In the ordinary course of our operations, waste oil products are generated which are required to be transported to off-site facilities for treatment and disposal. Between June 1991 and February 1995 we arranged for the transportation of waste oil products from the Corning location to the Patterson Site. Sometime in 1997 the owners of the Patterson Site abandoned operation of the site, the condition of the site began to deteriorate, and in October 1997 the EPA responded to a request for assistance from the California Department of Toxic Substances Control. Notwithstanding that our activities with regards to use of the Patterson Site were lawfully conducted and have not been challenged by the EPA, by Order issued by the EPA on August 12, 1998, we and 55 other companies were identified by the EPA as "generators, transporters or arrangers for disposal of hazardous substances" as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C., Sections 9601 to 9675, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), and thus are named in the EPA Order as potentially responsible parties, strictly liable under CERCLA for removal activities associated with the Patterson Site. We and approximately 20 of the other 55 companies identified by the EPA are working together towards a resolution and plan of action for completion of the removal activities required by the EPA Order. Although we do not believe that our involvement in the Patterson Site will have a material adverse effect on our consolidated financial condition or results of operation, if a plan of action cannot be agreed upon or if the EPA or the State of California imposes remediation requirements beyond the scope presently contemplated based upon our current understanding with the EPA, our liability could exceed our current expectations. See Note 15 to our Consolidated Financial Statements for the year ended December 31, 1998.

  We are defendants in two lawsuits brought by adjoining land owners alleging damage to their property resulting from the discharge of sewage and other run-off at one of our Petro Stopping Centers. We do not believe that our involvement in these matters will have a material adverse effect on our consolidated financial condition or results of operation.

  Where required or believed by us to be warranted, we take action at our locations to correct the effects on the environment of prior disposal practices or releases of chemical or petroleum substances by us or other parties. In light of our business and the quantity of petroleum products that we handle, there can be no assurance that hazardous substance contamination does not exist or that material liability will not be imposed in the future.

 Other Regulations

  We also operate under local licensing ordinances. The issuance of permits for service station and lubrication operations is generally a matter of discretion and dependant on the underlying requirement that the granting of the permit be consistent with the health, safety and moral welfare of the community. Although we believe that careful planning and site selection reduces the likelihood of significant zoning opposition, significant opposition to the construction of a Petro Stopping Center, if encountered, may cause us to incur substantial expenses and delay.

   Our restaurant operations are conducted under federal, state and local regulations concerning health standards, sanitation, fire and general safety, noncompliance with which could result in temporary or permanent curtailment or termination of a restaurant's operations. In addition, difficulties in obtaining the required licensing or approvals could result in delays or cancellations in the openings of new restaurant facilities.

   In addition, state and local authorities oversee our video poker operations. During 1996, the State of Louisiana enacted a statute requiring the cessation of video poker operations unless the parish in which the operations were conducted voted to allow the continued operations of video poker machines. On November 5, 1996, the parish in which the Shreveport facility is located voted to continue to allow video poker operations, while the parish in which the Hammond facility is located voted to disallow video poker operations. Therefore, we were required to phase out video poker operations at the Hammond facility at the end of June 1999. We are, in accordance with normal procedure, in the process of applying to the Louisiana authorities for a 1999/2000 license for the Shreveport facility.

   As a franchisor we also operate under federal and state regulation in the states in which we offer franchises or where franchised Petro Stopping Centers are currently operating. Federal regulations require that we provide each prospective franchisee with a disclosure document that provides information regarding the Operating Partnership and the relevant provisions of the franchise agreement and other ancillary contracts. In addition, some state regulations require that the franchisor be registered or be exempt from the applicable registration requirements. Federal and state franchising laws prohibit "deceptive trade practices" and, in some cases, impose fairness and "anti-discrimination" standards on us.

   In addition to the franchise regulations outlined immediately above, our operations are conducted under the Petroleum Marketing Practices Act. The Petroleum Marketing Practices Act is a federal law that prohibits a franchisor engaged in the sale, consignment or distribution of refiner-branded motor fuels from terminating or failing to renew a "franchise" or "franchise relationship," except on specified grounds and only after compliance with the statute's notification provisions. The Petroleum Marketing Practices Act expressly preempts state law concerning the termination, nonrenewal and notice with respect to motor fuel franchises. The Petroleum Marketing Practices Act is enforced judicially through cases interpreting the statute.

   We are considered a franchisor under the Petroleum Marketing Practices Act because we distribute and sell diesel fuel and gasoline under Mobil's trademarks to our franchisees. Thus, we are subject, as a franchisor, the Petroleum Marketing Practices Act's termination, nonrenewal and notice requirements in each of our individual motor fuel contracts with our franchisees. At the same time, we are entitled to the Petroleum Marketing Practices Act's protections in our branded supply agreements with Mobil, as well as other branded suppliers. At September 30, 1999, we are not party to any Petroleum Marketing Practices Act litigation.

   Under the Americans with Disabilities Act of 1990, all public accommodations are required to meet federal requirements related to access and use by disabled persons. While we believe our facilities are in compliance with these requirements, a determination that we are not in compliance with the Americans with Disabilities Act could result in the imposition of fines or an award of damages, which could adversely affect us.

   We believe that all of our Petro Stopping Centers are in compliance in all material respects with existing laws and regulations. However, new laws and regulations could require us to incur significant additional costs.

Employees

   As of September 30, 1999, we had a total of 4,023 employees, of which 3,784 were full-time and 239 were part time. At that date, 586 of our employees were salaried and performed executive, management, or administrative functions and the remaining 3,437 employees were hourly employees. Almost 96% of our employees worked at the Petro Stopping Centers and most employees at the Petro Stopping Centers work on an hourly basis.

   We have never had a work stoppage. We believe that we provide working conditions, wages and benefits that are competitive with other providers of the kinds of products and services offered by us. We believe that our relations with our employees are good.

Properties

   Our corporate headquarters is located in a three-story building in El Paso, Texas, which contains approximately 30,000 square feet of space. We lease the entire building from an affiliate of the Cardwells. See "Certain Relationships and Related Transactions."

   We own the underlying land and all facilities at 24 of our 29 company-operated Petro Stopping Centers, own all but four acres of the West Memphis Stopping Center site, own the facility and lease the land at the Hammond, Louisiana site and lease both the Effingham, Illinois and North Baltimore, Ohio Petro Stopping Center sites in their entirety. The Petro Stopping Center located in Effingham, Illinois, is leased from an entity owned by current and former employees of the Operating Partnership. See "Certain Relationships and Related Transactions."

   In 1998, we purchased land in Mebane, North Carolina and Glendale, Kentucky for the future construction of two new Petro Stopping Centers. In 1998 we also entered into a ground lease in Jackson, Mississippi on which to build a new Petro Stopping Center. We also own a site in Green River, Wyoming which is suitable for the construction of a new Petro Stopping Center. We have options, which expire in December 2006, to purchase vacant land owned by the Cardwells or their affiliates that is located adjacent to four existing Stopping Centers:
Shreveport, Louisiana (seven acres); Weatherford, Texas (thirty-four acres); Beaumont, Texas (seventeen acres); and Oklahoma City, Oklahoma (thirty acres). See "Certain Relationships and Related Transactions."

   The following table outlines the company-operated Petro Stopping Centers at September 30, 1999:

                                                                       Size of Main
                                         Petro Stopping Total Location   Building
 Location                  Date Opened   Center Acreage    Acreage      (Sq. Ft.)
 --------                 -------------- -------------- -------------- ------------
El Paso, Texas..........  April 1975           31             51          20,000
Weatherford, Texas......  September 1977       25             25          21,000
Beaumont, Texas.........  May 1981             20             20          13,500
San Antonio, Texas......  September 1982       21             21          13,200
Eloy/Casa Grande,
 Arizona................  June 1984            23             36          12,300
Corning, California.....  May 1985             18             18          12,300
Amarillo, Texas.........  June 1985            20             32          17,300
Shreveport, Louisiana...  November 1985        18             21          13,800
Hammond, Louisiana......  January 1986         16             21          12,300
West Memphis, Arkansas..  August 1986          24             63          15,700
Milan, New Mexico.......  November 1986        23             30          13,800
Knoxville, Tennessee....  March 1987           25             25          13,800
Kingman, Arizona........  December 1987        38             67          18,200
Oklahoma City,
 Oklahoma...............  May 1988             30             30          14,600
Perrysburg/Toledo,
 Ohio...................  August 1988          33             74          20,000
Kingdom City, Missouri..  February 1989        25             35          20,500
Bucksville, Alabama.....  February 1990        48             51          14,400
Girard/Youngstown,
 Ohio...................  May 1990             29             98          20,000
Vinton, Texas...........  January 1991          8             19           4,800
Effingham, Illinois.....  March 1991           30             30          20,000
Kingston Springs,
 Tennessee..............  September 1991        9             12           6,900
Shorter, Alabama........  September 1991        9              9          12,700
Atlanta, Georgia........  March 1992           64             69          21,500
Laramie, Wyoming........  October 1993         35             50          15,500

                                                                      Size of Main
                                        Petro Stopping Total Location   Building
 Location                 Date Opened   Center Acreage    Acreage      (Sq. Ft.)
 --------                -------------- -------------- -------------- ------------
Medford, Oregon......... January 1995         15             15          11,500
Ocala, Florida.......... June 1995            37            170          20,500
North Baltimore, Ohio... August 1997          17             40          29,000
North Little Rock,
 Arkansas............... September 1997       17             24          16,000
Wheeler Ridge,
 California (1)......... June 1999            51             76          27,900

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(1) The Wheeler Ridge facility is company-operated and jointly-owned with Tejon Development Corporation. See, "Agreement with Tejon."

   We also have under construction new Petro Stopping Centers in Jackson, Mississippi and Mebane, North Carolina.

Franchises

   Each existing franchise agreement grants to the franchisee the right and license to operate a Petro Stopping Center in a specified territory. The franchise agreements require that the franchisee, at its expense, build and operate the Petro Stopping Center in accordance with requirements, standards and specifications prescribed by us, including site approval, and that the franchisee purchase products from suppliers approved by us. We, in turn, are obligated to provide the franchisee with, among other things, advisory assistance with the operation of the Petro Stopping Center and advertising and promotional programs.

   The agreements require the franchisee to pay us, in addition to initial fees and training fees, a monthly royalty fee and a monthly advertising fee (administered through an advertising fund for national and regional advertising). In some instances, we may waive our contractual right to receive royalties with respect to a particular location for short periods of time. During 1998, our revenues from our 21 franchise locations totaled $4.5 million. In addition, franchisees contributed $401,000 to the advertising programs.

   While a majority of diesel purchases at Petro Stopping Centers are paid for by third-party billing companies, a portion of diesel fuel purchases are paid for through direct billing arrangements with particular trucking companies. As provided in the franchise agreements, we purchase all of the receivables generated by the franchisees from customers using direct billing arrangements. These purchases are on a non-recourse basis to the franchisee.

   In addition, upon termination or expiration of the franchise agreement in the event that the franchisee wishes to accept an offer from a third-party to purchase its facility, each franchise agreement grants us a right of first refusal to purchase the facility, at the price offered by the third party. Similarly, in fourteen cases, we have the right to purchase the franchise for fair market value, as determined by the parties or an independent appraiser, upon termination or expiration of the franchise agreement.

   All franchises are operated under franchise agreements which, with the exception of one, are for an initial ten-year term and are automatically renewed for two consecutive five-year terms, unless the franchisee gives a termination notice at least twelve months prior to the expiration of the franchise agreement. As of September 30, 1999, we had 22 franchise locations open and operating in the following markets:

                                                             Expiration of
   Location                                  Date Opened Initial Franchise Term
   --------                                  ----------- ----------------------
   Elkton, Maryland......................... Sept. 1985       Sept. 1995(a)
   Ft. Chiswell, Virginia...................  Mar. 1986       Mar. 1996(a)
   Portage, Wisconsin (b)................... Sept. 1986       Dec. 2001
   Joplin, Missouri.........................  Oct. 1987       Oct. 1997(a)
   Lake Station, Indiana....................  Oct. 1987       Oct. 1997(a)
   Ruther Glen, Virginia....................  Mar. 1988       Mar. 1998(a)

                                                              Expiration of
   Location                                   Date Opened Initial Franchise Term
   --------                                   ----------- ----------------------
   Benton Harbor, Michigan...................  July 1989       July 1999(a)
   New Paris, Ohio...........................  Oct. 1989       Oct. 1999(a)
   Salina, Kansas............................  Feb. 1990       Feb. 2000
   Jerome/Twin Falls, Idaho..................  Dec. 1990       Dec. 2000
   Florence, South Carolina..................  Feb. 1991       Feb. 2001
   Rochelle, Illinois........................  Apr. 1992       Apr. 2002
   Fargo North Dakota........................  Nov. 1994       Nov. 2004
   Carnesville, Georgia......................  Jan. 1995       Jan. 2005
   Bordentown, New Jersey....................  Jan. 1996       Jan. 2006
   York, Nebraska............................  Dec. 1996       Dec. 2006
   Dupont, Pennsylvania......................   May 1997       May 2007
   Claysville, Pennsylvania..................  Nov. 1997       Nov. 2007
   Breezewood, Pennsylvania..................  Feb. 1998       Feb. 2008
   Milton, Pennsylvania......................  Mar. 1998       Mar. 2008
   Monee, Illinois........................... April 1998       April 2008
   Lowell, Indiana........................... April 1999       April 2009

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(a) The initial ten year term provided for in six of our oldest franchise agreements has elapsed. Under the terms of these agreements, unless written notice of termination is received from the franchisee twelve months prior to the tenth anniversary date of the opening of the franchise location, the franchise is automatically renewed for five additional years. No notices of termination were received from the affected franchisees. By agreement with the affected franchisees, execution of a renewal franchise agreement was delayed pending completion of the revised form franchise agreement. The revised franchise agreement has now been given to these franchisees for execution and each franchisee has been given the choice to either enter into the new agreement or remain as franchisees under the terms of their existing agreement.
(b) The franchise agreement for the Portage, Wisconsin location has been amended so that its initial term is approximately fifteen years (expiring in December 2001). The agreement provides for only one five-year renewal.

   Two franchisees operate four locations, one operates three locations, one operates two locations, and nine operate one location each. All of the franchisees are unaffiliated with us, except Highway Service Ventures, Inc., which operates four of our franchised locations. See "Certain Relationships and Related Transactions." In addition to our currently operational 22 franchise locations, we have signed an agreement for an additional franchise location in Frederick, Maryland, which is in the final stages of construction.

Agreement with Tejon

   We have entered into an operating agreement and formed a limited liability corporation, Petro Travel Plaza LLC, with Tejon to build and operate a Petro Stopping Center branded location in southern California. Pursuant to the terms of the Limited Liability Company Operating Agreement of Petro Travel Plaza LLC, dated as of December 5, 1997, among the Operating Partnership, Tejon and Tejon Ranch Company, as guarantor, we made an initial capital contribution of $2.0 million for working capital and inventory, which is our basis for the investment in the LLC interest. The agreement contemplates that the limited liability company will finance construction of the location with a non-recourse credit facility. Under the agreement, we will receive an administrative fee of $250,000 per annum and as a 40% member in the limited liability company, will receive 40% of the location's operating earnings. This location opened in June 1999.

Business Strategy

   Our primary strategic goal is to maximize profitability through (1) continued expansion of products and services available at our Petro Stopping Centers, (2) increases in our fuel volume, and (3) cross marketing and promoting the multiple products and services available at Petro Stopping Centers to direct additional customer traffic to higher margin products and services. The key components of this strategy include the following initiatives:

   Preserve and Enhance Our High Quality Reputation. We believe our competitive success is largely attributable to our reputation for providing the "quality difference" -- what we believe to be a high level of customer service and quality products delivered in a consistently clean and friendly environment. The physical design and lay-out of a Petro Stopping Center, which is standardized network-wide, has been created to attract the professional truck driver as well as tourist traffic and local clientele. A typical Petro Stopping Center is built on approximately 25 acres of land, which we believe is two to three times larger than the size of our competitors' typical sites. The facility design and lay-out provides for gas islands in the front of our properties for appeal to the tourist traffic and local clientele, and diesel fuel islands, which are self-serve facilities of eight to sixteen lanes, designed to accommodate the professional truck driver, located in the rear of the properties.

   Given that approximately two out of every three stops by truck drivers are for a reason other than the purchase of fuel, and that the average length of time for a truck stop by a truck driver is four to five hours, we have designed our Petro Stopping Centers to be destination stops with multiple amenities --
 meals, laundry, showers, exercise and entertainment, and truck repair and maintenance -- in addition to fuel. For example, a typical Iron Skillet restaurant has a seating capacity of 180, with areas designated for both "trucker"' and "non-trucker" patrons. In addition to the Iron Skillet, we have introduced nationally branded food offerings such as Blimpie Subs and Salads, Wendy's, Pizza Hut, and Baskin-Robbins in our facilities, and we intend to selectively expand these offerings in the future. Our travel stores offer merchandise such as food, clothing, electronics, toiletries, gifts and truck accessories from an average retail selling area of approximately 1,900 square feet.

   Capitalize on Alliances with Mobil and Volvo Trucks. We believe our strategic alliances with Mobil and Volvo Trucks will strengthen our competitive position by providing us with what we believe to be well known, high quality brand names, increased traffic, and opportunities to promote integrated products and services to the trucking industry. Our strategic alliance with Mobil began in 1997, and currently we are Mobil's second largest domestic distributor of motor fuels. Today Mobil branded diesel fuel is sold in all of our company-operated Petro Stopping Centers and Mobil branded gasoline is sold in various of our sites, as designated by Mobil. Mobil branded oils and lubricants are sold in all company-operated truck preventative maintenance centers, Petro:Lubes. We believe that the Mobil brand enhances our appeal to highway motorists. In addition, we and Mobil jointly developed an enhanced diesel additive product that helps our customers achieve cost savings and improved fuel efficiencies.

   We are in the process of developing plans with Volvo Trucks, the world's second largest heavy truck manufacturer, based on total unit production, to expand the truck repair and maintenance services available through our Petro:Lubes. These plans will include a repair overflow program for Volvo Trucks to be offered in conjunction with Volvo Trucks' dealership network, and initiatives to jointly market Volvo Trucks' and our services. We believe that these initiatives with Volvo Trucks can be accomplished utilizing our existing facility infrastructure. Through our existing operations and strategic alliances with Volvo Trucks and Mobil, we believe trucking fleets and owner operators will look to Petro Stopping Centers as their source for fully integrated, "turn-key" services.

   Fleet Marketing Opportunities. In an effort to maximize fuel volumes and available discounts and rebates, many trucking fleets are narrowing their lists of approved truck stop chains with whom their truckers are authorized to do business. In addition, trucking fleets are increasingly concerned with attracting and retaining truck drivers in an effort to reduce both overhead expenses and annual driver turnover, which approximates 100% industry-wide. We believe that our strategic alliance with Volvo Trucks will enhance our ability to meet the need of trucking fleets to keep their trucks on the road, by providing a national network of preventative maintenance, warranty and repair work services and addressing their related data capture needs.

We also believe our nationwide network of full service facilities and our appeal to professional truck drivers will enable us to capture an additional share of the fleet market.

   Expansion of Nationwide Network and Upgrade of Facilities. We believe that the expansion of our nationwide network will strengthen our appeal to, and as a result, increase our volume of business with, trucking fleets. We plan to expand our network by acquiring vacant land to build new company-operated Petro Stopping Centers, entering into arrangements for additional franchised Petro Stopping Centers, and acquiring and upgrading existing independent truck stops. We estimate that a typical company-operated Petro Stopping
Center will require between $10 million and $11 million of initial capital expenditures, take approximately nine to twelve months to build from the commencement of construction, generate positive operating contribution within three months of completion and achieve full operating contribution levels within three years of completion. In addition to the recently opened Petro Stopping Center in Wheeler Ridge, California and the Petro Stopping Centers currently under construction in Jackson, Mississippi and Mebane, North Carolina, our current expansion plans include the commencement of construction of six new company-operated locations through December 31, 2000. We estimate that construction of all of these facilities will require capital expenditures of approximately $63 million, which we intend to finance with additional borrowings under our new senior credit facility and internally generated cash. We are also considering the franchising of up to an additional seven facilities over the same time period.

   During 1998 we evaluated all existing company-operated Petro Stopping Centers and developed a plan to upgrade, enhance and expand existing facilities to maximize product and service offerings. The contemplated upgrades include remodeling bathrooms, showers and our Iron Skillet restaurants, installing state-of-the-art kitchen equipment, adding lube bay capacity and upgrading our travel stores. In addition, we have embarked on a systems upgrade effort, designed to maximize network efficiencies in capturing point-of-sale and inventory control data and to take advantage of evolving telecommunications technology.

                                   MANAGEMENT

   The following sets forth certain information with respect to the persons who are members of the Board of Directors and senior management team of Holdings, Petro Holdings Financial Corporation and the Operating Partnership as of September 1, 1999.

           Name            Age                     Position
           ----            ---                     --------
 J.A. Cardwell, Sr. ......  67 Chairman(a), President, Chief Executive
                               Officer(a), Member of the Executive Committee(a)
                               and Director
 Evan C. Brudahl..........  44 Senior Vice President of Operations(a)
 James A. Cardwell, Jr. ..  39 Senior Vice President of Marketing and Business
                               Development(a) and Director
 Travis R. Roberts........  63 Vice President of Real Estate Acquisitions(a)
 Nancy C. Santana.........  43 Vice President and General Counsel(a) and
                               Secretary
 David Latimer............  41 Vice President of Petro:Lube(a)
 David A. Appleby.........  32 Vice President of Finance, Treasurer and
                               Assistant Secretary(a)
 Nancy B. Carlson.........  43 Director
 Kevin T. Weir............  42 Director and Member of the Audit Committee and
                               Executive Committee(a)
 Larry J. Zine............  44 Director
 Robert Grussing IV.......  41 Director
 Martha P. Boyd...........  37 Director

--------
(a) Position held only with the Operating Partnership.

   J.A. Cardwell, Sr.--J.A. Cardwell, Sr. opened the first Petro Stopping Center in 1975 and has been serving as our Chairman and Chief Executive Officer since May 1992. J.A. Cardwell, Sr. has responsibility for our overall performance, defining our image in the marketplace, identifying growth opportunities and overseeing employee and customer retention. He served as the Chairman of the National Association of Truck Stop Operators in 1983 and 1984 and has worked on various committees of the association since that time. He currently serves as a trustee for Archstone Communities and as a director of El Paso Electric Company (both publicly traded companies). J.A. Cardwell, Sr. is the father of James A. Cardwell, Jr.

   Evan C. Brudahl--Evan Brudahl is the Senior Vice President of Operations and is acting as our interim Chief Operating Officer while we complete our search for a new President and Chief Financial Officer. Mr. Brudahl is responsible for our operations, overseeing engineering, fuel purchasing and transportation, franchise operations and the Diesel Fuel Island, Travel and Convenience Stores and Petro:Lube operations. Mr. Brudahl worked for Mobil Corporation for 21 years holding various management positions. Mr. Brudahl worked for us on secondment from Mobil Corporation from January 1997 until March 31, 1999, when he became our employee. From January 1997 to March 31, 1999, while Mr. Brudahl was still an employee of Mobil Corporation, he served as Mobil's representative on the Board of Directors, but resigned from the Board when he became our employee.

   James A. Cardwell, Jr.--James A. Cardwell, Jr. is Senior Vice President of the Marketing and Business Development, responsible for marketing fleet business and the Iron Skillet and branded fast food operations. Mr. Cardwell has been involved with the Operating Partnership full time for 15 years and has held various positions including operations management as Vice President of Operations from 1986 to 1992. Prior to his current position, he served as Vice President of National Sales and Promotions from June 1993 to January 1997 and as Senior Vice President of Operations and Marketing during 1997 and early 1998. James A. Cardwell, Jr. is the son of J.A. Cardwell, Sr.

   Travis R. Roberts--Travis Roberts is Vice President of Real Estate Acquisitions. Mr. Roberts oversees new site selections. Mr. Roberts has been involved with the Operating Partnership since 1975 and prior to his current position, he served as Vice President of Engineering from 1992 to 1998.

   Nancy C. Santana--Nancy Santana joined the Operating Partnership effective July 1, 1998 in the capacity of Vice President, Secretary and General Counsel, after a sixteen year legal career in private practice. Prior to joining us, Ms. Santana was the Chairman of the Real Estate, Banking and Lending section at Kemp, Smith, Duncan & Hammond, P.C., in El Paso, Texas. Ms. Santana is responsible for coordination of all our legal matters, real estate acquisitions and risk management.

   David Latimer--David Latimer joined the Operating Partnership in 1983, and has been serving as Vice President of Petro:Lube since April 1995. Mr. Latimer also serves as our representative to the National Tire Dealers and Retreaders Association and The Maintenance Council.

   David A. Appleby--David Appleby has been the Vice President of Finance and Treasurer since March 1999 and is responsible for all accounting, finance, treasury and credit operations. Prior to assuming this position, Mr. Appleby was the Controller for the Operating Partnership, a position he had held since February 1998. Prior to his position with the Operating Partnership, Mr. Appleby was a Senior Audit Manager with KPMG Peat Marwick, LLP from 1991 to 1998.

   Nancy B. Carlson--Nancy Carlson has been a director of the Operating Partnership since May 1999. Ms. Carlson currently serves as the Manager of the Automotive Lubricant Business for Mobil's North American business. Prior to her current position, she served as the Global Brand Manager for Mobil Corporation. Prior to these positions, Ms. Carlson held several marketing positions within North America's Marketing and Refining division. Ms. Carlson has been an employee of Mobil Corporation for 20 years.

   Kevin T. Weir--Kevin Weir has been a director of the Operating Partnership since January 1999. Mr. Weir currently serves as Manager of the North American Distillate Business for Mobil Oil Corporation Prior to his current position at Mobil Corporation, he served as Retail Dealer Operations Manager and Surface Transportation Manager of Mobil Oil Corporation's North America Marketing and Refining division. Mr. Weir has been an employee of Mobil Corporation for 20 years.

   Larry J. Zine--Larry Zine was hired in December 1996 as Executive Vice President and Chief Financial Officer of the Operating Partnership. In January 1999, Larry Zine was elected President and a member of the Board of Directors of the Operating Partnership and became responsible for all finance, accounting, management information systems and insurance and benefit services for the Operating Partnership. Mr. Zine resigned from these positions effective upon the consummation of the Recapitalization. Mr. Zine remains a Director and has agreed to remain with us in a limited employment capacity. Prior to joining the Operating Partnership Mr. Zine was the Executive Vice President and Chief Financial Officer for The Circle K Corporation, the second largest chain of convenience stores in the United States, from 1988 to 1996. Mr. Zine has been a director of MMH Holdings, Inc., a holding company whose sole direct subsidiary is Morris Material Handling, Inc., a manufacturer, distributor and service provider of "through-the-air" material handling equipment, since March 30, 1998.

   Effective upon the announcement of Mr. Zine's resignation, Evan Brudahl, who was formerly an employee of Mobil Corporation and has been working for us since January 1997, assumed the role of Interim Chief Operating Officer while we complete our search for a new President. Until Mr. Zine's replacement is found, David Appleby, who has been with us since February 1998 and is currently our Vice President of Finance, has assumed Mr. Zine's financial responsibilities. In addition, J.A. Cardwell, Sr., our founder, Chairman and Chief Executive Officer, will remain active in our daily operations.

   Robert Grussing IV--Robert Grussing has been a director of the Operating Partnership since July 1999. Mr. Grussing currently serves as Senior Vice President, Business Development and Strategic Planning for Volvo Trucks North America in Greensboro, NC. From 1992 to 1997, he served in a number of executive positions at Mack Trucks, Inc. in Allentown, PA. From 1980 to 1992, Mr. Grussing was an employee of General Electric Company. Mr. Grussing currently serves as Chairman of the Board for Volvo Trucks Canada, Inc. and is a director of Volvo Trucks de Mexico, S.A. de C.V. and Arrow Truck Sales, Inc.

   Martha P. Boyd--Martha Boyd has been a director of the Operating Partnership since July 1999. Ms. Boyd is employed by Volvo Trucks of North America, Inc. as Special Counsel, Strategic Support. In her current role, she acts as liaison between Volvo Trucks of North America and companies in which it holds a substantial interest. She has been employed in the legal department of Volvo Trucks of North America for nine years, most recently as Vice President, General Counsel and Secretary. Prior to joining Volvo Trucks of North America, Ms. Boyd practiced commercial litigation with the law firm of Balch & Bingham.

Employment Agreements

   The Operating Partnership has entered into three employment agreements with company executives: J.A. Cardwell, Sr., James A. Cardwell, Jr. and Evan C. Brudahl.

   J.A. Cardwell, Sr.'s employment agreement commenced on February 10, 1999 and will expire on February 10, 2002. J.A. Cardwell, Sr.'s employment agreement is automatically renewable each year for one additional year, unless either party gives at least three months prior written notice not to renew the agreement. Under his employment agreement, J.A. Cardwell, Sr.'s annual base salary is $420,000 and may be increased by the Operating Partnership's Board of Directors or compensation committee, if one is elected. J.A. Cardwell, Sr. is entitled to receive an annual bonus of between 0%-120% of his annual base salary based on our financial performance measured by EBITDA targets. The EBITDA targets are mutually agreed upon between J.A. Cardwell, Sr. and the Operating Partnership. Under the terms of his employment agreement, J.A. Cardwell, Sr. also receives a car, life insurance, tax preparation advice and a country club membership, which, in the aggregate, costs the Operating Partnership approximately $33,000 per annum.

   The employment of J.A. Cardwell, Sr. may be terminated either with cause, which includes termination for felony conviction, misconduct or continued failure to use reasonable best efforts, or without cause. He may elect to terminate his employment agreement at any time with 60 days notice; and in any of these cases, he will be entitled to receive his base salary and accrued vacation pay. If the Operating Partnership terminates J.A. Cardwell, Sr. because of a disability, he will be entitled to his base salary and accrued vacation pay through the date of termination, offset dollar for dollar by any disability insurance benefits he receives from insurance the Operating Partnership provides. J.A. Cardwell, Sr.'s employment agreement contains customary non-solicitation provisions upon termination of the agreement.

   James A. Cardwell, Jr.'s employment agreement commenced on February 10, 1999 and will expire on February 10, 2002. Under his employment agreement, the annual base salary of James A. Cardwell, Jr. is $180,000 and may be increased by the Operating Partnership's Board of Directors or compensation committee, if one is elected. James A. Cardwell, Jr. is entitled to receive an annual bonus of between 0%-110% of his annual base salary based on our financial performance measured by EBITDA targets. The EBITDA targets are determined at the sole discretion of the Operating Partnership's Board of Directors. Under the terms of his employment agreement, James A. Cardwell, Jr. also receives life and disability insurance and a country club membership, which, in the aggregate, costs the Operating Partnership approximately $11,000 per annum.

   Under his employment agreement, the Operating Partnership may terminate James A. Cardwell, Jr.'s employment with cause, which includes termination for felony conviction, misconduct or continued failure to use reasonable best efforts, without cause, or due to his disability. James A. Cardwell, Jr. may terminate his employment either for good reason, which includes a reduction in base salary or the Operating Partnership's failure to provide the material benefits due to him, or without good reason. Generally termination of the employment agreement by the Operating Partnership without cause or by James A. Cardwell, Jr. for good reason entitles him to receive his base salary and accrued vacation pay through the date of termination, a lump-sum payment equal to one times his then-current base salary, specified benefits for twelve months following the date of termination, and his annual bonus for the year his employment terminates which he would have otherwise received, pro-rated to the date of termination. Termination of the employment agreement by the Operating Partnership with cause or by James A. Cardwell, Jr. without good reason entitles him to receive only his base salary and accrued vacation pay through the date of termination. If the Operating Partnership terminates James

A. Cardwell, Jr. because of his disability, he will be entitled to his base salary and accrued vacation pay through the date of termination, offset dollar for dollar by any disability insurance benefits he receives from insurance the Operating Partnership provides. James A. Cardwell, Jr.'s employment agreement contains non-solicitation provisions upon termination of the agreement.

   Evan C. Brudahl's employment agreement commenced on April 1, 1999 and will expire on December 31, 2003. Mr. Brudahl received a one-time signing bonus of $38,000 upon execution of his employment agreement. Mr. Brudahl's annual base salary is $189,600 and may be increased by the Operating Partnership's Board of Directors or compensation committee, if one is elected. Mr. Brudahl is entitled to receive an annual bonus of between 0%-120% of his annual base salary based on our financial performance measured by EBITDA targets. The EBITDA targets are determined at the sole discretion of the Operating Partnership's Board of Directors. Under the terms of his employment agreement, Mr. Brudahl also receives disability insurance and a country club membership, which, in the aggregate, costs the Operating Partnership approximately $10,000 per annum.

   Under his employment agreement, the Operating Partnership may terminate his employment with cause, which includes termination for felony conviction, misconduct or continued willful failure to use reasonable best efforts, without cause, or due to his disability. Mr. Brudahl may terminate his employment for good reason, which includes a reduction in base salary, the Operating Partnership's failure to provide the material benefits due to him, or the Operating Partnership's failure to appoint him President after the current President ceases to serve in that capacity, or without good reason. Generally, termination by of the employment agreement by the Operating Partnership without cause or by Mr. Brudahl for good reason entitles him to receive his base salary and accrued vacation pay through the date of termination, a lump-sum payment equal to two times his then-current base salary, specified benefits for twelve months following the date of termination, and his annual bonus for the year his employment terminates which he would have otherwise received, pro-rated to the date of termination and an additional cash payment of $50,000. Failure by the Operating Partnership to negotiate the renewal of Mr. Brudahl's employment agreement in good faith prior to its expiration will also entitle him to a lump sum payment equal to his annual base salary plus an additional payment of $50,000.

   Termination of the employment agreement by the Operating Partnership with cause or by Mr. Brudahl without good reason entitles him to receive only his base salary and accrued vacation pay through the date of termination. If the Operating Partnership terminates him because of his disability, Mr. Brudahl will be entitled to his base salary and accrued vacation pay through the date of termination, offset dollar for dollar by any disability insurance benefits he receives from insurance the Operating Partnership provides. The employment agreement contains customary non-solicitation provisions upon termination of the agreement.

   Generally, if a third party acquires more than 50% of the common partnership interests in the Operating Partnership, or the Operating Partnership transfers more than 50% of its equity interests to an unrelated third party, and any payments made to Mr. Brudahl as a result of this change in control are subject to the excise tax imposed under the Internal Revenue Code on "excess parachute payments" (as defined in the Code), Mr. Brudahl's employment agreement provides that the Operating Partnership will make an additional tax gross-up payment to Mr. Brudahl to reimburse him for all excise taxes imposed on all such payments and for any income taxes imposed on the additional gross-up payment.

Executive Compensation

   The following tables present information concerning the compensation paid for services rendered to the Operating Partnership during 1996, 1997 and 1998, to the Chief Executive Officer of the Operating Partnership and the four other most highly paid executive officers employed by the Operating Partnership at the end of 1998, collectively, the "Named Executive Officers." After the Recapitalization, the individuals listed below, other than Mr. Zine, continued to hold the same positions with the Operating Partnership, but the option award obligations described below were assumed on an equivalent economic basis by Holdings.

                           Summary Compensation Table

                           Annual Compensation
                          -------------------------
                                                                    Long-Term
                                                                  Compensation
Name and                                            Other Annual Awards Options   All Other
Principal Position        Year     Salary   Bonus   Compensation (% Interest)(1) Compensation
------------------        ----    -------- -------- ------------ --------------- ------------
J.A. Cardwell, Sr. .....  1998    $398,566 $240,000     --                         $248,242(2)
Chief Executive Officer   1997     362,700      --      --                          247,177(2)
                          1996     363,686      --      --                          247,037(2)
Larry J. Zine...........  1998     328,462  198,000     --                            3,049(3)
Executive Vice President  1997(4)  290,000  174,000     --            2.75(5)        64,728(6)
&
Chief Financial Officer
Evan C. Brudahl.........  1998     160,000   96,000     --
Senior Vice President--
 Operations               1997(4)  135,000   81,000     --             .90(7)
James A. Cardwell, Jr...  1998     160,135   96,000     --                            4,692(8)
Senior Vice President--   1997     135,000   81,000     --             .90(7)         1,326(9)
Marketing & Business
 Development              1996     107,882      --      --                            1,179(9)
David Latimer...........  1998     131,101   64,704     --                            2,772(10)
Vice President--Lube
 Operations               1997     128,516   90,959     --             .25(7)         3,166(9)
                          1996     123,296      --      --                            2,767(9)

--------
 (1) Options granted to the Named Executive Officers in the Operating Partnership, expressed as a percent of the Operating Partnership equity.
 (2) Represents employer contributions to a 401(k) Plan of $4,702, $3,637 and $3,497 in 1998, 1997 and 1996, respectively, and life insurance premiums paid for the benefit of J.A. Cardwell, Sr. in the amount of $243,540 annually for 1998, 1997 and 1996.
 (3) Represents employer contributions to a Deferred Compensation Plan.
 (4) Mr. Zine's employment commenced December 1996 and Mr. Brudahl's commenced January 30, 1997.
 (5) Represents options to purchase 2.75% of the common partnership interests of the Operating Partnership granted under the terms of his employment agreement; 25% of the options become exercisable on each of December 31, 1997, 1998, 1999, and 2000.
 (6) Represents payments in connection with relocation expenses incurred by Mr. Zine.
 (7) Represents options to purchase the indicated percentage of the Class B limited partnership interests of the Operating Partnership granted under the option plan; 25% of the options become exercisable on each of January 30, 1998, 1999, 2000 and 2001.
 (8) Represents employer contributions to a 401(k) Plan and Nonqualified Deferred Compensation Plan of $3,459 and $1,233, respectively.
 (9) Represents employer contributions to a 401(k) Plan.
(10) Represents employer contributions to a 401(k) Plan and Nonqualified Deferred Compensation Plan of $1,450 and $1,322, respectively.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-end Option/SAR Values

                                                                  Operating
                                                                 Partnership
                                                                  Interests
                                                                 Underlying           Value of Unexercised
                                                          Unexercised Options/SARs  In-The-Money Options/SARs
                                                                  at Fiscal                 at Fiscal
                          Amount Acquired      Value           Year-end(%)(2)            Year-end($)(3)
          Name           on Exercise(%)(1) Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ----------------- -------------- ------------------------- -------------------------
J.A. Cardwell, Sr. .....        --              --                       --                            --
Larry J. Zine...........        --              --               1.375/1.375(4)       $1,346,125/1,346,125
Evan C. Brudahl.........        --              --                 .225/.675               220,275/660,825
James A. Cardwell,
 Jr. ...................        --              --                 .225/.675               220,275/660,825
David Latimer...........        --              --               .0625/.1875                61,188/183,562

--------
(1) No options were exercised in 1998.
(2) Options granted to the Named Executive Officers in the Operating Partnership, expressed as a percent of the Operating Partnership equity.
(3) No market exists for the partnership interests under option. Fair value for purposes of this table has been determined based on the values received by Kirschner and Chartwell for their interests in connection with the Recapitalization.
(4) The unexercisable portion of Mr. Zine's options became exercisable as a result of the Recapitalization.

Compensation of Members of the Boards of Directors

   Members of the Boards of Directors of Holdings, Petro Holdings Financial Corporation or the Operating Partnership who are not full-time employees of the Operating Partnership receive a payment of $3,500 per meeting from the Operating Partnership for their services. Members who are our full-time employees or employees of our partners do not receive a salary or any other payment for their services on the Boards of Directors.

Partnership Interests Option Plan

   We have established an equity incentive plan to attract and retain key personnel, including senior management, and to enhance their interest in our continued success. We apply Accounting Principles Board Opinion No. 25 in accounting for our plan.

   The plan permits the grant of options to purchase up to 7.25% of the limited partnership interests in the Operating Partnership. Generally, options to purchase between 0.03 to 0.90 percent of the Class B limited partnership interests are granted to eligible employees at an exercise price that is not less than 100% of the fair market value of the limited partnership interests determined as of the date the option is granted, subject to adjustments in the event of distributions or redemptions. Accordingly, no compensation cost has been recognized in the Consolidated Statement of Operations from options issued under the partnership interest option plan. Class B limited partnership interests represent ownership interests, but do not include any other rights such as voting, tax distribution, etc. of common limited partnership interests.

   Options generally become vested at a rate of 25% per year. Participants become fully vested upon:

  .  the occurrence of a change in control;

  .  a sale of substantially all of the assets of the Operating Partnership;

  .  the liquidation of the Operating Partnership;

  . the Operating Partnership's consummation or adoption of a plan to make an extraordinary distribution or redemption; or

  . a closing of an initial public offering of equity securities. Options may be exercised at any time, to the extent that such options are vested.

  All options expire on the earliest to occur of

      (a)the tenth anniversary of the date the option was granted;

      (b) one year after the participant ceases to be an employee of the Operating Partnership due to retirement, death or disability;

      (c) immediately, if the participant ceases to be an employee of the Operating Partnership for cause; or

      (d) ninety days after the occurrence of the termination of the participant's employment with the Operating Partnership, for any reason other than (b) or (c) above.

   If a participant ceases to be an employee, all nonvested options are forfeited.

   Effective upon the consummation of the Recapitalization, the option plan, under its terms, became sponsored by Holdings, and all then outstanding options granted under the option plan were converted on an equivalent economic basis to options for equity interests in Holdings on the same terms and conditions, including their vesting schedules. Due to the necessity of a cash outlay in order to exercise the options and the illiquid nature of the equity interest which may thereby be obtained, we are considering the adoption of a phantom option plan. We believe that the phantom option plan would be more effective in promoting the goals of equity compensation, while avoiding the practical and administrative problems inherent in the current option plan.

   It is anticipated that the phantom option plan would be structured similarly to the option plan, with the exception that awards would be paid in cash, and no equity interest issued. Under the phantom option plan, the vesting schedule would be increased to no fewer than six years. However, employees would be guaranteed awards under the phantom option plan which would be at least equal to the difference between the current value of equity interest subject to their option award, minus the current exercise price. Participants in the current option plan would not be eligible to participate in the proposed phantom option plan unless they agreed to waive any rights under the option plan. Employees who did not elect to participate in the phantom option plan within a specified period of time following its adoption would not be permitted to enter the plan at a later date.

   We anticipate that the aggregate equity-related interests under the option plan, the phantom option plan and any future plans will be between 5% and 10% of the fully-diluted equity interests of Holdings. At December 31, 1998, options covering 6.76% of the partnership interests in the Operating Partnership were outstanding. At December 31, 1998, approximately 2.3% of the partnership interests were vested. No options were exercised during 1998.

   Mr. Zine was granted options separate from the option plan to acquire an ownership interest in the Operating Partnership, which options became fully vested and exercisable to purchase partnership interests in Holdings as a result of the Recapitalization.

Compensation Committee

   The Operating Partnership does not maintain a formal Compensation Committee. Executive level compensation is established by the Board of Directors while other levels of compensation are established pursuant to established policies and procedures. The officers administer any bonus plan adopted by the Board of Directors. The Chief Executive Officer's salary is determined by the Executive Committee of the Board of Directors. The members of the Executive Committee are J.A. Cardwell, Sr., Robert Grussing and Kevin Weir.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

   Holdings is the owner of approximately 99% of the common limited partnership interests of the Operating Partnership. Petro, Inc. owns 100% of the general partnership interests of the Operating Partnership. The following table sets forth certain information regarding beneficial ownership of Holdings' common partnership interests by each general partner, each limited partner who owns more than 5% of Holdings' common partnership interests, each director who beneficially owns partnership interests, each executive officer who beneficially owns partnership interests and all directors and executive officers of Holdings as a group. Except as discussed in the footnotes to the table, each partner listed below has informed us that it will have (1) sole voting and investment power with respect to its partnership interests, except to the extent that authority is shared by spouses under applicable law and (2) record and beneficial ownership with respect to such partner's partnership interests.

                                                Type of     Class of  Percentage
Name and Address                               Interest     Interest of Class (1)
----------------                            --------------- -------- ------------
J.A. Cardwell, Sr.......................... General Partner  Common      1.1%(2)
  6080 Surety Drive                         Limited Partner  Common      45.6%(3)
  El Paso, Texas 79905
James A. Cardwell, Jr. .................... Limited Partner  Common      4.9%(4)
  6080 Surety Drive
  El Paso, Texas 79905
Mobil Long Haul Inc........................ Limited Partner  Common      9.7%
  3225 Gallows Road
  Fairfax, Virginia 22037
Volvo Petro Holdings, L.L.C................ Limited Partner  Common      28.7%
  7900 National Service Road
  Greensboro, NC 27402-6115
Petro Warrant Holdings Corporation......... Limited Partner  Common      10.0%(5)
  6080 Surety Drive
  El Paso, Texas 79905
All directors and officers as
  a group .................................                              51.6%

--------
(1) Does not assume conversion of the convertible preferred limited partnership interests to be owned by Mobil Oil Corporation or the exercise of management-held options. If conversion of Mobil Oil Corporation's interests is assumed, Mobil's percentage of the common limited partnership interests would increase to 13.2% and the interests of the other partners would be J.A. Cardwell, Sr. (1.0% general partner and 44.0% limited partner), James
    A. Cardwell, Jr. (4.6%), Volvo (27.6%) and Petro Warrant Holdings Corporation (9.6%). In addition to the convertible preferred limited partnership interests, preferred limited partnership interests are owned by Mobil Long Haul Inc. ($12.0 million) and the Cardwells or their affiliates ($7.6 million) that are entitled to cumulative preferred returns at the rate of 9.5% and 8%, respectively, and at December 31, 1998 had aggregate accrued unpaid preferred returns of $3.6 million. See Note 10 of Notes to Consolidated Financial Statements.
(2) Represents partnership interests owned of record by Petro, Inc. Petro, Inc. is a wholly owned subsidiary of Nevada Trio, Inc., a Nevada corporation, which is a wholly owned subsidiary of Card Partners, L.P., a Texas limited partnership of which J.A. Cardwell, Sr. and Mrs. J.A. Cardwell, Sr. are limited partners and of which Texas Mec, Inc., a Texas corporation, is the general partner. J.A. Cardwell, Sr. is the sole shareholder of Texas Mec, Inc. Accordingly, J.A. Cardwell, Sr. may be deemed to have beneficial ownership of the partnership interests owned by Petro, Inc.

(3) Represents only partnership interests owned of record by Petro, Inc. and interests owned individually by J.A. Cardwell, Sr. Until the exchange of the warrants, which are exchangeable for all of the common stock of Petro Warrant Holdings Corporation, an affiliate of J.A. Cardwell, Sr. will be the nominal holder of the only outstanding share of Petro Warrant Holdings Corporation, which share will be redeemed for $1.00 upon the exchange of the warrants. J.A. Cardwell, Sr. disclaims any beneficial interest in the limited partnership interests of Holdings held by Petro Warrant Holdings Corporation because of the limitations on the economic and voting rights of the holder of that share prior to the exchange of the warrants and the acquisition of all the equity interest in Petro Warrant Holdings Corporation by the holders of the warrants.
(4) Represents partnership interests owned of record by JAJCO II, Inc. as well as interests owned by James A. Cardwell, Jr. James A. Cardwell, Jr. is the sole shareholder of JAJCO II, Inc. and may be deemed to have beneficial ownership of the partnership interest owned by JAJCO II, Inc.
(5) Until the exchange of the warrants, which are exchangeable for all of the common stock of Petro Warrant Holdings Corporation, an affiliate of J.A. Cardwell, Sr. will be the nominal holder of the only outstanding share of Petro Warrant Holdings Corporation, which share will be redeemed for $1.00 upon the exchange of the warrants. J.A. Cardwell, Sr. disclaims any beneficial interest in the limited partnership interests of Holdings held by Petro Warrant Holdings Corporation because of the limitations on the economic and voting rights of the holder of that share prior to the exchange of the warrants and the acquisition of all the equity interest in Petro Warrant Holdings Corporation by the holders of the warrants.

                MATERIAL RELATIONSHIPS AND RELATED TRANSACTIONS

   Since 1997, all new related party transactions or the renewal of existing related party transactions have been subject to a process whereby the project is competitively bid, and, if awarded to a related party, is reviewed by a member of senior management not affiliated with the Cardwells, Mobil Corporation or Volvo Trucks to ensure that the contracts contain arms-length terms and competitive pricing. We believe this process ensures that our current affiliated transactions are on arms-length terms.

   Many of the relationships described below between the Operating Partnership and entities affiliated with the Chartwells were entered into prior to 1992, when the Cardwells or their affiliates owned 100% of the Operating Partnership. Prior to 1997, other than Board of Director approval, there was no formal procedure to ensure that related party contracts contained arms-length terms and competitive pricing. We believe that all of our existing related party transactions are on terms comparable to those which could have been received in an arms-length transaction.

Recapitalization Agreement

   On July 23, 1999, Holdings consummated an agreement with Chartwell, Mobil, Volvo Trucks, the Cardwells and their affiliates, the Operating Partnership and Petro Warrant Holdings Corporation. Under this agreement:

  . Holdings purchased the partnership interests held by Chartwell in exchange for $55.0 million in cash and a note with an accreted value on the date of issuance of $14.8 million;

  . the Cardwells and their affiliates and Mobil contributed all or a portion of their common limited and preferred limited partnership interests in the Operating Partnership, as the case may be, to Holdings, in exchange for like partnership interests in Holdings;

  . Mobil invested an additional $5.0 million in Holdings in exchange for a Class B preferred limited partnership interest in Holdings;

  . Volvo Trucks invested $30.0 million in Holdings in exchange for a common limited partnership interest in Holdings; and

  . Petro Warrant Holdings Corporation invested $9.7 million in Holdings in exchange for a common limited partnership interest.

   Concurrently with the consummation of these transactions, the Operating Partnership also entered into agreements with Mobil and Volvo Trucks, which are described below.

   On July 23, 1999, Holdings also consummated an agreement with Kirschner, under which Holdings purchased the common limited partnership interest held by Kirschner in the Operating Partnership in exchange for $2.8 million in cash.

Tax Reimbursements

   The Holdings partnership agreement requires us to make distributions to each of the Holdings partners in an amount sufficient to allow each partner to pay federal, state and local income taxes with respect to allocations of taxable income to each partner by us. For the fiscal year ended December 31, 1998, tax distributions made to the partners of the Operating Partnership were $823,000. No tax distributions were made to the partners of the Operating Partnership in the fiscal years ending December 31, 1996 and 1997. Tax distributions in the future will be based on separate allocations of taxable income of Holdings.

Principal Executive Offices

   The office building in which our principal executive offices are located is owned by J.A. Cardwell, Sr. We lease the entire building under a lease expiring on December 31, 2005. Under the lease, we pay rent totaling

$336,000 per year, as well as taxes, maintenance and other operating expenses. For each of the fiscal years ended December 31, 1996, 1997 and 1998, we made annual rental payments of $336,000.

Effingham, Illinois Stopping Center

   The Stopping Center located in Effingham, Illinois is owned by Truck Stop Property Owners, Inc. which is owned by Travis Roberts, who is a current officer of the Operating Partnership, and five former employees of the Operating Partnership. Mr. Roberts owns 22% of the stock of Truck Stop. We lease the Effingham Center under a lease expiring in May 2006, which provides for adjustable base rental payments tied to interest rates plus taxes and operating expenses. We have three consecutive options to renew the lease for terms of five years each at rental rates equal to the adjustable base rent, plus adjustments at the time of renewal. We also have a right of first refusal to purchase the Petro Stopping Center at any purchase price agreed upon between Truck Stop and a third party. We made rental payments to Truck Stop of $1.1 million in 1996, $1.1 million in 1997 and $1.1 million in 1998.

Highway Service Ventures, Inc.

   Highway Service Ventures, Inc., a corporation in which J.A. Cardwell, Sr. owns a 32.5% interest, operates four franchised Petro Stopping Centers located in Elkton, Maryland; Ruther Glen, Virginia; Florence, South Carolina; and Carnesville, Georgia. The original franchise agreements with respect to two of these Petro Stopping Centers have expired and Highway Service Ventures has been unwilling to enter into long-term extensions of its franchise agreements. Highway Service Ventures continues to operate all four locations as Petro Stopping Centers under the terms of the prior agreements. We have finalized a new form of franchise agreement with input from Highway Service Ventures, and we expect Highway Service Ventures to enter into this new agreement. Alternatively, Highway Service Ventures has been given the choice to continue to operate under the terms of its existing franchise agreement. See "Risk Factors--The Loss of a Significant Number of Our Franchises Would Negatively Impact Our Ability to Market Ourselves as a Nationwide Chain." None of these franchise agreements contains terms that are any more favorable to HSV than the terms in any of our other franchise agreements.

Petro:Tread

   In May 1992, we leased a facility in El Paso, Texas from a trust, in which J.A. Cardwell, Sr. is a 50% beneficiary, to operate our retread plant, which produces retread tires for sale at Petro Stopping Centers and to others. The lease, which expired in October 1995, provided for two consecutive renewal options for terms of five years each. We exercised our first renewal option in October 1995 to renew the lease for five years commencing November 1, 1995. We made lease payments of $72,000, for the fiscal years ended December 31, 1996, 1997 and 1998. In addition, had sales which amounted to $153,000 in 1996, $47,000 in 1997 and $60,000 in 1998 of retread tires to El Paso Tire Center Inc., of which J. A. Cardwell, Sr. owns 100% of the equity interest.

Product Services Agreement and Fuel Sales Agreement

   Under an exemption from the exclusive terms of the Mobil Gasoline Supply Agreement and under the terms of three petroleum products agreements with C&R Distributing, Inc. we currently purchase Chevron branded gasoline and motor oils at cost for three of our facilities from C&R, a corporation whose sole shareholder is Nevada Trio, Inc., a Nevada corporation which is owned 100% by the Cardwells and their affiliates. The C&R fuel agreement requires us to keep Chevron unleaded gasoline, regular gasoline and motor oils continuously stocked and offered for sale in quantities sufficient to meet demand. Under the C&R fuel agreement, we and C&R have also agreed to notify each other if either party has petroleum products for sale with no obligation to purchase any portion of these products. In addition, in January 1997, we entered into a product services agreement with C&R which terminates in December 2004, under which C&R provides us with fuel hauling and fuel pump maintenance and services within the El Paso, Texas metropolitan area, if requested by us. The C&R services agreement provides that C&R will charge us for these services at the lowest rates charged by C&R for similar services and, in any event, at rates that will not exceed rates available from unrelated parties providing similar services. The C&R fuel agreement is exclusive but allows us to cancel the agreement with 30 prior days notice. The C&R services agreement is non-exclusive and allows us to enter into similar agreements with other parties. We made purchases from C&R under these two agreements aggregating $11.4 million in 1996, $5.1 million in 1997 and $4.0 million in 1998. We made sales of diesel fuel to C&R under these two agreements aggregating $4.6 million in 1996, $3.3 million in 1997 and $169,000 in 1998.

Option and Right of First Refusal Agreement

   Concurrently with the formation of the Operating Partnership in April 1992 under an option and right of first refusal agreement, J.A. Cardwell, Sr. and James A. Cardwell, Jr. granted to the Operating Partnership and another third party options, which expire in December 2006, to purchase properties owned by the Cardwells or their affiliates that are located near or adjacent to our Petro Stopping Centers located in Shreveport, Louisiana (seven acres), Weatherford, Texas (thirty-four acres), Beaumont, Texas (seventeen acres) and Oklahoma City, Oklahoma (thirty acres), and a right of first refusal on each of the Option Properties. All rights under the option and right of first refusal agreement have been assigned to Mobil, Petro Holdings GP Corporation and Petro Holdings LP Corporation. The price at which an Option Property may be purchased will be equal to the fair market value of the property when the option is exercised as determined by an independent appraisal.

Alcohol Sales and Servicing Agreements

   To continue engaging in retail sales of beer, wine or wine coolers at seven of our facilities after the formation of the Operating Partnership in 1992, we entered into agreements with C and PPR, Inc., Petro Truckstops, Inc., CYMA Development Corporation and Petro Beverage, Inc., which collectively hold permits or licenses to sell alcoholic beverages in the states of Louisiana, Texas and Oregon. J.A. Cardwell, Sr. owns 60% of the stock, James A. Cardwell, Jr. owns 30% of the stock and Mrs. J.A. Cardwell, Sr. owns 10% of the stock of C&PPR. James A. Cardwell, Jr. is the sole shareholder of CYMA Development, Petro Truckstops and Petro Beverage, Inc. The agreements continue in effect until terminated by either party. Under the servicing and license agreements with C&PPR dated April 30, 1992, we have agreed to operate the alcohol sales business at four locations in exchange for 15% of the gross receipts generated from alcoholic beverage sales, of which 5% is the Operating Partnerships reimbursement of all related operating expenses. Under similar agreements with Petro Truckstops, dated January 26, 1995, and April 8, 1994, and with Petro Beverage, Inc., dated February 10, 1995, and CYMA Development dated April 30, 1992, each of which has a one year initial term and continues in effect until terminated by either party, we receive 15% of gross receipts generated from alcoholic beverage sales, of which 5% is the Operating Partnership's reimbursement of all related operating expenses. In each of the agreements, the net payments to us are approximately equal to the gross profit received by the above entities.

   The amounts collected to date under each of these agreements is:

      C&PPR, Inc. .................................................... $306,400
      Petro Beverage, Inc. ........................................... $ 18,300
      Petro Truckstops, Inc. ......................................... $ 98,000
      CYMA Development Corporation.................................... $ 16,000

Motor Media Arrangements

   Concurrently with the formation of the Operating Partnership in May 1992, Motor Media, Inc., a company owned 100% by James A. Cardwell, Jr., entered into a five year agreement with us, under which Motor Media leases floor and wall space at all Petro Stopping Centers operated by us and sells space for in-store advertising to third parties. Under the agreement, Motor Media pays the Operating Partnership 25% of the gross revenues generated by the advertising. Motor Media received $214,000 in 1996, $234,000 in 1997 and $215,000 in 1998
before its selling, maintenance and administrative expenses, representing its share of the gross receipts generated. Motor Media has entered into similar floor and wall space leases with other truck stops nationwide. The Operating Partnership and Motor Media have extended the term of the agreement through April 2002, which will be automatically extended until canceled by either party with 60 days written notice.

Amusement and Video Poker Games Agreements

   Under an agreement between us and El Paso Vending and Amusement Company, of which J.A. Cardwell, Sr. owns 99% and James A. Cardwell, Jr. owns 1%, El Paso Vending furnishes video and other games to 24 of our Petro Stopping Centers and services these games. Under this agreement 50%, of the revenues from the gaming operations goes to El Paso Vending and 50% goes to us. Although most of the sites are serviced under the terms of the agreement (as amended), at one site, we are guaranteed a minimum annual revenue of $180,000. At another site, we pay 40% of the revenues generated by the games to El Paso Vending and we retain the remaining 60%. El Paso Vending received $2.0 million in 1996, $2.4 million in 1997 and $2.6 million in 1998 in revenues generated from the furnishing and servicing of games located at the Petro Stopping Centers. Payments to us under this arrangement aggregated $2.0 million during 1996, $2.1 million during 1997 and $2.2 million during 1998. The agreement with El Paso Vending has been amended to extend its term through May 2002.

   Since June 1993, the two Petro Stopping Centers located in Louisiana have featured video poker games housed in a separate on-site facility and operated by a third party under terms of a contract, which pays to us from 20% to 70% of the revenue generated from the machines. The licenses to operate video gaming in Louisiana are issued to Petro Truckstops, Inc., a company wholly owned by James A. Cardwell, Jr. Previously, Petro Truckstops, Inc. leased from the Operating Partnership only that portion of the facility premises in Shreveport and Hammond whereat the video gaming was conducted. As a result of meetings with the Louisiana State Gaming Commission and in order to satisfy state gaming law requirements, the Operating Partnership and Petro Truckstops, Inc. have now entered into a property lease agreement for the entire truck stop facility premises, exclusive of the portions of the property where the Petro:Lube, truck scales and truck wash facilities are located. Petro Truckstops, Inc. pays to the Operating Partnership a fair market value rental under the terms of the lease. Petro Truckstops, Inc. contracts with a third party operator to run the video games. During 1996, the State of Louisiana enacted a statute requiring the cessation of video poker operations unless the parish in which the operations were conducted voted to allow the continued operation of video poker machines. On November 5, 1996, the parish in which the Shreveport facility is located voted to continue to allow video poker operations, while the parish in which the Hammond facility is located voted to disallow video poker operations. Therefore, we were required to phase out video poker operations at the Hammond facility at the end of June 1999.

Indemnity Agreements

   Concurrently with the Recapitalization, and in compliance with applicable Internal Revenue Code and Treasury Regulation provisions dealing with recourse debt, J.A. Cardwell, Sr., James A. Cardwell, Jr., Petro, Inc. and JAJCO II, Inc. each entered into an indemnity agreement under which each agreed to indemnify the Operating Partnership and Holdings, and the general and limited partners thereof in the event that the indemnified parties are required to pay any current indebtedness or any other liabilities of Holdings or the Operating Partnership after a default, acceleration by the creditor and exhaustion of any collateral securing the credit facility.

Motor Fuels Franchise Agreement

   On July 23, 1999, the Operating Partnership and Mobil Oil Corporation entered into a fuel supply agreement whereby we agreed to purchase Mobil branded diesel fuel and gasoline for sale and distribution under Mobil's trademarks at our truck stops. See "Business--Fuel Suppliers." Under our previous fuel supply agreement with Mobil Oil Corporation, we purchased diesel fuel from Mobil Diesel Supply in 1997 and 1998 totaling $172.8 million in 1997 and $199.6 million in 1998. We purchased gasoline under our previous fuel supply agreement from Mobil Diesel Supply in 1997 and 1998 totaling $5.5 million in 1997 and $15.3 million in 1998.

Master Supply Contract for Resale of Oils and Greases

   On July 23, 1999, Mobil Oil Corporation and the Operating Partnership also entered into a ten year supply agreement whereby we will purchase and feature Mobil branded oils and lubricants at the truck stop locations operated by us. Under the terms of our previous oil and lubricant supply agreement with Mobil Oil Corporation, our purchases of Mobil branded oils and lubricants from Mobil totaled $3.3 million in 1997 and totaled $5.0 million in 1998.

Marketing Relationships

   Contemporaneously with the consummation of the Recapitalization, Volvo Trucks and the Operating Partnership entered into an Operating Agreement which reflects the desire and intention of both companies to cooperate in business activities which:

  .  enhance each company's brand image and awareness;

  . expands the truck parts and service support segment of each company's business;

  .  develops closer ties with Volvo Trucks' franchised dealers;

  . improves the lifestyle of truck drivers and results in innovative approaches to customer services; and

  .  supports both companies' growth and expansion.

   The Volvo Operating Agreement addresses the warranty, maintenance and service work Petro will provide to Volvo managed vehicles, the sale by Petro of Volvo truck parts, on a preferred basis, joint advertising and marketing initiatives, and the co-development of truck stops by Volvo and Petro so as to utilize truck stop space for Volvo truck sales and marketing. In addition, under the terms of the Volvo Operating Agreement, Volvo and Petro have committed to work together to develop a common maintenance system or data link between Volvo's and Petro's respective maintenance systems in order to provide individualized customer service to the truck drivers.

Relationships Between Related Parties, Affiliated Entities and the Cardwells and their Affiliates

   Each of the related parties and/or affiliates of Holdings involved in the transactions described in this section, with the exception of Mobil Oil Corporation, Volvo Trucks and the Effingham, Illinois Stopping Center, is owned or controlled to some degree by the Cardwells or their affiliates. Related party transactions, other than those specifically discussed above, generally arise in the ordinary course of business as a result of our purchase of trade accounts receivable or receipt of franchisee fees from Highway Service Ventures, Inc., a corporation in which J.A. Cardwell, Sr. owns an interest, which owns properties that are part of our truck stop network. For the years ended December 31, 1997 and 1998, we purchased receivables from affiliated franchises in the amounts of $18,200,000 and $16,900,000, respectively and received franchise fees from related parties in the amounts of $987,000 and $1,000,000, respectively.

                       DESCRIPTION OF OTHER INDEBTEDNESS

New Senior Credit Facility

   Concurrently with the Recapitalization, the Operating Partnership amended its existing senior credit facility with BankBoston, N.A., individually and as agent for the lenders, BancBoston Robertson Stephens Inc., as arranger, and the lenders party thereto, to provide for:

  . a five-year revolving/term facility in an aggregate principal amount of up to $85.0 million, which includes a $10.0 million sublimit for stand-
  by letters of credit and

  . a seven-year term loan in an aggregate principal amount of $40.0 million.

   Proceeds of the loans under the new senior credit facility were used to provide additional financing to effect the Recapitalization, and may be used to refinance existing indebtedness, to finance capital expenditures, to pay fees and expenses relating to the Recapitalization and for general corporate and working capital purposes.

   Repayment. On the third anniversary of the closing date, the portion of any principal amount outstanding under the revolver in excess of $25.0 million will automatically convert to a two-year term loan. Following the conversion, $25.0 million will continue to be available under the revolver. The two-year term loan will mature on the fifth anniversary of the closing date and will amortize in eight consecutive quarterly installments, each equal as near as possible to one eighth of the principal amount outstanding on the third anniversary of the closing date. The seven-year term loan is expected to be amortized in consecutive quarterly installments commencing on September 30, 2000 as follows: the first 16 quarterly installments of $250,000 each, the next four quarterly installments of $3.0 million each and the last three quarterly installments of $6.0 million each, with the remaining unpaid balance being due in full on the maturity date.

   The revolver and the term loans will also, in some circumstances, be required to be prepaid with proceeds from asset sales, equity issuances and insurance claims subject to reinvestment rights. The revolver and the term loans will also be required to be prepaid with an amount equal to 50% of the excess cash flow of the Operating Partnership, which requirement will be waived as long as a specified leverage ratio is maintained by the Operating Partnership and no default exists under the new senior credit facility.

   Security; Guaranty. The new senior credit facility is secured by a perfected first priority lien on substantially all of the property, rights and interests of the Operating Partnership and its domestic subsidiaries (other than immaterial subsidiaries) and the pledge by Holdings of all of the partnership interests in the Operating Partnership. The new senior credit facility is guaranteed by Holdings and all material domestic subsidiaries of the Operating Partnership.

   Interest Rates. The Operating Partnership may elect that all or a portion of the Term Loans and the Revolver, except for the stand-by letters of credit, bear interest at

  .  the eurodollar rate or

  .  the base rate, plus the applicable interest margin.

   The base rate is expected to be defined as the higher of

  . the annual rate of interest announced from time to time by BankBoston's head office as its "base rate" and

  . the federal funds rate plus one-half of one percent ( 1/2%). The eurodollar rate is expected to be defined as the applicable reserve-adjusted rate at which eurodollar deposits for specified monthly periods are offered to BankBoston in the interbank eurodollar market.

   For base rate loans, the applicable interest margin for the revolver and two-year term loan will range from 0.75% to 1.25%, based on the consolidated leverage ratio of the Operating Partnership and its subsidiaries, and will be 1.50% for the seven-year term loan. For eurodollar rate loans, the applicable interest margin for the revolver and two-year term loan will range from 2.25% to 2.75%, based on the consolidated leverage ratio, and will be 3.00% for the seven-year term loan. Stand-by letters of credit will be subject to an issuance fee equal to one-eighth of one percent ( 1/8%) plus an applicable margin ranging from 2.25% to 2.75%, based on the consolidated leverage ratio.

   Interest on base rate loans will be payable quarterly. Interest on eurodollar rate loans will be payable either at the end of each applicable interest period or, if longer than three month interest periods, then at three month intervals.

   Covenants. The new senior credit facility contains customary representations and warranties and affirmative and negative covenants including, among others, covenants relating to financial and compliance reporting, covenants restricting Holdings, the Operating Partnership and its subsidiaries from incurring debt, including guarantees; creating liens; consummating transactions such as dispositions of assets, mergers, acquisitions, reorganizations and recapitalizations; making investments and loans, making dividends and other distributions; and transactions with affiliates. There are numerous industry related exceptions to the prohibition on the Operating Partnership's ability to incur debt under the new senior credit facility as well as the allowance of debt incurred under the new senior credit facility and debt evidenced by the 10 1/2% notes and the 12 1/2% notes. The new senior credit facility permits the Operating Partnership to make payments to Holdings to enable Holdings to pay reasonable operating expenses and interest on the notes. In addition, if the Leverage Ratio, which is the ratio of the aggregate amount of indebtedness to EBITDA, of the Operating Partnership is not greater than 3:00:1.00, the Operating Partnership is permitted to make payments to Holdings for distributions on Holdings' limited partnership interests in an amount not exceed in any fiscal year 20% of the results of Consolidated Net Income of the Operating Partnership less Tax Distributions made by the Operating Partnership with respect to such fiscal year. The new senior credit facility also requires the Operating Partnership to meet financial tests including interest coverage, cash flow, minimum net worth and maximum leverage ratios, and a $10,000,000 limit on annual rental expenses under operating leases in any fiscal year. The Maximum Consolidated Leverage Ratio of the Operating Partnership cannot exceed a ratio that decreases from 5.00:1.00 to 4:00:1:00. the Operating Partnership's ratio of Consolidated Cash Flow to Consolidated Financial Obligations cannot be less than a ratio that varies from 1.25:1.00 to 1.00:1.00. The Operating Partnership's Ratio of Consolidated EBITDA to Consolidated Cash Interest Expense cannot be less than a ratio that increases from 2.00:1:00 to 2.75:1.00.

   The new senior credit facility also contains customary events of default including, among others, upon a change of control. An event of default under the new senior credit facility will allow the lenders to accelerate or, in some cases, will automatically cause the acceleration of, the maturity of the debt under the new senior credit facility.

10 1/2% Notes

   In 1997, the Operating Partnership and Petro Financial Corporation issued $135.0 million principal amount of 10 1/2% notes. The 10 1/2% notes are redeemable at the option of the Operating Partnership during the twelve month period commencing February 1, 2002 at 105.25% of the principal amount of the notes, during the twelve month period commencing February 1, 2003 at 103.50% of the principal amount of the notes, during the twelve month period commencing on February 1, 2004 at 101.75% of the principal amount of the notes and thereafter at 100% of the principal amount of the notes, in each instance plus accrued and unpaid interest.

   The indenture for the 10 1/2% notes contains certain covenants including limitations on indebtedness, limitations on restricted payments, limitations on sales of restricted subsidiary stock, limitations on transactions with affiliates, limitations on liens, limitations on disposition of proceeds of asset sales, limitations on dividends and other payment restrictions affecting restricted subsidiaries and restrictions on mergers and transfers of assets. The 10 1/2% notes indentures permits the Operating Partnership to incur debt if its ratio of earnings to interest expense is greater than 2.25:1. In addition, the Operating Partnership can borrow, among other permitted borrowings, up to $75 million pursuant to a credit agreement. Subject to some limited exceptions, the Operating Partnership may not make restricted payments, which includes distributions to partners or repurchases of partnership interests, unless the total of such restricted payments is less than the sum of (i) 50% of the Operating Partnership's income and (ii) all equity contributions made to the Operating Partnership from the date of issuance of the 10 1/2% notes.

   By means of a solicitation for consent from the holders of the 10 1/2% notes dated June 15, 1999 and extended to July 21, 1999 we received consent to amend the definitions of "Change of Control" and

"Permitted Holders" in the indenture for the 10 1/2% notes to reflect the new holding company ownership structure and to match the definitions to be included in the indenture.

12 1/2% Notes

   In 1994, Petro PSC Properties, L.P., a Delaware limited partnership (the predecessor of the Operating Partnership) and Petro Financial Corporation issued, in units, $100.0 million principal amount of 12 1/2% notes and 100,000 exchangeable debt warrants. The 12 1/2% notes are redeemable at our option during the twelve month period commencing June 1, 1999 at 103.57% of the principal amount of the notes, during the twelve month period commencing June 1, 2000 at 101.79% of the principal amount thereof and thereafter at 100% of the principal amount of the notes, in each instance plus accrued and unpaid interest.

   In 1997, $93.8 million of the 12 1/2% notes and all of the exchangeable debt warrants were acquired by the Operating Partnership. Currently, $6.2 million of the 12 1/2% notes are outstanding. In connection with this transaction most of the restrictive covenants in the indenture governing the 12 1/2% notes were eliminated.

                            DESCRIPTION OF THE NOTES

   We issued the old notes, and we will issue the new notes, under an indenture, dated July 23, 1999, among Holdings, Petro Holdings Financial Corporation and State Street Bank and Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939.

   We summarize below provisions of the indenture and the notes, but do not restate the indenture and the notes in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as a Holder of the notes. We have filed copies of the indenture as an exhibit to the registration statement which includes this prospectus.

   You can find the definitions of certain terms used in this section under the subheading "--Certain Definitions." When we refer to "Holdings" in this section, we mean Petro Stopping Centers Holdings L.P., and when we refer to Issuer and Issuers, we mean Holdings, Petro Holdings Financial Corporation or both, as the context requires. Unless otherwise indicated, references under this section to Sections or Articles are references to sections and articles of the indenture.

General

   The notes:

  . are general senior unsecured obligations of ours, ranking senior in right of payment to any of our subordinated indebtedness;

  . are effectively subordinated in right of payment to both all existing and future obligations of Holdings' subsidiaries, including the Operating Partnership, and any secured debt of Holdings.

   As of September 30, 1999, there was approximately $234.8 million of total liabilities, including $181.4 million of indebtedness, to which the notes were effectively subordinated.

Maturity, Interest and Principal

   The notes will mature on August 1, 2008. The old notes, except for the old notes issued to Chartwell, were issued at a discount to their principal amount at maturity of 63.4%. This means that for a note with a $1,000 principal amount at maturity that was sold for cash consideration, we received approximately $366. Prior to August 1, 2004, the value of a note for purposes of redemption under the indenture will increase or "accrete" from $483.64, the initial accreted value assigned to a note under the indenture, at a rate of 15% per annum. The initial accreted value of $483.64 was assigned because it is the value from which accretion at the rate of 15% will result in an accreted value of $1,000 on August 1, 2004, the date from which cash interest will begin to accrue on the notes. The old notes issued to Chartwell were issued, without warrants, for purposes of the indenture at their accreted value of $483.64. Although issued at their accreted value, under generally accepted accounting principles, we are required to record these notes on our financial statements at approximately $366, which is the same amount at which the old notes sold for cash are recorded.

   Interest will not accrue or be payable on the notes prior to August 1, 2004. From August 1, 2004, interest on the notes will accrue at the rate of 15% per annum and will be payable semi-annually on each February 1 and August 1, commencing February 1, 2005. We will make interest payments to the holders of record of notes at the close of business on the immediately preceding January 15 and July 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 1, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   Based on the accreted value given at the time of issuance, the yield to maturity of the notes is 15% per annum, which is computed on a semi-annual bond equivalent basis. The yield of the notes includes both (i) the increase in the principal amount of the notes prior to August 1, 2004, and (ii) the interest payable on the notes after August 1, 2004.

   For U.S. federal income tax purposes, you will be required to include original issue discount on a note in gross income for each taxable year in which you hold the note even though cash interest on the note does not begin to accrue until August 1, 2004, and you will receive no cash interest payments until February 1, 2005. See "U.S. Federal Income Tax Considerations-- Taxation of the Notes--Original Issue Discount."

   Principal of and premium, if any, and interest on the notes will be payable, and the notes will be transferable, at the office or agency of the Issuers in The City of New York maintained for such purposes, which, initially, will be the office of the trustee or an agent of the Trustee. We will also have the option of making payment by check mailed to the entitled person as shown on the security register.

   The old notes were issued, and the new notes will be issued, only in fully registered form without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer, exchange or redemption of notes, except for any tax or other governmental charge that may be imposed.

Additional Notes

   Subject to the limitations discussed under "--Restrictive Covenants-- Limitation on Debt," we may incur additional debt. At our option, this additional debt may consist of additional notes in one or more transactions, which have identical terms as the notes. Holders of additional notes would have the right to vote together with Holders of the notes as one class.

Sinking Fund

   There are no mandatory sinking fund payment obligations with respect to the notes.

Optional Redemption

   We have the option to redeem the notes, in whole or in part, at any time, upon not less than 30 nor more than 60 days notice, at a Redemption Price equal to:

  . if the Redemption Date is prior to August 1, 2004, the Accreted Value of the notes, plus the Make-Whole Premium, as of the Redemption Date; or

  . if the Redemption Date is on or after August 1, 2004, the redemption prices (expressed as percentages of principal amount at Stated Maturity) plus accrued and unpaid interest, if any, to the Redemption Date, if redeemed during the 12 month period beginning on August 1, of the years indicated:

                                                                      Redemption
      Year                                                              Price
      ----                                                            ----------
      2004...........................................................  107.500%
      2005...........................................................  105.000%
      2006...........................................................  102.500%
      2007 and thereafter............................................  100.000%

   In addition to the optional redemption of the notes in accordance with the provisions of the preceding paragraph, prior to August 1, 2002, we may redeem all, but not less than all, of the outstanding notes at a Redemption Price equal to 115.0% of the Accreted Value thereof. If we elect to make such redemption, the redemption must:

  . be made with the net proceeds of a Public Equity Offering of Qualified Capital Interests in either Holdings or a Successor Entity; and

  .  occur within 90 days following the closing of such Public Equity
     Offering.

   If we are not redeeming all of the notes, the trustee shall select the notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the notes are then listed. If the notes are not then listed on a national securities exchange, the trustee shall select the notes on a pro rata basis, by lot or in another fair and reasonable manner chosen at the discretion of the trustee. The notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's address as it shall appear on the register maintained by the registrar of the notes. On and after any, redemption of notes, Accreted Value will cease to accrete or interest will cease to accrue, as the case may be, on the notes or portions thereof called for redemption.

Change of Control

   If a Change of Control occurs, Holdings will make an Offer to Purchase all of the outstanding notes at a Purchase Price in cash equal to:

   (1) 101% of the Accreted Value of the notes, if the Purchase Date is on or prior to August 1, 2004, or

   (2) 101% of the principal amount at Stated Maturity of the notes, together with accrued interest, if any, to the Purchase Date, if the Purchase Date is after August 1, 2004.

For purposes of the foregoing, an Offer to Purchase shall be made if:

  . within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, Holdings commences an Offer to Purchase all outstanding notes at the Purchase Price. For purposes of calculating such 30-day period, the running of such period shall be suspended, for up to a maximum of 30 days, during any period when the commencement of such Offer to Purchase is delayed or suspended by reason of any court's or governmental authority's review of or ruling on any materials being employed by Holdings to effect such Offer to Purchase, so long as Holdings has used and continues to use its best efforts to make and conclude such Offer to Purchase promptly, and

  . all notes properly tendered are purchased on the terms of such Offer to Purchase.

   The phrase "all or substantially all," as used in the definition of "Change of Control," has not been interpreted under New York law, which is the governing law of the indenture, to represent a specific quantitative test. Therefore, if the Holders of the notes elected to exercise their rights under the indenture and Holdings elected to contest such election, there could be no assurance how a court interpreting New York law would interpret this phrase.

   The provisions of the indenture may not afford Holders protection in the event of all highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions affecting Holdings that may adversely affect Holders. The protections provided in the indenture will only be available if the transaction is a Change of Control, as defined in the indenture. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount at Stated Maturity of outstanding notes. See "--Amendment, Supplement and Waiver."

   There can be no assurance that Holdings will have adequate resources to refinance or fund the repurchase of the notes in the event of a Change of Control. The failure of Holdings, following a Change of Control, to make an Offer to Purchase or to pay when due the Purchase Price of notes tendered in conformity with an Offer to Purchase will give the trustee and the Holders the rights described under "--Events of Default".

   Holdings will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and other securities laws or regulations in connection with any repurchase of the notes as described above.

   The existence of a Holder's rights to require Holdings to repurchase notes in connection with a Change of Control may deter a third party from acquiring Holdings in a transaction that would constitute a "Change of Control."

   Holdings will not be required to make an Offer to Purchase upon a Change of Control if a third party makes an Offer to Purchase contemporaneously with or upon a Change of Control in compliance with the requirements of the Indenture and purchases all notes validly tendered and not withdrawn under its Offer to Purchase.

Restrictive Covenants

   Set forth below are descriptions of certain restrictive covenants contained in the indenture.

   These covenants restrict our ability:

  .  to incur additional indebtedness;

  .  to make payments or distribution of cash or securities;

  .  to create or incur liens on our properties or assets;

  .  to issue or sell the capital stock of our subsidiaries;

  .  to sell our assets;

  .  to engage in transactions with our affiliates; and

  .  to merge or consolidate with any other entity.

 Limitation on Debt

   The indenture limits our ability to borrow money. In particular, Holdings will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt, including Acquired Debt, unless immediately after giving effect to the Incurrence of such Debt and the receipt and contemporaneous application of the proceeds therefrom:

     (a) the Interest Coverage Ratio of Holdings and its Restricted Subsidiaries for the last four fiscal quarters for which financial information is available at the date of determination (the "Specified Period"), determined on a pro forma basis as if any such Debt, and any other Debt Incurred since the beginning of the Specified Period, had been Incurred and the proceeds thereof had been applied at the beginning of the Specified Period, and any other Debt repaid since the beginning of the Specified Period had been repaid at the beginning of the Specified Period, would be

       (1) at any time prior to August 1, 2001, greater than 1.75:1 and

       (2) at any time on or after August 1, 2001, greater than 2.0:1; and

     (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

   The calculation of such amounts is subject to the following:

       If, during the Specified Period or subsequent thereto and prior to the date of determination:

       Holdings or any of its Restricted Subsidiaries engage in any Asset Sale or acquisition or designate any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary,

       then

       (1) EBITDA, as defined, and Adjusted Interest Expense for the Specified Period shall be calculated on a pro forma basis giving effect to such Asset Sale or acquisition or designation, as the case may be, and

       (2) the application of any proceeds therefrom as if such Asset Sale or acquisition or designation had occurred on the first day of the Specified Period.

       If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect on a pro forma basis, as if the transaction had occurred at the beginning of the Specified Period, to both the Incurrence or assumption of such Acquired Debt or such other Debt by Holdings or any of its Restricted
  Subsidiaries and the inclusion in EBITDA, as defined, of the EBITDA, as defined, of the acquired person, business, property or assets or redesignated Subsidiary.

   Notwithstanding the first paragraph above, Holdings and its Restricted Subsidiaries may Incur Permitted Debt.

   The Incurrence of Debt solely to develop a Stopping Center shall be determined in accordance with the definition of "Incur." The accretion of original issue discount on the notes, and any accruals of interest or payment of interest or Additional notes, shall not be deemed an incurrence of Debt for purposes of this covenant.

 Limitations on Restricted Payments

   The indenture limits our ability to make distributions to our partners and engage in certain transactions with respect to our partnership interests. In particular, Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

     (b) after giving effect to such Restricted Payment on a pro forma basis, Holdings would be permitted to Incur at least $1.00 of additional Debt, other than Permitted Debt, under the provisions described in the first paragraph under the caption "Limitation on Debt" and

     (c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the date of initial issuance of the notes shall not exceed the sum, without duplication, of:

       (1) 50% of the Adjusted Net Income, or, if Adjusted Net Income shall be a deficit, minus 100% of such deficit, of Holdings accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter in which the initial issuance of the notes occurred and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

       (2) 100% of the aggregate net cash proceeds received by Holdings after the initial issuance of the notes from the issuance and sale, other than to a Restricted Subsidiary, of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of Holdings issued after the initial issuance of the notes, and from the exercise of options, warrants or other rights to purchase Qualified Capital Interests, plus

       (3) 100% of the net reduction in Investments, other than Permitted Investments, after the date of the initial issuance of the notes, in any person, resulting from payments of interest on Debt, dividends, repayments of loans or advances (but only to the extent such interest, dividends or repayments are not included in the calculation of Adjusted Net Income), in each case to Holdings or any Restricted Subsidiary from any person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries in accordance with the indenture, not to exceed in the case of any person the amount of Investments previously made by Holdings or any Restricted Subsidiary in such person, plus

       (4) $5,000,000.

   Notwithstanding the foregoing, Holdings and its Restricted Subsidiaries may take the following actions, provided that with respect to clauses (2), (3),
(4), (6) and (7) below, immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:

     (1) the payment of any dividend on Capital Interests in Holdings or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this covenant;

     (2) the retirement of any Qualified Capital Interests of Holdings or any Restricted Subsidiary by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Holdings, of other Qualified Capital Interests of Holdings;

     (3) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of Holdings that is subordinate in right of payment to the notes out of the net cash proceeds of a substantially concurrent issue and sale, other than to a Restricted Subsidiary, of new subordinated Debt of Holdings incurred in accordance with the indenture;

     (4) payments due under the Permitted Affiliate Agreements that would otherwise constitute Restricted Payments, other than pursuant to clause
  (5) below;

     (5) cash distributions by Holdings to its partners on its Capital Interests, for so long as it is organized as a partnership or other substantially similar pass-through entity for federal income tax purposes, in aggregate amounts not exceeding the aggregate amount of
  Permitted Tax Distributions accrued after December 31, 1997;

     (6) the purchase, redemption, retirement or other acquisition for value of Capital Interests in Holdings held by employees or former employees of Holdings or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $1,000,000 in any fiscal year;

     (7) payments that would otherwise constitute Restricted Payments, not to exceed $100,000 in any fiscal year;

     (8) the purchase on the Issue Date of the Chartwell Interests and the Kirschner Interests;

     (9) the purchase of any Warrants; and

     (10) the conversion of employee options issued under the option plan into rights under the phantom option plan.

   The actions described in clauses (1), (2), (4), (6) and (7) of the immediately preceding paragraph shall reduce, without duplication, the amount that would otherwise be available for Restricted Payments under clause (c) of the first paragraph under this "Limitations on Restricted Payments" covenant.

   If Holdings makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of Holdings, would be permitted under the requirements of the indenture, such Restricted Payment shall be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustment made in good faith to Holdings' financial statements affecting Adjusted Net Income.

   If any person in which an Investment that constitutes a Restricted Payment is made, thereafter becomes a Restricted Subsidiary in accordance with the indenture, all such Investments previously made in such person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) above, in each case to the extent such Investments would otherwise be so counted.

   If Holdings or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment not in violation of the "Limitation on Asset Sales" covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of "Restricted Payments", the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of:

     (1) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment; or

     (2) the amount of the original Investment,

in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of "Restricted Payments."

   For purposes of the prohibition on Restricted Payments, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the noncash portion of such Restricted Payment.

 Limitations on Liens

   Holdings will not create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind, other than Permitted Liens, upon any property or asset of Holdings (including, without limitation, any Capital Interest or Debt of any Restricted Subsidiary), owned by Holdings, unless:

     (1) if such Lien secures Debt which is pari passu with the notes, then the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a
  Lien; or

     (2) if such Lien secures Debt which is subordinated to the notes, any such Lien shall be subordinated to the Lien granted to the Holders of the notes to the same extent as such subordinated Debt is subordinated to the notes.

 Limitation on Issuance and Sale of Capital Interests in Restricted
 Subsidiaries

   Holdings will not permit any Restricted Subsidiary of Holdings to issue any Capital Interest, other than any required directors' qualifying shares, to any person other than Holdings or a Wholly-Owned Restricted Subsidiary thereof. Holdings will not sell, and will not permit any of its Restricted Subsidiaries to sell, any Capital Interests in any Restricted Subsidiary to any person other than Holdings or a Wholly-Owned Restricted Subsidiary unless all such Capital Interests owned by Holdings and its Restricted Subsidiaries are sold in one or more contemporaneous transactions. In addition, Holdings will not sell any Capital Interest in Petro Holdings Financial Corporation to any person other than a Wholly-Owned Restricted Subsidiary.

 Limitation on Asset Sales

   Holdings will not consummate an Asset Sale unless:

     (1) Holdings receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the property or assets sold or otherwise disposed of;

     (2) at least 85% of the consideration received by Holdings for such property or assets consists of cash or Eligible Cash Equivalents. The amount of any liabilities, as shown on Holdings' most recent balance sheet, of Holdings (other than contingent liabilities and liabilities that are by their terms subordinate to the notes) that are assumed or forgiven by the transferee of any such assets will be deemed to be cash for the purposes of this clause (2); and

     (3) the Net Cash Proceeds received by Holdings are applied, to the extent Holdings or any Restricted Subsidiary elects or is required, either

       (A) to repay or purchase and permanently reduce outstanding Debt of a Restricted Subsidiary, and to permanently reduce any commitments in respect thereof,

         provided, however, that such repayment and commitment reduction occurs within 270 days following the receipt of such Net Cash Proceeds; or

       (B) to an investment in Replacement Assets,

         provided, however, that such investment occurs or Holdings or such Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 270th day following receipt of such Net Cash Proceeds (the "Reinvestment Date") and Net Cash Proceeds contractually committed are so applied within 365 days following the receipt of such Net Cash
      Proceeds.

Notwithstanding any provision of this "Limitation on Asset Sales" covenant, Asset Swaps and Fuel Hedging Obligations entered into in the ordinary course of business shall not be subject to clause (2) of the immediately preceding sentence.

   Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Replacement Assets and/or repay Debt of a Restricted Subsidiary shall constitute "Excess Proceeds."

   When the aggregate amount of Excess Proceeds exceeds $10,000,000, Holdings shall make an Offer to Purchase, from all Holders, notes:

     (1) having an aggregate Accreted Value as of the Purchase Date, if the Purchase Date is on or prior to August 1, 2004, or

     (2) in an aggregate principal amount at Stated Maturity, if the Purchase Date is after August 1, 2004,

in either case, equal to the Excess Proceeds,

   at a Purchase Price in cash equal to:

     (1) 100% of the Accreted Value thereof, if the Purchase Date is on or prior to August 1, 2004, or

     (2) 100% of the principal amount thereof, together with accrued interest, if any, to the Purchase Date, if the Purchase Date is after
  August 1, 2004.

If the aggregate Purchase Price of notes surrendered by Holders exceeds the amount equal to the Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. If any amount of Excess Proceeds remains after completion of such Offer to Purchase, Holdings may use such remaining amount for general corporate purposes, and the amount of Excess Proceeds shall be reset to zero.

   Holdings will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in the event that an Asset Sale Offer is required under the circumstances described therein.

 Transactions with Affiliates

   Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Unrestricted Subsidiary or any Affiliate of Holdings or any Restricted Subsidiary other than transactions solely among any of Holdings and its Restricted Subsidiaries (an "Affiliate Transaction") unless:

     (1) such business, transaction or series of related transactions is on terms no less favorable to Holdings or such Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction between unaffiliated parties; and

     (2) with respect to an Affiliate Transaction involving an amount or having a value in excess of $500,000, Holdings delivers to the Trustee an officers' certificate stating that such business, transaction or series of related transactions complies with clause (i) above.

In the case of an Affiliate Transaction involving an amount or having a value in excess of $2,000,000 but less than or equal to $5,000,000, Holdings must obtain a resolution of the Board of Directors, including a majority of Disinterested Directors, if any, certifying that such Affiliate Transaction complies with clause (1) above.

   In the case of an Affiliate Transaction involving an amount or having a value in excess of $5,000,000, Holdings must obtain a written opinion of a nationally recognized investment banking firm or other expert stating that the transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view.

The foregoing limitation does not limit, and shall not apply to,

     (1) any transaction or series of related transactions pursuant to the terms of the Permitted Affiliate Agreements,

     (2) cash distributions permitted under clause (5) of the second paragraph of the Limitations on Restricted Payments covenant, relating to Permitted Tax Distributions,

     (3) the payment of reasonable and customary fees to members of the Board of Directors of Holdings or a Restricted Subsidiary who are outside directors,

     (4) the payment of reasonable and customary compensation to officers and employees of Holdings or any Restricted Subsidiary as determined by the
  Board of Directors thereof in good faith,

     (5) any transaction pursuant to an agreement, arrangement or understanding existing on the Issue Date and described elsewhere in this Offering Memorandum and any amendment to such agreements, arrangements or understandings that is not adverse to Holdings, and

     (6) any transaction, approved by the Board of Directors of Holdings, with an officer or director of Holdings or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business.

Holdings may in addition pay advisory fees to an Affiliate of Holdings with respect to specific transactions if, such payments would be permitted under the first paragraph of the Limitations on Restricted Payments covenant.

   For purposes of this "Transactions with Affiliates" covenant, any transaction or series of related transactions between Holdings or any Restricted Subsidiary and an Affiliate of Holdings that is approved by a majority of the Disinterested Directors, if any, shall be deemed to comply with clause (1) above.

   Notwithstanding the provisions of this covenant, Holdings and its Restricted Subsidiaries will be permitted to consummate the Transactions and to pay fees on the closing date in connection with the consummation of the Transactions as described in this Offering Memorandum.

 Limitation on Sale and Leaseback Transactions

   Holdings will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

     (1) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of Holdings, and

     (2) immediately prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, Holdings could incur at least $1.00 of additional Debt (other than Permitted Debt) in compliance with the covenant described under "Limitation on Debt."

 Provision of Financial Information

   Whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision, we will, to the extent accepted by the Commission and not prohibited under the Exchange Act, file with the

Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision if we were subject to these sections. We will file these documents with the Commission on or prior to the respective dates (the "Required Filing Dates") by which we would have been required to file them.

   We will also, in any event,

     (1) within 15 days of each Required Filing Date:

       (a) transmit by mail to all Holders, as their names and addresses appear in the security register, without cost to such Holders, and

       (b file with the trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the
    Exchange Act or any successor provisions if we were subject to such sections and

     (2) if filing such documents by us with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, promptly upon written request, supply copies of such documents to any prospective
  Holder.

   We will, upon request, provide to any Holder of notes or any prospective transferee of any such Holder any information concerning us, including financial statements, necessary in order to permit such Holder to sell or transfer notes in compliance with Rule 144A under the Securities Act; provided, however, that we shall not be required to furnish such information in connection with any request made on or after the date which is two years from the later of

     (1) the date such Note (or any predecessor Note) was acquired from us or

     (2) the date such Note (or any predecessor Note) was last acquired from an "affiliate" of us within the meaning of Rule 144 under the Securities Act.

 Payments for Consent

   Neither Holdings nor any of its Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that so consent, waive or agree to amend in the time frame described in solicitation documents relating to such consent, waiver or agreement.

 Limitation on Creation of Unrestricted Subsidiaries

   Holdings may designate any Subsidiary of Holdings to be an "Unrestricted Subsidiary" as provided below and such Subsidiary and each other person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

   "Unrestricted Subsidiary" means:

     (1) any Subsidiary designated as such by the Board of Directors as described below where;

       (a) neither Holdings nor any of its Restricted Subsidiaries;

             (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary including any undertaking, agreement or instrument evidencing such Debt or

             (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and

      (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of

      Holdings and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity; and

     (2) any Subsidiary of an Unrestricted Subsidiary.

Holdings may designate any Subsidiary (other than the Operating Partnership or Petro Financial Corporation) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of Holdings, provided that either:

     (1) the Subsidiary to be so designated has total assets of $1,000 or less; or

    (2) immediately after giving effect to such designation, Holdings could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "Limitation on Debt" and provided, further, that Holdings could make a Restricted Payment in an amount equal to the greater of the fair market value or book value of such Subsidiary pursuant to "Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if:

    (1) all the Debt of such Unrestricted Subsidiary could be Incurred under the "Limitation on Debt" covenant; and

    (2) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the "Limitations on Liens" covenant.

 Limitation on Conduct of Business of Petro Holdings Financial Corporation

   Except to the extent permitted under "Consolidation, Merger, Conveyance, Transfer or Lease," Petro Holdings Financial Corporation will not hold any operating assets or other properties or conduct any business other than to serve as an Issuer and co-obligor with respect to the notes and will not own any Capital Interest of any other person.

 Consolidation, Merger, Conveyance, Transfer or Lease

   Holdings will not, and will not permit any Restricted Subsidiary to, in any transaction or series of transactions, consolidate with or merge into any other person, or transfer all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, to any other person, unless, in the case of Holdings:

   (1) either:

     (a) Holdings shall be the continuing person; or

    (b) the person (if other than Holdings) formed by such consolidation or into which Holdings is merged, or the person that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the property and assets of Holdings (such person, the "Surviving Entity"),

          (i) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and

          (ii) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the notes and the performance of the covenants and obligations of Holdings under the indenture;

    provided that at any time Holdings or its successor is a limited partnership, there shall be a co-issuer of the notes that is a corporation;

  (2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

  (3) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, Holdings (or the Surviving Entity if Holdings is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the first paragraph of the "Limitation on Debt" covenant;

  (4) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), Holdings (or the Surviving Entity if Holdings is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Holdings immediately prior to such transaction; and

  (5) Holdings delivers, or causes to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition comply with the requirements of the indenture.

   Notwithstanding the foregoing, if, in the good faith determination of the Board of Directors of Holdings,

     (1) the purpose of such transaction is:

        (a) to transform Holdings into a corporation or

        (b) to change the state of organization of Holdings or a Restricted Subsidiary, and

    (2) no material adverse effect on the creditworthiness of Holdings (or the Surviving Entity if Holdings is not continuing) and its Restricted Subsidiaries, taken as a whole, shall result as a consequence of the transaction, then clauses (3) and (4) above shall not apply; it being recognized that such reorganization shall not be considered to have a material adverse effect on the creditworthiness of Holdings solely because the Surviving Entity is subject to income taxation.

   Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of Holdings and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

   Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Holdings or Petro Holdings Financial Corporation, as the case may be, under the indenture with the same effect as if such Surviving Entity had been named as Holdings or Petro Holdings Financial Corporation therein; and when a Surviving Entity duly assumes all of the obligations and covenants of Holdings or Petro Holdings Financial Corporation, as the case may be, pursuant to the indenture and the notes, except in the case of a lease, the predecessor person shall be relieved of all such obligations.

   The foregoing restrictions shall not prohibit a merger of a Restricted Subsidiary into Holdings in which Holdings is the continuing person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another person that as a result of such transaction becomes a Restricted Subsidiary.

Events of Default

   Each of the following is an "Event of Default" under the indenture:

  (1) default in the payment in respect of the principal of (or premium, if any, on) any note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

  (2) default in the payment of any interest upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

   (3) default in the making of an Offer to Purchase as required by the indenture;

  (4) failure to perform or comply with the indenture provisions described under "Consolidation, Merger, Conveyance, Lease or Transfer";

  (5) default in the performance, or breach, of any covenant or agreement of an Issuer in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in (1), (2),
  (3) or (4) above), and continuance of such default or breach for a period of 30 days after written notice thereof has been given to Holdings by the trustee or to Holdings and the trustee by the Holders of at least 25% in aggregate principal amount at Stated Maturity of the outstanding notes;

  (6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the notes) by Holdings or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $5,000,000, whether such Debt now exists or shall hereafter be created, which default or defaults shall have

     (a) resulted in the acceleration of the maturity of such Debt prior to its express maturity or

     (b) shall constitute a failure to pay such Debt when due and payable after the expiration of any applicable grace period;

  (7) the entry against Holdings or any Restricted Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $5,000,000 by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

  (8) certain events in bankruptcy, insolvency or reorganization affecting Holdings or any Significant Subsidiary.

   If an Event of Default (other than an Event of Default specified in clause
(8) above) occurs and is continuing, then and in every such case the trustee or the Holders of not less than 25% in aggregate principal amount at Stated Maturity of the outstanding notes may declare, by a notice in writing to Holdings (and to the trustee if given by Holders), the notes to be due and payable immediately in an amount equal to:

     (1) the Accreted Value of the notes outstanding on the date of acceleration, if such declaration is made on or prior to August 1, 2004, or

     (2) the entire principal amount at Stated Maturity of the notes outstanding on the date of acceleration plus accrued but unpaid interest, if any, to the date of acceleration, if such declaration is made after August 1, 2004;

   After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the notes, have been cured or waived as provided in the indenture. If an Event of Default specified in clause (8) above occurs, the principal of and any accrued interest on the notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any Holder. For further information as to waiver of defaults, see "--Amendment, Supplement and Waiver." The trustee may withhold from Holders notice of any Default (except in payment of principal of, premium, if any, and interest) if the trustee determines that withholding notice is in the best interest of the Holders to do so.

   No Holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless

     (1)such Holder shall have previously given to the trustee written notice of a continuing Event of Default;

     (2) also the Holders of at least 25% in aggregate principal amount at Stated Maturity of the outstanding notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

     (3) the trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a note for enforcement of payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

   In the case of any Event of Default occurring by reason of any willful action, or inaction, taken, or not taken, by or on behalf of Holdings with the intention of avoiding payment of the premium that Holdings would have had to pay if Holdings then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

   Holdings will be required to furnish to the trustee annually a statement as to the performance of certain obligations under the indenture and as to any default in such performance. Holdings also is required to notify the trustee upon becoming aware of the occurrence of any Default or Event of Default.

Amendment, Supplement and Waiver

   Without the consent of any Holders, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

  (1) to evidence the succession of another person to us and the assumption by any such successor of our covenants in the indenture and in the notes; or

  (2) to add to our covenants for the benefit of the Holders, or to surrender any right or power herein conferred upon us; or

   (3) to add additional Events of Default; or

   (4) to provide for uncertificated notes in addition to or in place of the certificated notes; or

  (5) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

   (6) to secure the notes; or

  (7) to cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect; or

   (8) to issue additional notes or Exchange Notes; or

  (9) to comply with any requirements of the Commission in order to effect and maintain the qualification of the indenture under the Trust Indenture Act.

   With the consent of the Holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the Holders under the indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding note affected thereby,

    (1) change the Stated Maturity of any note or of any installment of interest on any note, or reduce the amount payable in respect of the Accreted Value or the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or

    (2) reduce the percentage in aggregate principal amount at Stated Maturity of the outstanding notes, the consent of whose Holders if required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture, or

    (3) modify our obligations to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales, or

     (4) subordinate, in right of payment, the notes to any other of our Debt, or

    (5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

     (6) release any Guarantees required to be maintained under the indenture.

   The Holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding notes may on behalf of the Holders of all the notes waive any past default under the indenture and its consequences, except a default

    (1) in any payment in respect of the principal of (or premium, if any) or interest on any notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by
    us), or

    (2) in respect of a covenant or provision hereof which under the indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

   We may terminate the obligations under the indenture, when:

   (1) either:

    (a) all notes theretofore authenticated and delivered have been delivered to the trustee for cancellation, or

    (b) all such notes not theretofore delivered to the trustee for cancellation:

     (i) have become due and payable, or

     (ii) will become due and payable within 60 days or are to be called for redemption within 60 days (a "Discharge") under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes, not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, on and interest to the date of deposit or Stated Maturity or date of redemption;

   (2) we have paid or caused to be paid all other sums then due and payable hereunder by us; and

   (3) we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

   We may elect, at their option, to have our obligations discharged with respect to the outstanding notes ("defeasance"). Such defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

   (1) the rights of Holders of such notes to receive payments in respect of the principal of and any premium and interest on such notes when payments are due solely from the monies held in trust,

   (2) Our obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

   (3) the rights, powers, trusts, duties and immunities of the trustee,

   (4) our right of optional redemption, and

   (5) the defeasance provisions of the indenture.

In addition, we may elect, at our option, to have our obligations released with respect to certain covenants, including without limitation our obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the indenture ("covenant defeasance") and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either defeasance or covenant defeasance with respect to outstanding notes:

   (1) we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such notes:

     (a) money in an amount, or

       (b) U.S. government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or

       (c) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge, and which shall be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such notes on the Stated Maturity thereof or (if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense) the redemption date thereof, as the case may be, in accordance with the terms of the indenture and such notes;

   (2) in the case of defeasance, we shall have delivered to the trustee an opinion of counsel stating that:

     (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or

     (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case (a) or (b) to the effect that, and based thereon such opinion shall confirm that, the Holders of such notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

   (3) in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that the Holders of such outstanding notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

   (4) no Default or Event of Default with respect to the outstanding notes shall have occurred and be continuing at the time of such deposit or, in the case of defeasance, either:

      (a) we shall have delivered to the trustee an opinion of counsel to the effect that, based upon existing precedents, if the matter were properly briefed, a court should hold that the deposit of moneys and/or U.S. government obligations as provided in clause (1) would not constitute a preference voidable under Section 547 or 548 of the federal bankruptcy laws; or

      (b) no Default or Event of Default relating to bankruptcy or insolvency shall have occurred and be continuing at any time on or prior to the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day);

   (5) such defeasance or covenant defeasance shall not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all notes are in default within the meaning of such Act);

   (6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which either of us is a party or by which we are bound;

   (7) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and

   (8) we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

   In connection with a Discharge, in the event either Issuer becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the notes may be part of the bankruptcy estate of such Issuer, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the estate of the bankrupt Issuer. Similar results may apply upon the insolvency of an Issuer during the applicable preference period following the deposit of monies in connection with covenant defeasance.

The Trustee

   State Street Bank and Trust Company, the trustee under the indenture, will be the initial paying agent and registrar for the notes. The trustee from time to time may extend credit to us in the ordinary course of business. The trustee's current address is 2 Avenue de Lafayette, Sixth Floor, Boston, Massachusetts 02111-1724. Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

   The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of Holdings or Petro Holdings Financial Corporation, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any "conflicting interest" (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee shall exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the Holders pursuant to the indenture, unless such Holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Personal Liability of Stockholders, Partners, Officers or Directors

   No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of Holdings or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of either Issuer under the notes, any Guarantee or the indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. This limitation of liability does not apply to any claim under the Securities Act or the Exchange Act, and, in purchasing the notes, a Holder is not waiving any rights under such laws. Likewise, this limitation of liability does not apply to any partner who is a party to an indemnity and hold harmless agreement in favor of Holdings and the general and limited partners of Holdings.

Governing Law

   The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

   "10 1/2% Notes" means the 10 1/2% Senior Notes Due 2007 issued by the Operating Partnership and PETRO FINANCIAL CORPORATION pursuant to the 10 1/2% notes indenture.

   "10 1/2% Notes Indenture" means the indenture among the Operating Partnership, PETRO FINANCIAL CORPORATION and the trustee, dated January 30, 1997, as amended as of the date of the Recapitalization.

   "12 1/2% Notes" means the 12 1/2% Notes Due 2002 issued in 1994 by Petro PSC Properties, L.P., a Delaware limited partnership (the predecessor of the Operating Partnership) and Petro Financial Corporation.

   "Accreted Value" means, as of any date prior to August 1, 2004, an amount per $1,000 principal amount at Stated Maturity of notes that is equal to the sum of (a) $ 483.64 and (b) the portion of the excess of the principal amount at Stated Maturity of each Note over $483.64 which shall have been amortized on a daily basis and compounded semi-annually on each February 1 and August 1 at the rate of 15% per annum from the Issue Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months; and, as of any date on or after August 1, 2004, the Accreted Value of each Note shall mean the aggregate principal amount at Stated Maturity of such Note; provided however, that the Issue Date for any Additional notes shall be deemed to be the original Issue Date of the notes.

   "Acquired Debt" means Debt of a person (including an Unrestricted Subsidiary) existing at the time such person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such person.

   "Adjusted Interest Expense" means, for any period, without duplication, an amount equal to the sum of:

   (1) the aggregate amount of interest charges (excluding fees and expenses incurred at or prior to Closing in connection with the Transactions and any expenses or charges related to Petro Warrant Holdings Corporation, the Warrants or the obligation or right of Holdings to purchase the Warrants), whether expensed or capitalized, incurred or accrued by Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period (including non-cash interest payments); plus

   (2) to the extent not included in clause (1) above, an amount equal to the sum of:

      (A) net costs associated with Interest Swap Obligations and Currency Hedge Obligations (including any amortization of discounts); plus

      (B) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities paid or accrued, or scheduled to be paid or accrued, during such period; plus

      (C) dividends on Preferred Interests and Redeemable Capital Interests (if paid to a person other than Holdings or one of its Restricted Subsidiaries) declared and payable in cash; plus

      (D) the portion of any Attributable Debt in respect of any Sale and Leaseback Transaction that is allocable to interest expense (determined as if such Sale and Leaseback Transaction were treated as a Capital Lease Obligation); plus

      (E) to the extent any Debt of any other person is Guaranteed or secured by Holdings or a Restricted Subsidiary in the manner described in clause
      (9) of the definition of "Debt", the aggregate amount of interest expense of such other person during such period attributable to any such Debt determined in accordance with GAAP; minus

      (F) amortization or write-off of deferred financing costs during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt of Holdings and its Restricted Subsidiaries prior to the Stated Maturity thereof.

For purposes of calculating Adjusted Interest Expense on a pro forma basis, the interest on Debt bearing a floating rate of interest shall be the interest rate in effect at the time of determination (taking into account on a pro forma basis any Interest Swap Obligation applicable to such Debt if such Interest Swap Obligation has a remaining term at the date of determination in excess of twelve months).

   "Adjusted Net Income" means, for any period, the consolidated net income (or net loss) of Holdings and its Restricted Subsidiaries determined in accordance with GAAP for such period minus (to the extent made or reserved) Permitted Tax Distributions, plus any Permitted Tax Distributions repaid to Holdings; provided that there shall be excluded therefrom, without duplication:

(1) all items classified as extraordinary, unusual or nonrecurring (including fees and expenses incurred at or prior to Closing and write-offs, in each case in connection with the Transactions);

   (2) any net loss or net income of any person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Holdings or its Restricted Subsidiaries by such other person during such period;

   (3) the net income of any person acquired by Holdings or a Restricted Subsidiary thereof in a pooling-of-interests transaction for any period prior to the date of such acquisition;

   (4) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan;

   (5) gains (but not losses) in respect of Asset Sales by Holdings or its Restricted Subsidiaries;

   (6) with regard to any Restricted Subsidiary all of the Capital Interests which are not owned by Holdings or another Restricted Subsidiary, any aggregate net income (or loss) in excess of Holdings' or such other Restricted Subsidiary's pro rata share of such Restricted Subsidiary's net income (or loss); and

   (7) any expenses or charges related to Petro Warrant Holdings Corporation, the Warrants or the obligation or right of Holdings to purchase the Warrants.

In computing Adjusted Net Income under clause (c) under the "Limitations on Restricted Payments" covenant, Holdings:

   (1) shall use audited financial statements for the portion of the relevant period for which such statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of Holdings for the remaining portion of such period; and

   (2) shall be permitted to rely in good faith for the balance of the relevant period for which audited financial statements are not available on the financial statements and other financial data derived from the books and records of Holdings that are available on the date of determination.

   "Affiliate" of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing. For purposes of the indenture, the term "Affiliate," as it relates to Holdings, shall include Mobil Oil for so long as Mobil Oil is entitled to designate at least one member of the Board of Directors of Holdings and Volvo Trucks for so long as Volvo Trucks is entitled to designate at least one member of the Board of Directors of Holdings, and shall not include Warrant Holdings or any holder (other than Holdings or any partner of Holdings) of Warrants or Warrant Shares.

   "Asset Sale" means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by Holdings or any of its Restricted Subsidiaries to any person (other than to Holdings or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

   (1) Capital Interests in another person (other than directors' qualifying shares);

   (2) any other property or assets (other than in the ordinary course of business, including any sale or other disposition of obsolete or permanently retired equipment);

   provided, however, that the term "Asset Sale" shall exclude:

       (a) any asset disposition permitted by the provisions described under "Consolidation, Merger, Conveyance, Lease or Transfer" that constitutes a disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole;

       (b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed $500,000;

     (c) sales of Eligible Cash Equivalents;

     (d) the Incurrence of any Lien, to the extent not prohibited by the terms of the indenture;

     (e) sales of Unrestricted Subsidiaries; and

     (f) any of the Transactions.

  For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

   "Asset Swap" means any exchange of property or assets of Holdings or any Restricted Subsidiary of Holdings for property or assets of a third party which consist of property or assets described in clause (4) of the definition of "Permitted Investments."

   "Attributable Debt" under the indenture in respect of a Sale and Leaseback Transaction means, as at the time of determination, the greater of:

   (1) the fair value of the property subject to such arrangement, as determined in good faith by the Board of Directors; and

   (2) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

   "Average Life" means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing:

   (1) the sum of the products of:

       (a) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by

     (b) the amount of such principal payment by

   (2) the sum of all such principal payments.

   "Board of Directors" means:

   (1) with respect to Holdings or any Restricted Subsidiary, its Board of Directors;

   (2) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and

   (3) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

   "Capital Interests" in any person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such person.

   "Capital Lease Obligation" of any person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangement conveying the right to use) real or personal property of such person, to the extent such obligations are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such person in accordance with GAAP. The Stated Maturity of any Capital Lease Obligation shall be the date of the last payment of rent or any other amount due under such lease (or other Debt arrangement) prior to the first date upon which such lease (or other Debt arrangement) may be terminated by the user of such real or personal property without payment of a penalty, and the amount of any Capital Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

   "Cardwell Group" means J.A. Cardwell, Sr., James A. Cardwell, Jr., and their respective spouses, lineal descendents, estates and Affiliates, including Petro Inc. (a corporation wholly owned by J. A. Cardwell, Sr.) and JAJCO II, Inc. (a company wholly owned by James A. Cardwell, Jr.).

   "Change of Control" means the occurrence of any of the following events:

   (1) prior to a Public Equity Offering, either:

       (A) the Permitted Holders cease to be the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate of a majority of the Common Interests in Holdings, whether as a result of issuance of securities of Holdings or any parent company of Holdings, any merger, consolidation, liquidation or dissolution of Holdings, any direct or indirect transfer of securities by Holdings or otherwise, or

       (B) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders has the power or right to designate a majority of the members of Holdings' Board of Directors;

   (2) after the consummation of a Public Equity Offering,

       (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (2) such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the Common Interests in Holdings and

       (B) the Permitted Holders "beneficially own" (as defined in this clause
       (2)), directly or indirectly, in the aggregate a lesser percentage of the total Common Interests of Holdings than such other person or group;

   (3) Holdings ceases to own directly or indirectly at least 99% of the total voting power and economic benefit of the Capital Interests of the Operating Partnership;

   (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election by the

   Board of Directors or whose nomination for election by the stockholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute 66 2/3% of Holdings' Board of Directors then in office; or

   (5) Holdings sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to a person other than a Restricted Subsidiary of Holdings or a Successor Entity in which a majority or more of the voting power of the Voting Interests is held by the Permitted Holders.

   "Chartwell" means Chartwell Investments Inc. and its Affiliates.

   "Chartwell Interests" means Capital Interests in the Operating Partnership held by Chartwell.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Common Interests" of any person means Capital Interests in such person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to Capital Interests of any other class in such person.

   "Consolidated Net Worth" of Holdings means, as of any date, the aggregate of capital, surplus and retained earnings of Holdings and its Restricted Subsidiaries as would be shown on a consolidated balance sheet of Holdings and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, less all amounts, if any, attributable to Redeemable Capital Interests in such person.

   "Credit Agreement" means one or more secured or unsecured credit agreements providing, inter alia, for revolving credit loans, term loans and/or letters of credit between Holdings or any Subsidiary and one or more lenders, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, refinanced, refunded or replaced in whole or in part from time to time.

   "Currency Hedge Obligations" means the obligations of a person Incurred pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such person's exposure to fluctuations in foreign currency exchange rates on Debt permitted under the indenture.

   "Damage Amount" means an amount to be paid as liquidated damages by us to each Holder of notes under certain circumstances in accordance with the terms of the registration rights agreement.

   "Debt" means at any time (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person, or non-recourse, and whether or not contingent, the following:

   (1) all indebtedness of such person for money borrowed, excluding any trade payables, other current liabilities incurred in the ordinary course of business and any liability for federal, state or local income taxes or other taxes owed by such person;

   (2) all obligations (other than interest, premium and additional payments, if any) of such person evidenced by bonds, debentures, notes, or other similar instruments;

   (3) all obligations of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

   (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

   (5) all Capital Lease Obligations of such person;

   (6) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such person at the time of determination;

   (7) any Interest Swap Obligations and Currency Hedge Obligations of such person at the time of determination;

   (8) Attributable Debt with respect to any Sale and Leaseback Transaction to which such person is a party; and

   (9) all obligations of the types referred to in clauses (i) through (viii) of this definition of another person and all dividends and other distributions of another person, the payment of which, in either case,

    (A) such person has Guaranteed or

       (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such person, even though such person has not assumed or become liable for the payment of such Debt, dividends or other distributions.

     For purposes of the foregoing:

      (1) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests;

      (2) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof;

      (3) the amount of any Debt described in clause (9)(A) above shall be the maximum liability under any such Guarantee; and

      (4) the amount of any Debt described in clause (9)(B) above shall be the lesser of:

        (a) the maximum amount of the obligations so secured; and

        (b) the Fair Market Value of such property or other assets.

       Notwithstanding the foregoing, neither the Warrants nor any obligation to purchase the Warrants that may arise under the Warrant Agreement shall be Debt.

   "Default" means any event that is, or after notice or passage of time, or both, would be, any Event of Default.

   "Disinterested Director" means, with respect to any proposed transaction between:

   (1) Holdings or a Restricted Subsidiary, as applicable, and

   (2) an Affiliate thereof (other than Holdings or a Restricted Subsidiary), a member of the Board of Directors of Holdings or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate.

For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Interests in Holdings.

   "EBITDA" means, with respect to Holdings and its Restricted Subsidiaries, for any period, the sum of Adjusted Net Income plus, to the extent reflected in Adjusted Net Income for such period for which Adjusted Net Income is determined, without duplication,

   (1) Adjusted Interest Expense,

   (2) income tax expense (or Permitted Tax Distributions in lieu thereof),

   (3) depreciation expense,

   (4) amortization expense,

   (5) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its Stated Maturity and

   (6) any other non-cash items reducing Adjusted Net Income; minus any non-cash items increasing Adjusted Net Income.

   "Eligible Bank" means a bank or trust company that:

   (1) is organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof; and

   (2) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500,000,000, the senior Debt of which is rated at least "A-2" by Moody's or at least "A" by Standard & Poor's.

   "Eligible Cash Equivalents" means any of the following Investments:

   (1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition;

   (2) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition;

   (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any Eligible Bank;

   (4) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 90 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from Standard & Poor's or A-2 from Moody's (or an equivalent rating by any other nationally recognized rating agency);

   (5) commercial paper of any person other than an Affiliate of Holdings, provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor's or Moody's and mature within 90 days after the date of acquisition;

   (6) overnight and demand deposits in and bankers' acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; and

   (7) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (1) through (6).

   "Exchange Notes" has the meaning set forth under "Exchange Offer; Registration Rights."

   "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase."

   "Fair Market Value" means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors.

   "Franchisee Receivables" means fuel, lube, repair and other receivables purchased by Holdings or any Restricted Subsidiary from any of their franchisees, licensees or third party contractors operating a Stopping Center affiliated with the Operating Partnership's network of Stopping Centers.

   "Fuel Hedging Obligations" means the obligations of a person pursuant to fuel price swap, fuel price cap, fuel price collar and fuel price floor and similar agreements and hedging obligations and arrangements, in the ordinary course of business, designed to protect against or manage such person's exposure to fluctuations in fuel prices.

   "GAAP" means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination.

   "Guarantee" means, as applied to any Debt of another person,

   (1) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Debt,

   (2) any direct or indirect obligation, contingent or otherwise, of a person guaranteeing or having the effect of guaranteeing the Debt of any other person in any manner and

   (3) an agreement of a person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another person (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings that correspond to the foregoing).

   "Holder" means a person in whose name a note is registered in the security register.

   "Incur" means, with respect to any Debt or other obligation of any person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such person; provided, however, that a change in GAAP that results in an obligation of such person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a person before it becomes a Subsidiary of Holdings shall be deemed to be Incurred at the time at which such person becomes a Subsidiary of Holdings. With respect to Debt the proceeds of which are to be used solely to develop one or more Stopping Centers and to be borrowed pursuant to a binding commitment previously entered into in good faith with a lending institution, Holdings or any Restricted Subsidiary shall, at its election, be deemed to have Incurred Debt in a designated amount of up to the completion cost of the project, based on the good faith estimate of management in accordance with past practices and certified and so designated to the Trustee in an officers' certificate, including a resolution of the Board of Directors, at the time of such designation, but only to the extent such proceeds are actually borrowed within 365 days after such delivery date, in which case the excess of the committed amount over the amount actually borrowed shall not be deemed Incurred for the purposes of this definition. "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings that correspond to the foregoing. A Guarantee by Holdings or a Restricted Subsidiary of Debt incurred by Holdings or a Restricted Subsidiary, as applicable, shall not be a separate incurrence of Debt.

   "Interest Coverage Ratio" means, at any date of determination, the ratio of:

   (1) EBITDA, as defined, to

   (2) Adjusted Interest Expense, in both cases for the Specified Period.

   "Interest Swap Obligations" means the obligations of a person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such person's exposure to fluctuations in interest rates on Debt permitted under the indenture.

   "Investment" by any person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another person or any other payments for property or services for the account or use of another person), including without limitation the following:

   (1) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another person;

   (2) the purchase, acquisition or Guarantee of the Debt of another person or the issuance of a "keep well"; and

   (3) the purchase or acquisition of the business or assets of another person;

but shall exclude:

   (1) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices;

   (2) the acquisition of property and assets from suppliers and other vendors in the ordinary course of business;

   (3) prepaid expenses and workers' compensation, utility, lease and similar deposits, in the ordinary course of business; and

   (4) the purchase or exchange of the Warrants.

   "Issue Date" means the first date of issuance of the notes under the indenture.

   "Kirschner" means Kirschner Investments and its Affiliates.

   "Kirschner Interests" means Capital Interests in the Operating Partnership held by Kirschner.

   "Lien" means, with respect to any property or other asset any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

   "Make-Whole Premium" means, with respect to any Note on any Redemption Date, the greater of (1) 1.0% of the Accreted Value of such Note and (2) the excess of (A) the present value at such time of the redemption price of such Note at August 1, 2004 (such redemption price being set forth in the table in "Optional Redemption" above) computed using a discount rate equal to the Treasury Rate plus 0.50% per annum, over (B) the Accreted Value of such Note on such Redemption Date.

   "Mobil Oil" means Mobil Oil Corporation and its Affiliates.

   "Net Cash Proceeds" means, with respect to Asset Sales of any person, cash and Eligible Cash Equivalents received net of:

   (1) all reasonable out-of-pocket expenses of such person incurred in connection with such a sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such person, and Permitted Tax Distributions;

   (2) all payments made by such person on any Debt that is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other person (other than Holdings or a Restricted Subsidiary thereof) in connection with such Asset Sale; and

   (3) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such person as a result of such transaction;

provided, however, that:

   (1) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by

       (a) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or

     (b) GAAP to be reserved against other liabilities in connection with such Asset Sale,

   such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such person from escrow or otherwise; and

   (2) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

   "Offer" has the meaning set forth in the definition of "Offer to Purchase".

   "Offer to Purchase" means a written offer (the "Offer") sent by Holdings by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer offering to purchase up to the aggregate:

  . Accreted Value of notes, if the Purchase Date is on or prior to August 1, 2004, or

  . principal amount of notes at Stated Maturity, if the Purchase Date is after August 1, 2004,

set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than

30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the "Purchase Date") for purchase of notes within five business days after the Expiration Date. Holdings shall notify the trustee at least 15 days (or such shorter period as is acceptable to the trustee) prior to the mailing of the Offer of Holdings' obligation to make an Offer to Purchase, and the Offer shall be mailed by Holdings or, at Holdings' request, by the trustee in the name and at the expense of Holdings. The Offer shall contain all instructions and materials necessary to enable such Holders to tender notes pursuant to the Offer to Purchase. The Offer shall also state:

   (1) the Section of the indenture pursuant to which the Offer to Purchase is being made;

   (2) the Expiration Date and the Purchase Date;

   (3) the aggregate principal amount at Stated Maturity of the outstanding notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to indenture covenants requiring the Offer to Purchase) (the "Purchase Amount");

   (4) the purchase price to be paid by Holdings for each $1,000 principal amount of notes at Stated Maturity accepted for payment (as specified pursuant to the indenture) (the "Purchase Price");

   (5) that the Holder may tender all or any portion of the notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount at Stated Maturity;

   (6) the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase;

   (7) that, unless Holdings defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will, after the Purchase Date, cease

     (a) to accrete value, if the Purchase Date is on or prior to August 1, 2004, or

     (b) to accrue interest, if the Purchase Date is after August 1, 2004,

   but that any Note not tendered or tendered but not purchased by Holdings pursuant to the Offer to Purchase will continue to accrete value or to accrue interest at the same rate, as the case may be;

   (8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

   (9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such note at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if Holdings or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Holdings and the trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

   (10) that Holders will be entitled to withdraw all or any portion of notes tendered if Holdings (or its paying agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

   (11) that:

       (a) if notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, Holdings shall purchase all such notes and

      (b) if notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, Holdings shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and

   (12) that, in the case of any Holder whose Note is purchased only in part, we shall execute, and the trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the notes so tendered.

   Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

   "Operating Partnership" means Petro Stopping Centers, L.P.

   "Permitted Affiliate Agreements" means the agreements between and among Holdings or any Restricted Subsidiary and each of the Cardwell Group, Mobil Oil and Volvo Trucks North America, listed in the indenture in effect immediately after the initial issuance of the notes and as the same may be amended from time to time subject to the provisions of the covenant described under "Transactions with Affiliates," provided that, notwithstanding such covenant, such agreements may be extended from time to time or otherwise amended, to the extent the Board of Directors of Holdings has determined in good faith that no material adverse effect on the creditworthiness of Holdings and its Restricted Subsidiaries, taken as a whole, shall result as a consequence thereby. See "Certain Relationships and Related Transactions" above.

   "Permitted Debt" means:

   (1) Debt Incurred pursuant to Credit Agreements (other than pursuant to the first paragraph of the Limitation on Debt covenant) in an aggregate principal amount not to exceed $45,000,000 at any one time outstanding, less the aggregate amount of all Net Cash Proceeds from any Asset Sale that have been applied to permanently reduce the outstanding amount of Debt under such Credit Agreement borrowed under this clause (1); provided that the sum of the aggregate principal amount of Debt under this clause (1) plus the aggregate principal amount of Debt under clauses (11), (12) and
   (13) shall not exceed $45,000,000;

   (2) Debt outstanding under the notes and contribution, indemnification and reimbursement obligations owed by any Issuer to any of the other of them in respect of amounts paid or payable on such notes;

   (3) Debt of Holdings or any Restricted Subsidiary outstanding at the time of the initial issuance of the notes;

   (4) Debt owed to and held by Holdings or a Wholly-Owned Restricted
Subsidiary;

   (5) Guarantees Incurred by Holdings or any Restricted Subsidiary in the ordinary course of business;

   (6) Guarantees by Holdings or any Restricted Subsidiary of Debt of Holdings or any Restricted Subsidiary, including Guarantees by Holdings or any Restricted Subsidiary of Debt under a Credit Agreement, provided that such Debt (other than Debt Incurred under clauses (1) and (2) of this definition) is Incurred in accordance with the "Limitation on Debt" covenant;

   (7) Debt in respect of performance, surety or appeal bonds provided in the ordinary course of business;

   (8) Debt under Interest Swap Obligations and Currency Hedge Obligations;

   (9) Debt owed by Holdings to any Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by a Restricted Subsidiary, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of Holdings for purposes of the indenture;

   (10) Debt Incurred to pay for any notes, any 12 1/2% notes and any 10 1/2% notes tendered pursuant to an Offer to Purchase in connection with a Change of Control, provided that:

       (a) the principal amount of such Debt does not exceed the principal of the notes purchased (plus the amount of reasonable expenses incurred in connection therewith, including the applicable purchase premium, but excluding accrued interest, if any) and

     (b) such Debt:

(1) has an Average Life to Stated Maturity at least equal to or greater than the remaining Average Life to Stated Maturity of the notes and

(2) does not mature prior to the Stated Maturity of the notes;

   (11) Debt of a person:

     (a) existing at the time such person becomes a Restricted Subsidiary or

       (b) assumed in connection with the acquisition of assets from such person, other than Debt Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary or such acquisition, as the case may be, provided that the sum of the aggregate principal amount of Debt under this clause (11) plus the aggregate principal amount of Debt under clauses (1), (12) and (13) shall not exceed $45,000,000;

   (12) Debt of Holdings or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt Incurred in the ordinary course of business, provided that the aggregate principal amount of such Debt outstanding at any time may not exceed $5,000,000 in the aggregate, provided further that the aggregate principal amount of Debt under this clause (12) plus the aggregate principal amount of Debt under clauses (1), (11) and (13) shall not exceed $45,000,000;

   (13) Debt of Holdings or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $15,000,000 at any time outstanding, provided that the aggregate principal amount of Debt under this clause (13) plus the aggregate principal amount of Debt under clauses (1), (11) and (12) shall not exceed $45,000,000;

   (14) Refinancing Debt; and

   (15) Debt of Holdings or any Restricted Subsidiary, the proceeds of which are used to purchase Warrants or that is issued in exchange for Warrants.

   "Permitted Holders" means (1) the Cardwell Group, (2) Mobil Oil and (3) Volvo Trucks.

   "Permitted Investments" means:

   (1) Investments in existence on the date of initial issuance of the notes;

   (2) Investments required pursuant to any agreement or obligation of Holdings or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

   (3) Eligible Cash Equivalents;

   (4) Investments in property and other assets, including Stopping Centers and Franchisee Receivables, owned or used by Holdings or any Restricted Subsidiary in the ordinary course of business;

   (5) Investments by Holdings or any of its Restricted Subsidiaries in Holdings or any Restricted Subsidiaries;

   (6) Investments by Holdings or any Restricted Subsidiary in a person, if as a result of such Investment:

     (A) such person becomes a Restricted Subsidiary or

      (B) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, Holdings or a Restricted Subsidiary;

   (7) loans and advances to employees made in the ordinary course of business in an amount not to exceed $750,000 in the aggregate at any time outstanding;

   (8) Interest Swap Obligations and Currency Hedge Obligations;

   (9) non-cash consideration received in conjunction with an Asset Sale that is otherwise permitted under the "Limitations on Asset Sales" covenant;

   (10) Fuel Hedging Obligations Incurred in the ordinary course of business;

   (11) Investments received in settlement of obligations owed to Holdings or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of Holdings or any Restricted Subsidiary; and

   (12) Investments by Holdings or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed $10,000,000 at any one time outstanding.

   "Permitted Liens" means:

   (1) Liens existing at the time of the initial issuance of the notes;

   (2) Liens to secure Debt under Credit Agreements or Debt Incurred under clause (13) of the definition of "Permitted Debt," in the aggregate, of up to $170,000,000 aggregate principal amount;

   (3) Liens on property or assets of Holdings securing Debt Incurred in compliance with clause (12) of the definition of "Permitted Debt";

   (4) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

   (5) any statutory warehousemen's, materialmen's, landlord's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

   (6) any title exception, easement, right-of-way, lease, sub-lease or other similar Lien that does not materially impair the use or value of the property subject to such liens in its use in the business of Holdings or a Restricted Subsidiary thereof;

   (7) Liens on property or other assets:

      (a) in connection with workers' compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or

      (b) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the ordinary course of business consistent with industry practice; or

       (c) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (a) and (b) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Internal Revenue Code in connection with a "plan" (as defined in ERISA) (other than any Lien imposed in connection with the Holdings' 401(k) Plan) or

       (d) arising in connection with any attachment or judgment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

   (8) Liens on property of a person existing at the time such person is merged with or into or consolidated with Holdings (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of Holdings other than the property or assets acquired;

   (9) other Liens incidental to the conduct of the business of Holdings or the ownership of its assets that do not materially impair the use or value of the property subject to such liens in its use in the business of Holdings;

   (10) Liens securing obligations under Interest Swap Obligations, Currency Hedge Obligations and Fuel Hedging Obligations Incurred in connection with managing interest or currency risk resulting from or related to a Credit Agreement; and

   (11) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (1) through (10); provided that such Liens do not extend to any other property or assets and the principal amount of the Debt secured by such Liens is not increased.

   "Permitted Tax Distribution" means for any fiscal year or portion thereof (the "Tax Year") of any person in which period such person is a partnership or other substantially similar pass-through entity for federal income tax purposes, distributions to enable the partners or members of such person to make payments of federal, state and local income taxes (including estimates thereof) in respect of the Taxable Income of such partner or member with respect to each such Tax Year in an aggregate amount equal to the product of:

   (1) the excess of:

       (A) the sum of the highest marginal federal income tax rate applicable during such Tax Year to either corporations or individuals and the State Income Tax Rate over;

     (B) the product of such federal rate and the State Income Tax Rate; and

   (2) such partner's or member's Taxable Income for such Tax Year.

   "person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Interests," as applied to the Capital Interests in any person, means Capital Interests in such person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such person, to shares of Common Interests in such person.

   "Public Equity Offering" means any underwritten public offering of Capital Interests of Holdings or a Successor Entity pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any successor or similar form) under the Securities Act.

   "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase."

   "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase."

   "Purchase Money Debt" means Debt:

   (1) Incurred to finance the purchase or construction of any assets of such person or any Restricted Subsidiary; and

   (2) that is secured by a Lien on such assets where the lender's sole security is to the assets so purchased or constructed, in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plant or equipment" in accordance with GAAP.

   "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase."

   "Qualified Capital Interests" in any person means a class of Capital Interests other than Redeemable Capital Interests.

   "Redeemable Capital Interests" in any person means any equity security of such person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the notes. Notwithstanding the foregoing,
(1) Preferred Interests of Holdings or any Restricted Subsidiary thereof that are issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Interests in the event of a change of control of Holdings or any Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the indenture described under "Change of Control," shall not be deemed to be Redeemable Capital Interests solely by virtue of such provisions and (2) none of the Warrants, the partnership interest held by Warrant Holdings, or the obligation to purchase the Warrants shall be Redeemable Capital Interests.

   "Redemption Price," when used with respect to any note to be redeemed, means the price at which it is to be redeemed pursuant to the indenture.

   "Redemption Date," when used with respect to any note to be redeemed, means the date on which it is to be redeemed pursuant to the indenture.

   "Refinancing Debt" means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be incurred by Holdings or any Restricted Subsidiary pursuant to the terms of the indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

   (1) the Refinancing Debt is subordinated to the notes to at least the same extent as the Debt being refunded, refinanced or extended, if at all,

   (2) the Refinancing Debt is scheduled to mature either:

(a) no earlier than the Debt being refunded, refinanced or extended, or

(b) at least 91 days after the maturity date of the notes,

   (3) the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced or extended,

   (4) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of:

       (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended,

       (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced or extended and

       (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Debt, and

   (5) such Refinancing Debt is incurred by the same Person (or its successor) that initially incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that Holdings may incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Wholly-Owned Restricted Subsidiary of Holdings.

   "Replacement Asset" means, with respect to any Asset Sale, a property or asset that consists of a Stopping Center or that, as determined by the Board of Directors as evidenced by a board resolution, is used or will be used in the Stopping Center business of Holdings or a Restricted Subsidiary or a related business.

   "Restricted Payment" is defined to mean any of the following:

   (1) any dividend or other distribution declared and paid on the Capital Interests in Holdings or on the Capital Interests in any Restricted Subsidiary of Holdings that are held by, or declared and paid to, any Person other than Holdings or a Wholly-Owned Restricted Subsidiary of Holdings (other than dividends, distributions or payments made solely in Qualified Capital Interests in Holdings);

   (2) any payment made by Holdings or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in Holdings (including the conversion into, or exchange for, Debt, of any Capital Interests);

   (3) any payment made by any Restricted Subsidiary of Holdings, other than to Holdings or another Restricted Subsidiary of Holdings, to purchase, redeem, acquire or retire any Capital Interests in a Restricted Subsidiary (other than payments made with Qualified Capital Interests in Holdings);

   (4) any payment made by Holdings or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in Holdings) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of either of us that is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes and which was scheduled to mature on or after the maturity of the notes;

   (5) any Investment by Holdings or a Restricted Subsidiary in any Person, other than a Permitted Investment;

   (6) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the greater of the fair market or book value of such Subsidiary; and

   (7) any advisory fee paid to an Affiliate with respect to a specific transaction (other than fees that were payable on the Closing Date upon consummation of the Transactions).

   "Restricted Subsidiary" means any Subsidiary, at least 75% of the outstanding Common Interests of which are owned and controlled, directly or indirectly, by Holdings that has not been designated as an "Unrestricted Subsidiary" in accordance with the indenture.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which property is sold or transferred by Holdings or a Restricted Subsidiary and is thereafter leased back from the purchaser or transferee thereof by Holdings or a Restricted Subsidiary.

   "Significant Subsidiary" has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act but shall include any direct or indirect Restricted Subsidiary of Holdings owning one or more Stopping Centers, but shall not include any Unrestricted Subsidiary.

   "State Income Tax Rate" means, with respect to any person, the weighted average highest marginal state and local income tax (inclusive of franchise or other taxes in the nature of income taxes) rates applicable to corporations or to individuals in any state in which such person does business. The highest applicable marginal state and local income tax rates of the states from which the person derives net income shall be weighted by the ratio of the person's net income apportioned to a state by that state to the sum of the person's net income apportioned to all states in which such person is doing business.

   "Stated Maturity," when used with respect to:

   (1) any note or any installment of interest thereon, means the date specified in such note as the fixed date on which the principal amount of such note or such installment of interest is due and payable; and

   (2) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

   "Stopping Centers" means multi-service truck stops or travel plaza facilities, including "full-sized" and "Petro:2" units and Petro:Lube maintenance facilities, which provide services and amenities to commercial truck drivers as well as to other highway motorists and local residents, including without limitation, facilities currently operated by Holdings and its Restricted Subsidiaries and related businesses.

   "Subsidiary" means, with respect to any person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such person and/or one or more Subsidiaries of such person.

   "Successor Entity" means a corporation or other entity that succeeds to and continues the business of Holdings.

   "Taxable Income" means, with respect to any partner or member of a person that is a partnership or substantially similar pass-through entity for federal income tax purposes, such partner's allocation of taxable income from such person for federal income tax purposes inclusive of each item of taxable gain, loss, income, and deduction required to be taken into account separately by the partners or members of such person and taking into account allocations pursuant to Section 704(c) of the Code. The character of each separately stated item shall be disregarded for purposes of determining Taxable Income; provided, that net capital loss, as defined in Section 1222(10) of the Code, shall not be taken into account in determining Taxable Income.

   "Transactions" means:

   (1) the investment in Holdings of equity capital by Volvo Trucks and Mobil
Oil;

   (2) the purchase of the Chartwell Interests and the Kirschner Interests by Holdings;

   (3) the execution of, and consummation of borrowings under, a Credit Agreement to be entered into by the Operating Partnership and Holdings with BankBoston and a syndicate of lenders;

   (4) the amendment of the 10 1/2% notes indenture; and

   (5) the consummation of the sale of the old notes and warrants exchangeable into all of the common stock of Petro Warrant Holdings Corporation.

   "Treasury Rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) closest to the period from the Redemption Date to August 1, 2004; provided, however, that if the period from the Redemption Date to August 1, 2004, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the Redemption Date to August 1, 2004, is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

   "Volvo Trucks" means Volvo Trucks of North America, Inc. and its Affiliates.

   "Voting Interests" means, with respect to any Person, securities of any class or classes of Capital Interests in such person entitling the holders thereof generally to vote on the election of members of the board of directors or comparable body of such person.

   "Warrant Agreement" means that certain warrant agreement among Warrant Holdings, Holdings, Sixty Eighty, LLC, First Union Capital Markets Corp., CIBC World Markets Corp. and State Street Bank and Trust Company.

   "Warrant Holdings" means Petro Warrant Holdings Corporation, a Delaware corporation.

   "Warrants" means the exchangeable warrants issued by Warrant Holdings pursuant to the Warrant Agreement.

   "Wholly-Owned" means, with respect to a Subsidiary, any Subsidiary, at least 99% of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by Holdings.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a summary of material anticipated federal income tax consequences with respect to the exchange of old notes for new notes and the ownership and disposition of the new notes by holders acquiring the old notes on original issuance at the issue price (the old notes and new notes are collectively referred to herein as the "notes"), and, where specifically indicated, constitutes the opinion of Gibson, Dunn & Crutcher LLP, our counsel regarding such material consequences. This discussion is general in nature, and does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under federal tax laws including, without limitation dealers in securities or currencies, banks, insurance companies, regulated investment companies, S corporations, nonresident aliens, foreign corporations, tax-exempt entities, holders owning notes as part of a straddle, hedge, conversion transaction or any other integrated transaction, traders in securities electing to mark-to-market, holders with a functional currency other than a United States dollar and holders subject to the alternative minimum tax. In addition, this discussion does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences other than income tax consequences, that may be applicable to particular investors. This summary is based upon the Internal Revenue Code of 1986 and applicable Treasury Regulations, including proposed regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect.

   This discussion assumes the holders are U.S. holders that hold their notes as "capital assets" within the meaning of Section 1221 of the Code. A "U.S. holder" is a holder of a note who is a United States citizen or resident, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, a trust if a United States court exercises primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996, and treated as domestic trusts on such date.

   No rulings from the Internal Revenue Service have been or will be requested with respect to any of the tax issues discussed herein. Accordingly, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

   We urge each holder to consult its own tax advisor to determine the federal, state, local, foreign, and other tax consequences to it of the exchange, ownership and disposition of the notes.

The Notes

   Exchange of Old Notes for New Notes. In the opinion of counsel, the exchange of old notes for new notes with terms substantially identical to those of the old notes will not be a taxable event to holders of the old notes. Consequently, as a result of such exchange, no gain or loss will be recognized by a holder, and each holder will continue to be required to include original issue discount in its gross income as discussed below, and will continue to have the same adjusted issue price, adjusted basis and holding period in the new notes as it had immediately before the exchange.

   Allocation of Purchase Price Between Old Notes and Warrants. For federal income tax purposes, an old note and any accompanying warrant will be treated as an investment unit. The issue price of a unit for federal income tax purposes will be the first price at which a substantial amount of units is sold for money, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The issue price of a unit must be allocated between the old note and the warrant based on the relative fair market values of each such component of the unit on the issue date. For this purpose, Holdings intends to allocate $366.36 to each old note and $117.28 to each warrant. Although Holdings' allocation is not binding on the IRS, a holder of a unit must use Holdings' allocation unless the holder discloses on its federal income tax return for the year in which it acquired the unit that it plans to use an allocation that is inconsistent with Holdings' allocation. No assurance can be given that the IRS will accept Holdings' allocation. If the IRS successfully challenged Holdings' allocation, the issue price of the old notes, the original issue discount accrual on all old notes and any gain or loss on the sale or disposition of an old note or warrant would be different from that resulting under the allocation determined by Holdings.

   Old Notes are Part of One Issue. Holdings issued for money $82.7 million of principal amount at stated maturity of old notes accompanied by warrants exchangeable into all of the common stock of Petro Warrant Holdings Corporation. It further issued $30.7 million of principal amount at stated maturity of old notes to Chartwell without accompanying warrants as partial payment for all of Chartwell's direct and indirect interests in the operating partnership. The $82.7 million and $30.7 million of old notes have the same credit and payment terms and both were issued on the same date under a common plan as part of a series of related transactions. Accordingly, all old notes will be considered to be issued as part of the same debt issue for federal income tax purposes.

   Issue Price of Old Notes. For federal income tax purposes, the issue price of each debt instrument in a debt issue where a substantial amount of the issue is issued for money will be the first price at which a substantial amount of the debt instruments is sold for money, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Since a substantial amount of the old notes, which were the old notes issued with warrants, were issued for money, the investment unit rules described above under "Allocation of Purchase Price between Old Notes and Warrants" cause each old note in the investment unit to have an issue price of $366.36. Accordingly, all old notes, including the old notes issued to Chartwell, will have an issue price for tax purposes of $366.36.

   Original Issue Discount. In general, subject to a de minimis rule, a debt obligation will be treated as being issued with original issue discount ("OID") if the "stated redemption price at maturity" of the instrument exceeds such instrument's "issue price."

     Stated Redemption Price at Maturity. The stated redemption price at maturity of a debt obligation is the aggregate of all payments due to the holder under such debt obligation at or prior to its maturity date, other than interest payments that, among other things, are actually and unconditionally payable at least annually ("QSIP"). Because interest will not be payable on the notes until February 1, 2005, none of the payments on the notes will qualify as QSIP, so the stated redemption price at maturity of the notes will include all payments of principal and interest required under the notes. The stated redemption price of maturity of each note will equal $1,600, which is the sum of the payment of $1,000 of principal due upon maturity of each note and the total interest payments of $600 due under the terms of each note.

     Issue Price of New Note. The issue price of a new note, which for tax purposes is treated as a continuation of the old note, will be $366.36, which is the same as the issue price of an old note, as described for an old note above under "Issue Price of Old Notes."

     OID Amount. Each old note and new note, which for tax purposes is treated as a continuation of an old note, will have $1,233.64 of OID for federal income tax purposes, which is the amount by which each note's stated redemption price at maturity exceeds its issue price. The notes have a total aggregate OID of $139.9 million, which is the difference between the aggregate stated redemption price at maturity of the notes of $181.4 million and the aggregate issue price of the notes for tax purposes of $41.5 million. Accordingly, a holder of a note must include in gross income for federal income tax purposes the sum of the daily portions of the OID with respect to the note for each day during the taxable year or portion of a taxable year on which such holder holds the note. The daily portion is determined by allocating to each day of each accrual period a pro rata portion of an amount equal to the adjusted issue price of the notes at the beginning of the accrual period multiplied by the yield to maturity (generally, the discount rate that, when used in computing the present value of all principal and stated interest payments to be made on the note, produces an amount equal to its issue price) of the note (determined by compounding at the close of each accrual period and adjusting for the length of the accrual period). The adjusted issue price of a note at the start of any accrual period will be the issue price of the note increased by the accrued OID for each prior accrual period. Under these rules, holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period. The amount of OID for each holder for any period will differ significantly from the amount of interest payments on the notes during that period, since each holder will accrue a total amount of OID on each note over the term of the note of $1,233.64, yet only $600 of total interest payments are due under the terms of the note, none of which is payable prior to February 1, 2005. A holder's original tax basis for determining gain or loss on the sale or other disposition of a Note will be increased by any accrued OID includible in such holder's gross income, and reduced by the payments previously received by the holder with respect to the note.

   There are several circumstances under which Holdings could make a payment on a note that would affect the yield to maturity of the note, including the redemption or repurchase of notes (as described under "Description of Notes"). According to Treasury Regulations, the possibility of a change in the yield will not affect the amount of OID required to be realized by a holder (or the timing of such recognition) if the likelihood of change, as of the date the debt obligations were issued, is remote. Holdings intends to report on the basis that the likelihood of any change in the yield on the notes is remote.

   Sale or Retirement of Notes. Upon the sale, redemption, retirement at maturity or other disposition of a note, other than as discussed in "Exchange of Old Notes for New Notes," a holder will generally recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition of a note and such holder's adjusted federal income tax basis in the note. The adjusted basis of the note generally will equal the holder's cost, increased by any OID includible in income by the holder with respect to such note, and reduced by the payments previously received by the holder with respect to the instrument. Any gain or loss recognized on the sale, exchange, redemption, retirement at maturity or other disposition of a note will generally be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the holder's holding period for the note is more than one year. In the case of individuals, the maximum federal income tax rate that would apply to such capital gain is 20% if the holder has held the note for more than twelve months at the time of disposition. The deductibility of capital losses is subject to limitations as described in the Code.

   Applicable High Yield Discount Rules. The deduction for interest, including OID, is limited in the case of "applicable high yield discount obligations" issued by a corporation. In the situation where a partnership with a corporate partner issues the obligation, the applicable high yield discount obligation rules are applied to each corporate partner, but are not applied to non-corporate partners. An applicable high yield discount obligation is a debt obligation whose yield to maturity exceeds the applicable federal rate in effect at the time of their issuance plus 500 basis points and certain other requirements are met. For notes with semiannual compounding issued in July 1999, the applicable federal rate equals 5.74%.

   The terms of the notes meet the requirements of an applicable high yield discount obligation. Accordingly, each corporate partner of Holdings, including Warrant Holdings, will not be able to deduct its allocable share of interest deductions, including OID, attributable to the notes until such amounts are actually paid, and the "disqualified portion" of such interest, including OID, which is defined as the portion that is attributable to the yield on the notes in excess of the applicable federal rate plus 600 basis points, will be permanently nondeductible. Although the corporate partners may not deduct a portion of their allocable share of interest deductions until such amounts are actually paid, the holders of the notes will still be required to include in income the OID amount as described under "Original Issue Discount." Additionally, the holders of the notes will be required to treat the "disqualified portion" of such interest as a dividend from each of the corporate partners of Holdings to the extent of the current or accumulated earnings and profits of each such corporate partner, subject to the dividends received deduction allowed to corporate holders. Holders of the notes may contact the office of Holdings' Chief Financial Officer at 915-779-4711 to obtain more information as to the percentage of each note that will be subject to the applicable high yield discount obligation rules discussed above.

   While Petro Holdings Financial Corporation, a wholly-owned corporate subsidiary of Holdings, is jointly and severally liability for the amounts due under the notes, Holdings believes the notes are being issued by Holdings and not Petro Holdings Financial Corporation for federal income tax purposes; thus, only the portion of the notes attributable to Holdings' corporate partners will be subject to the applicable high yield discount obligation rules. This is based on the fact that:

 . Petro Holdings Financial Corporation was recently incorporated to act as co-obligor solely to allow certain institutional investors to invest in the units;

 . Petro Holdings Financial Corporation has nominal assets and will not conduct any operations; and

 . it is anticipated that Petro Holdings Financial Corporation will not make any payment and will not deduct any interest with respect to the notes.

Backup Withholding

   In general, a holder of a note will be subject to backup withholding at the rate of 31% with respect to interest, OID, principal and premium, if any, paid on a note, and the proceeds of a sale of a note unless such holder.

 . is an entity that is exempt from withholding, including corporations, tax-exempt organizations and certain qualified nominees, and, when required, demonstrates this fact, or

 . provides the payor with its taxpayer identification number, which for an individual would be the holder's social security number, certifies that the taxpayer identification number provided to the payor is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest, and otherwise complies with applicable requirements of the backup withholding rules.

   In addition, such payments of principal, OID, premium and interest to, and the proceeds of, a sale of a note by holders that are not exempt entities will generally be subject to information reporting requirements. A holder who does not provide the payor with his correct taxpayer identification number may be subject to penalties imposed by the IRS.

   We will report to the holders and to the IRS the amount of any "reportable payments" (including any interest paid) and any amounts withheld with respect to the notes during the calendar year. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                 DESCRIPTION OF HOLDINGS PARTNERSHIP AGREEMENT

   The Holdings partnership agreement and the fourth amended and restated limited partnership agreement of the Operating Partnership provide that each partnership will be managed by a seven member Board of Directors and a three member Executive Committee. Membership of the Boards of Directors and Executive Committees of both partnerships will be identical. The Boards of Directors consists of two designees each appointed by each of the Cardwells or their affiliates, Mobil and Volvo Trucks. The seventh director is Larry J. Zine. The Executive Committees consists of one designee appointed by each of the Cardwells or their affiliates, Mobil, and Volvo Trucks. See "Management." Each of the Cardwells or their affiliates, Mobil and Volvo Trucks have veto rights over certain major partnership decisions.

   The Holdings partnership agreement provides for the issuance of preferred partnership interests. The Class A preferred partnership interests held by the Cardwells or their affiliates will accrue cumulative preferred returns at a rate of 8% per annum. The Class A preferred partnership interests held by Mobil accrue cumulative preferred returns at a rate of 9 1/2% per annum. The preferred returns accrue, but are only payable in cash if permitted by the Operating Partnership's then existing debt instruments. Accrued but unpaid returns compound semiannually. The Class A preferred partnership interests are mandatorily redeemable by Holdings on October 27, 2008. The Class A preferred partnership interests are not convertible into common partnership interests. The Class A preferred partnership interests as well as the Class B preferred partnership interests described below have liquidation preferences equal to all their accrued and unpaid preferred return plus all their unrecovered capital.

   The Class B preferred partnership interests owned by Mobil accrue cumulative preferred returns at a rate of 12% per annum and are convertible into 3.9% of the common partnership interests in Holdings at any time prior to mandatory redemption on the tenth anniversary date of the closing of the Recapitalization. Upon conversion into a common partnership interest (or as soon thereafter as cash may be available) the accrued preferred return on the Class B preferred partnership interest will be paid.

   The Holdings partnership agreement requires Holdings to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state and local income taxes with respect to allocations of taxable income to such partner by Holdings. Tax distributions to partners will be based on the taxable income of Holdings.

   Other material provisions of the Holdings partnership agreement are summarized below.

Term

   Holdings commenced operations in July 1999 and will continue in existence until December 31, 2025, unless earlier dissolved by operation of law or by one of the events set forth in Article X of the partnership agreement, principally the unanimous approval of Holdings' Executive Committee or the written agreement of all partners.

Allocations of Profits and Losses

   After giving effect to special allocations set forth in the partnership agreement, including "Minimum Gain Chargebacks" and "Qualified Income Offsets", as those terms are defined in the Regulations to the Internal Revenue Code, remaining profits are allocated to our partners to the extent that losses have been allocated to partners, but in reverse order, and in proportion to their common limited partnership interest ownership percentages. Losses are allocated in the following order:

   (1) to partners according to their common limited partnership interest ownership percentages up to the amount of profits allocated;

   (2) to partners according to their common limited partnership interest ownership percentages up to the amount of their unrecovered capital, which is the amount by which their capital contributions exceed distributions made by Holdings;

   (3) to partners holding preferred partnership interests according to their to their preferred partnership interest ownership percentages up to the amount of their unrecovered capital; and

   (4) to partners according to their to their common limited partnership interest ownership percentages.

Delegation of the General Partner's Rights and Powers

   Under the partnership agreement, the general partner has vested all of its management power and authority, as permitted by Delaware law, in a committee known as the "Board of Directors." To the extent any such right or authority may not be vested in the Board of Directors under Delaware law, the general partner, to the fullest extent allowed by law, irrevocably delegates such right or authority to the Board of Directors. Any purported revocation of such delegation may be made, if at all, only upon 90 days prior written notice from the general partner to each other partner. The intent of these provisions is to allow the Board of Directors to exercise all of the rights, powers and authority otherwise vested in a general partner under Delaware limited partnership law.

Composition of the Executive Committee

   The partnership agreement establishes a three member Executive Committee. So long as the Cardwells or their affiliates, Mobil and Volvo are entitled to appoint the members of the Board of Directors, each one of them shall be allowed to appoint one member to the Executive Committee, and they have initially appointed J.A. Cardwell, Sr., Kevin T. Weir, and Robert Grussing, IV, respectively.

Partner Veto Rights

   Each major decision requires the consent of each of the Cardwells or their affiliates, Mobil and Volvo. The partnership agreement defines "major decisions" of the partnership's operation principally, as:

   . allowing the tax matters partner to take any position or make any decision that could materially adversely affect the partnership or any partner;

   .  amending the partnership agreement;

   .  amending the limited partnership agreement of the Operating Partnership;

   .  admitting a new partner to the partnership;

   . requesting the holders of common limited partnership interests to make additional capital contributions; and

   .  the sale of additional partnership interests to third parties.

Amendments

   The partnership agreement may be amended only if approved by each of the Cardwells or their affiliates, Mobil and Volvo. In addition, any amendment that would alter or change the powers, preferences or special rights of the partnership interests of a partner so as to adversely affect the rights of the holder of those partnership interests or that partner, must be approved by that partner.

Transfer Restrictions

   Partners may not sell, assign, transfer or dispose of any part of a partnership interest except in accordance with the provisions of the partnership agreement. No owner of securities issued by Petro Warrant Holdings Corporation may become a partner or have any direct ownership interest in a partnership interest as a result of being such a security holder. The Cardwells and their affiliates, Mobil and Volvo each have the right to transfer all or part of its partnership interests to a majority beneficially owned affiliate, to an affiliate that owns a majority of such partner, or to an immediate family member. In the event of a transfer to an immediate family member, voting rights remain with the transferring partner unless such immediate family member is admitted to the partnership as a partner. If the Cardwells or their affiliates, Mobil or Volvo desire to transfer any portion of its partnership interests, a right of first refusal arises in favor of those other partners.

Cardwell Buy-Sell.

   The Cardwells or their affiliates may, at any time, give notice to the members of the Board of Directors appointed by Mobil and Volvo, and to the board of directors of Petro Warrant Holdings Corporation, stating that they desire to purchase from or sell to Mobil and Volvo, all of their partnership interests. The purchase price shall be based on the gross fair market value of the assets of Holdings and the Operating Partnership as designated by the Cardwells or their affiliates. Petro Warrant Holdings Corporation and any employee of Holdings or of the Operating Partnership who owns a partnership interest may elect to join as a seller in such buy-sell transaction. If the notice is given as a result of the termination of J.A. Cardwell, Sr. as Chairman or Chief Executive Officer of Holdings, Mobil and Volvo shall have thirty days to respond, and in all other circumstances shall have sixty days to respond. Failure to respond shall be deemed an election to sell.

Sale of the Business

   At any time after January 1, 2002, or upon the termination of J.A. Cardwell, Sr. as Chairman or Chief Executive Officer of Holdings, J.A. Cardwell, Sr. may solicit the sale or other disposition of all of the business and assets of Holdings and of the Operating Partnership. Upon presentation of this offer to all of the partners, Mobil and Volvo shall have sixty days to elect to sell their partnership interests to the Cardwells or their affiliates or elect to purchase all of the partnership interests of the Cardwells and their affiliates. If either Mobil or Volvo elects to purchase the Cardwells and their affiliates partnership interests, then both of them must join in the purchase.

IPO Rights

   At any time, the Cardwells or their affiliates may request the Board of Directors to incorporate Holdings and proceed with an initial public offering of that corporation's capital stock. This request shall be accompanied by an opinion from a nationally recognized investment banking firm as to the feasibility of the IPO, and by a proposed plan of reorganization. Within sixty days after receiving the IPO request, Mobil and Volvo shall give notice that either both of them agree to the IPO plan or that one or both of them will purchase all of the partnership interests of the Cardwells and their affiliates.

               DESCRIPTION OF PETRO WARRANT HOLDINGS CORPORATION

   Petro Warrant Holdings Corporation is a limited partner in Holdings, currently owning 10% of the common limited partnership interests. Petro Warrant Holdings Corporation has no right to appoint representatives to the Board of Directors of Holdings. In addition, certain actions of Holdings, including amendment of the Holdings partnership agreement and the admission of new limited partners, require the unanimous approval of the Cardwells or their affiliates, Mobil, and Volvo Trucks.

   As a limited partner holding a common partnership interest, Petro Warrant Holdings Corporation will be allocated partnership profits and losses in accordance with the terms of the Holdings partnership agreement. Holdings' available cash will be distributed first to each limited partner (including Petro Warrant Holdings Corporation) on a quarterly basis in an amount equal to each limited partner's estimated federal and state income tax liability related to that partner's investment in Holdings; next, to the Class A preferred partnership interests unless the Class B preferred partnership interests have been converted, in which case distributions will be made first to Class B preferred partnership interests and then to Class A preferred partnership interests; next, pro rata, to partners who have distribution shortfalls; then, to the preferred and then common partnership interests to the extent of unrecovered capital; and lastly, to the partners in accordance with their positive capital account balances.

   The common limited partnership interest in Holdings that is owned by Petro Warrant Holdings Corporation is transferable only in very limited circumstances.

   As a limited partner, Petro Warrant Holdings Corporation is not liable for the obligations of Holdings, and under the terms of the Holdings partnership agreement, Petro Warrant Holdings Corporation may, but is not required to, make capital contributions to Holdings.

                         BOOK-ENTRY; DELIVERY AND FORM

   The certificates representing the new notes initially will be issued in the form of one or more permanent global certificates in definitive, fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for The Depository Trust Company and registered in the name of a nominee of such depositary.

   The Global Notes. We expect that pursuant to procedures established by DTC:

    . upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and

    . ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

   So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

   Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the notes. Neither we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

   We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

   Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants.

   DTC has advised us as follows:

    . DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

    . DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates;

    . Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations;

    . Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the global notes and we do not appoint a successor depositary within 90 days, certificated securities will be issued in exchange for the global notes.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until . , 1999, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

   We will not receive any proceeds from any sales of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

   The financial statements of Holdings included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The balance sheet of Petro, Inc. and subsidiary included in this prospectus and elsewhere in the registration statement, to the extent and for the date indicated in their report, has been audited by Lauterbach, Borschow & Company, independent public accountants, and is included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

   The validity of the new notes will be passed upon for us by Gibson Dunn & Crutcher LLP, a limited liability partnership including professional corporations.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        Page
                                                                      Reference
                                                                      ---------
PETRO STOPPING CENTERS HOLDINGS, L.P.
  Unaudited Condensed Consolidated Balance Sheets as of December 31,
   1998 and September 30, 1999.......................................    F-2
  Unaudited Condensed Consolidated Statements of Operations for the
   Nine Months Ended September 30, 1998 and 1999.....................    F-3
  Unaudited Condensed Consolidated Statement of Changes in Partners'
   Capital (Deficit) for the Nine Months Ended September 30, 1999....    F-4
  Unaudited Condensed Consolidated Statements of Cash Flows for the
   Nine Months Ended September 30, 1998 and 1999.....................    F-5
  Notes to Unaudited Condensed Consolidated Financial Statements.....    F-6
  Consolidated Balance Sheets as of December 31, 1997 and 1998.......   F-14
  Consolidated Statements of Operations for the Years Ended December
   31, 1996, 1997 and 1998...........................................   F-15
  Consolidated Statements of Changes in Partners' Capital (Deficit)
   for the Years Ended December 31, 1996, 1997 and 1998..............   F-16
  Consolidated Statements of Cash Flows for the Years Ended December
   31, 1996, 1997 and 1998...........................................   F-17
  Notes to Consolidated Financial Statements.........................   F-19
  Report of Independent Public Accountants...........................   F-44
PETRO HOLDINGS FINANCIAL CORPORATION
  Unaudited Balance Sheet as of September 30, 1999...................   F-45
  Unaudited Statement of Cash Flows from Inception (July 6, 1999) to
   September 30, 1999................................................   F-46
  Notes to Unaudited Financial Statements............................   F-47
FINANCIAL STATEMENT SCHEDULE
  Schedule II--Valuation and Qualifying Accounts.....................   F-48
PETRO, INC. AND SUBSIDIARY
  Consolidated Balance Sheet as of December 31, 1998 and Unaudited
   Consolidated Balance Sheet as of September 30, 1999...............   F-49
  Notes to Consolidated Balance Sheet as of December 31, 1998 and
   Unaudited Consolidated Balance Sheet as of September 30, 1999.....   F-50
  Independent Auditor's Report.......................................   F-60

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
                                                         (As
                                                      Restated)
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $  13,183     $  15,789
  Trade accounts receivable, net....................     10,631        16,853
  Inventories, net..................................     16,459        19,224
  Other current assets..............................      2,892         2,380
  Due from affiliates...............................      1,163         1,875
                                                      ---------     ---------
    Total current assets............................     44,328        56,121
Property and equipment, net.........................    158,765       180,845
Deferred debt issuance costs, net...................     11,229        13,764
Other assets........................................      9,168        11,941
Goodwill, net.......................................         --        36,047
                                                      ---------     ---------
    Total assets....................................  $ 223,490     $ 298,718
                                                      ---------     ---------
    LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
  Current portion of long-term debt.................  $   4,967     $     743
  Trade accounts payable............................      4,214         8,572
  Accrued expenses and other liabilities............     21,439        21,663
  Due to affiliates.................................     16,768        23,193
                                                      ---------     ---------
    Total current liabilities.......................     47,388        54,171
Long-term debt, excluding current portion...........    176,361       223,653
                                                      ---------     ---------
    Total liabilities...............................    223,749       277,824
                                                      ---------     ---------
Commitments and contingencies
Minority interest in consolidated subsidiaries......     21,290           --
Mandatorily redeemable preferred partnership
 interests..........................................     23,172        29,858
Contingently redeemable warrants....................         --         9,700
Partners' capital (deficit):
  General partners..................................       (860)         (997)
  Limited partners..................................    (43,294)      (17,110)
  Negative capital accounts of minority partners in
   consolidated subsidiaries........................       (567)         (557)
                                                      ---------     ---------
    Total partners' capital (deficit)...............    (44,721)      (18,664)
                                                      ---------     ---------
    Total liabilities and partners' capital
     (deficit)......................................  $ 223,490     $ 298,718
                                                      =========     =========

     See accompanying notes to unaudited consolidated financial statements

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                           Nine Months Ended
                                                             September 30,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
Net revenues:
  Fuel (including motor fuel taxes)....................... $353,572  $357,154
  Nonfuel.................................................  141,805   148,607
                                                           --------  --------
    Total net revenues....................................  495,377   505,761
Costs and expenses:
  Cost of sales
    Fuel (including motor fuel taxes).....................  322,922   328,427
    Nonfuel...............................................   57,374    59,817
  Operating expenses......................................   69,136    73,630
  General and administrative..............................   14,378    14,423
  Depreciation and amortization...........................   11,413    10,401
  (Gain) loss on disposition of assets....................       13      (849)
                                                           --------  --------
    Total costs and expenses..............................  475,236   485,849
                                                           --------  --------
    Operating income......................................   20,141    19,912
Recapitalization costs....................................      --     (1,450)
Equity in earnings (loss) of affiliate....................      --       (451)
Interest income...........................................      542       379
Interest expense..........................................  (15,588)  (17,177)
                                                           --------  --------
Income (loss) before extraordinary item and minority
 interest.................................................    5,095     1,213
Extraordinary item--write off of deferred financing costs
 associated with retired debt.............................      --     (2,016)
                                                           --------  --------
Income (loss) before minority interest....................    5,095      (803)
Minority interest in earnings of consolidated
 subsidiaries.............................................    2,637     1,438
                                                           --------  --------
Net income (loss).........................................    2,458    (2,241)
Accrual of preferred return on mandatorily redeemable
 preferred partnership interests..........................     (680)   (1,013)
                                                           --------  --------
Net income (loss) available to common partners............ $  1,778  $ (3,254)
                                                           ========  ========


     See accompanying notes to unaudited consolidated financial statements

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

             UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES
                         IN PARTNERS' CAPITAL (DEFICIT)
                  For the Nine Months Ended September 30, 1999
                                 (in thousands)

                           General   Limited       Negative Capital
                          Partners' Partners'    Accounts of Minority   Total Partners'
                           Capital   Capital   Partners in Consolidated     Capital
                          (Deficit) (Deficit)        Subsidiaries          (Deficit)
                          --------- ---------  ------------------------ ---------------
Balances, December 31,
 1998 (As Restated).....    $(860)  $(43,294)           $(567)             $(44,721)
Accrual of preferred
 return on mandatorily
 redeemable preferred
 partnership interests..      (19)    (1,041)             --                 (1,060)
Partners' minimum tax
 distributions..........      --        (642)             --                   (642)
Cash contributions......      --      39,700              --                 39,700
Net loss ...............      (11)    (2,240)              10                (2,241)
Assignment of fair value
 of contingently
 redeemable warrants....     (107)    (9,593)             --                 (9,700)
                            -----   --------            -----              --------
Balances, September 30,
 1999...................    $(997)  $(17,110)           $(557)             $(18,664)
                            =====   ========            =====              ========



     See accompanying notes to unaudited consolidated financial statements

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                               Nine Months
                                                             Ended September
                                                                   30,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
Cash flows provided by operating activities:
 Net income (loss)......................................... $  2,458  $ (2,241)
 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Minority interest in earnings of consolidated
    subsidiaries...........................................    2,637     1,438
   Depreciation and amortization...........................   11,413    10,401
   Extraordinary item-write off of deferred financing costs
    associated with retired debt...........................      --      2,016
   Deferred debt issuance cost amortization................    1,205     1,523
   Accretion of original issue discount....................      --      1,495
   Bad debt expense........................................      174       185
   Equity in loss of affiliate.............................      --        451
   Loss (gain) on disposition of assets....................       13      (849)
 Increase (decrease) from changes in:
   Trade accounts receivable...............................   (3,477)   (6,407)
   Inventories.............................................     (410)   (2,765)
   Other current assets....................................      119       512
   Due from affiliates.....................................      198      (712)
   Due to affiliates.......................................    4,078     7,579
   Trade accounts payable .................................   (3,882)    4,358
   Accrued expenses and other liabilities..................   (3,899)      224
                                                            --------  --------
     Net cash provided by operating activities.............   10,627    17,208
                                                            --------  --------
Cash flows provided by (used in) investing activities:
 Proceeds from disposition of assets.......................    2,165     1,394
 Purchases of property and equipment.......................  (12,978)  (22,123)
 Purchase of minority interests in consolidated
  subsidiary...............................................      --    (57,756)
 Increase in other assets, net.............................   (1,123)   (3,291)
                                                            --------  --------
     Net cash used in investing activities.................  (11,936)  (81,776)
                                                            --------  --------
Cash flows provided by (used in) financing activities:
 Repayment of expansion loan...............................      --     (1,400)
 Proceeds from expansion loan..............................      --      1,400
 Repayments of long-term debt and capital lease............   (2,344)  (39,254)
 Proceeds from long-term debt issuance.....................      --     70,300
 Purchase of warrants from Warrant Holdings................      --     (9,700)
 Proceeds from the sale of warrants........................      --      9,700
 Minimum tax distributions to partners.....................      --     (2,100)
 Cash contributions--preferred.............................      --      5,000
 Cash contributions--common................................      --     39,700
 Payment of debt issuance and consent costs................      --     (6,472)
                                                            --------  --------
     Net cash provided by (used in) financing activities...   (2,344)   67,174
Net (decrease) increase in cash and cash equivalents.......   (3,653)    2,606
Cash and cash equivalents, beginning of period.............   24,796    13,183
                                                            --------  --------
Cash and cash equivalents, end of period .................. $ 21,143  $ 15,789
                                                            --------  --------
Supplemental cash flow information--
 Interest paid during the period, net of capitalized
  interest of $0 and $114 in 1998 and 1999 ................ $ 17,363  $ 17,082
 Non-cash financing activities:
   Preferred return from minority partners of consolidated
    subsidiaries on mandatorily redeemable preferred
    partnership interests..................................      794       673
   Issuance of accreted value of 15.0% New Senior Discount
    Notes due 2008, without Warrants to Chartwell..........      --     11,248
   Accrual of fair value of contingently redeemable
    warrants...............................................      --      9,700

     See accompanying notes to unaudited consolidated financial statements

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Company Formation and Description of Business

 Company Formation

   Petro Stopping Centers Holdings, L.P. ("Holdings"), a Delaware limited partnership, was formed on July 23, 1999 as a holding partnership and conducts substantially all of its operations through Petro Stopping Centers, L.P. (the "Operating Partnership"), which holds the operating assets of Holdings. As a result of the Recapitalization (described below), the partners of Holdings are as follows:

       General Partners
        Petro, Inc.

       Limited Partners
        Various individuals and entities affiliated with the Cardwell Group Mobil Long Haul, Inc., an affiliate of Mobil Oil Corporation
        Volvo Petro Holdings, L.L.C., an affiliate of Volvo Trucks North America, Inc.
        Petro Warrant Holdings Corporation

   Petro, Inc. and various individuals and entities affiliated with Petro, Inc. are controlled by the president of Holdings and are collectively referred to as the Cardwell Group. Petro, Inc. is a retailer of truck and passenger car tires and also holds investments that include the general partner interest and a limited partner interest in Holdings, a general partner interest in the Operating Partnership, and a portion of Holdings' mandatorily redeemable preferred partnership interests. Prior to the Recapitalization, Petro, Inc. and an affiliate of Chartwell (described below) were the general partners of the Operating Partnership.

 Recapitalization

   On July 23, 1999, the Operating Partnership, certain of its partners and Volvo Trucks North America, Inc. ("Volvo") consummated a transaction pursuant to which Holdings was formed, and all of the present owners in the Operating Partnership (other than Petro Holdings GP Corp. and Petro Holdings LP Corp., each of which were affiliates of Chartwell Investments, Inc. (collectively, "Chartwell"); Kirschner Investments ("Kirschner"), a company franchisee) exchanged their interests in the Operating Partnership for identical interests in Holdings and became owners of Holdings. Petro Holdings Financial Corporation ("Financial Holdings") was formed for the purpose of serving as co-issuer of New Senior Discount Notes (as defined below). Financial Holdings, the Operating Partnership and its subsidiary, Petro Financial Corporation, became subsidiaries of Holdings. Petro Warrant Holdings Corporation ("Warrant Holdings") was formed for the purpose of owning a common limited partnership interest in Holdings and issuing the Warrants (see below). In addition, Volvo Petro Holdings L.L.C. ("Volvo Trucks"), an affiliate of Volvo, invested $30,000,000 to acquire a 28.7% limited common partnership interests in Holdings while Mobil Long Haul, Inc. ("Mobil"), an affiliate of Mobil Corporation, invested an additional $5,000,000 in Class B convertible preferred partnership interests of Holdings. Holdings purchased the 50.8% common interest in the Operating Partnership owned by affiliates of Chartwell for aggregate consideration of approximately $69,800,000, which consisted of a $55,000,000 cash payment and the issuance to Chartwell of approximately $14,800,000 in accreted value ($11,248,000 net of an imputed market rate of interest) of 15.0% New Senior Discount Notes (as defined below) due 2008, without Warrants. Holdings also purchased the 2% common interests in the Operating Partnership owned by Kirschner for cash consideration of $2,800,000. The foregoing is referred to as the "Recapitalization." The acquisition of Chartwell's and Kirschner's interests was accounted for under the purchase method, which resulted in adjustments to the recorded value of land of $2,239,000, buildings of

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(1) Company Formation and Description of Business--(Continued)

$5,807,000, equipment of $1,525,000, and furniture and fixtures of $1,525,000, and in the recording of goodwill in the amount of $36,382,000 that is being amortized over a period of 20 years.

   As part of the Recapitalization, Holdings issued 82,707 Units each consisting of $1,000 principal amount at stated maturity of Holdings 15.0% Senior Discount Notes due 2008 and 82,707 exchangeable Warrant Holdings' Warrants ("New Senior Discount Notes"). As consideration for issuance of the Units, Holdings received $40,000,000 cash ($30,300,000 was allocated to the Senior Discount Notes and $9,700,000 was allocated to the Warrants). Holdings had acquired the Warrants from Warrant Holdings for $9,700,000. Warrant Holdings in turn, invested the $9,700,000 to acquire a 10.0% common limited partnership interest in Holdings. The amount allocated to the Warrants is based on Warrant Holdings' 10.0% interest in Holdings and on Holdings' common equity value (net of an estimate of Recapitalization costs not borne by Warrant Holdings) established in conjunction with the admission of Volvo Trucks and the purchase of Chartwell's and Kirschner's interests in the Operating Partnership. Upon an exchange event (change in control, IPO or bankruptcy of Holdings), the Warrants will be exchanged, for no additional consideration, for 100% of the common stock of Warrant Holdings, whose sole asset is currently 10.0% of the common limited partnership interests in Holdings. As a result of this contingent repurchase obligation, the Warrants have been reflected outside partners' deficit as contingently redeemable warrants in the accompanying consolidated balance sheet. The Warrants are callable by Holdings prior to August 1, 2002 at increasing amounts over time from approximately $11,150,000 to $14,750,000. If not exchanged by August 1, 2004 the Warrants must be repurchased by Holdings at their then fair value. Future changes (determined each balance sheet date in a manner consistent with the determination of market price of partnership interests described in Note 12 in the audited consolidated financial statements of Holdings included elsewhere herein), if any, in value of the Warrants will be charged directly to partners' capital (deficit). Based on the facts and circumstances at September 30, 1999, the Company concluded that $9,700,000 represented the fair value of the Warrants.

   As a result of the Recapitalization, Holdings is the owner of approximately 99.5% of the common interests of the Operating Partnership. The common limited partnership interests of Holdings are owned by the Cardwell Group (approximately 51.6%), Volvo Trucks (approximately 28.7%), Mobil (approximately 9.7%) and Warrant Holdings (approximately 10.0%) and the mandatorily redeemable preferred partnership interests of Holdings are owned by Mobil ($17,000,000) and the Cardwell Group ($7,600,000). Petro, Inc. and another affiliate of the Cardwell Group own the remaining 0.5% of the Operating Partnership. Generally accepted accounting principles require negative capital accounts of minority partners in consolidated subsidiaries to be recorded in partners' capital (deficit).

   The formation of Holdings (whereby certain of the Operating Partnership's partners exchanged their interests in the Operating Partnership for identical interests in Holdings) was recorded at predecessor basis and has been reflected in the accompanying consolidated financial statements in a manner similar to a pooling-of-interests. Accordingly, the accompanying consolidated financial statements reflect the historical amounts and results of operations of Holdings' consolidated subsidiaries as if the exchange referred to above had occurred on the first day of the first period presented.

   The Operating Partnership also amended its senior collateralized credit facility (the "Existing Senior Credit Facility" and, as amended, the "New Senior Credit Facility") as part of the Recapitalization. The New Senior Credit Facility consists of an $85,000,000 revolving credit facility and a $40,000,000 Term Loan B. The proceeds of the New Term Loan B were used to repay amounts due under the Term A and B Loans and the Expansion Facility of the Existing Senior Credit Facility of approximately $38,271,000, plus accrued interest. The New Senior Credit Facility is collateralized by substantially all of the Operating Partnership's assets and contains certain covenants similar to those described in Note 6 of the Company's Consolidated Financial Statements for the years ended December 31, 1996, 1997 and 1998.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(1) Company Formation and Description of Business--(Continued)

   In connection with the Recapitalization, Holdings capitalized debt issuance and other costs of approximately $5,797,000 as of September 30, 1999. In addition, legal and accounting fees of $1,450,000 incurred in conjunction with the formation of Holdings were expensed in the nine month period ended September 30, 1999.

   As further discussed above, Holdings funded a portion of its purchase of Chartwell's and Kirschner's interests in the Operating Partnership with debt. Holdings currently has no operations of its own and is, therefore, dependent upon the earnings and cash flows of the Operating Partnership to satisfy its obligations under the New Senior Discount Notes.

   Unless otherwise noted, Holdings and its subsidiaries are hereinafter referred to as the "Company."

(2) Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with the instructions to Form 10-Q and, therefore, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in the financial statements prepared in accordance with generally accepted accounting principles.

   These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto in the audited consolidated financial statements of the Company for the year ended December 31, 1998, included elsewhere herein. Capitalized terms used in this report and not defined herein have the meaning ascribed to such terms in the Company's December 31, 1998 financial statements. In the opinion of management of the Company, the accompanying financial statements contain all adjustments necessary to present fairly the financial position of the Company at December 31, 1998 and September 30, 1999, the results of operations and cash flows for the nine months ended September 30, 1998 and 1999. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full calendar year.

   The Company's revenues and cost of sales include significant amounts of federal and state motor fuel taxes. Such taxes were $155,118,000 and $152,562,000 for the nine-month periods ended September 30, 1998 and 1999, respectively.

(3) (Gain) Loss on Disposition of Assets

   In June 1999, the Operating Partnership consummated a transaction to sell its weighing scale equipment located at twenty-seven of its locations. The carrying amount of these assets at the date of disposal was $528,000 and the net revenues generated from these assets from January 1, 1999 through the date of disposal was approximately $1,000,000. These revenues are included in the truck stop operations segment. The Operating Partnership realized a gain of $866,000, on the sale of these assets, which is included in (gain) loss on disposition of assets in the accompanying unaudited condensed consolidated statements of operations.

(4) Notes Payable

   At December 31, 1998, the Company had available a five-year revolving credit facility and a three-year expansion facility under which up to $25,000,000 and $40,000,000 were available, respectively. At December 31, 1998, the balance available on the credit facility, net of letters of credit outstanding, was 22,587,000 and the Company did not have a balance outstanding on the expansion facility.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(4) Notes Payable--(Continued)

   As discussed in Note (1), as part of the Recapitalization, the Company amended its Existing Senior Credit Facility. Under the New Senior Credit Facility, the Company, subject to certain covenants, has available an $85,000,000 revolving credit facility that may be used for working capital and to fund the acquisition and development of new Stopping Centers. Any principal amount up to $60,000,000 outstanding at July 23, 2002 will automatically convert to a Term Loan A. Following this conversion, $25,000,000 will continue to be available on a revolving basis until maturity at July 23, 2004. The Term Loan A, if any, will amortize in eight equal quarterly installments following the conversion. Interest on drawn funds is paid monthly at 1.5% above the bank's base rate or 2.75% over the Eurodollar rate (the rate is determined at time of borrowing at Holdings' option). Commitment fees of .5% on undrawn funds are paid quarterly. At September 30, 1999, the Company did not have a balance outstanding on the revolving credit facility.

   The Company did have standby letters of credit outstanding under the respective revolving credit facilities at December 31, 1998 and September 30, 1999. At December 31, 1998, and September 30, 1999, the standby letters of credit, principally related to unfunded issuance claims, were $2,413,000 and $2,463,000 respectively.

   Any funds drawn on the revolving credit facility are secured by substantially all of the Operating Partnerships assets and the partnership interests of Mobil, Cardwell and Volvo and guaranteed by each of the Company's subsidiaries, whose guarantees in turn are collateralized by substantially all of such subsidiaries' assets.

(5) Long-Term Debt

   Long-term debt at December 31, 1998 and September 30, 1999 is presented below.

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
                                                           (in thousands)
Four-year term note to a bank in an original amount
 of $20,000,000 maturing September 30, 2001. The
 note was payable in 18 consecutive quarterly
 installments commencing September 30, 1997.
 Interest at either the bank's prime rate plus 1.5%
 or the Eurodollar rate plus 2.75% was payable
 monthly. The rate was 7.75% at December 31, 1998.
 This note was repaid July 23, 1999. ..............     $9,973       $  --

Six-year term note to a bank in an original amount
 of $30,000,000 maturing September 30, 2003. The
 note was payable in 26 consecutive quarterly
 installments commencing September 30, 1997.
 Interest at either the bank's prime rate plus 2%
 or the Eurodollar rate plus 3.25% was payable
 monthly. The effective rate was 8.3125% at
 December 31, 1998, as a result of an interest swap
 agreement (the "Swap") with the lender as required
 under the loan agreement. This note was repaid
 July 23, 1999 and the Swap was transferred to the
 New Senior Credit Facility. ......................     28,933          --

Seven-year term note to a bank in an original
 amount of $40,000,000 maturing July 23, 2006. The
 note is payable in 24 consecutive quarterly
 installments varying from $250,000 to $600,000
 commencing September 30, 2000. Interest at either
 the bank's prime rate plus 1.5% or the Eurodollar
 rate plus 3.0% is payable monthly. The effective
 rate was 9.0488% at September 30, 1999, as a
 result of the Swap with the lender as required
 under the loan agreement. The Swap expires on
 January 1, 2000. The note is collateralized by
 substantially all of the Company's assets.  ......        --        40,000

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(5) Long-Term Debt--(Continued)

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
                                                          (in thousands)

12 1/2% Senior Notes due 2002 (the "12 1/2 Notes")
 in an original aggregate principal amount of
 $100,000,000, net of original issue discount. As
 part of the 1997 Recapitalization, approximately
 94% of the Notes were retired. Interest on the
 Notes is payable on June 1 and December 1 of each
 year beginning December 1, 1994 ..................      6,190        6,190

10 1/2% Senior Notes due 2007 (the "10 1/2 Notes")
 in an original aggregate principal amount of
 $135,000,000, net of an unamortized discount of
 $656,000. Interest on the 10 1/2 Notes is payable
 on February 1 and August 1 of each year, beginning
 August 1, 1997.  The 10 1/2 Notes are effectively
 subordinated to the loans outstanding under the
 New Senior Credit Facility to the extent of the
 value of the assets securing such loans ..........    135,000      134,344
15% Senior Discount Notes ("Discount Notes"), due
 2008, net of an unamortized discount of
 $70,393,000 to yield an effective rate of 18.2%.
 Interest on the Discount Notes is payable on
 February 1 and August 1 of each year, beginning
 August 1, 2004. The Discount Notes will be
 effectively subordinated to the loans outstanding
 under the New Senior Credit Facility, the 10 1/2%
 Notes and the 12 1/2% Notes ......................          --         42,977
Obligation under equipment capital lease...........        1,232           885
                                                        --------      --------
Total long-term debt...............................      181,328       224,396
Less current portion...............................        4,967           743
                                                        --------      --------
Long-term debt, excluding current portion..........     $176,361      $223,653
                                                        ========      ========


   The 12 1/2 Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after June 1, 1999, upon not less than 30 and no more than 60 days notice at the following redemption prices (expressed as percentages of the principal amount to be redeemed) as set forth below, plus accrued interest:

                                                                      Redemption
       Year                                                             Price
       ----                                                           ----------
       1999..........................................................   103.57%
       2000..........................................................   101.79%
       2001..........................................................      100%

   The 10 1/2 Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after February 1, 2002, upon not less than 30 and no more than 60 days notice at the following prices (expressed as percentages of the principal amount to be redeemed) as set forth below, plus accrued interest:

                                                                      Redemption
       Year                                                             Price
       ----                                                           ----------
       2002..........................................................    105.2%
       2003..........................................................    103.5%
       2004..........................................................    101.7%
       2005 and thereafter...........................................      100%

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(5) Long-Term Debt--(Continued)

   In addition, prior to February 1, 2000, the Company may, with the net proceeds of one or more public equity offerings of qualified capital interest in the Company, redeem up to 35% of aggregate principal amount of the outstanding 10 1/2 Notes at a redemption price of 110.5%, plus accrued interest.

   The Discount Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after August 1, 2004, upon not less than 30 and no more than 60 days notice at the following prices (expressed as percentages of the principal amount to be redeemed) as set forth below, plus accrued interest:

                                                                      Redemption
       Year                                                             Price
       ----                                                           ----------
       2004..........................................................   107.5%
       2005..........................................................   105.0%
       2006..........................................................   102.5%
       2007 and thereafter...........................................     100%

   In addition, prior to February 1, 2000, the Company may, with the net proceeds of one or more public equity offerings of qualified capital interest in the Company, redeem 100% of the notes at the accreted value of the outstanding Discount Notes at a redemption price of 115%, plus accrued interest.

   The Indentures for the Long-Term Debt and the Credit Facility agreement each contain certain covenants, including without limitation, covenants with respect to the following matters: (i) limitation on indebtedness;
(ii) limitation on restricted payments; (iii) limitation on sales of restricted subsidiary stock; (iv) limitation on transactions with affiliates;
(v) limitation on liens; (vi) limitation on disposition of proceeds of asset sales; (vii) limitation on distributions and other payment restrictions affecting restricted subsidiaries; (viii) restrictions on mergers and certain transfers of assets and (ix) in the case of the Credit Facility financial covenants covering leverage, cash flows, capital expenditures, EBITDA (as defined), interest coverage, and minimum net worth. At December 31, 1997 and 1998, the Company was in compliance with all debt covenants.

   Estimated principal payment requirements on long-term debt and a capital lease obligation are as follows:

Fiscal Year Ending                                                (in thousands)
1999.............................................................   $    120
2000.............................................................      1,001
2001.............................................................      1,263
2002.............................................................      7,190
2003.............................................................      1,000
Thereafter.......................................................    284,871
Less unamortized discount........................................    (71,049)
                                                                    --------
    Total........................................................   $224,396
                                                                    ========

(6) Related Party Transactions

   For a full discussion of the Company's related party transactions, see Note 9 of Notes to Consolidated Financial Statements included elsewhere in this Registration Statement. Subsequent to December 31, 1998, the following changes have occurred in the Company's related party relationships.

   As part of the Recapitalization, the Company terminated its existing fuel and lubricant supply agreements and entered into new ten-year supply agreements with Mobil Oil Corporation under which Mobil Oil Corporation will supply the company-operated Petro Stopping Centers' diesel fuel requirements as well as

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(6) Related Party Transactions--(Continued)

gasoline requirements in those markets in which Mobil branded gasoline is available for sale. Under the lubricant supply agreement, the Company is allowed to purchase such quantities of lubricants as it requires at the prices set forth in the agreement. The diesel fuel sold at all company-operated and some franchise operated Petro Stopping Centers is branded Mobil Diesel, and all company-operated Petro Lubes feature Mobil Delvac lubricants. Under the new fuel supply agreement and the agreement for the resale of oils and greases with Mobil Oil Corporation, both dated July 23, 1999, the Company agreed to purchase Mobil branded lubricant products and Mobil branded diesel fuel for sale and distribution under Mobil's trademarks at all company-operated and 12 franchise operated truck stops and Mobil branded gasoline for sites as selected by Mobil, as limited however, by existing contractual obligations to purchase gasoline from other suppliers. The Mobil Supply Agreements require that the Company purchase from Mobil-specified distribution terminals, a minimum number of gallons of diesel fuel on an annual basis, depending on product availability and reductions by Mobil Oil Corporation under described circumstances. For 1999, the annual volume commitment is 172.3 million gallons of Mobil diesel under the fuel supply agreement and 1.2 million gallons of Mobil lubricants under the lubricant supply agreement. This constitutes approximately 42% of the Company's current diesel fuel requirements and approximately 52% of the Company's lubricant requirements. If the Company does not purchase any diesel fuel from Mobil Oil Corporation under the Mobil Supply Agreements, the maximum penalty in any year would be $0.0035 per gallon multiplied by the annual volume commitment as provided for in the Mobil Supply Agreements plus additional amounts for each new Petro Stopping Center opened and which Mobil Oil Corporation agrees to supply. As a result of the Mobil Supply Agreements and to comply with the laws governing the branding of diesel fuel, if Mobil Oil Corporation is unable to supply 100% of the Company's diesel fuel demands due to limited product availability, Mobil Diesel Supply Corporation, a wholly-owned subsidiary of Mobil Oil Corporation, purchases additional diesel fuel from third-party suppliers and then sells it to the Company. Under the terms of the Mobil Supply Agreements, the Company negotiates with third parties regarding price and other terms, and then designates them to Mobil Diesel Supply Corporation. Third party suppliers are approved by Mobil if the fuel to be supplied by the third party meets all federal, state and local diesel requirements. The fuel purchase arrangement with Mobil Diesel Supply Corporation enables the Company to meet its diesel fuel needs and to comply with branding laws, which require Mobil to first take possession of the fuel before it can be branded as Mobil diesel.

   The Mobil Supply Agreements allows the Company to continue to negotiate for the purchase of diesel fuel with third-party suppliers approved by Mobil Diesel Supply Corporation. If the Company is able to obtain a lower diesel fuel price from a third-party supplier in a particular market area, the Company may request that Mobil meet the lower price or allow a portion of the Company's diesel fuel requirements to be supplied from the Mobil Diesel Supply Corporation-approved third-party supplier, in which case Mobil Diesel Supply Corporation would purchase the diesel fuel from the supplier and resell the product to the Company. Any change in supply source, other than a change resulting from Mobil's inability to supply, does not affect the Company's requirement to purchase the annual minimum number of gallons from Mobil-specified distribution terminals fixed by the Mobil Supply Agreements. The Mobil Supply Agreements also place a monthly limit on the maximum number of gallons of diesel fuel and gasoline that the Company may lift from Mobil-specified distribution terminals. Prices to be charged for fuel sold to the Company under the Mobil Supply Agreements are based on referenced prices minus discounts and plus delivery costs. Upon the expiration of the ten year initial term, the Mobil Supply Agreements are renewable for another five year term at the option of Mobil; however, the Company has the ability to terminate the agreements at the end of the ten year term at a price based on a formula discussed in the Mobil Supply Agreements.

   The Company purchases diesel fuel for each company-operated Petro Stopping Centers on a daily basis. Each location typically maintains a one to three day inventory of fuel. During the 1998 and 1999 interim

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(6) Related Party Transactions--(Continued)

periods, the Company purchased 100% of its diesel fuel through Mobil Diesel Supply Corporation, approximately 64.4% of which was third-party fuel purchased through this arrangement. The approximate aggregate amount paid under the Mobil Supply Agreements since July 23, 1999 is $186.0 million.

   Also, as part of the Recapitalization, Volvo and the Company entered into an Operating Agreement related to the warranty, maintenance and service work the Company will provide to Volvo managed vehicles, the sale by the Company of the related truck parts, on a preferred basis, joint advertising and marketing initiatives and the co-development of Stopping Centers by Volvo and the Company to utilize truckstop space for Volvo truck sales and marketing. Since July 23, 1999, no transactions have occurred under this agreement.

   Management fees of $225,000 and $168,500 were earned by Mobil Oil, in accordance with the terms of the Operating Partnership's Partnership Agreement for the periods ended September 30, 1998 and 1999, respectively. Subsequent to the Recapitalization discussed in Note 1, these fees were discontinued.

   The Company entered into a management consulting agreement with Chartwell Investments, commencing January 30, 1997, pursuant to which Chartwell Investments provided the Company with certain management advisory and consulting services for a fee of $600,000 for each fiscal year during the term of the agreement. During the nine months ended September 30, 1998 and 1999 Chartwell Investments earned $450,000 and $337,000, respectively, under this agreement. Subsequent to the Recapitalization discussed in Note 1, these fees were discontinued.

(7) Restatement of December 31, 1998 Balance Sheet

   Subsequent to the original issuance of its December 31, 1998 consolidated financial statements, the Company discovered an error in the recorded predecessor basis amount of Mobil's limited partnership capital account. The accompanying December 31, 1998 balance sheet has been restated to correct this error, the effect of which increased limited partners' deficit from $39,777,000 to $43,294,000.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                     December 31, December 31,
                                                         1997         1998
                                                     ------------ ------------
                                                           (As Restated)
                       ASSETS
Current assets:
  Cash and cash equivalents.........................   $ 24,796     $ 13,183
  Trade accounts receivable, net....................     12,548       10,631
  Inventories, net..................................     16,362       16,459
  Other current assets..............................      2,551        2,892
  Due from affiliates...............................        980        1,163
  Land held for sale................................      4,442          --
                                                       --------     --------
    Total current assets............................     61,679       44,328
  Property and equipment, net.......................    149,650      158,765
  Deferred debt issuance and organization costs,
   net..............................................     16,353       11,229
  Other assets......................................      8,271        9,168
                                                       --------     --------
    Total assets....................................   $235,953     $223,490
                                                       ========     ========
    LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
  Current portion of long-term debt.................   $  3,000     $  4,967
  Trade accounts payable............................      9,350        4,214
  Accrued expenses and other liabilities............     26,491       21,439
  Due to affiliates.................................     18,988       16,768
                                                       --------     --------
    Total current liabilities.......................     57,829       47,388
  Long-term debt, excluding current portion.........    180,190      176,361
                                                       --------     --------
    Total liabilities...............................    238,019      223,749
Commitments and contingencies
Minority interest in consolidated subsidiaries......     21,051       21,290
Mandatorily redeemable preferred partnership
 interests..........................................     21,202       23,172
Partners' capital (deficit):
  General partners'.................................       (851)        (860)
  Limited partners'.................................    (42,889)     (43,294)
  Negative capital accounts of minority partners
   in consolidated subsidiaries.....................       (579)        (567)
                                                       --------     --------
    Total partners' capital (deficit)...............    (44,319)     (44,721)
                                                       --------     --------
    Total liabilities and partners' capital
     (deficit)......................................   $235,953     $223,490
                                                       ========     ========

          See accompanying notes to consolidated financial statements

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                         Year Ended   Year Ended   Year Ended
                                        December 31, December 31, December 31,
                                            1996         1997         1998
                                        ------------ ------------ ------------
                                                         (As          (As
                                                      Restated)    Restated)
Net revenues:
  Fuel (including motor fuel taxes)....   $478,312     $513,571     $464,025
  Nonfuel..............................    158,745      172,158      189,391
                                          --------     --------     --------
    Total net revenues.................    637,057      685,729      653,416
Costs and expenses:
  Cost of sales
    Fuel (including motor fuel taxes)..    443,967      476,033      422,945
    Nonfuel............................     67,464       70,548       76,451
  Operating expenses...................     81,522       85,560       93,012
  General and administrative...........     13,925       17,035       19,335
  Employee severance, benefit and
   placement expenses..................      2,534          --           --
  Depreciation and amortization........     12,204       14,315       15,749
                                          --------     --------     --------
    Total costs and expenses...........    621,616      663,491      627,492
                                          --------     --------     --------


    Operating income...................     15,441       22,238       25,924
Recapitalization costs.................      2,938          --           --
Interest income........................        (14)        (956)        (729)

Interest expense.......................     21,277       21,248       20,771
                                          --------     --------     --------

    Income (loss) before extraordinary
     item and cumulative effect of a
     change in accounting principle ...     (8,760)       1,946        5,882

Extraordinary item--write off of debt
 restructuring costs associated with
 retired debt .........................        --       (12,745)         --

Cumulative effect of a change in
 accounting principle..................        --        (1,579)      (3,250)
                                          --------     --------     --------

Income (loss) before minority
 interest..............................     (8,760)     (12,378)       2,632
Minority interest in income (loss) of
 consolidated subsidiaries.............     (3,969)      (6,642)       1,286
                                          --------     --------     --------


Accrual of preferred return on
 mandatorily redeemable preferred
 partnership interests.................        --          (760)        (935)
                                          --------     --------     --------
Net income (loss)......................     (4,791)      (5,736)       1,346

Net income (loss) available to common
 partners..............................   $ (4,791)    $ (6,496)    $    411
                                          ========     ========     ========


          See accompanying notes to consolidated financial statements

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

       CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                                 (in thousands)

                          General   Limited       Negative Capital
                         Partners' Partners'    Accounts of Minority   Total Partners'
                          Capital   Capital   Partners in Consolidated     Capital
                         (Deficit) (Deficit)        Subsidiaries          (Deficit)
                         --------- ---------  ------------------------ ---------------
Balance, December 29,
 1995...................  $(7,902) $(19,387)           $(471)             $(27,760)
  Net loss..............     (783)   (3,964)             (44)               (4,791)
                          -------  --------            -----              --------
Balance, December 31,
 1996...................   (8,685)  (23,351)            (515)              (32,551)
  Conversion of Cardwell
   interests in
   connection with the
   1997
   Recapitalization.....    8,021   (8,021)              --                    --
  Direct purchase of its
   share of Operating
   Partnership interests
   formerly owned by
   Fremont Partners by
   Mobil in connection
   with the 1997
   Recapitalization.....      --     10,110              --                 10,110
  Capital contribution
   by Mobil in
   connection with the
   1997
   Recapitalization.....      --      4,218              --                  4,218
  Assignment of
   mandatorily
   redeemable preferred
   partnership interests
   in connection with
   the 1997
   Recapitalization.....      --    (19,600)             --                (19,600)
  Accrual of preferred
   return on mandatorily
   redeemable preferred
   partnership
   interests............      (15)     (745)                                  (760)
  Net loss..............     (172)   (5,500)             (64)               (5,736)
                          -------  --------            -----              --------
Balance, December 31,
 1997 (As Restated).....     (851)  (42,889)            (579)              (44,319)
  Accrual of preferred
   return on mandatorily
   redeemable preferred
   partnership
   interests............      (18)     (917)             --                   (935)
  Accrual of partner
   minimum tax
   distributions........      (18)     (795)             --                   (813)
  Net income............       27     1,307               12                 1,346
                          -------  --------            -----              --------
Balance, December 31,
 1998 (As Restated).....  $  (860) $(43,294)           $(567)             $(44,721)
                          =======  ========            =====              ========


          See accompanying notes to consolidated financial statements

                     PETRO STOPPING CENTERS HOLDINGS, L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                       Year Ended    Year Ended    Year Ended
                                      December 31,  December 31,  December 31,
                                          1996          1997          1998
                                      ------------  ------------  ------------
                                                        (As           (As
                                                     Restated)     Restated)
Net income (loss)....................     $ (4,791)    $  (5,736)     $  1,346
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
    Minority interest in income
     (loss) of consolidated
     subsidiaries....................       (3,969)       (6,642)        1,286
    Depreciation and amortization....       12,204        14,315        15,749
    Extraordinary item--write-off of
     debt restructuring costs
     associated with retired debt....          --         12,745           --
    Cumulative effect of a change in
     accounting principle............          --          1,579         3,250
    Deferred debt issuance cost
     amortization....................        1,485         1,749         1,637
    Accretion of original issue
     discount........................          978            47           --
    Bad debt expense.................          215           271           236
  Increase (decrease) from changes
   in:
    Accounts receivable..............          852        (2,418)        1,681
    Inventories......................        1,124        (1,167)          (97)
    Other current assets.............          324        (1,147)         (341)
    Due from affiliates..............         (571)        1,111           114
    Due to affiliates................          297        16,663        (3,340)
    Trade accounts payable...........        1,535        (6,373)       (5,136)
    Accrued expenses and other
     liabilities.....................        4,985         5,331        (5,052)
                                          --------     ---------      --------
      Net cash provided by operating
       activities....................       14,668        30,328        11,333
                                          --------     ---------      --------
  Cash flows used in investing
   activities:
    Purchase of property and
     equipment.......................       (5,523)      (15,870)      (20,309)
    Proceeds from disposition of
     assets..........................           --         3,102         2,165
    Decrease (increase) in other
     assets, net.....................          186        (3,011)       (1,515)
                                          --------     ---------      --------
      Net cash used in investing
       activities....................       (5,337)      (15,779)      (19,659)
                                          --------     ---------      --------
  Cash flows (used in) provided by
   financing activities:
    Repayments of notes payable......      (25,000)      (23,639)          --
    Proceeds from notes payable......       26,061         2,000           --
    Repayments of long-term debt and
     capital lease...................       (3,704)     (152,800)       (3,287)
    Proceeds from issuance of long-
     term debt.......................          --        185,190           --
    Capital contributions............          --          4,218           --
    Capital contributions from
     minority partners of
    consolidated subsidiaries........          --          6,829           --
    Payment of debt issuance costs...         (203)      (14,733)          --
    Decrease in cash overdrafts......       (8,991)          --            --
                                          --------     ---------      --------
      Net cash (used in) provided by
       financing activities..........      (11,837)        7,065        (3,287)
                                          --------     ---------      --------
Net (decrease) increase in cash and
 cash equivalents....................       (2,506)       21,614       (11,613)
Cash and cash equivalents, beginning
 of period...........................        5,688         3,182        24,796
                                          --------     ---------      --------
Cash and cash equivalents, end of
 period..............................     $  3,182     $  24,796      $ 13,183
                                          ========     =========      ========

           See accompanying notes to consolidated financial statements.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                                 (in thousands)

                                          Year Ended   Year Ended   Year Ended
                                         December 31, December 31, December 31,
                                             1996         1997         1998
                                         ------------ ------------ ------------
                                                          (As          (As
                                                       Restated)    Restated)
Supplemental cash flow information--
  Interest paid during the period, net
   of capitalized interest of $80, $0
   and $0 in 1996, 1997 and 1998........      $18,364      $14,028      $20,771
Non-cash transactions--
  Acquisition of property and equipment
   through capital lease................          --           --         1,425
  Preferred return on mandatorily
   redeemable preferred partnership
   interests............................          --           760          935
  Partner minimum tax distributions.....          --           --           813
  Preferred return from minority
   partners of consolidated subsidiaries
   on manditorily redeemable preferred
   partnership interests................          --           875        1,037
  Partner minimum tax distributions to
   minority partners of consolidated
   subsidiaries.........................          --           --            10
  Assignment of mandatorily redeemable
   preferred partnership interests in
   connection with the 1997
   Recapitalization.....................          --        19,600          --
  Conversion of Cardwell general and
   limited partner interest in
   connection with the 1997
   Recapitalization.....................          --         8,021          --
  Direct purchase of its share of
   Operating Partnership interests
   formally owned by Fremont Partners by
   Mobil in connection with the 1997
   Recapitalization.....................          --        10,110          --


          See accompanying notes to consolidated financial statements

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Company Formation and Description of Business

 Company Formation

   Petro Stopping Centers Holdings, L.P. ("Holdings"), a Delaware limited partnership, was formed on July 23, 1999 as a holding partnership and conducts substantially all of its operations through Petro Stopping Centers, L.P. (the "Operating Partnership"), which holds the operating assets of Holdings. As a result of the Recapitalization (described below), the partners of Holdings are as follows:

       General Partner
        Petro, Inc.

       Limited Partners
        Various individuals and entities affiliated with the Cardwell Group Mobil Long Haul, Inc., an affiliate of Mobil Oil Corporation
        Volvo Petro Holdings, L.L.C., an affiliate of Volvo Trucks North America, Inc.
        Petro Warrant Holdings Corporation

   Petro, Inc. and various individuals and entities affiliated with Petro, Inc. are controlled by the president of Holdings and are collectively referred to as the Cardwell Group. Petro, Inc. is a retailer of truck and passenger car tires and also holds investments that include the general partner interest and a limited partner interest in Holdings, a general partner interest in the Operating Partnership, and a portion of Holdings' mandatorily redeemable preferred partnership interests. For the period from January 30, 1997 to July 23, 1999, the general partners of the Operating Partnership were Petro, Inc. and an affiliate of Chartwell (described below). Prior to January 30, 1997, the general partners of the Operating Partnership were Petro, Inc. and Roadside, Inc., an entity owned by Freemont Partners.

 Recapitalization

   On July 23, 1999, the Operating Partnership, certain of its partners and Volvo Trucks North America, Inc. ("Volvo") consummated a transaction pursuant to which Holdings was formed, and all of the present owners in the Operating Partnership (other than Petro Holdings GP Corp. and Petro Holdings LP Corp., each of which were affiliates of Chartwell Investments, Inc. (collectively, "Chartwell"); Kirschner Investments ("Kirschner"), a company franchisee) exchanged their interests in the Operating Partnership for identical interests in Holdings and became owners of Holdings. Petro, Inc. and an affiliate of the Cardwell Group exchanged substantially all their interests in the Operating Partnership for identical interests in Holdings and become owners of Holdings. Petro Holdings Financial Corporation ("Financial Holdings") was formed for the purpose of serving as co-issuer of New Senior Discount Notes (as defined below). Financial Holdings, the Operating Partnership and its subsidiary, Petro Financial Corporation, became subsidiaries of Holdings. Petro Warrant Holdings Corporation ("Warrant Holdings") was formed for the purpose of owning a common limited partnership interest in Holdings and issuing the Warrants (see below). In addition, Volvo Petro Holdings L.L.C. ("Volvo Trucks"), an affiliate of Volvo, invested $30,000,000 to acquire a 28.7% limited common partnership interest in Holdings while Mobil Long Haul, Inc. ("Mobil"), an affiliate of Mobil Corporation, invested an additional $5,000,000 in Class B convertible preferred partnership interests of Holdings. Holdings purchased the 50.8% common interest in the Operating Partnership owned by affiliates of Chartwell for aggregate consideration of approximately $69,800,000, which consisted of a $55,000,000 cash payment and the issuance to Chartwell of approximately $14,800,000 in accreted value ($11,248,000 net of an imputed market rate of interest) of 15.0% New Senior Discount Notes (as defined below) due 2008, without Warrants. Holdings also purchased the 2% common interests in the Operating Partnership owned by Kirschner for cash consideration of $2,800,000. The foregoing is referred to as the "Recapitalization." The acquisition of

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(1) Company Formation and Description of Business--(Continued)

Chartwell's and Kirschner's interests was accounted for under the purchase method during the third quarter of 1999.

   As part of the Recapitalization, Holdings issued 82,707 Units each consisting of $1,000 principal amount at stated maturity of Holdings 15.0% Senior Discount Notes due 2008 and 82,707 exchangeable Warrant Holdings' Warrants ("New Senior Discount Notes"). As consideration for the Units, Holdings received $40,000,000 cash ($30,300,000 was allocated to the Senior Discount Notes and $9,700,000 was allocated to the Warrants). Holdings had acquired the Warrants from Warrant Holdings for $9,700,000. Warrant Holdings, in turn, invested the $9,700,000 to acquire a 10.0% common limited partnership interest in Holdings. The amount allocated to the warrants is based on Warrants Holdings' 10.0% interest in Holdings and on Holdings' common equity value, net of an estimate of Recapitalization costs not borne by Warrant Holdings, established in conjunction with the admission of Volvo Trucks and the purchase of Chartwell's and Kirschner's interests in the Operating Partnership. Upon an exchange event (change in control, IPO, or bankruptcy of Holdings), the Warrants will be exchanged, for no additional consideration, for 100% of the common stock of Warrant Holdings, whose sole asset is currently approximately 10.0% of the common limited partnership interests in Holdings. As a result of this contingent repurchase obligation, the Warrants will be reflected outside partners' deficit as contingently redeemable warrants in the consolidated balance sheet. The Warrants are callable by Holdings prior to August 1, 2002 at increasing amounts over time from $11,150,000 to $14,750,000. If not exchanged by August 1, 2004, the Warrants must be repurchased by Holdings at their then fair value. Future changes (determined each balance sheet date in a manner consistent with the determination of market price of partnership interests described in Note 12), if any, in value of the Warrants will be charged directly to partners' capital (deficit).

   As a result of the Recapitalization, Holdings is the owner of approximately 99.5% of the common interests of the Operating Partnership. The common limited partnership interests of Holdings are owned by the Cardwell Group (approximately 51.6%), Volvo Trucks (approximately 28.7%), Mobil (approximately 9.7%) and Warrant Holdings (approximately 10.0%) and the mandatorily redeemable preferred partnership interests of Holdings are owned by Mobil ($17,000,000) and the Cardwell Group ($7,600,000). Petro, Inc. and another affiliate of the Cardwell Group own the remaining 0.5% of the Operating Partnership. Generally accepted accounting principles require negative capital accounts of minority partners in consolidated subsidiaries to be recorded in partners' capital (deficit).

   The formation of Holdings (whereby certain of the Operating Partnership's partners exchanged their interests in the Operating Partnership for identical interests in Holdings) was recorded at predecessor basis and has been reflected in the accompanying consolidated financial statements in a manner similar to a pooling-of-interests. Accordingly, the accompanying consolidated financial statements reflect the historical amounts and results of operations of Holdings' consolidated subsidiaries as if the exchange referred to above had occurred on the first day of the first period presented.

   The Operating Partnership also amended its senior collateralized credit facility (the "Existing Senior Credit Facility" and, as amended, the "New Senior Credit Facility") as part of the Recapitalization. The New Senior Credit Facility consists of an $85,000,000 revolving credit facility and a $40,000,000 Term Loan B. The proceeds of the New Term Loan B were used to repay amounts due under the Term A and B Loans and the Expansion Facility of the Existing Senior Credit Facility of approximately $38,271,000, plus accrued interest. The New Senior Credit Facility is collateralized by substantially all of the Operating Partnership's assets and contains certain covenants similar to those described in Note 6.

   As further discussed above, Holdings funded a portion of its purchase of Chartwell's and Kirschner's interests in the Operating Partnership with debt. Holdings currently has no operations of its own and is,

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(1) Company Formation and Description of Business--(Continued)

therefore, dependent upon the earnings and cash flows of the Operating Partnership to satisfy its obligations under the New Senior Discount Notes.

   Unless otherwise noted, Holdings and its subsidiaries are hereinafter referred to as the "Company."

 1997 Recapitalization

   On January 30, 1997, the Operating Partnership consummated a transaction entered into in October 1996, under which Chartwell and Mobil Long Haul invested $20,700,000 and $15,000,000, respectively (the "Equity Investment"), to directly acquire the 40% common partnership interests of the Operating Partnership owned by the Fremont Partners for approximately $25,600,000 and invest approximately $10,100,000 in the Operating Partnership. The respective Mobil Long Haul and Chartwell investments in the Operating Partnership were $4,218,000 and $5,829,000. Mobil Long Haul's $10,110,000 share of the direct cost of acquiring Fremont Partners' interest in the Operating Partnership has been reflected in the accompanying consolidated financial statements as an increase in partners' capital and a corresponding decrease in minority interest in consolidated subsidiaries. The Cardwell Group maintained its capital investment in the Operating Partnership. Kirschner Investment ("Kirschner"), a Company franchisee, invested $1,000,000 in the Operating Partnership in exchange for a 2% common partnership interest (the "Kirschner Investment"). Immediately thereafter, the Cardwell Group and Mobil Long Haul agreed to assign $19,600,000 of their capital balances to mandatorily redeemable preferred partnership interests. Following the Equity Investment and the Kirschner Investment, the common partnership interests of the Operating Partnership were owned by Chartwell (approximately 50.8%), the Cardwell Group (approximately 39.9%). Mobil Long Haul (approximately 7.3%), and Kirschner (approximately 2.0%), and the manditorily redeemable preferred partnership interests were owned by Mobil Long Haul ($12,000,000) and the Cardwell Group ($7,600,000). Chartwell and the Cardwell Group owned both general and limited partnership interests and Mobil Long Haul and Kirschner owned only limited partnership interests. Additionally, Petro, Inc. and other Cardwell affiliates agreed to convert certain of their limited partner interests to general partner interests and vice versa. These non-cash conversions totaling $8,021,000 are reflected in the accompanying consolidated statements of changes in partners' capital (deficit). Mobil Oil Company and the Operating Partnership also entered into certain supply and marketing agreements.

   As part of the 1997 Recapitalization, the Company issued $135,000,000 of 10 1/2% senior unsecured notes due 2007 (the "New Notes"), and repurchased approximately 94% of the existing 12 1/2% Senior Notes due 2002 and approximately 100% of outstanding Debt Warrants. In connection with the issuance of the New Notes, the Company capitalized approximately $14,500,000 of debt issuance costs and wrote off, as an extraordinary item, $12,745,000 of debt restructuring costs. These costs included the write-off of deferred financing costs relating to the replacement of the old credit agreement, the retirement of Term A & B Loans, the 12.5% Senior Notes, and the Debt Warrants.

   At December 31, 1996, the Company had incurred and accrued for $2.5 million of one-time costs related to the 1997 Recapitalization. These severance and hiring costs are attributable to the removal and replacement of the Company's pre-1997 Recapitalization management. In connection with the partnership sale, the new partners required that old management be replaced, and the Company incurred costs and expenses with regard to their termination as well as costs associated with their replacement with new management. The termination costs, which were incurred during 1996, approximated $1.2 million, were paid in January 1997, and related to four executive officers and other members of management. The remaining costs were primarily related to hiring of new management, which occurred in 1996 and were expensed accordingly.

   Additionally, during 1996 the Operating Partnership recognized $2.9 million of legal, accounting and other professional fees which were incurred in connection with the 1997 recapitalization.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(1) Company Formation and Description of Business--(Continued)

   The Company also amended its senior collateralized credit facility (the "Old Credit Agreement" and, as amended, the "New Credit Agreement"). The New Credit Agreement consisted of a $25,000,000 revolving credit facility (the "Revolving Credit Facility"), a $14,000,000 Term Loan A, a $30,000,000 Term Loan B and a $40,000,000 Expansion Facility (the "Expansion Facility").

   The 1997 Recapitalization has been reflected in the accompanying consolidated financial statements using recapitalization accounting, which results in the carryforward of historical book values of assets and liabilities.

 Description of Business

   The Company, through the Operating Partnership, operates large, multi-service truck stops known as "Petro Stopping Centers" (the "Stopping Centers"), that are located along interstate highways and typically offer diesel fuel, gasoline, home-style restaurants, truck preventative maintenance centers, travel and convenience stores and a range of other products, services and amenities to commercial truck drivers, as well as other highway motorists and local residents. At December 31, 1998, the Company's network consisted of 49 Stopping Centers located in 29 states, of which 28 were operated by the Operating Partnership and 21 were franchised.

(2) Summary of Significant Accounting Policies

 Basis of Presentation

   The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances have been eliminated in consolidation. Minority interest in consolidated subsidiaries represents (i) the interests in the Operating Partnership owned by Chartwell (50.8%) and Kirschner (2.0%), and (ii) prior to January 30, 1997, the interests in the Operating Partnership owned by the Fremont Partners (40.0%). Petro, Inc. and another affiliate of the Cardwell Group own the remaining 0.5% of the Operating Partnership. Generally accepted accounting principles require negative capital accounts of minority partners in consolidated subsidiaries to be recorded in partners' capital (deficit).

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Accounts receivable are primarily due from national and regional commercial trucking companies, and include accounts receivable purchased at a discount from franchisees. The receivables are not collateralized. The risk, however, is limited due to the large number of entities comprising the customer base and their dispersion across geographic regions. At December 31, 1998, the Company had no significant concentrations of credit risk.

 Cash and Cash Equivalents

   The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(2) Summary of Significant Accounting Policies--(Continued)

 Allowance for Uncollectible Accounts

   Accounts receivable are reviewed on a regular basis and the allowance for uncollectible accounts is established to reserve for specific accounts believed to be uncollectible. In addition, the allowance provides a reserve for the remaining accounts not specifically identified. At December 31, 1997 and 1998, the allowance for uncollectible accounts totaled $330,000 and $627,000, respectively. The allowance for doubtful accounts was increased during 1998 principally to reserve for a specific customer who filed for bankruptcy protection. This specific reserve approximated $180,000.

 Inventories

   Inventories are stated at the lower of cost or market as determined by the first-in, first-out method.

 Land Held for Sale

   In the fourth quarter of 1997, management committed to a plan to dispose of certain real estate holdings. Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires that long-lived assets held for sale be reported at the lower of carrying amount or fair value less cost to sell. At December 31, 1997 and 1998, the Company reported land held for sale at its net book value of $8,102,000 and $6,078,000, respectively. The land held for sale consists of several parcels of undeveloped land considered by management as excess and no longer necessary for the operations of the Company. A portion of the 1997 balance is included in current assets and the remainder, as well as all of the 1998 balance, is included in other assets in the accompanying consolidated balance sheets.

 Property and Equipment

   Property and equipment are recorded at historical cost. Depreciation and amortization are generally provided using the straight-line method over the estimated useful lives of the respective assets. Repairs and maintenance are charged to expense as incurred, and amounted to $2,785,000, $3,486,000 and $4,469,000 for 1996, 1997 and 1998, respectively. Renewals and betterments are capitalized. Gains or losses on disposal of property and equipment are credited or charged to income.

   Leased equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets are computed on the straight line method over the term of the lease.

   Facilities under development are recorded at cost, and include capitalized interest costs associated with the development of a project. These costs are classified as facilities under development until the project is completed, at which time the costs are transferred to the appropriate property and equipment accounts.

 Debt Issuance Costs

   Costs incurred in obtaining long-term financing are amortized over the life of the related debt using a method that approximates the interest method. As of December 31, 1997 and 1998, accumulated amortization of debt issuance costs were $5,489,000 and $3,147,000, respectively.

 Self Insurance

   The Company is self-insured for employment practices, general liability, workers' compensation, and group health benefit claims, up to stop-loss amounts ranging from $50,000 to $250,000 on a per-occurrence basis. During 1996, 1997, and 1998, the Company paid $3,499,000, $4,146,000, and $6,781,000, respectively, on claims related to these self-insurance programs. Provisions for these self-insurance programs are made for

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(2) Summary of Significant Accounting Policies--(Continued)

both estimated losses on known claims and claims incurred but not reported, based on claims history. At December 31, 1996, 1997, and 1998, such aggregated provisions amounted to approximately $4,620,000, $4,937,000, and $6,020,000, respectively. At December 31, 1996, 1997, and 1998, the aggregated accrual amounted to approximately $4,597,000, $5,388,000, and $4,627,000, respectively. The Company believes it provides an accrual adequate to cover both reported and incurred but not reported claims.

 Advertising and Promotion

   Costs incurred in connection with advertising and promotion are expensed as incurred, net of reimbursements from franchisees. Net advertising and promotion expenses of $2,156,000, $2,479,000 and $2,789,000 were incurred for 1996, 1997 and 1998, respectively, and are included in operating expenses in the accompanying consolidated statements of operations. Advertising and promotion reimbursements from franchisees totaled $292,000, $334,000 and $401,000 for 1996, 1997 and 1998, respectively.

 Motor Fuel Taxes

   Certain motor fuel taxes are collected from consumers and remitted to governmental agencies by the Company. Such taxes were $175,873,000, $192,650,000 and $203,274,000 for 1996, 1997 and 1998, respectively, and are included in net revenues and cost of sales in the accompanying consolidated statements of operations.

 Environmental Liabilities and Expenditures

   Accruals for environmental matters are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Such liabilities are exclusive of claims against third parties and are not discounted.

 Franchise Revenues

   The Company recognizes net revenue from individual franchises and initial training fees when substantially all significant services to be provided by the Company have been performed. Continuing franchise fees, which are based generally upon a percentage of the franchisees' sales, are recognized monthly as earned. Given the insignificance of initial franchise fees and other revenue types, the Company reports a total combined revenue amount. Fees earned from franchises aggregated $3,397,000, $3,954,000 and $4,497,000 during the years ended December 31, 1996, 1997 and 1998, respectively. There were 16, 18 and 21 franchise locations in operation during the years ended December 31, 1996, 1997 and 1998, respectively. The Company does not allocate any expenses or assets in measuring its franchise segment's profit and loss, nor does it believe there are any significant commitments or obligations resulting from these franchise agreements.

 Financial Instruments with Off-Balance Sheet Risk

   The Company occasionally utilizes futures and options contracts with the objective of minimizing fuel cost risk due to market fluctuations. Gains and losses resulting from changes in the market value of these contracts are recognized when the related inventory is sold. The Company also may occasionally enter into futures and options contracts that are not specific hedges and gains or losses resulting from changes in market value of

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(2) Summary of Significant Accounting Policies--(Continued)

these types of futures contracts are recognized in income currently. At December 31, 1998, the Company was not a party to any futures or options contracts. Interest rate swap agreements are utilized from time to time to manage interest rate exposures. The amount to be paid or received on these agreements is accrued as interest rates change and is recognized over the lives of the respective agreements. At December 31, 1998, the Company was party to an interest rate swap agreement with an aggregate notional principal amount of $30,000,000, which effectively changes a portion of Holdings' interest rate exposure from a floating rate to a fixed rate basis. The effect of the swap was to increase the fixed rate of 6.15% by 0.4%, which resulted in additional interest expense of approximately $153,000 during 1998.

 Income Taxes

   The Company is not subject to federal or state income taxes. Results of operations are allocated to the partners in accordance with the provisions of Holdings' Partnership Agreement and reported by each partner on their respective federal and state income tax returns. The taxable income or loss allocated to the partners in any one year generally varies substantially from income or loss for financial reporting purposes due to differences between the periods in which such items are reported for financial reporting and income tax purposes.

 Change in Accounting Principles

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP 98-5"), "Reporting the Costs of Start-up Activities". SOP 98-5 requires the costs of start-up activities (including, among other things, pre-opening costs related to the development of new sites and organization costs) be expensed as incurred and that previously capitalizable costs expensed in the initial adoption be reported as a cumulative effect of a change in accounting principle. The adoption of SOP 98-5 resulted in a charge to income of $3,250,000 and is presented as a cumulative effect of a change in accounting principle, as required.

   In the fourth quarter of 1997 the Financial Accounting Standards Board issued, and the Company adopted, Emerging Issues Task Force Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation" ("EITF No. 97-13"). EITF No. 97-13 required the immediate write off, during the Company's fourth quarter, of cumulative costs related to process reengineering activities that were previously allowed to be capitalized. Prospective costs of a similar nature are also required to be expensed as incurred. The adoption of EITF No. 97-13 resulted in a charge to income of $1,579,000 and is presented as a cumulative effect of a change in accounting principle, as required.

(3) Inventories

   The following is a summary of inventories at December 31, 1997 and 1998:

                                                                1997     1998
                                                               -------  -------
                                                               (in thousands)
   Motor fuels and lubricants................................. $ 5,207  $ 3,704
   Tires and tubes............................................   3,387    4,141
   Merchandise and accessories................................   7,476    7,827
   Restaurant and other.......................................   1,420    1,244
   Less reserve for obsolescence..............................  (1,128)    (457)
                                                               -------  -------
     Inventories, net......................................... $16,362  $16,459
                                                               =======  =======

   During 1998, the Company wrote off a majority of its inventories that had been deemed to be obsolete.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(4) Property and Equipment

   Property and equipment is summarized at December 31, 1997 and 1998 as follows:

                                                  Estimated
                                                   Useful
                                                    Lives
                                                   (years)    1997      1998
                                                  --------- --------  --------
                                                             (in thousands)
   Land and improvements........................         10 $ 25,863  $ 27,707
   Buildings and improvements...................         30   97,176   104,232
   Furniture and equipment under capital lease..       3-10   47,298    60,018
   Leasehold improvements.......................       7-30   20,234    20,234
   Facilities under development.................        --       148       --
                                                            --------  --------
                                                             190,719   212,191
   Less accumulated depreciation and
    amortization................................             (41,069)  (53,426)
                                                            --------  --------
    Property and equipment, net.................            $149,650  $158,765
                                                            ========  ========

   The Company currently has equipment under a Capital Lease. Facilities under development includes costs associated with new facilities and major renovations of existing facilities. There were no future construction commitments at December 31, 1998.

(5) Operating Leases

   The Company has entered into various operating leases. The operating leases are for the leases on two Stopping Center locations, an office building, truck leases and various equipment leases. The leases contain renewal options varying from automatic annual renewals to multiple five-year options.

   A summary of future minimum rental payments on operating leases which have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1998, is as follows:

                                                        Related  Third
   Fiscal Year Ending                                    Party   Party   Total
   ------------------                                   ------- ------- -------
                                                            (in thousands)
   1999................................................ $ 1,494 $   896 $ 2,390
   2000................................................   1,482     896   2,378
   2001................................................   1,422     858   2,280
   2002................................................   1,422     858   2,280
   2003................................................   1,422     858   2,280
   Later years.........................................   3,241   9,823  13,064
                                                        ------- ------- -------
   Total minimum lease payments........................ $10,483 $14,189 $24,672
                                                        ======= ======= =======

   Rent expense under all operating leases was $2,201,000, $2,034,000 and $2,639,000 for 1996, 1997 and 1998, respectively. Of these rentals, $1,487,000,
$1,481,000 and $2,330,000 were paid to related parties for 1996, 1997 and 1998, respectively.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(5) Operating Leases--(Continued)

   The related party operating leases, which are more fully described in Note 9, are:

 .  The Company leases a facility in El Paso, Texas, from a trust in which J.A.
   Cardwell, Sr. is a 50% beneficiary, to operate the Company's retread plant and made lease payments of $72,000 for the fiscal years ended December 31, 1996, 1997 and 1998.

 . The office building in which the Company's principal executive offices are located is owned by J.A. Cardwell, Sr. The Company made annual rent payments of $336,000 for each of the fiscal years ended December 31, 1996, 1997 and 1998.

 . The Stopping Center located in Effingham, Illinois is leased by the Company from Truck Stop Property Owners, Inc., which is partially owned by Travis Roberts, a current officer of the Operating Partnership. The Company made rental payments of $1.1 million in each of 1996, 1997 and 1998.

(6) Notes Payable

   Notes payable at December 31, 1996, consisted of a five-year revolving credit facility under which up to $35,000,000 was available. The balance outstanding on the credit facility was $21,639,000 as of December 31, 1996 and was paid-off as part of the Recapitalization in January 1997 and a new credit facility was established.

   At December 31, 1998, the Company has available a $25,000,000 five-year revolving credit facility (the "Credit Facility") that may be used for working capital and other corporate uses. The Credit Facility matures in January 2002 and interest on drawn funds is paid monthly at 1.5% above the bank's base rate or 2.75% over the Eurodollar rate (the rate is determined at time of borrowing at Holdings' option). Fees of 2.75% on drawn funds and commitment fees of .5% on undrawn funds are paid quarterly. At December 31, 1998, the Company did not have a balance outstanding on the Credit Facility.

   The Company did have standby letters of credit outstanding under the respective revolving credit facilities at December 31, 1997 and 1998. At December 31, 1997 and 1998, the standby letters of credit principally related to unfunded insurance claims were $3,150,000 and $1,986,000, respectively. Various other standby letters of credit at December 31, 1997 and 1998 total $777,000 and $427,000, respectively.

   Also as part of the Recapitalization, subject to certain covenants, the Company has available a $40,000,000 three-year Expansion Facility which may be used to fund the acquisition and development of new Stopping Centers and stand-alone Petro:Lubes. The Expansion Facility matures in January 2000 and interest on drawn funds is paid monthly at 1.5% above the bank's base rate or 2.75% over the Eurodollar rate (the rate is determined at time of borrowing at the Company's option). Fees of 2.75% on drawn funds and commitment fees of .5% on undrawn funds are paid quarterly. At December 31, 1998, the Company did not have a balance outstanding on the Expansion Facility.

   Any funds drawn on both the Credit Facility or Expansion Facility are secured by substantially all of the Company's assets and the partnership interests of Mobil and Chartwell and guaranteed by each of the Company's subsidiaries, whose guarantees in turn are collateralized by substantially all of such subsidiaries' assets.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(7) Long-Term Debt

   Long-term debt at December 31, 1997 and 1998 is presented below.

                                                                1997     1998
                                                              -------- --------
                                                               (in thousands)
Four-year term note to a bank in an original amount of
 $20,000,000 maturing September 30, 2001. The note is
 payable in 18 consecutive quarterly installments varying
 from $625,000 to $3,500,000 commencing September 30, 1997.
 In accordance with the debt agreements entered into as part of the Recapitalization, proceeds not used to retire the 12
 1/2% Senior Notes were to be used to paydown this term
 note. Accordingly, the Company retired approximately
 $6,000,000 of this note in addition to the quarterly
 installments due during 1997. Interest at either the bank's prime rate plus 1.5% or the Eurodollar rate plus 2.75% is
 payable monthly. The rate was 7.75% at December 31, 1998.
 The note is collateralized by substantially all of the
 Company's assets. .........................................  $ 12,500 $  9,973

Six-year term note to a bank in an original amount of
 $30,000,000 maturing September 30, 2003. The note is
 payable in 26 consecutive quarterly installments varying
 from $125,000 to $3,500,000 commencing September 30, 1997.
 Interest at either the bank's prime rate plus 2% or the
 Eurodollar rate plus 3.25% is payable monthly. The
 effective rate was 8.3125% at December 31, 1998, as a
 result of an interest swap agreement (the "Swap") with the
 lender as required under the loan agreement. The Swap
 expires on February 12, 2000. The note is collateralized by
 substantially all of the Company's assets. ................    29,500   28,933

12 1/2% Senior Notes due 2002 (the "12 1/2 Notes") in an
 original aggregate principal amount of $100,000,000, net of original issue discount. As part of the Recapitalization,
 approximately 94% of the Notes were retired during 1997.
 Interest on the Notes is payable on June 1 and December 1
 of each year beginning December 1, 1994. ..................     6,190    6,190

10 1/2% Senior Notes due 2007 (the "10 1/2 Notes") in an
 original aggregate principal amount of $135,000,000.
 Interest on the New Notes is payable on February 1 and
 August 1 of each year, beginning August 1, 1997. The 10 1/2
 Notes will be effectively subordinated to the loans
 outstanding under the New Credit Agreement to the extent of
 the value of the assets securing such loans. ..............   135,000  135,000
Total long-term debt........................................   183,190  181,328
Less current portion........................................     3,000    4,967
                                                              -------- --------
Long-term debt, excluding current portion...................  $180,190 $176,361
                                                              ======== ========

Obligation under equipment capital lease....................       --     1,232
                                                              -------- --------


   The 12 1/2 Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after June 1, 1999, upon not less than 30 and no more than 60 days notice at the following redemption prices (expressed as percentages of the principal amount to be redeemed) as set forth below, plus accrued interest:

                                                                      Redemption
       Year                                                             Price
       ----                                                           ----------
       1999..........................................................   103.57%
       2000..........................................................   101.79%
       2001..........................................................      100%

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(7) Long-Term Debt--(Continued)

   The 10 1/2 Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after February 1, 2002, upon not less than 30 and no more than 60 days notice at the following prices (expressed as percentages of the principal amount to be redeemed) as set forth below, plus accrued interest:

                                                                      Redemption
       Year                                                             Price
       ----                                                           ----------
       2002..........................................................   105.2%
       2003..........................................................   103.5%
       2004..........................................................   101.7%
       2005 and therafter............................................     100%

   In addition, prior to February 1, 2000, the Company may, with the net proceeds of one or more public equity offerings of qualified capital interest in the Company, redeem up to 35% of aggregate principal amount of the outstanding 10 1/2 Notes at a redemption price of 110.5%, plus accrued interest.

   The Indentures for the Long-Term Debt and the Credit Facility agreement each contain certain covenants, including without limitation, covenants with respect to the following matters: (i) limitation on indebtedness;
(ii) limitation on restricted payments; (iii) limitation on sales of restricted subsidiary stock; (iv) limitation on transactions with affiliates;
(v) limitation on liens; (vi) limitation on disposition of proceeds of asset sales; (vii) limitation on distributions and other payment restrictions affecting restricted subsidiaries; (viii) restrictions on mergers and certain transfers of assets and (ix) in the case of the Credit Facility financial covenants covering leverage, cash flows, capital expenditures, EBITDA (as defined), interest coverage, and minimum net worth. At December 31, 1997 and 1998, the Company was in compliance with all debt covenants.

   Estimated principal payment requirements on long-term debt and a capital lease obligation are as follows:

Fiscal Year Ending                                                (in thousands)
1999.............................................................   $  4,967
2000.............................................................      6,001
2001.............................................................      1,737
2002.............................................................     19,690
2003.............................................................     13,933
Thereafter.......................................................    135,000
                                                                    --------
    Total........................................................   $181,328
                                                                    ========

(8) Accrued Expenses and Other Liabilities

   The following is a summary of accrued expenses and other liabilities at December 31, 1997 and 1998:

                                                                 1997    1998
                                                                ------- -------
                                                                (in thousands)
   Accrued expenses:
     Employee related expenses................................. $10,071 $ 9,794
     Taxes payable-sales, fuel and property....................   2,935   2,594
     Other.....................................................   8,424   6,934
     Due to franchisees........................................   5,061   2,117
                                                                ------- -------
       Total................................................... $26,491 $21,439
                                                                ======= =======

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(9) Related Party Transactions

   Related party transactions are handled on an "arm's-length" basis. Amounts due to and from affiliates as of December 31, 1997 and 1998, consist of the following:

                                                                 1997    1998
                                                                ------- -------
                                                                (in thousands)
   Due from affiliates:
     C&R Distributing, Inc..................................... $   105 $    39
     Petro Truckstops, Inc.....................................     196     181
     Highway Service Ventures, Inc.............................     114      39
     J.A. Cardwell, Sr.........................................     412     412
     Cardwell Group............................................     --      235
     Other.....................................................     153     257
                                                                ------- -------
       Total................................................... $   980 $ 1,163
                                                                ======= =======
   Due to affiliates:
     El Paso Amusement Company................................. $   221 $   189
     Highway Service Ventures, Inc. ...........................   1,471     481
     C&R Distributing, Inc.....................................     167      83
     Mobil Diesel Supply Corp..................................  13,792  13,177
     Mobil Oil Corp............................................   3,337   1,718
     Cardwell Group............................................     --    1,058
     Other.....................................................     --       62
                                                                ------- -------
       Total................................................... $18,988 $16,768
                                                                ======= =======

   In connection with the Recapitalization, the Company has entered into 10-year supply agreements with Mobil Oil Corp. ("Mobil") under which Mobil will supply the Company-operated Stopping Centers' diesel fuel requirements as well as a portion of their lubricant and gasoline requirements. The diesel fuel sold at all Company-operated Stopping Centers is branded Mobil Diesel, and the Company-operated Petro:Lubes feature Mobil Delvac lubricants. Under the diesel fuel and gasoline supply agreement dated January 30, 1997 (the "Supply Agreement"), the Company has agreed to purchase a minimum of 172,318,000 and 181,000,000 gallons of diesel fuel and gasoline for the years 1999 and 2000, respectively, from Mobil specified distribution terminals subject to product availability and reductions by Mobil under certain described circumstances. The Company is liable for penalties on a per gallon basis if the company purchases less than the contractual commitment. If the Company does not purchase any diesel fuel or gasoline under the agreement, the maximum penalties the Company would be liable for are approximately $431,000 and $633,500 for the years 1999 and 2000, respectively. As a result of the Supply Agreement and in order to comply with the laws governing the branding of diesel fuel, Mobil Diesel Supply Corp. ("MDS"), a wholly-owned subsidiary of Mobil, was formed. MDS purchases diesel fuel from third party suppliers and then sells it back to the Company at cost, given that Mobil cannot supply 100% of the Company's diesel fuel demand because of product availability. The Company's fuel purchase arrangement with MDS enables the Company to meet its diesel fuel demand and to comply with branding laws, which require Mobil to first take possession of the fuel before it can be branded as Mobil Diesel.

   The Supply Agreement allows the Company to continue to negotiate for the purchase of diesel fuel with third-party suppliers approved by MDS. In such cases, MDS purchases the diesel fuel from the third-party supplier and resells the product to the Company. Any change in supply source, however, does not affect the Company's requirement to purchase the annual minimum number of gallons from Mobil. The Supply Agreement also places a monthly limit on the maximum number of gallons of diesel fuel and gasoline that the Company may lift from Mobil specified distribution terminals.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(9) Related Party Transactions--(Continued)

   The Company purchases diesel fuel for each of its Company-operated Stopping Centers on a daily basis. Each location typically maintains a one to three day inventory of fuel. During 1998, the Company purchased 100% of diesel fuel from MDS.

   Pursuant to these agreements, the Company purchased diesel fuel, gasoline, oil and lubricants totaling $181.6 million and $219.9 million in 1997 and 1998, respectively.

   The office building in which the Company's principal executive offices are located is owned by J.A. Cardwell, Sr., the Chief Executive Officer and a Director of the Company. The Company leases the entire building under a lease expiring on December 31, 2005, paying monthly rent totaling $336,000 per year, as well as taxes, maintenance and other operating expenses. For each of the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998, the Company made annual rental payments of $336,000.

   The Stopping Center located in Effingham, Illinois is owned by Truck Stop Property Owners, Inc. ("Truck Stop"), a corporation owned by Travis Roberts and five former employees of the Operating Partnership. Mr. Roberts is a current officer of the Operating Partnership and owns 22% of the stock of Truck Stop. The Company leases the Effingham Center under a lease expiring in May 2006, which provides for basic rent payments, plus taxes and operating expenses. The Company has three consecutive options to renew the lease for terms of five years each at rental rates equal to the base rent, plus certain adjustments at the time of renewal. The Company also has the right of first refusal to purchase the Petro Stopping Center at any purchase price agreed upon between Truck Stop and a third party. The Company made rental payments to Truck Stop of $1.1 million on this property in each of 1996, 1997 and 1998.

   The Company entered into an agreement with Chartwell Investments, Inc., providing for the payment of fees and reimbursement of certain expenses to Chartwell Investments, Inc. for acting as financial advisor with respect to the 1997 Recapitalization, including soliciting, structuring and arranging the financing of the 1997 Recapitalization. The fees, totaling approximately $3,000,000, equal to 1% of the total capitalization of the Company, plus .5% of the Expansion Facility and the reimbursement of certain expenses, were paid at the closing. These costs were deferred and are being amortized over the terms of the respective debt instruments to which they relate.

   Under the terms of an agreement with C&R Distributing, Inc., the Company currently purchases Chevron branded gasoline and motor oils at cost for three of its facilities from C&R. The sole shareholder of C&R Distributing is Nevada Trio, Inc., a Nevada Corporation, which is 100% owned by the Cardwell Group. The C&R fuel agreement requires the Company to keep Chevron unleaded gasoline, regular gasoline and motor oils continuously stocked and offered for sale in quantities sufficient to meet demand. In 1997, the Company entered into a product services agreement with C&R which terminates in December 2004, under which C&R provides the Company with fuel hauling and fuel pump maintenance and services within the El Paso, Texas metropolitan area. The C&R agreement provides that C&R will charge the Company for these services at the lowest rates charged by C&R for similar services and, in any event, at rates that will not exceed rates available from unrelated parties providing similar services. The C&R Fuel Agreement is exclusive but allows us to cancel the agreement with 30 days prior notice. The C&R Services Agreement is non-exclusive and allows the Company to enter into similar agreements with other parties. Fuel sales aggregating $4,567,000, $3,315,000 and $169,000 for 1996, 1997 and 1998,
respectively, were made to C&R Distributing, Inc. ("C&R") at the Company's cost. C&R sales of fuel and lubricants and truck hauling fees, aggregating $11,432,000, $5,079,000 and $3,995,000 for 1996, 1997 and 1998, respectively, were charged to the Company.

   At the time of the Recapitalization, Volvo and the Company entered into an Operating Agreement related to the warranty, maintenance and service work the Company will provide to Volvo managed vehicles, the sale

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(9) Related Party Transactions--(Continued)

by the Company of all the truck parts, on a preferred basis, joint advertising and marketing initiatives and the co-development of Stopping Centers by Volvo and the Company to utilize truckstop space for Volvo truck sales and marketing.

   Highway Service Ventures, Inc. ("HSV"), a corporation in which J.A. Cardwell, Sr. owns a 32.5% interest, operates four franchised Stopping Centers located in Elkton, Maryland; Ruther Glen, Virginia; Florence, South Carolina; and Carnesville, Georgia pursuant to franchise agreements with Holdings. None of these franchise agreements contain terms that are any more favorable to the franchisee than the terms in any of the Company's other franchise agreements.

   In May 1992, the Company leased a facility in El Paso, Texas, from a trust in which J.A. Cardwell, Sr. is a 50% beneficiary, to operate the Company's retread plant, which produces retread tires for sale at Stopping Centers (including franchisees) and to others. The Company made lease payments of $72,000 for the fiscal years ended December 31, 1996, 1997 and 1998, respectively. In addition, the Company sells retread tires to El Paso Tire Center, Inc., a corporation in which J.A. Cardwell, Sr. owns 100%. Such sales amounted to $153,000, $47,000 and $60,000 in 1996, 1997 and 1998, respectively.

   In connection with the formation of the Operating Partnership in May 1992 under an Option and Right of First Refusal Agreement, J.A. Cardwell, Sr. and James A. Cardwell, Jr., officers and Directors of the Company, granted to the Company and Roadside, options which expire in December 2006, to purchase certain properties owned by the Cardwells that are located near or adjacent to certain of the Company's Stopping Centers, and a right of first refusal on these properties. At the closing of the 1997 Recapitalization, Roadside assigned all of its rights under the Option and Right of First Refusal Agreement to Mobil Long Haul, Petro Holdings GP Corp. and Petro Holdings LP Corp. The price at which an Option Property may be purchased will be equal to the fair market value of the property when the option is exercised as determined by an appraisal.

   J.A. Cardwell, Sr., James A. Cardwell, Jr. and Mrs. J.A. Cardwell, Sr. own 60%, 30% and 10%, respectively, of the stock of C&PPR, Inc. ("C&PPR"). J.A. Cardwell, Sr. is the sole shareholder of CYMA Development Corporation ("CYMA") and James A. Cardwell, Jr. is the sole shareholder of Petro Truckstops, Inc. ("Petro Truckstops") and Petro Beverage, Inc. The Company entered into agreements with CYMA, C&PPR, Petro Truckstops, Inc., and Petro Beverage, Inc. to engage in retail sales of beer, wine or wine coolers at a limited number of its facilities. The agreements continue in effect until terminated by either party. Under the agreements with CYMA, C&PPR, Petro Truckstops, Inc. and Petro Beverage, Inc., the Company agreed to operate the alcohol sales business at these locations in exchange for 15% of the gross receipts generated from alcoholic beverage sales of which 5% is the Company's reimbursement of all related operating expenses as defined under the agreements. In each of the agreements, the net payments to the Company are approximately equal to the gross profit received by the above entities. The Company's revenues in connection with its agreement with C&PPR were $47,000, $47,000 and $59,000 for the years ended December 31, 1996, December 31, 1997 and December 31, 1998, respectively. The Company's revenues relating to the CYMA agreement were $2,300, $1,200 and $1,000 for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 respectively. The Company's revenues in connection with its agreement with Petro Beverage, Inc. were $5,000, $4,600 and $5,900 for the years ended December 31, 1996, December 31, 1997 and December 31, 1998, respectively. The Company's revenues in connection with the Petro Truckstops agreement were $17,000, $16,000 and $36,000 for the years ended December 31, 1996, December 31, 1997 and December 31, 1998, respectively.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(9) Related Party Transactions--(Continued)

   In connection with the formation of the Operating Partnership in May 1992, Motor Media, Inc., a company owned 100% by James A. Cardwell, Jr. ("Motor Media"), entered into a five-year agreement with the Company (the "Motor Media Agreement"), under which Motor Media leases floor and wall space at all Stopping Centers operated by the Company and sells space for in-store advertising to third parties. Under the agreement, the Company and Motor Media are entitled to 25% and 75%, respectively, of the gross revenues generated. Motor Media received $214,000, $234,000 and $215,000, respectively, before its selling, maintenance and administrative expenses for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998, representing its share of the gross receipts generated. Motor Media has entered into similar floor and wall space leases with other truck stops nationwide. The Company and Motor Media have extended the term of the Motor Media Agreement through April 2002.

   Under an existing agreement (the "Amusement Agreement") between El Paso Vending and Amusement Company ("EPAC"), of which J.A. Cardwell, Sr. and James
A. Cardwell, Jr. own 99% and 1%, respectively, and the Company, EPAC furnishes video and other games to four of the Company's Stopping Centers and services these games. Pursuant to the Amusement Agreement, which expires in May 2002 or until earlier terminated by either party, The Company paid 60% of the revenues generated by the games to EPAC and retained the remaining 40%. Beginning November 1994, the arrangement was modified to pay 50% of the revenue generated by the games to EPAC and 50% to the Company. The Company amended the Amusement Agreement to cause EPAC to contract directly with the Company to furnish and service video and other games at an additional 12 Stopping Centers. Subsequent thereto, EPAC began furnishing and servicing games at an additional five Stopping Centers under the terms of the Amusement Agreement of which one site agreement guarantees a minimum annual revenue to Holdings of $180,000. Effective December 1, 1998, EPAC began furnishing and servicing video and other games to an additional Stopping Center under the terms of the Amusement Agreement, of which the Company pays 40% of the revenues generated by the games to EPAC and retains the remaining 60%. EPAC received $2,021,000, $2,421,000 and $2,634,000 in revenues, respectively, generated from the furnishing and servicing games located at the Stopping Centers for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998.

   Since June 1993, the two Stopping Centers located in Louisiana have featured video poker games housed in a separate on-site facility and operated by a third party, Petro Truckstops, Inc., an affiliate who, under terms of a contract, turns over 20%-70% of the revenue generated from the machines. Petro Truckstops, Inc. pays 95% of revenue collected to the Company and retains 5% for operating expenses in accordance with a lease agreement. The Amusement Agreement has been amended to extend its term through May 2002. Payments to the Company under this arrangement aggregated $1,979,000 during 1996, $2,103,000 during 1997 and $2,231,000 during 1998. During 1996, the State of Louisiana enacted a statute requiring the cessation of video poker operations unless the parish in which the operations were conducted voted to allow the continued operation of video poker machines. On November 5, 1996, the parish in which the Shreveport facility is located voted to continue to allow video poker operations, while the parish in which the Hammond facility is located voted to disallow video poker operations. The video poker operations at the Hammond facility were required to be, and were, phased out by the end of June 1999. During the year ended December 31, 1998, the Hammond location generated approximately $1,067,000 of revenue from video poker.

   Management fees of $250,000 were earned by The Fremont Group for the year ended December 31, 1996. Management fees of $300,000 were earned by Mobil Oil, in accordance with the terms of the Operating Partnership's Partnership Agreement for each of the years ended December 31, 1997 and 1998. Subsequent to the Recapitalization discussed in Note 1, those fees were discontinued.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(9) Related Party Transactions--(Continued)

   The Company entered into a management consulting agreement with Chartwell Investments, commencing January 30, 1997, pursuant to which Chartwell Investments provided the Company with certain management, advisory and consulting services for a fee of $600,000 for each fiscal year of the Company during the term of the agreement, with up to an additional $100,000 payable for each fiscal year, provided that EBITDA is at least $45 million, plus reimbursement of certain expenses. During 1997 and 1998, the Company paid Chartwell Investments $600,000 and $714,000, respectively, under this agreement. Subsequently to the Recapitalization discussed in Note 1, those fees were discontinued.

   Each of the affiliates, with the exception of Mobil Diesel Supply Corporation, Mobil Oil Corporation and Chartwell, is owned or controlled to some degree by a member or members of the Cardwell Group. Related party transactions, other than those specifically discussed above, generally arise in the ordinary course of business as a result of the Company's purchase of trade accounts receivable or receipt of franchisee fees from Highway Service Ventures, Inc., a corporation in which J.A. Cardwell, Sr. owns an interest, which owns properties that are part of the Company's truck stop network. For the years ended December 31, 1997 and 1998, the Company purchased receivables from affiliated franchises in the amounts of $18,200,000 and $16,900,000, respectively and received franchise fees from related parties in the amounts of $987,000 and $1,000,000, respectively.

   In order to comply with applicable Internal Revenue Service Code and Treasury Regulation provisions dealing with recourse debt, certain Cardwell entities and Arcadian Management Corporation each entered into an indemnity agreement under which each has agreed to indemnify the Company, the general partners and certain limited partners in the event that the indemnified party is required to pay certain of the Company's indebtedness after a default, acceleration by the creditor and exhaustion of any collateral securing the credit facility. In May 1994, certain Cardwell entities and Arcadian Management Corporation amended their original indemnity agreements in connection with the May 1994 financing. No payments have been made under these agreements.

(10) Partners' Capital (Deficit)

 Ownership

   As a result of the Recapitalization and purchase of Chartwell's and Kirschner's interests, discussed in Note 1, Holdings is the owner of approximately 99.5% of the common interests of the Operating Partnership. The common limited partnership interests of Holdings are owned by the Cardwell Group (approximately 51.6%), Volvo Trucks (approximately 28.7%), Mobil (approximately 9.7%) and Warrant Holdings (approximately 10.0%) and the mandatorily redeemable preferred partnership interests of Holdings are owned by Mobil ($17,000,000) and the Cardwell Group ($7,600,000).

   Under Holdings' Partnership Agreement ("the Agreement"), the partners delegated management authority to a seven member Board of Directors. The Cardwell Group, Volvo Trucks, and Mobil Long Haul have the right to appoint two persons each to the Board of Directors. The seventh member is Mr. Larry Zine, who served as the Company's executive vice president and chief financial officer for December 1996 to July 1999, and also as its president from January 1999 to July 1999. Additionally, these three partners also have the right to veto certain major partnership decisions.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(10) Partners' Capital (Deficit)--(Continued)

 Mandatorily Redeemable Preferred Partnership Interests

   The Company's Partnership Agreement provides for a class of preferred partnership interests. The Class A preferred partnership interests held by the Cardwell Group will accrue cumulative preferred returns at a rate of 8% per annum. The Class A preferred partnership interests held by Mobil will accrue cumulative preferred returns at a rate of 9 1/2% per annum. The preferred returns will accrue, but are not only payable in cash if permitted by the Operating Partnership's then existing debt instruments. Accrued but unpaid returns compound semiannually. The Class A preferred partnership interests will be mandatorily redeemable by the Company on October 27, 2008. The Class A preferred partnership interests will not be convertible into common partnership interests. The Class A preferred partnership interests as well as the Class B preferred partnership interests described below have liquidation preferences equal all their accrued and unpaid preferred return plus all their unrecovered capital

   The Class B preferred partnership interests to be owned by Mobil will accrue cumulative preferred returns at a rate of 12% per annum and will be convertible into 3.9% of the common partnership interests in the Company at any time prior to mandatory redemption on the tenth anniversary date of the closing of the Recapitalization. Upon conversion into a common partnership interest (or as soon thereafter as cash may be available) the accrued preferred return on the Class B preferred partnership interest will be paid.

   The Company has accrued and unpaid preferred returns on the mandatorily redeemable preferred partnership interest totaling to $1,635,000 and $3,607,000 at December 31, 1997 and 1998, respectively.

 Distributions

   Under the terms of the Agreement, Holdings is required to make distributions to each of its partners in an amount sufficient to allow each partner to pay federal, state and local taxes with respect to allocation of taxable income to such partner by Holdings. Tax distributions to partners will be based on the taxable income of Holdings. Distributions in 1996, 1997 and 1998 were $0, $0 and $823,000 respectively.

   As of December 31, 1998, the historical net book value of assets and liabilities was approximately $36,000,000 greater than the associated net tax basis of those assets and liabilities.

 Allocations of Income

   In any fiscal year, Holdings' profits shall be allocated among the preferred limited partners according to their preferred sharing percentages until the cumulative amount of cash distributed equals the cumulative amount of cash distributed in payment of unpaid preferred return to the preferred limited partners. Profits for any fiscal year are allocated first to those partners to which losses have previously been allocated, then pro rata to the common limited partners. Losses for any fiscal year shall be allocated first to common partners then to preferred partners.

   Upon liquidation of Holdings, the proceeds will be distributed first to creditors; next to Class A and Class B preferred interests, next, pro rata, to partners who have distribution shortfalls; then to common partnership interests to the extent of unrecovered capital, and lastly, pro rata, to the partners in accordance with their positive capital account balances.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(11) Employee Benefits

   The Company sponsors a defined contribution retirement plan under Internal Revenue Code Section 401(k) covering substantially all of its employees ("the Plan"). Company contributions equal 50% of the participants' contributions up to 4% of the participants' annual salary and aggregated approximately $138,000, $189,000 and $318,000 for 1996, 1997 and 1998, respectively. At December 31,
1997 and 1998 there were no other post employment or retirement plans.

   The Plan failed to correctly perform the requirements under Section 401(k)(3)(ii) of the Internal Revenue Code of 1986, as amended (the "Code"),
Section 401(m) of the Code and the underlying Treasury Regulations (hereinafter referred to as the ADP/ACP Test) for the Plan years 1990-1996. In addition, the Plan failed to allocate forfeitures of employee contributions in accordance with the terms of the Plan since its inception. Management of the Company believes it has identified all operational defects of the Plan, and has taken corrective actions to ensure future compliance. The Plan administrator submitted a request for a compliance statement to the IRS on December 19, 1996, under the IRS Voluntary Compliance Resolution Program (VCR). On August 20, 1998, the IRS notified the Plan that due to certain technical legal issues under the Plan, the submission could not be accepted under the VCR Program, and should be redirected to the Walk in Closing Agreement Program (Walk in CAP). Under the Walk in CAP, the Plan will be permitted to take corrective actions with respect to the operational defects and receive a compliance statement from the IRS acknowledging such action. In April 1999, the Internal Revenue Service issued a ruling allowing the Company to take corrective action with regards to the Plan pursuant to the Walk in Cap. Under the approved Walk in Cap settlement, the Company will pay $250,000 in contributions and $35,000 in penalties. The Company expects to complete this settlement by mid-November 1999. The Company's liability is reflected in the accompanying consolidated balance sheet as of December 31, 1998.

   During 1998, the Company established the "Petro Stopping Centers Deferred Compensation Plan" (the "Comp Plan") for key employees. Under the Comp Plan, the participants may defer base compensation and earn interest on their deferred amounts. The program is not qualified under Section 401 of the Internal Revenue Code. Participants may defer no more than 20% of their compensation per year. The Company will credit matching deferrals for each participant equal to 50% of the first 4% of the participant's compensation up to $9,500 per year. Company matched deferrals will vest at 20% after one year of service and an additional 20% for each year thereafter. The Plan Trustee will invest each participant's account balance in a separate account. The participants are general creditors of the Company with respect to these benefits. The total of participant deferrals, which is reflected in accrued expenses and other liabilities, was $160,000 at December 31, 1998. The Company's matched deferral expenses for the year ended December 31, 1998 was $9,900.

(12) Partnership Interests Option Plan

   The Company has established an equity incentive plan to attract and retain key personnel, including senior management, and to enhance their interest in the Company's continued success. The Company applies Accounting Principles Board Opinion No. 25 in accounting for its plan. Accordingly, compensation costs for partnership interests options are measured as the excess, if any, of the market price of the partnership interests at the date of grant over the amount an employee must pay to exercise the option. The Company provides the disclosures required by SFAS No. 123.

   Options are granted at an exercise price not less than market price at the date of grant. As an entity without publicly traded equity securities, the Board of Directors must determine in good faith the market price of the option at the date of grant. In the event of very recent transactions involving the Company's partnership interests, the market price of the option is based on the value of the interests determined in those transactions. In the absence of very recent transactions, the plan provides a formula for determining an approximation of

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(12) Partnership Interests Option Plan--(Continued)

market price based on a multiple of the Company's latest four quarters of EBITDA, less indebtedness and the mandatorily redeemable preferred partnership interests. The 1997 grants were made at or about the time of the 1997 Recapitalization and, therefore, the market price ($4,000 per .01% interest) was based on the valuation of the Company's common partners' capital determined in connection with the 1997 Recapitalization. The 1998 market price ($6,000 per
 .01% interest) was determined by the provisions of the plan since there were no very recent transactions. Based on facts and circumstances at the time, the Board of Directors concluded the amount as determined by the provisions of the plan was a reasonable determination of market price.

   Vesting occurs over four years at 25% per year. At December 31, 1997, no partnership interests were exercisable and at December 31, 1998, approximately 2.3% of the partnership interests were exercisable, all at an exercise price of $4,000, and all of which expire in 2007. Participants become fully vested upon the occurrence of a Change in Control (as defined in the plan), upon a sale of substantially all of the assets of the Company, upon the liquidation of the Company, or upon the Company's consummation or adoption of a plan to make an Extraordinary Distribution or Redemption (as defined in the plan). Options may be exercised at any time, to the extent that such options are exercisable. All options expire on the earlier to occur of (i) the tenth anniversary of the date the option was granted, (ii) one year after the participant ceases to be an employee of the Company due to retirement, death or disability, (iii) immediately, if the participant ceases to be an employee of the Company for cause, or (iv) ninety days after the occurrence of the termination of the participant's employment with the Partnership, for any reason other than (ii) or (iii) above. A participant, as defined in the plan, shall have no rights as a limited partner until the date the participant is duly admitted into the partnership. In general, a Class B Common Limited Partner may not participate in partnership profits, losses or gains, or participate in distributions from operations or receive tax distributions; however, a participant may participate in liquidating distributions. Additionally, a Class B Limited Partner shall not have any voting rights.

   The Company has also awarded options to Larry Zine to purchase 2.75% of the common limited partnership interests of the Operating Partnership at a price of $4,000 per each 0.01 (one hundredth) percent granted pursuant to the terms of Mr. Zine's employment agreement; 25% of the options become exercisable on each of December 31, 1997, 1998, 1999 and 2000. As a result of the purchase of Chartwell's interests described in Note 1, these options became fully exercisable.

   The Company anticipates that the aggregate equity issued pursuant to any current and future arrangements will be between 5% and 10% of the fully diluted equity of the Company. A summary of the status of the Company's outstanding partnership interests options as of December 31, 1996, 1997, and 1998, and changes during the years then ended is as follows:

                                                            Percentage Exercise
                                                            Interests  Price (1)
                                                            ---------- ---------
      Options outstanding at December 31, 1995.............      --        --
        Granted............................................      --        --
        Exercised..........................................      --        --
        Expired/Cancelled/Forfeited........................      --        --
                                                               ----     ------
      Options outstanding at December 31, 1996.............      --        --
        Granted............................................    8.90     $4,000
        Exercised..........................................      --        --
        Expired/Cancelled/Forfeited........................    (.15)    $4,000
                                                               ----     ------
      Options outstanding at December 31, 1997.............    8.75     $4,000
        Granted............................................    1.33     $6,000
        Exercised..........................................     --         --
        Expired/Cancelled/Forfeited........................    (.53)    $4,000
                                                               ----     ------
      Options outstanding at December 31, 1998.............    9.55     $4,279
                                                               ====     ======

--------
  (1) Weighted average per .01% interest

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(12) Partnership Interests Option Plan--(Continued)

   Had compensation expense been determined consistent with SFAS No. 123, the Company's net income for 1997 and 1998 (no option plans existed prior to 1997) would have been recorded in the following pro forma amounts:

                                        1997     1998
                                       -------  ------
                                       (in thousands)
            Net income (loss)--as
             reported................. $(5,736) $1,346
            Net income (loss)--pro
             forma.................... $(6,478) $1,180


   The fair value of each option grant ($1,774 per .01% interest in 1997 and $2,661 in 1998) for purposes of the pro forma disclosures is estimated using the minimum value method with the following assumptions used for grants in 1997 and 1998 (no option plans existed prior to 1997) of all options:

                                           1997  1998
                                           ----  ----
            Risk free interest rate....... 5.86% 5.86%
            Dividend yield ...............  --    --
            Expected lives in years.......   10    10


   Effective upon the consummation of the Recapitalization, the Option Plan, pursuant to its terms, became sponsored by Holdings, and all then outstanding options granted under the Option Plan were converted on an equivalent economic basis to options for equity interests in Holdings on the same terms and conditions, including their vesting schedules.

(13) Commitments and Contingencies

   The Company is involved in various litigation incidental to the business for which estimates of losses have been accrued, when appropriate. In the opinion of management, such proceedings will not have a material adverse effect on the consolidated financial position or results of operations.

   The Company has entered into a joint venture agreement with Tejon Development Corporation ("Tejon") to build and operate a Petro branded location in Southern California. Pursuant to the terms of the Limited Liability Company Operating Agreement of Petro Travel Plaza LLC, dated as of December 5, 1997, among the Company, Tejon and Tejon Ranch Company, as guarantor (the "Agreement"), the Company made an initial capital contribution of $2,000,000 for working capital and inventory. The joint venture financed construction of the location with a non-recourse credit facility. Under the Agreement, the Company will receive a management fee of $250,000 per annum and will receive 40% of the location's operating earnings which will be accounted for using the equity method. At December 31, 1998, this Petro branded location was under construction, and it began operations in June 1999.

(14) Financial Instruments

   As of December 31, 1997 and 1998, the carrying amounts of certain financial instruments employed by the Company, including cash and cash equivalents, accounts receivable, trade accounts payable and amounts due from/to affiliates are representative of fair value because of the short-term maturity of these instruments. The carrying amounts of notes payable approximate fair value due to the floating nature of the interest rate. The Company's principal market risk as it relates to long term debt is exposed to changes in interest rates. The fair value of both series of Senior Notes has been estimated based on quoted market prices for the same or similar issues or by discounting the future cash flows using rates currently available for debt of similar terms and maturity. The fair value of all derivative financial instruments is the amount at which they could be settled, based on quoted market prices or estimates obtained from dealers.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(14) Financial Instruments--(Continued)

   The following table reflects the carrying amount and estimated fair value of the Company's financial instruments, as of December 31,

                                             1997               1998
                                           Carrying   Fair    Carrying   Fair
                                            Amount   Value     Amount   Value
                                           -------- --------  -------- --------
                                             (in thousands)
Balance sheet financial instruments
 Long-term debt........................... $183,190 $191,088  $181,328 $188,416
Other financial instruments
 Interest rate swap agreements............      --      (154)      --      (153)

   The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company uses derivatives to manage well-defined interest rate risks. At December 31, 1998, the Company was party to an interest rate swap agreement with an aggregate principal amount of $30,000,000. Under the agreement, the Company pays a fixed rate of 6.15% and receives a floating rate based on LIBOR on the aggregate principal amount as determined in three-month intervals. The transaction effectively changes a portion of the Company's interest rate exposure from a floating rate to a fixed rate basis. The effect of the swap was to increase the rate by 0.4%, which resulted in additional interest expense of approximately $153,000.

   The primary risks associated with swaps are the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts. Based on review and assessment of counterparty risk, the Company does not anticipate non-performance by the other party. The Company does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of counterparties.

(15) Environmental Matters

   The Company operations and property are subject to extensive federal and state legislation and regulations relating to environmental matters. The Company uses underground and above ground storage tanks (each a "UST") to store petroleum products and waste oils. Statutory and regulatory requirements for UST systems include requirements for tank construction, integrity testing, leak detection and monitoring, overfill and spill control, and mandate corrective action in case of a release from a UST into the environment. The Company is also subject to regulation in certain locations relating to vapor recovery and discharges into the water. Management believes that all of its USTs are currently in compliance in all material respects with applicable environmental laws, regulations and requirements. During 1998 the Company continued the installation of cathodic protection and overfill equipment and devices in its older USTs, as required by federal and state law, and all such work was completed in December 1998, except in the Corning, California location, where completion of the state required upgrades is ongoing pursuant to an agreement between the State of California and the Company. The Corning, California work is contemplated to be completed during the third quarter of 1999, and the Company expects to expend $940,000 during 1999 in connection with such work. Some site remediation may be required in Corning, California as a result of completion of the 1998 upgrade work. During 1996, 1997, and 1998, the Company's expenditures for environmental matters were $180,000, $154,000, and $385,000, respectively. See Note 2 for a discussion of its accounting policies relating to environmental matters.

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(15) Environmental Matters--(Continued)

   In connection with its ownership of the properties and operation of its business, the Company may be subject to liability under various federal, state, and local environmental laws, ordinances and regulations relating to cleanup and removal of hazardous substances (which may include petroleum and petroleum products) on, under, or in such property. Certain laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment site, regardless of whether such site is owned or operated by such person. The Company is currently party to one proceeding with the United States Environmental Protection Agency ("EPA") regarding a waste oil storage and recycling plant located in Patterson, Stanislaus County, California (the "Patterson Site"). In the ordinary course of Company operations, waste oil products are generated which are required to be transported to off-site facilities for treatment and disposal. Between June 1991 and February 1995 the Company arranged for the transportation of waste oil products from the Corning location to the Patterson Site. Sometime in 1997 the owners of the Patterson Site abandoned operation of the site, the condition of the site began to deteriorate, and in October 1997 the EPA responded to a request for assistance from the California Department of Toxic Substances Control. Notwithstanding that the Company's activities with regards to use of the Patterson Site were lawfully conducted and have not been challenged by the EPA, by Order issued by the EPA on August 12, 1998 ("Order"), the Company and 55 other companies were identified by the EPA as "generators, transporters or arrangers for disposal of hazardous substances" as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C., Section 9601 to 9675, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), and thus are named in the Order as potentially responsible parties, strictly liable under CERCLA for removal activities associated with the Patterson Site. The Company and approximately 20 of the other 55 companies identified by the EPA are working together toward a resolution and plan of action for completion of the removal activities required by the EPA pursuant to the Order. Although the Company does not believe that its involvement in the Patterson Site will have a material adverse effect on the Company's consolidated financial condition or results of operations, if a plan of action cannot be agreed upon or if the EPA or the State of California imposes remediation requirements beyond the scope presently contemplated based upon the Company's current understanding with the EPA, the liability could be higher.

   The Company has accrued for certain environmental remediation activities consistent with the policy set forth in Note 2. At December 31, 1998 and 1997, such accrual amounted to approximately $274,000 and $187,000, respectively, and in management's opinion, was appropriate based on existing facts and circumstances. The Company's accrual for environmental remediation expenses is based upon initial estimates obtained from contractors engaged to perform the remediation work as required by local, state and federal authorities. It is often difficult to predict the extent and the cost of environmental remediation until work has commenced and the full scope of the contamination determined. Accruals are periodically evaluated and updated as information regarding the nature of the clean up work is obtained. In the event that future remediation expenditures are in excess of amounts accrued, management does not anticipate that they will have a material adverse effect on the consolidated financial position or results of operations of the Company. Actual results, however, could differ from estimated amounts and those differences could be material. At December 31, 1998 and 1997, the Company has recognized approximately $160,000 and $262,000, respectively, in the consolidated balance sheet related to recoveries of certain remediation costs from third parties.

(16) Segments

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information"

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(16) Segments--(Continued)

("SFAS No. 131"), which the Company has adopted in the current year. The new rules establish revised standards for public companies relating to the reporting of financial information about operating segments. The adoption of SFAS No. 131 did not have a material effect on either the Company's primary consolidated financial statements or segment information disclosures.

   SFAS No. 131 requires the Company to identify and report certain information on its reportable operating segments. Holdings identified two reportable operating segments in adopting SFAS No. 131. The two reportable, operating segments identified are the Company's corporate operated truck stops and its franchise truck stop operations.

   The Company operates large, multi-service truck stops in the United States. The Company's facilities, which are known as Petro Stopping Centers, offer a broad range of products, services and amenities, including diesel fuel, gasoline, home-style restaurants, truck preventive maintenance centers and retail merchandise stores to the highway motorist. The Company has aggregated its corporate truck stop operations into one reportable operating segment based on the distribution of products and services under one common site facility, classified as a multi-service truck stop. During the years ended December 31, 1996, 1997 and 1998, the revenues generated from the Company's truck-stop operations were $633,660,000, $681,775,000, and $648,919,000, respectively.

   In addition to corporate operations, the Company is a franchisor to 22 Petro Stopping Center locations. The Company collects royalties and fees in exchange for the use of its name and for certain services provided to the franchisees. Franchise fees are based generally upon a percentage of franchisee's sales. Given the insignificance of initial franchise fees and other revenue types, the Company reports a total combined revenue amount. During the years ended December 31, 1996, 1997 and 1998, the revenues generated from the Company's franchise operations were $3,397,000, $3,954,000, and $4,497,000, respectively. These revenues are included in net revenues reported on the accompanying consolidated statements of operations. The Company does not allocate any expenses or assets in measuring this segment's profit and loss, nor does it believe there are any significant commitments or obligations resulting from these franchise agreements.

(17) Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gain and loss to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 was originally effective for fiscal years beginning after June 15, 1999, but has been postponed by Statement of Financial Accounting Standard No. 137, "An Amendment of SFAS No. 133", for one year with a mandatory effective date for fiscal years beginning after June 15, 2000. Additionally, SFAS 133 has been modified regarding recognition in the balance sheet of an embedded derivative that is required to be separated from the host contract. At the date of initial application of SFAS 133, an entity may choose either to recognize such embedded derivatives or to select either January 1, 1998 or January 1, 1999, as a transition date for embedded derivatives. A company may also implement the

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

(17) Recently Issued Accounting Pronouncements--(Continued)

statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1999 and thereafter). A company may also implement the statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1999 and thereafter). SFAS No. 133 cannot be applied retroactively. Management has not yet quantified the impact of adopting SFAS No. 133 on our financial statements and has not determined the timing of, or method of, adoption. However, the implementation of SFAS No. 133 could increase volatility in earnings.

(18) Restatement of 1997 and 1998 Financial Statements

Subsequent to the original issuance of its consolidated financial statements, the Company reclassified the minority interests in earnings and losses of consolidated subsidiaries applicable to minority partners with deficit capital accounts to the majority interests, and it also discovered an error in the predecessor basis amount of Mobil's limited partner capital account recorded in connection with the formation of Holdings. The revision made to Mobil's predecessor basis also resulted in a reduction in property and equipment, net. The 1997 and 1998 consolidated financial statements have been restated to address these matters, the effect of which (i) decreased net loss in 1997 from $(5,859,000) to $(5,736,000) due to reduced depreciation expense of $187,000 offset by minority interest losses of $(64,000) charged to the majority interests, (ii) increased net income in 1998 from $1,130,000 to $1,346,000 due to reduced depreciation expense of $204,000 and minority interest earnings of $12,000 credited to the majority interests, (iii) decreased limited partners' capital at December 31, 1997 from $39,172,000 to $42,889,000, (iv) decreased limited partners' capital at December 31, 1998 from $39,777,000 to $43,294,000,
(v) decreased property and equipment, net at December 31, 1997 from $153,363,000 to $149,650,000, and (vi) decreased property and equipment, net at December 31, 1998 from $162,274,000 to $158,765,000.

(19) Selected Quarterly Financial Data (unaudited)

                                      First        Second   Third    Fourth
   1997                              Quarter      Quarter  Quarter  Quarter
   ----                              --------     -------- -------- --------
                                               (in thousands)
   Net revenues..................... $162,565     $160,759 $168,209 $194,196
   Operating income.................    3,712        6,472    7,303    4,751
   Net income (loss)................   (6,501)(a)      508    1,003     (746)(b)
                                      First        Second   Third    Fourth
   1998                              Quarter      Quarter  Quarter  Quarter
   ----                              --------     -------- -------- --------
                                               (in thousands)
   Net revenues..................... $162,932     $165,157 $167,288 $158,039
   Operating income.................    5,260        6,995    7,892    5,777
   Net income (loss)................       95          968    1,380   (1,097)(c)

--------
(a) Approximately $12,745,000 of this net loss is due to the Company charging, as an extraordinary item, debt restructuring costs in conjunction with the 1997 Recapitalization.
(b) During the fourth quarter of 1997, the Company conducted an analysis of the service lives of all of its capitalized hardware and software assets. The analysis was completed by determining whether the expected remaining life of each asset coincided with the remaining service life used in calculating depreciation expense. The result of this analysis was the revision of certain of these assets' service lives and the recording of a charge to depreciation expense in the amount of $1,900,000. Furthermore, a charge of $1,579,000 was recorded in the fourth quarter as a result of the adoption of EITF No. 97-13, which required the write-off of certain costs related to process reengineering activities that were previously allowed to be capitalized. In accordance with EITF No. 97-13, the charge was recorded as a cumulative effect of a change in accounting principle.

(c) A charge of $3,250,000 was recorded in the fourth quarter as a result of the adoption of SOP No. 98-5, which required the costs of start-up activities and organization costs to be expensed as incurred rather than capitalized and amortized. In accordance with SOP No. 98-5, the charge was recorded as a cumulative effect of a change in accounting principle.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Partners
Petro Stopping Centers Holdings, L.P.

   We have audited the accompanying consolidated balance sheets of Petro Stopping Centers Holdings, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 1997 (as restated--see Note 18) and 1998 (as restated--see Note 18), and the related consolidated statements of operations, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1998 (1997 and 1998 as restated--see
Note 18). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petro Stopping Centers Holdings, L.P. and subsidiaries as of December 31, 1997 (as restated--see Note 18) and 1998 (as restated--see Note 18), and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 (1997 and 1998 as restated--see Note 18), in conformity with generally accepted accounting principles.

   As discussed in Note 2 to the consolidated financial statements, effective October 1, 1997, the Company changed its method of accounting for process reengineering costs.

   As discussed in Note 2 to the consolidated financial statements, effective October 1, 1998, the Company changed its method of accounting for start-up activities.

   Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Dallas, Texas,
  September 10, 1999 (except with respectto the matter discussed in Note 18, as to which the date is December 6, 1999)

                      PETRO HOLDINGS FINANCIAL CORPORATION
                            UNAUDITED BALANCE SHEET

                                                                 September 30,
                                                                     1999
                                                                 -------------
                             Assets
Cash............................................................    $1,000
                                                                    ------
  Total assets..................................................    $1,000
                                                                    ======
                      Stockholder's Equity
Common stock, $.01 par value: 10,000 shares authorized; 2,500
 shares issued and outstanding..................................    $   25
Additional paid-in capital......................................       975
                                                                    ------
  Total stockholder's equity....................................    $1,000
                                                                    ======





            See accompanying notes to unaudited financial statements

                      PETRO HOLDINGS FINANCIAL CORPORATION
                       UNAUDITED STATEMENT OF CASH FLOWS
            From Inception (July 6, 1999) through September 30, 1999

                                                                           1999
                                                                          ------
Cash flows provided by financing activities:
  Proceeds from sale of stock............................................ $1,000
                                                                          ------
    Net cash provided by financing activities............................  1,000
                                                                          ------
Net increase in cash.....................................................  1,000
Cash, beginning of period................................................    --
                                                                          ------
Cash, end of period...................................................... $1,000
                                                                          ======



            See accompanying notes to unaudited financial statements

                      PETRO HOLDINGS FINANCIAL CORPORATION
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

(1) Company Formation and Description of Business

Company Formation

   Petro Holdings Financial Corporation ("Financial Holdings") is a wholly-owned subsidiary of Petro Stopping Centers Holdings, L.P. ("Holdings") and was incorporated July 6, 1999 for the sole purpose of serving as a co-issuer with Holdings for the issuance of 82,707 Units each consisting of $1,000 principal amount at stated maturity of Holdings 15.0% Senior Discount Notes due 2008 ("New Senior Discount Notes") and 82,707 exchangeable Petro Warrant Holdings Corporation's Warrants. Upon an exchange event, the Warrants will be exchanged, for no additional consideration, for 100% of the common stock of Petro Warrant Holdings Corporation, whose sole asset is currently approximately 10.0% of the common limited partnership interests in Holdings. The issuance will also include notes issued to Chartwell Investments, Inc. of approximately $14,800,000 in accreted value, which were issued without warrants. The New Senior Discount Notes are recorded on the financial statements of Holdings.

(2) Summary of Significant Accounting Policies

Basis of Presentation

   Financial Holdings has no employees, only nominal assets, has not and will not conduct any operations and, accordingly, has no statement of operations. At September 30, 1999 Financial Holdings' balance sheet consists only of common stock and additional paid-in capital in the amount of $1,000 and cash in the amount of $1,000. In the opinion of management, the accompanying unaudited financial statements contain all necessary adjustments as of inception, July 6, 1999 through the month ended September 30, 1999.

   Financial Holdings meets all of the requirements of an Inactive Registrant as defined by Rule 3-11 of the Securities and Exchange Commission's Regulation S-X (the "Rule"). The Rule stipulates that if a registrant is inactive, the financial statements required for purposes of reports pursuant to the Securities Exchange Act of 1934 may be unaudited.

(3) Stockholder's Equity

   Financial Holdings is a wholly-owned subsidiary of Holdings, which is the sole shareholder of the outstanding common stock of Financial Holdings. As the sole shareholder, Holdings holds all voting rights and privileges.

                                                                     Schedule II

                     PETRO STOPPING CENTERS HOLDINGS, L.P.

                       Valuation and Qualifying Accounts

                  Years Ended December 31, 1996, 1997 and 1998
                                 (in thousands)

                           Balance at Charged to
                           beginning  costs and  Write-off/ Balance at
       Description          of year    expenses  (Recovery) end of year
       -----------         ---------- ---------- ---------- -----------
Year Ended December 31,
 1996:
  Allowance for doubtful
   accounts...............      608       215       502          321
  Inventory Reserve.......      --      1,400       271        1,129
Year Ended December 31,
 1997:
  Allowance for doubtful
   accounts...............      321       271       262          330
  Inventory Reserve.......    1,129       --          1        1,128
Year Ended December 31,
 1998:
  Allowance for doubtful
   accounts...............   $  330       236       (61)      $  627
  Inventory Reserve.......    1,128       --        671          457

                           PETRO, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                     December 31,  September 30,
                                                         1998          1999
                                                     ------------  -------------
                                                         (As
                                                      Restated)     (Unaudited)
                       ASSETS
Current assets
  Cash and cash equivalents ........................ $   117,546    $   146,644
  Trade accounts receivable, less allowance for
   doubtful accounts of $29,000 and $35,875,
   respectively.....................................     230,845        293,679
  Due from affiliates...............................     188,305         24,988
  Inventories.......................................     447,278        507,332
  Prepaid expenses and other receivables............     157,396        163,297
                                                     -----------    -----------
    Total current assets............................   1,141,370      1,135,940
                                                     -----------    -----------
Property and Equipment
  Property and equipment............................     656,640        691,795
  Less accumulated depreciation.....................     474,684        501,997
                                                     -----------    -----------
                                                         181,956        189,798
                                                     -----------    -----------
Other Assets
  Investments in affiliated entities................     580,003        587,803
  Land held for investment..........................     473,458        473,458
  Land held for sale................................   1,827,209            --
  Advances due from related party...................     669,677        697,849
                                                     -----------    -----------
                                                       3,550,347      1,759,110
                                                     -----------    -----------
    Total Assets.................................... $ 4,873,673    $ 3,084,848
                                                     ===========    ===========
        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Current maturities of long-term debt.............. $   616,351    $   354,554
  Note payable--related party.......................      28,002         29,507
  Trade accounts payable............................     247,215        227,432
  Accrued expenses and other liabilities............     143,513        107,710
  Intercompany payables.............................   1,343,423         66,016
  Claims and judgements.............................     791,126        804,626
                                                     -----------    -----------
    Total current liabilities.......................   3,169,630      1,589,845
                                                     -----------    -----------
Long-Term Liabilities
  Long-term debt, less current maturities...........     150,046         21,830
  Note payable--related party.......................   1,113,090      1,090,768
  Equity in partnership losses in excess of
   investment.......................................      18,649        938,741
                                                     -----------    -----------
                                                       1,281,785      2,051,339
                                                     -----------    -----------
Stockholder's Equity
  Common stock, $.01 par value, 50,000,000
   authorized, 99,500 shares issued and
   outstanding......................................         995            995
  Additional paid-in capital........................  13,421,950     13,421,950
  Retained earnings (deficit)....................... (13,000,687)   (13,979,281)
                                                     -----------    -----------
                                                         422,258       (556,336)
                                                     -----------    -----------
    Total Liabilities & Stockholders Equity......... $ 4,873,673    $ 3,084,848
                                                     ===========    ===========

                   See Notes to Consolidated Balance Sheets.

                           PETRO, INC. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED BALANCE SHEETS

Note 1. Nature of Business and Significant Accounting Policies

   Nature of Business: The Company is primarily a retailer of truck and passenger car tires which grants credit to customers located in Texas and New Mexico. The Company also owns business interests in commercial land development and certain oil and gas interests located in the Southwest. In addition, the Company owns an interest in Petro Stopping Centers, L.P., a Limited Partnership which, in turn, owns and operates a nationwide network of truck stopping centers. Petro, Inc. is a wholly owned subsidiary of Nevada Trio, Inc.

   The following is a summary of the Company's significant accounting policies:

   Principles of Consolidation: The consolidated financial statements include the accounts of Petro, Inc. and El Paso Tire Center, Inc. El Paso Tire Center, Inc. became a wholly owned subsidiary of Petro, Inc. during 1998 when the minority shareholder transferred the remaining outstanding shares of common stock (18.7%) in El Paso Tire Center, Inc. to Petro, Inc. This transaction was accounted for as an exchange between related entities under common control, which is similar to a pooling of interests. All significant intercompany accounts have been eliminated.

   Change in Reporting Entity: Petro, Inc., El Paso Tire Center, Inc. and C & R Distributing, Inc. are members of a consolidated group which is wholly owned by Nevada Trio, Inc. Effective December 1, 1998 Petro, Inc. transferred assets and liabilities of El Paso Truck Terminal (a division of Petro, Inc.) to C&R Distributing, Inc. The transaction was accounted for as an exchange between related entities under common control, which is similar to a pooling of interests.

   Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash and Cash Equivalents: The Company considers all cash on hand, cash in banks and temporary investments with a maturity of three months or less to be cash equivalents. Cash and cash equivalents as of September 30, 1999 included $102,370 which is not Federally insured. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

   Inventories: Tire and merchandise inventories are stated at the lower-of-cost or market. Cost of tires is determined by the first-in, first-out method. Land held for sale is stated at the lower-of-cost or market.

   Property and Equipment: Property and equipment is stated at cost. Depreciation is computed using straight-line and accelerated methods over the following estimated useful lives:

                                                                         Years
                                                                         -----
       Leasehold improvements...........................................   40
       Furniture and fixtures...........................................  5-7
       Equipment........................................................  5-7

   Investments: A 20% interest in Hueco Mountain Estates, Inc. and a 10% interest in Trevino Properties are accounted for using the equity method. Trevino Properties is a real estate joint venture in the form of a general partnership.

                           PETRO, INC. AND SUBSIDIARY

Note 1. Nature of Business and Significant Accounting Policies--(Continued)

   As explained further in Note 8, during the year ended December 31, 1998, the Company adopted the equity method of accounting for its 10% investment in Petro Stopping Centers, L.P.

   Long-Lived Assets: Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying amount and fair value of the asset and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

   Land Held for Sale: Land held for sale is currently reflected at its net realizable value as determined by an independent appraisal.

   Advertising and Promotion: Costs incurred in connection with advertising and promotion are expensed as incurred.

   Income Taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax law and rates on the date of enactment.

Note 2. Inventories

   Inventories consist of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (Unaudited)
   Tires and tubes...................................   $426,324     $477,912
   General merchandise and accessories...............     20,954       29,420
                                                        --------     --------
     Total...........................................   $447,278     $507,332
                                                        ========     ========

Note 3. Property and Equipment

   The following is a summary of property and equipment:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (Unaudited)
   Leasehold improvements............................   $115,386     $115,386
   Furniture and fixtures............................     15,356       15,356
   Equipment.........................................    525,898      561,053
                                                        --------     --------
     Total...........................................    656,640      691,795
   Less accumulated depreciation.....................    474,684      501,997
                                                        --------     --------
                                                        $181,956     $189,798
                                                        ========     ========

                           PETRO, INC. AND SUBSIDIARY

Note 4. Land Held for Sale

   Land held for sale consisted of approximately 44.5 acres of land located in El Paso, Texas which had been developed for sale as commercial industrial park sites. The land was originally acquired in 1995 from an individual who indirectly controls Petro, Inc. The land was acquired in satisfaction of debt owed by the related party to the Company. In addition, the Company legally assumed certain bank debt related to the land. The land was recorded on the Company's books at $2,330,000, which represented the debt owed to the Company by the related party and the debt assumed by the Company.

   Due to general deflation in land prices, the land was evaluated for impairment. During 1997, an impairment loss in the amount of $590,000 was recognized which represented the difference between the asset's carrying value and its net realizable value. The net realizable value of the land was determined by an independent appraisal. The appraised value was determined by calculating the present value of future cash flows (net of selling costs) which approximated $1,740,000. During 1998, certain improvements were made to the land which increased its carrying value from $1,740,000 to $1,827,209.

   During 1999, the Company transferred the land and related debt to C&R Distributing, Inc. (an affiliated entity) in satisfaction of intercompany debt as follows:

   Carrying cost of land at the time of the 1999 transfer............ $1,827,209
   Debt transferred to C&R Distributing, Inc.........................   (361,986)
                                                                      ----------
     Intercompany debt satisfied by transfer of land................. $1,465,223
                                                                      ==========

Note 5. Advances Due From Related Party

   The Company has a long-term receivable due from J. A. Cardwell, Sr. in the amount of $667,177 and $695,349 at December 31, 1998 and September 30, 1999, respectively. The balance due is related to cash advances made in prior years, and includes interest at the applicable federal rate.

Note 6. Land Held for Investment

   Land held for investment consists of the following undeveloped land:

                             December 31, September 30,
       Acres   Location          1998         1999
       -----   --------      ------------ -------------
                                           (Unaudited)
       38.000  Waskom, Texas   $473,458     $473,458
                               ========     ========

Note 7. Investments in Affiliated Entities

 Hueco Mountain Estates, Inc.

   The Company owns approximately 20% of the common stock of Hueco Mountain Estates, Inc. The following is a summary of the condensed financial position of Hueco Mountain Estates, Inc., an unconsolidated subsidiary as of July 31, 1998, the fiscal year end of the subsidiary.

   Total assets..................................................... $4,127,171
   Total liabilities................................................  1,959,668
                                                                     ----------
     Net assets..................................................... $2,167,503
                                                                     ==========
   Investment in unconsolidated subsidiary at December 31, 1998..... $  424,072
                                                                     ==========

                           PETRO, INC. AND SUBSIDIARY

Note 7. Investments in Affiliated Entities--(Continued)

 Trevino Properties

   The following is a summary of the condensed financial position of a partnership (an unincorporated real estate joint venture) accounted for on the equity method as of December 31, 1998.

       Current assets................................................ $   13,775
       Land inventory................................................  1,647,347
       Other assets..................................................      1,500
                                                                      ----------
         Total assets................................................ $1,662,622
                                                                      ==========

       Current liabilities.......................................... $    3,151
       Long-term debt...............................................     74,431
       Partner's equity.............................................  1,585,040
                                                                     ----------
         Total liabilities and partner's equity..................... $1,662,622
                                                                     ==========

   The Company's equity investment in the partnership is summarized below:

                                            December 31, September 30, Ownership
                                                1998         1999      Interest
                                            ------------ ------------- ---------
                                                        (Unaudited)
   Trevino Properties......................   $155,931     $163,731        10%
                                              ========     ========       ===

Note 8. Investment In Limited Partnership

   At December 31, 1998 the Company held approximately 1.2% in common general partnership interests and 8.6% in common limited partnership interests in Petro Stopping Center, L.P. (the Operating Partnership). During the year ended December 31, 1998, the Company changed from the cost method to the equity method of accounting for its investment in the Operating Partnership. Due to increased participation in the operation of the Operating Partnership by J. A. Cardwell, Sr., management determined that the Company exercises significant influence over the operating and financial activities of the Operating Partnership through the Cardwell Group.

   In addition, the Company owns mandatorily redeemable preferred partnership interests as of December 31, 1998. The mandatorily redeemable preferred partnership interests are entitled to cumulative preferred returns of 8% and are subject to mandatory redemption in October 2008. The preferred returns accrue but are only payable in cash if permitted by the Operating Partnership's then existing debt instruments. At December 31, 1998 the Company had accrued preferred returns on the mandatorily redeemable preferred partnership interests amounting to $150,032.

   Effective July 23, 1999, Petro Stopping Center Holdings, L.P. ("Holding"), a Delaware limited partnership, was formed, whereby the Company and certain other partners exchanged their interests in the Operating Partnership for identical interests in Holdings and became owners of Holdings (recapitalization). As a result of the recapitalization, Petro, Inc. became the sole general partner in both Holdings (1.1%) and the Operating Partnership (.25%). In addition, Petro, Inc. holds an 11% common limited partnership interest in Holdings and a mandatorily redeemable preferred partnership interest. The Company's investments in Holdings and the Operating Partnership are accounted for using the equity method.

                           PETRO, INC. AND SUBSIDIARY

Note 8. Investment In Limited Partnership--(Continued)

affiliate of the Cardwell Group own the remaining 0.5% of the Operating Partnership.

   The following is a summary of the financial position of Petro Stopping Centers, L.P. as of December 31, 1998 and Petro Stopping Centers Holdings, L.P. as of September 30, 1999.

                                                 December 31,   September 30,
                                                     1998           1999
                                                 -------------  -------------
                                                                 (Unaudited)
Assets.......................................... $ 226,999,000  $ 298,718,000
Liabilities.....................................  (223,749,000)  (277,824,000)
Mandatorily redeemable preferred partnership
 interests......................................   (23,172,000)   (29,858,000)
Contingently redeemable warrants................                   (9,700,000)
Partner Equity (deficit)........................   (19,922,000)   (18,664,000)

   The Company's equity investment in the partnerships is summarized below:

                                                    December 31,  September 30,
                                                        1998          1999
                                                    ------------  -------------
                                                                   (Unaudited)
General partner interest .......................... $  (501,679)   $  (997,000)
Limited partner interest ..........................  (1,679,928)    (2,251,882)
Mandatorily redeemable preferred partnership
 interests.........................................   2,162,958      2,310,141
                                                    -----------    -----------
  Equity in partnership losses in excess of invest-
   ments........................................... $   (18,649)   $  (938,741)
                                                    ===========    ===========

Note 9. Long-Term Debt

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (Unaudited)
Note payable to a bank, dated May 12, 1993 in an
 original amount of $800,000 and renewed May 12,
 1996 and again renewed on August 13, 1997. The
 note, which is payable in monthly installments of
 $21,910 including interest at prime plus 2% (9.75%
 at December 31, 1998), is secured by certain land
 located in El Paso, Texas. The note matures
 July 12, 2000......................................    $383,895      $
Note payable to an individual, dated January 23,
 1996 in an original amount of $300,000 plus accrued
 interest of $56,392 which has been added to the
 outstanding balance. The note is due on demand,
 bearing interest at prime plus .75% (8.5% and 9.0%
 at December 31, 1998 and September 30, 1999,
 respectively). The note is unsecured...............     356,392      339,474
Unsecured demand note payable to an individual,
 renewed on December 1, 1995. The note is payable in
 monthly installments of $2,283 including interest
 at 9%. The note matures December 1, 1999...........      26,110        6,749
Note payable to a corporation, dated January 31,
 1999 in an original amount of $18,060. The note is
 due on December 31, 2002, bearing interest at 5.9%.
 The note is secured by a vehicle...................                   14,989

                           PETRO, INC. AND SUBSIDIARY

Note 9. Long-Term Debt--(Continued)

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
                                                                   (Unaudited)
Note payable to a corporation, dated March 31, 1999
 in an original amount of $17,096. The note is due
 on March 31, 2003, bearing interest at 5.9%. The
 note is secured by a vehicle.......................        --        15,172
  Total Long-Term Debt..............................    766,397      376,384
Less Current Portion................................    616,351      354,554
                                                       --------      -------
  Noncurrent Portion................................   $150,046      $21,830
                                                       ========      =======

   The aggregate minimum principal maturities of the long-term debt for the four years following September 30, 1999 are as follows:

       2000............................................................ $354,554
       2001............................................................    8,837
       2002............................................................    9,372
       2003............................................................    3,621
                                                                        --------
                                                                        $376,384
                                                                        ========

Note 10. Related Party Transactions

   Nevada Trio, Inc., a Nevada corporation, is wholly-owned by Card Partners, LP, a Texas limited partnership. C&R Distributing, Inc. and Petro, Inc. are wholly-owned subsidiaries of Nevada Trio, Inc. Additionally, the Company's President has significant ownership interests in numerous other entities with which the Company has transactions. Activity with these related entities is summarized below.

   The intercompany balances represent net balances between Petro, Inc. and other members of the consolidated group. The amounts due from and due to affiliates represent balances between Petro, Inc. and other related entities outside the consolidated group. The balance due from affiliates represents payments due to Petro, Inc., under the current partnership agreement, for Petro, Inc.'s tax liability related to its share of income in Petro Stopping Center, L.P. for the last quarter of 1998. Payment was received in April of 1999. Intercompany payables represent amounts due to C & R Distributing, Inc. for the purchase of fuel and accessories.

                           PETRO, INC. AND SUBSIDIARY

Note 10. Related Party Transactions--(Continued)

   The following summarizes amounts due from and to related parties.

                                                                  December 31, September 30,
                                                                      1998         1999
                                                                  ------------ -------------
                                                                                (Unaudited)
Due from affiliates (current):
  Petro Stopping Centers, L.P...................................   $  188,305   $      --
  Mission R.V...................................................          --        24,988
                                                                   ----------   ----------
                                                                   $  188,305   $   24,988
                                                                   ==========   ==========
Intercompany payables:
  C&R Distributing, Inc.........................................   $1,343,423   $   66,016
                                                                   ==========   ==========
Note payable--intercompany:
   Note payable due to C & R Distributing, Inc., dated August
   31, 1998, in an original amount of $1,150,000, payable in
   monthly installments of $8,916, including interest at 7%. The
   note, which is unsecured, matures August 30, 2018............   $1,141,092   $1,120,275
  Less: current portion.........................................       28,002       29,507
                                                                   ----------   ----------
  Long-term portion.............................................   $1,113,090   $1,090,768
                                                                   ==========   ==========

   See Note 5 for information regarding advances due from related parties, and
Note 4 for information regarding transfer of land and debt to a related party subsequent to December 31, 1998.

Note 11. Income Taxes

   During the years ending October 31, 1988 to 1991, the Company was a member of an affiliated group of corporations. The affiliated group filed federal income tax returns on a consolidated basis. By Notice of Deficiency dated March 19, 1998, the Internal Revenue Service proposed several tax deficiencies and penalties in connection with the consolidated returns. Most of the tax deficiencies and penalties arise from the claim of the Government that the Company sold truckstops for less than fair market value to corporations owned by a related party. In June 1998, the successor in interest to the affiliated group filed a petition in the United States Tax Court to dispute the tax deficiencies and penalties claimed by the IRS. While both parties are now in the process of agreeing upon the proper tax treatment of the sale, the estimated claim associated with the tax deficiencies is approximately $257,000 which includes penalty and interest and was accrued and included in the accompanying consolidated balance sheet at December 31, 1998.

                           PETRO, INC. AND SUBSIDIARY

Note 11. Income Taxes--(Continued)

   Deferred tax assets and liabilities consist of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (Unaudited)
Deferred tax assets:
  Net operating loss carryforward....................  $3,731,437   $3,699,230
  Allowance for uncollectible accounts...............       9,860       12,198
  Charitable contribution carryover..................       9,782        9,782
  Capital loss carryforwards.........................       1,078        1,078
  Alternative minimum tax credits....................     921,447      921,447
  Interest due to officer............................      19,173       13,422
  Basis in limited partnership interest..............   1,384,980    1,635,031
  Judgement..........................................     181,603      181,603
  Other..............................................         209          209
                                                       ----------   ----------
    Total............................................   6,259,569    6,474,000
  Less valuation allowance...........................   6,246,361    6,464,906
                                                       ----------   ----------
    Total deferred tax asset.........................  $   13,208   $    9,094
                                                       ==========   ==========
Deferred tax liabilities
  Accumulated depreciation...........................  $   13,208   $    9,094
                                                       ----------   ----------
    Total deferred tax liability.....................  $   13,208   $    9,094
                                                       ==========   ==========

   During the year ended December 31, 1998 and for the period ended September 30, 1999, the Company recorded a valuation allowance of $6,246,361 and $6,464,906, respectively, on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. Management is currently unable to estimate future taxable income and therefore can not determine the future benefit of its deferred tax assets.

   The deferred tax amounts mentioned above have been classified as follows on the accompanying balance sheets:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (Unaudited)
   Noncurrent assets................................    $13,208       $9,094
   Noncurrent liabilities...........................     13,208        9,094
                                                        -------       ------
     Net noncurrent asset (liability)...............    $   --        $  --
                                                        =======       ======

                           PETRO, INC. AND SUBSIDIARY

Note 11. Income Taxes--(Continued)

   The Company has alternative minimum tax credits of $921,447 available to offset future regular federal income tax liabilities. In addition, the Company has operating loss carryforwards totaling $10,880,089, contributions carryforwards totaling $28,770 and a capital loss carryforward of $3,172 that may be offset against future taxable income. If not used, the carryforwards will expire as follows:

     Year                                      Operating                Capital
   Expires                                      Losses    Contributions Losses
   -------                                    ----------- ------------- -------
    2000..................................... $    94,724    $          $3,172
    2002.....................................                  2,343
    2003.....................................                 26,427
    2008.....................................   1,667,215
    2009.....................................     883,186
    2010.....................................   2,254,623
    2011.....................................   2,844,342
    2012.....................................   2,693,627
    2013.....................................     442,372
                                              -----------    -------    ------
      Total.................................. $10,880,089    $28,770    $3,172
                                              ===========    =======    ======

Note 12. Leases

   The Company leases its tire center facilities in El Paso, Texas from JACs Properties, Inc. (a related party) under a noncancellable lease. JACs Properties, Inc. is a wholly-owned subsidiary of C & R Distributing, Inc. (see
Note 10). Personal property is leased on a month-to-month basis from unrelated parties.

   The following is a schedule by years of minimum future rentals on noncancelable real property.

                                                                          Real
                                                                        Property
                                                                        --------
       2000............................................................ $ 48,000
       2001............................................................   48,000
       2002............................................................   48,000
       2003............................................................   48,000
       2004............................................................   48,000
                                                                        --------
                                                                        $240,000
                                                                        ========

Note 13. Defined Contribution Retirement Plan

   The Company sponsors a defined contribution retirement plan under Internal Revenue Code Section 401(k) covering substantially all of its employees. Company contributions equal 50% of the participants' contributions up to 2% of the participants' annual salary.

Note 14. Restatement of 1998 Balance Sheet

   Subsequent to the original issuance of its consolidated balance sheet, the Company discovered an error in the carrying value of a real estate investment. The 1998 consolidated balance sheet has been restated to correct this error, the effect of which decreased the retained deficit by $230,700.

   Subsequent to the original issuance of its consolidated balance sheet, the Company changed its method of accounting for its investment in Petro Stopping Centers, Inc. from the cost method to the equity method. The 1998 consolidated balance sheet has been restated to reflect this change, the effect of which increased the retained deficit by approximately $9,586,000.

                           PETRO, INC. AND SUBSIDIARY

Note 15. Commitments and Contingencies

   During 1997, the Company became a defendant in a civil lawsuit in which a judgement against the Company in the amount of $534,126 was awarded in March, 1999. On November 15, 1999, the Company entered into a settlement agreement which required the Company to pay $250,000 at the date of signing and an additional $284,126 to be paid on January 31, 2000. The total amount of the judgement was accrued and included in the accompanying consolidated balance sheet at December 31, 1998.

   By Notice of Deficiency dated March 19, 1998, the Internal Revenue Service proposed several tax deficiencies and penalties in connection with the consolidated returns. Most of the tax deficiencies and penalties arise from the claim of the Government that the Company sold truckstops for less than fair market value to corporations owned by a related party. In June 1998, the successor in interest to the affiliated group filed a petition in the United States Tax Court to dispute the tax deficiencies and penalties claimed by the IRS. While both parties are now in the process of agreeing upon the proper tax treatment of the sale, the estimated claim associated with the tax deficiencies is approximately $257,000 which includes penalty and interest and was accrued and included in the accompanying consolidated balance sheet at December 31, 1998.

   The Company is also involved in various litigation incidental to its business. In the opinion of management, such proceedings will not have a material adverse effect on the Company's financial position or results of operations.

Note 16. Corporation Reorganization

   Petro, Inc. and C & R Distributing, Inc. are members of a consolidated group which is wholly owned by Nevada Trio, Inc. Effective December 1, 1998, Petro, Inc. transferred assets and liabilities of El Paso Truck Terminal (a division of Petro, Inc.) to C & R Distributing, Inc. in partial satisfaction of intercompany debt. The summarized assets and liabilities of El Paso Truck Terminal, prior to the transfer were as follows:

       Current assets............................................... $  371,202
       Other assets.................................................  2,083,862
                                                                     ----------
         Total assets............................................... $2,455,064
                                                                     ==========
       Current liabilities.......................................... $   63,660
       Long-term liabilities........................................  2,586,546
                                                                     ----------
         Total liabilities..........................................  2,650,206
                                                                     ----------
       Accumulated deficit..........................................   (195,142)
                                                                     ----------
         Total liabilities and accumulated deficit.................. $2,455,064
                                                                     ==========

                           INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Petro, Inc.
El Paso, Texas

   We have audited the accompanying consolidated balance sheet of Petro, Inc. and subsidiary as of December 31, 1998 (as restated--see Note 14). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Petro, Inc. and subsidiary as of December 31, 1998 (as restated--see Note 14) in conformity with generally accepted accounting principles.

                                          Lauterbach, Borschow & Company

El Paso, Texas
December 10, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
No person has been authorized to give any information or to make any represen-tations in connection with this offering other than those contained in this Prospectus. If any person makes a statement that differs from what is in this Prospectus, you should not rely on it. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, the new notes in any state where such offer or sale is not permitted. The information in this Prospectus is complete and accurate as of its date, but the information may change after that date.

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors ............................................................  12
Exchange Offer...........................................................  22
Use of Proceeds..........................................................  30
Capitalization ..........................................................  31
Pro Forma Consolidated Financial Statements..............................  32
Selected Historical Consolidated Financial Data .........................  36
Management's Discussion and Analysis of Results of Operations and
 Financial Condition ....................................................  38
Business ................................................................  49
Management...............................................................  60
Security Ownership of Certain Beneficial Owners and Management...........  67
Material Relationships and Related Transactions..........................  69
Description of Other Indebtedness........................................  74
Description of the Notes.................................................  77
U.S. Federal Income Tax Considerations................................... 114
Description of Holdings Partnership Agreement............................ 118
Description of Petro Warrant Holdings Corporation........................ 121
Book-Entry; Delivery and Form............................................ 122
Plan of Distribution..................................................... 124
Experts.................................................................. 124
Legal Matters ........................................................... 124
Index to Consolidated Financial
 Statements ............................................................. F-1

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--------------------------------------------------------------------------------
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                               ----------------

                                   PROSPECTUS

                               ----------------


                        [LOGO OF PETRO STOPPING CENTERS]

                     Petro Stopping Centers Holdings, L.P.

                      Petro Holdings Financial Corporation

 Offer to Exchange $113.4 Million Aggregate Principal Amount at Stated Maturity
                     of 15% Senior Discount Notes due 2008

                For 15% Series B Senior Discount Notes due 2008

                             January . , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 17-108 of the Delaware Uniform Partnership Law (the "UPL") provides, in substance, that Delaware limited partnerships shall have the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions as are set forth in its partnership agreement.

   Pursuant to Section 17-108 of the UPL, Article VII of the Partnership Agreement (the "Partnership Agreement") (filed as Exhibit 3.2 to this Registration Statement) of Petro Stopping Centers Holdings, L.P. ("Holdings") provides that Holdings shall indemnify any current or former partner, member of the board of directors or officer to the fullest extent permitted by law with respect to any liability, damage, loss, injury, expense and cost to any person for any act or omission performed or omitted: (a) in good faith on behalf of Holdings; (b) in a manner reasonably believed by such partner, officer or director to be within the scope of the authority granted to such partner, officer or director by the Partnership Agreement or the board of directors; and
(c) in a manner not constituting willful misconduct, fraud, gross negligence, or breach of such partner's, officer's or director's fiduciary duty of loyalty.

   Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Thirteen of the Certificate of Incorporation (the "Certificate of Incorporation") (filed as Exhibit 3.3 to this Registration Statement) of Petro Holdings Financial Corporation ("Financial Corporation") eliminates the liability of Financial Corporation's directors to Financial Corporation or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities. Section 7 of Financial Corporation's Bylaws (filed as Exhibit 3.4 to this Registration Statement) provides that Financial Corporation shall indemnify to the fullest extent permitted by the DGCL its current and former directors and officers and persons serving as directors and officers of any corporation at the request of Financial Corporation. Financial Corporation also maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of Financial Corporation may incur in such capacities.

   Section 145 of the DGCL gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

   As permitted by Section 145 of the DGCL, Section 7 of the Bylaws of Financial Corporation and Article Twelve of the Certificate of Incorporation of Financial Corporation provide for the indemnification by Financial Corporation of its directors, officers, employees and agents against liabilities and expenses incurred in connection with actions, suits or proceedings brought against them by a third party or in the rights of the corporation, by reason of the fact that they were or are such officers, employees or agents.

   The Purchase Agreement by and among First Union Capital Markets Corp. and CIBC World Markets Corp. (together, the "Initial Purchasers") and Holdings, Holdings Financial, and Warrant Financial Corporation, dated as of July 19, 1999 (the "Purchase Agreement"), provides for indemnification of Holdings and Holdings Financial and persons who control Holdings and Holdings Financial within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934 (the "Exchange Act") for certain liabilities, including liabilities under the Securities Act.

   The Notes Registration Rights Agreement by and among Holdings, Holdings Financial and the Initial Purchasers dated as of July 23, 1999 (the "Registration Rights Agreement"), provides for indemnification of Holdings and Holdings Financial, its directors and officers, and persons who control Holdings and Holdings Financial within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act for certain liabilities, including liabilities under the Securities Act.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Holdings and Holdings Financial pursuant to the foregoing provisions, Holdings and Holdings Financial have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

  Exhibit
    No.     Description
  -------   -----------
   1.1+      Purchase Agreement, dated as of July 19, 1999, by and among Petro
             Stopping Centers Holdings, L.P., Petro Holdings Financial
             Corporation, Petro Warrant Financial Corporation, First Union
             Capital Markets Corp. and CIBC World Markets Corp.
   3.1+      Certificate of Limited Partnership of Petro Stopping Centers
             Holdings, L.P.
   3.2+      Limited Partnership Agreement of Petro Stopping Centers Holdings,
             L.P., dated July 23, 1999.
   3.3+      Certificate of Incorporation of Petro Holdings Financial
             Corporation.
   3.4+      Bylaws of Petro Holdings Financial Corporation.
   4.1+      Indenture, dated as of July 23, 1999, by and among Petro Stopping
             Centers Holdings, L.P., Petro Holdings Financial Corporation and
             State Street Bank and Trust Company, as Trustee.
   4.2+      Form of 15% Senior Discount Note due 2008 (included in Exhibit
             4.1).
   4.3+      Registration Rights Agreement, dated as of July 23, 1999, by and among Petro Stopping Centers Holdings, L.P., Petro Holdings
             Financial Corporation, First Union Capital Markets Corp. and
             CIBC World Markets Corp.
   4.4+      Registration Rights and Partners' Agreement, dated as of July 23,
             1999, by and among Petro Stopping Centers Holdings, L.P., Petro
             Warrant Financial Corporation, Permitted Holders of Petro
             Stopping Centers Holdings, L.P., Sixty Eighty, LLC, First Union
             Capital Markets Corp. and CIBC World Markets Corp.
   4.5+      Warrant Agreement, dated as of July 23, 1999, by and among Petro
             Stopping Centers Holdings, L.P., Petro Warrant Financial
             Corporation, Sixty Eighty, LLC, First Union Capital Markets
             Corp., CIBC World Markets Corp. and State Street Bank and Trust
             Company.
   4.6+      Form of 15% Series B Senior Discount Note due 2008 (of included in Exhibit 4.1).
   5.1+      Opinion of Gibson, Dunn & Crutcher LLP, including consent.
   8.1+      Opinion of Gibson, Dunn & Crutcher LLP with regard to federal income tax consequences of the Exchange Offer.
  10.1 (bb)  Surety Drive lease agreement, dated April 30, 1992, between James
             A. Cardwell and Petro Stopping Centers, L.P.
  10.2 (bb)  Agreement relating to trademark license for Bordentown, New
             Jersey, dated April 30, 1992, between Petro Stopping Centers,
             L.P. and Petro, Inc.
  10.3 (bb)  Petro: Tread Lease Agreement, dated April 30, 1992, between James
             Arthur Lyle and Petro Stopping Centers, L.P.
  10.4 (bb)  Lease Agreement relating to Texas convenience store liquor sales, dated April 30, 1992, between Petro Stopping Centers, L.P. and C and PPR, Inc.
  10.5 (bb)  Servicing Agreement relating to Texas Convenience store liquor sales, dated April 30, 1992, between Petro Stopping Centers, L.P.
             and C and PPR, Inc.
  10.6 (bb)  Lease relating to the Effingham, Illinois, Stopping Center, dated
             May 23, 1990, between Truck Stop Property Owners, Inc. and Petro
             Inc.

   Exhibit
     No.     Description
   -------   -----------
  10.7 (bb)   Lease with Option to purchase, dated September 9, 1983, among
              Vaughn O. Seale, Francine S. Dodson, Hazel S. Darouse and Metro
              Hammond, Inc.
  10.8 (bb)   Profit Participation Agreement, dated March 1, 1993, between
              Pelican Gaming, Inc. and Petro Truckstops, Inc.
  10.9 (aa)   Distributor sales Agreement (Branded) Renewal Offer dated
              November 1, 1996, between Exxon Company, U.S.A. and Petro
              Stopping Centers, L.P.
  10.10 (aa)  Amended Split Dollar Life Insurance Agreement, dated as of May
              1, 1995, among the Company, James A. Cardwell, Jr., Trustee of the James A., and Evonne Cardwell Trust Number Two and James A.
              Cardwell, Jr., Trustee of the James A. Cardwell Trust No. Three.
  10.11 (cc)  Lease and Services Agreement, dated February 10, 1995, between
              Petro Stopping Centers, L.P. and Petro Beverage, Inc.
  10.12 (aa)  Memorandum of Understanding - Joint Project Development, dated
              January 30, 1997, by and between Mobil Oil and Petro Stopping
              Centers, L.P.
  10.13 (aa)  Product Services Agreement, dated January 30, 1997, by and between C&R Distributing, Inc., a Texas corporation , and Petro
              Stopping Centers, L.P.
  10.14 (aa)  Petro/El Paso Amusement Services Agreement, dated January 30,
              1997, by and between El Paso Vending and Amusement Company and
              Petro Stopping Centers, L.P.
  10.15 (aa)  Display Space Agreement, dated January 30, 1997, by and between
              Motor Media, Inc. and Petro Stopping Centers, L.P.
  10.16 (bb)  Southwestern Bell Telephone Company Public Telephone License
              Agreement, dated May 16, 1990, between Southwestern Bell
              Telephone Company and Petro, Inc.
  10.17 (dd)  Limited Liability Company Operating Agreement of Petro Travel
              Plaza, LLC, dated as of December 5, 1997, among the Company,
              Tejon Ranch Company, as Guarantor.
  10.18 (ee)  Petro Stopping Centers Deferred Compensation Plan Agreement,
              dated November 26, 1997.
  10.19 (ff)  Employment Agreement, dated February 10, 1999, by and between
              James A. Cardwell, Sr. and Petro Stopping Centers, L.P.
  10.20 (ff)  Employment Agreement, dated February 10, 1999, by and between
              James A. Cardwell, Jr. and Petro Stopping Centers, L.P.
  10.21 (ff)  Employment Agreement, dated March 1, 1999, by and between Evan
              Brudahl and Petro Stopping Centers, L.P.
  10.22 (gg)  Fourth Amended and Restated Limited Partnership Agreement of the
              Company, a Delaware Limited Partnership, dated July 23, 1999, by and among Petro Inc., as a General Partner and Petro Stopping
              Centers Holdings, L.P., Petro Holdings GP, L.L.C. and James A.
              Cardwell, Jr., as Limited Partners.
  10.23 (gg)  Limited Partnership Agreement of Petro Stopping Centers
              Holdings, L.P., a Delaware Limited Partnership, dated July 15,
              1999, by and among Petro, Inc., as General Partner and James A.
              Cardwell, Sr., James A. Cardwell, Jr., JAJCO II, Inc., Petro,
              Inc., Mobil Long Haul Inc., Volvo Petro Holdings, LLC and Petro
              Warrant Holdings Corporation, as Limited Partners.
  10.24 (gg)  Second Amended and Restated Revolving Credit and Term Loan
              Agreement, dated as of July 23, 1999, among Petro Stopping
              Centers, L.P., Bankboston, N.A. (formerly known as The First
              National Bank of Boston) and the other lending institutions listed as Fleet Business Credit Corporation, Merrill Lynch Prime
              Rate Portfolio, Merrill Lynch Senior Floating Rate Fund, Inc.,
              Morgan Stanley Dean Witter Prime Income Trust, Natexis Banque,
              KZH Crescent-3 LLC, KZH Crescent-2 LLC, KZH Crescent LLC, United
              of Omaha Life Insurance Company, Sequils I, Ltd., Wells Fargo
              Bank, N.A. and Bank of Boston), as Agent, Union Bank of
              California, N.A., as Co- Agent, First Union National Bank, as
              Documentation Agent and BancBoston Robertson Stephens Inc., as
              Arranger.
  10.25 (gg)  Amended and Restated PMPA Motor Fuels Franchise Agreement, dated
              July 23, 1999, by and between Mobil Oil Corporation and Petro
              Stopping Centers, L.P.
  10.26 (gg)  Master Supply Contract for Resale or Oils and Greases, dated
              July 23, 1999, by and between Mobil Oil Corporation and Petro
              Stopping Centers, L.P.

   Exhibit
     No.     Description
   -------   -----------
  10.27+      Pledge Agreement, dated as of July 29, 1999, entered into by
              Petro Stopping Centers Holdings, Inc. in favor of BankBoston
              N.A.
  10.28+      Guaranty, dated as of July 29, 1999, entered into by Petro
              Stopping Centers Holdings, Inc. in favor of BankBoston, N.A.
  10.29 (hh)  Indenture, dated as of May 24, 1994, among Petro Stopping
              Centers, L.P., Petro Financial Corporation and First Trust
              National Association, as trustee, for Petro Stopping Centers,
              L.P.'s $100,000,000 principal amount 12 1/2% Senior Notes due
              2002.
  10.30 (hh)  Form of 12 1/2% Senior Note due 2002.
  10.31 (hh)  Guarantee Agreement, dated as of May 24, 1994, between Petro
              Stopping Centers, L.P. and First Trust National Association.
  10.32 (hh)  Warrant Agreement, dated as of May 24, 1994, among Petro
              Stopping Centers, L.P., Petro Financial Corporation and First
              Trust National Association.
  10.33 (hh)  Specimen of Exchangeable Debt Warrant.
  10.34 (aa)  Indenture, dated as of January 30, 1997 among Petro Stopping
              Centers, L.P., Petro Financial Corporation and State Street Bank
              and Trust Company, as trustee, relating to Petro Stopping
              Centers, L.P.'s $135,000,000 principal amount 10 1/2% Senior
              Notes due 2007.
  10.35 (aa)  Form of 10 1/2% Senior Note due 2007.
  10.36+      Supplemental Indenture, dated as of January 29, 1997, by and among Petro Stopping Centers, L.P., Petro Financial Corporation
              and First Trust National Association, relating to Petro Stopping
              Centers, L.P.'s $100,000,000 principal amount 12 1/2% Senior
              Notes due 2002.
  10.37+      Supplemental Indenture, dated July 23, 1999, by and among Petro
              Stopping Centers, L.P., Petro Financial Corporation and State
              Street Bank and Trust Company, relating to Petro Stopping
              Centers, L.P.'s 10 1/2% Senior Notes due 2007.
  12.1+       Statement of Computation of Ratios of Earnings to Fixed Charges
  21.1+       Subsidiaries of the Company
  23.1        Consents of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1 and Exhibit 8.1)
  23.2        Consent of Arthur Andersen LLP
  23.3        Consent of Lauterbach, Borschow & Company
  24.1+       Powers of Attorney (included as part of the signature page of this Registration Statement)
  25.1+       Form T-1 Statement of Eligibility of United States Trust Company
              of New York to act as trustee under the Indenture
  27.1+       Financial Data Schedule
  99.1+       Form of Letter of Transmittal to be used in connection with the exchange offer
  99.2+       Form of Notice of Guaranteed Delivery

--------
(aa) Incorporated by reference to Petro Stopping Centers, L.P.'s Annual Report on Form 10-K for the year ended December 31, 1996.
(bb) Incorporated by reference to Petro Stopping Centers, L.P.'s Registration Statement on Form S-1 (Registration No. 33-76154).
(cc) Incorporated by reference to Petro Stopping Centers, L.P.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.
(dd) Incorporated by reference to Petro Stopping Centers, L.P.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
(ee) Incorporated by reference to Petro Stopping Centers, L.P.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.
(ff) Incorporated by reference to Petro Stopping Centers, L.P.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
(gg) Incorporated by reference to Petro Stopping Centers, L.P.'s Current Report on Form 8-K, filed on August 6, 1999.
(hh) Incorporated reference to Petro Stopping Centers, L.P.'s Quarterly Report on Form 10-Q for the quarter ended March 30, 1994.
+ Previously filed

Item 22. Undertakings.

   The undersigned registrants hereby undertake with respect to the securities offered by them:

   1. (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   2. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted as to directors, officers and controlling persons of any Registrant pursuant to the provisions described in Item 20 or otherwise, the Registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by any Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   3. The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   4. The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas on the 6th day of January, 2000.

                                          PETRO STOPPING CENTERS HOLDINGS,
                                           L.P.

                                             /s/ J.A. Cardwell, Sr.*
                                          By: _________________________________
                                             J. A. Cardwell, Sr.,
                                             President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                         Title                     Date

   /s/ J.A. Cardwell, Sr.*     Director and President
                                (Principal Executive Officer)

_____________________________                               January 6, 2000
     J. A. Cardwell, Sr.

    /s/ David A. Appleby*      Vice President of Finance and
_____________________________   Treasurer (Principal        January 6, 2000
      David A. Appleby          Financial and Chief
                                Accounting Officer)

 /s/ James A. Cardwell, Jr.*   Director
_____________________________                               January 6, 2000
   James A. Cardwell, Jr.

     /s/ Larry J. Zine*        Director
_____________________________                               Janaury 6, 2000
        Larry J. Zine

    /s/ Nancy B. Carlson*      Director
_____________________________                               January 6, 2000
      Nancy B. Carlson

     /s/ Kevin T. Weir*        Director
_____________________________                               January 6, 2000
        Kevin T. Weir

   /s/ Robert Grussing IV*     Director
_____________________________                               January 6, 2000
     Robert Grussing IV

     /s/ Martha P. Boyd*       Director
_____________________________                               January 6, 2000

       Martha P. Boyd
     /s/ Nancy C. Santana
*By:___________________________                             January 6, 2000
       Nancy C. Santana
       Attorney-in-Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas on the 6th day of January, 2000.

                                          PETRO HOLDINGS FINANCIAL CORPORATION

                                             /s/ J.A. Cardwell, Sr.*
                                          By: _________________________________
                                             J. A. Cardwell, Sr.,
                                             President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                         Title                     Date

   /s/ J.A. Cardwell, Sr.*     Director and President
                                (Principal Executive Officer)

_____________________________                               January 6, 2000
     J. A. Cardwell, Sr.

    /s/ David A. Appleby*      Vice President of Finance and
_____________________________   Treasurer (Principal        January 6, 2000
      David A. Appleby          Financial and Chief
                                Accounting Officer)

 /s/ James A. Cardwell, Jr.*   Director
_____________________________                               January 6, 2000
   James A. Cardwell, Jr.

     /s/ Larry J. Zine*        Director
_____________________________                               January 6, 2000
        Larry J. Zine

    /s/ Nancy B. Carlson*      Director
_____________________________                               January 6, 2000
      Nancy B. Carlson

     /s/ Kevin T. Weir*        Director
_____________________________                               January 6, 2000
        Kevin T. Weir

   /s/ Robert Grussing IV*     Director
_____________________________                               January 6, 2000
     Robert Grussing IV

     /s/ Martha P. Boyd*       Director
_____________________________                               January 6, 2000

       Martha P. Boyd
     /s/ Nancy C. Santana
*By:___________________________                             January 6, 2000
       Nancy C. Santana
       Attorney-in-Fact